      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 2002



                                                      REGISTRATION NO. 333-81584


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 2 TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                        MAJESTIC INVESTOR HOLDINGS, LLC
                        MAJESTIC INVESTOR CAPITAL CORP.

                  AND THE GUARANTORS NAMED IN THE TABLE BELOW

         (Exact names of Co-Registrants as Specified in their Charters)

              DELAWARE                               7900                              36-4468392
              DELAWARE                               7900                              36-4471622
  (State or Other Jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer Identification
   Incorporation or Organization)        Classification Code Numbers)                   Numbers)

                          ONE BUFFINGTON HARBOR DRIVE
                            GARY, INDIANA 46406-3000
                                 (219) 977-7777
              (Address, including zip code, and telephone number,
                    including area code, of Co-Registrants'
                          principal executive offices)

                                MICHAEL E. KELLY
                           EXECUTIVE VICE PRESIDENT,
                     CHIEF OPERATING AND FINANCIAL OFFICER
                        MAJESTIC INVESTOR HOLDINGS, LLC
                        MAJESTIC INVESTOR CAPITAL CORP.
                          ONE BUFFINGTON HARBOR DRIVE
                            GARY, INDIANA 46406-3000
                                 (219) 977-7823
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------
                                With a copy to:

                             MICHAEL D. LEVIN, ESQ.
                                LATHAM & WATKINS
                                5800 SEARS TOWER
                        233 S. WACKER DRIVE, SUITE 5800
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-7700
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
                             ---------------------

     THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              TABLE OF GUARANTORS


                                                                                              PRIMARY STANDARD
                                                        STATE OR OTHER JURISDICTION OF    INDUSTRIAL CLASSIFICATION
EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER    INCORPORATION OR ORGANIZATION            CODE NUMBER
----------------------------------------------------    ------------------------------    -------------------------
Barden Colorado Gaming, LLC                                       Colorado                          7900
Barden Mississippi Gaming, LLC                                   Mississippi                        7900
Barden Nevada Gaming, LLC                                          Nevada                           7900


                                                         I.R.S. EMPLOYER
EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER  IDENTIFICATION NUMBER
----------------------------------------------------  ---------------------
Barden Colorado Gaming, LLC                                91-2118674
Barden Mississippi Gaming, LLC                             62-1868783
Barden Nevada Gaming, LLC                                  88-0453840

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 7, 2002


PROSPECTUS

                        MAJESTIC INVESTOR HOLDINGS, LLC
                        MAJESTIC INVESTOR CAPITAL CORP.
                               OFFER TO EXCHANGE
                     11.653% SENIOR SECURED NOTES DUE 2007,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                          FOR ANY AND ALL OUTSTANDING

                     11.653% SENIOR SECURED NOTES DUE 2007


    We are offering to exchange all of our outstanding 11.653% Senior Secured Notes due 2007, which we refer to as the unregistered notes, for our registered 11.653% Senior Secured Notes due 2007, which we refer to as the registered notes. We refer to the unregistered notes and the registered notes collectively as the notes. We issued the unregistered notes on December 6, 2001. The terms of the registered notes are substantially identical to the terms of the unregistered notes in all material respects, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the unregistered notes.

PLEASE CONSIDER THE FOLLOWING:
    - Our offer to exchange the notes expires at 5:00 p.m. New York City time,
      on          , 2002, unless we extend the offer.
    - You should carefully review the procedures for tendering the unregistered notes beginning on page 58 of this prospectus. If you do not follow these procedures, we may not exchange your unregistered notes for registered notes.
    - If you fail to tender your unregistered notes, you will continue to hold unregistered notes and your ability to transfer them could be adversely affected.
    - No public market currently exists for the unregistered notes. We do not intend to list the registered notes on any securities exchange and, therefore, no active public market is anticipated.
    - You may withdraw tenders of unregistered notes at any time before the exchange offer expires.
    - The exchange of registered notes for unregistered notes will not be a taxable exchange for U.S. federal income tax purposes.
    - We will not receive any proceeds from the exchange offer.
    - We are not asking you for a proxy and you are requested not to send us a proxy.

INFORMATION ABOUT THE REGISTERED NOTES:
    - The notes will mature on November 30, 2007.
    - We will pay interest on the notes at a rate of 11.653% per year payable semi-annually on May 31 and November 30, beginning May 31, 2002.
    - The notes will rank senior to all of our existing and future subordinated indebtedness and equal in right of payment with all of our existing and future senior indebtedness.
    - Our restricted subsidiaries will guarantee the notes on a senior secured basis.
    - As security for the notes, we have pledged our equity interests and substantially all of our and the subsidiary guarantors' current and future assets. These equity interests and assets are also subject to a lien securing our credit facility, which is senior to the lien securing the notes.
    - We may redeem the notes on or after November 30, 2005, from time to time at a price that will decrease over time from 105.827% of the principal amount in 2005 to 100% of the principal amount in 2006, plus, in each case, accrued and unpaid interest. Prior to November 30, 2004, we may also apply a portion of the net proceeds from certain equity offerings to redeem up to 35% of the principal amount of the notes at 111.653% of their face amount, plus accrued and unpaid interest.
    - Following certain determinations by any gaming regulatory authority, you may be required to dispose of your notes and we may be required to redeem the notes.
    - If we experience a change of control, you will have the right to require us to purchase your notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest.
    - If we sell assets, we may have to use the proceeds to offer to purchase some of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest.


    FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS.


    NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, ANY STATE GAMING COMMISSION OR ANY OTHER GAMING AUTHORITY OR OTHER REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE NOTES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2002

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                             ---------------------

                               TABLE OF CONTENTS


Where You Can Find More Information.........................    ii
Incorporation of Certain Documents by Reference.............    ii
Industry and Market Data....................................   iii
Forward-Looking Statements..................................   iii
Prospectus Summary..........................................     1
Risk Factors................................................    16
The Majestic Entities.......................................    28
Use of Proceeds.............................................    29
Capitalization..............................................    29
Selected Financial Data.....................................    30
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    32
Quantitative and Qualitative Disclosure About Market Risk...    43
Business....................................................    44
Management..................................................    53
Summary Compensation Table..................................    54
Principal Owner.............................................    55
Certain Relationships and Related Transactions..............    56
Description of Credit Facility and Intercreditor
  Agreement.................................................    56
The Exchange Offer..........................................    57
Description of Registered Notes.............................    68
Material Agreements.........................................   102
Government Regulation and Licensing.........................   103
United States Federal Income Tax Considerations.............   118
Plan of Distribution........................................   123
Legal Matters...............................................   124
Experts.....................................................   124
Index to Unaudited Pro Forma Consolidated Financial
  Statement.................................................  PF-1
Index to Consolidated Financial Statements and Schedule.....  MF-1
Index to Historical Combined Financial Statements...........   F-1

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

     Upon the effectiveness of the registration statement, we will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We have agreed that, whether or not required to do so by the rules and regulations of the SEC (and within the time periods that are or would be prescribed thereby), for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our independent certified public accountants and (ii) all information that would be required to be contained in a filing with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the unregistered notes remain outstanding, we have agreed to make available, upon request, to any prospective purchaser or beneficial owner of the unregistered notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. Information also may be obtained from us at Majestic Investor Holdings, LLC, One Buffington Harbor Drive, Gary, Indiana 46406, Attention: Michael E. Kelly, telephone (219) 977-7823.

     The registration statement (including the exhibits and schedules thereto) and the periodic reports and other information that we file with the SEC may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of such material from the SEC by mail at prescribed rates. You should direct requests to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website (http://www.sec.gov) that contains such reports and other information filed by us.
                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents and reports filed by Majestic Investor Holdings or Majestic Investor Capital Corp. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the exchange offer to which this prospectus relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents and reports.

     All information contained in a document or report incorporated or deemed to be incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

     Majestic Investor Holdings will provide a copy of any and all such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein) without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request to us at Majestic Investor Holdings at One Buffington Harbor Drive, Gary, Indiana 46406,
Attention: Michael E. Kelly, telephone (219) 977-7823. To obtain timely delivery of information, we must receive your request no later than five (5) business days before the expiration date of the exchange offer.

                            INDUSTRY AND MARKET DATA

     Market data used throughout this prospectus, including information relating to our relative position in the casino and gaming industry, is based on our good faith estimates, which estimates we based upon our review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.
                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     Throughout this prospectus we make forward-looking statements. Forward-looking statements include the words "may," "will," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect" or "anticipate" and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking statements contained in this prospectus are generally located in the material set forth under the headings "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

     SPECIFIC FACTORS THAT MIGHT CAUSE ACTUAL RESULTS TO DIFFER FROM OUR EXPECTATIONS, MAY AFFECT OUR ABILITY TO PAY TIMELY AMOUNTS DUE UNDER THE NOTES OR MAY AFFECT THE VALUE OF THE NOTES, INCLUDE, BUT ARE NOT LIMITED TO:

     - the availability and adequacy of our cash flow to meet our requirements, including payment of amounts due under the notes;

     - economic, competitive, demographic, business and other conditions in our local and regional markets;

     - changes or developments in laws, regulations or taxes in the casino and gaming industry;

     - actions taken or omitted to be taken by third parties, including our customers, suppliers, competitors and members as well as legislative, regulatory, judicial and other governmental authorities;

     - competition in the gaming industry, including the availability and success of alternative gaming venues and other entertainment attractions;

     - a decline in the public acceptance of gaming;

     - changes in personnel or compensation, including federal minimum wage requirements;

     - our failure to obtain, delays in obtaining or the loss of any licenses, permits or approvals, including gaming and liquor licenses, or the limitation, conditioning, suspension or revocation of any such licenses, permits or approvals, or our failure to obtain an unconditional renewal of any such licenses, permits or approvals on a timely basis;

     - the loss of any of our casino facilities due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

     - other adverse conditions, such as adverse economic conditions, changes in general customer confidence or spending, increased transportation costs, travel concerns or weather-related factors, that may adversely affect the economy in general and/or the casino and gaming industry in particular;

     - our substantial indebtedness, debt service requirements and liquidity constraints;

     - risks related to the registered notes and to high-yield securities and gaming securities generally;

     - changes in our business strategy, capital improvements or development plans;

     - the availability of additional capital to support capital improvements and development;

     - factors relating to the current state of world affairs and any further acts of terrorism or any other destabilizing events in the United States or elsewhere; and

     - other factors discussed under "Risk Factors" or elsewhere in this prospectus.

     All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               PROSPECTUS SUMMARY

     This summary highlights information that we believe is especially important concerning our business and this exchange offer, and may not contain all of the information that may be important to you. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read this entire prospectus and should consider, among other things, the matters set forth under "Risk Factors" before making an investment decision. Majestic Investor Holdings, LLC will conduct its operations through its subsidiaries. In this prospectus, unless indicated otherwise, "Majestic," "the Company," "we," "us," and "our" refer to Majestic Investor Holdings, LLC and its wholly owned subsidiaries, Majestic Investor Capital Corp., Barden Mississippi Gaming, LLC, Barden Colorado Gaming, LLC and Barden Nevada Gaming, LLC, and the term "issuers" refers to Majestic Investor Holdings, LLC and Majestic Investor Capital Corp., collectively. The term "unregistered notes" refers to our outstanding 11.653% Senior Secured Notes due 2007 that we issued on December 6, 2001 and that have not been registered under the Securities Act. The term "registered notes" refers to the 11.653% Senior Secured Notes due 2007 offered pursuant to this prospectus. The term "notes" refers to the unregistered notes and the registered notes collectively.


     Slot machines and table counts, unless otherwise stated, are as of March 31, 2002. EBITDA is defined in note (2) to "Summary Financial and Operating Data."


                                  THE COMPANY


     Our operations consist of three casino properties formerly owned and operated by Fitzgeralds Gaming Corporation in Tunica, Mississippi, Black Hawk, Colorado and downtown Las Vegas, Nevada. We acquired these casino properties from Fitzgeralds Gaming Corporation and certain of its affiliates on December 6, 2001. Our properties collectively contain approximately 2,903 slot machines, 63 table games and 1,145 hotel rooms. Our properties are well established, each having been in operation for at least five years, and are located within significant gaming markets. We operate our properties under the Fitzgeralds name to continue to benefit from the strong name brand recognition we believe is enjoyed by Fitzgeralds.



     We are indirectly wholly owned subsidiaries of The Majestic Star Casino, LLC (the "Parent") and are indirectly wholly owned and controlled by Don H. Barden, our Chairman, President and Chief Executive Officer. Mr. Barden has an established track record of operating, developing and acquiring properties in the gaming industry and in other industries. Mr. Barden, through Parent, owns and operates the Majestic Star Casino, a gaming facility containing 1,445 slot machines and 52 table games in Gary, Indiana that serves the Chicago metropolitan area. We have no ownership interest in Parent or the Majestic Star Casino.

OUR PROPERTIES AND THEIR MARKETS

     The following table summarizes some key operating data of our properties and the performance of their respective gaming markets:


                                  FITZGERALDS            FITZGERALDS               FITZGERALDS
                                     TUNICA               BLACK HAWK                LAS VEGAS
                               ------------------     ------------------     ------------------------
                                                       (DOLLARS IN THOUSANDS)
PROPERTY DATA:
Date Opened..................  June 1994              May 1995               July 1980
Gaming Square Feet...........  36,000                 16,000                 42,000
Slot Machines(1).............  1,375                  594                    934
Table Games(1)...............  34                     6                      23
Hotel Rooms(1)...............  435 standard           --                     624 standard
                               72 suites                                     14 suites
Amenities(1).................  - 3 restaurants        - Restaurant           - 5 restaurants
                               - 2 bars               - Bar                  - 3 bars
                               - Ballroom                                    - Keno lounge
                               - Gift shop                                   - Sports book
                                                                             - Jewelry store
                                                                             - Car rental kiosk
                                                                             - Special events center
                                                                             - Gift shop
Parking(1)...................  411 covered            392 covered valet      335 covered
                               1,264 surface                                 41 surface
                               120 covered valet
Gaming Revenues(2)...........  $84,764                $38,622                $39,019
Growth Rate since 1998(3)....  11.14%                 2.85%                  2.26%
Operating Income (Loss)(2)...  $41,873                $7,366                 $(25,435)
Net Income (Loss)(2).........  $41,887                $7,340                 $(25,503)
Year-to-Date Growth
  Rate(4)....................  8.39%                  3.43%                  (6.92)%
Fair Share(5)................  86.36%                 125.10%                105.96%
MARKET DATA:
Market.......................  Tunica                 Black Hawk/            Downtown Las Vegas
                                                      Central City
Primary Population Center....  Memphis MSA            Denver MSA             Las Vegas MSA
MSA Population(6)............  1.1 million            2.1 million            1.6 million
Tourists(7)..................  26.8 million           Not available          35.0 million
Gaming Revenues(2)...........  $1,108,719             $553,908               $674,836
Growth Rate since 1998(3)....  4.31%                  13.60%                 (0.18)%
Year-to-Date Growth
  Rate(4)....................  4.27%                  12.30%                 (4.73)%


---------------


(1) As of March 31, 2002.



(2) For the period April 2, 2001 to December 6, 2001 and the period December 7, 2001 to March 31, 2002 for property data and for the twelve reporting months ended March 2002 for market data. The properties discontinued recording depreciation and amortization of their property and equipment and interest on the senior secured notes subsequent to the filing of the bankruptcy cases on December 5, 2000.

(3) Compounded annual growth rate of gaming revenues over the period from January 1, 1998 through March 31, 2002 for property data, and over the period from January 1998 through March 2002 for market data. See "Business -- Markets" for annual growth rates.



(4) Growth rate of gaming revenues for the three months ended March 31, 2002 for property data, and during the period from January 2002 through March 2002 for market data, in each case as compared to the comparable period in the prior year.



(5) This statistic generally reflects whether a property has captured its pro rata share (based on the property's gaming positions compared to all gaming positions in the market) of the gaming revenue in a market and is computed using the best available data, but it is not a precise measure. If the "Fair Share" number exceeds 100%, the property has more than its pro rata share of revenues in the market. If the "Fair Share" number is less than 100%, the property has less than its pro rata share of revenues. The "Fair Share" number equals property's market share of gaming revenues divided by property's market share of gaming positions for the period April 2, 2001 to December 6, 2001 and the period December 7, 2001 to March 31, 2002 for property data, and for the twelve reporting months ended March 2002 for market data. The number of gaming positions for a specified period is determined by averaging the number of gaming positions for each reporting month in such period. The number of gaming positions for a reporting month is equal to the sum of (i) the number of slot machines reported to the applicable gaming regulatory agency for such month and (ii) the product of six times the number of table games reported to the applicable gaming regulatory agency for such month.


(6) Based on U.S. Census data for 2000.


(7) For the year ended December 31, 2001. Based on data from the Mississippi Gaming Commission, in the case of Tunica, and the Las Vegas Convention and Visitors Bureau, in the case of Las Vegas.


OUR OPERATING STRATEGY

     The principal elements of our operating strategy include:


     Focus on Quality and Service at an Affordable Price. Our casinos provide a high-quality casino entertainment experience at an affordable price to attract middle income guests. We believe these middle income guests constitute the largest segment of potential gaming customers whom we can then identify, qualify and target for direct marketing activities. Our approach to business at our three properties focuses on guest service and includes:


     - trained hosts to personally assist guests;

     - friendly employees;

     - quality food, beverages and lodging (except for Black Hawk, which does not include a hotel) at a moderate price;

     - a mix of gaming machines tailored to our customers; and

     - personal attention through direct mail promotions, targeted incentives and the use of the Fitzgeralds Card as part of a frequent player recognition program.


This strategy was developed, in part, based on our experience in operating our Parent's casino (in which we have no ownership interest). As with any strategy, its success can only be measured by actual results. While we may not have correctly assessed the nature of our customers, or what they prefer, we believe that our approach to business creates a comfortable, familiar and friendly environment that promotes customer loyalty and satisfaction, enhances playing time, leads to a high rate of repeat business and is the basis for the further development of the Fitzgeralds gaming brand, which we believe is nationally recognized, and our reputation for quality and service at an affordable price.


     Capitalize on Fully Integrated Player Tracking and Extensive Guest Database. Direct marketing to our guests is a key component of our customer service. Each of our properties contains a fully integrated player tracking system that permits detailed player tracking at each individual property. The system uses the Fitzgeralds Card to track individual or combined play at slot machines, table games and keno, as well as food and beverage and hotel expenditures at each individual property. This fully integrated system allows us to identify players and their gaming preferences and practices and to develop a comprehensive customer database for marketing and guest services purposes. Our player tracking program allows us to target our marketing programs to categories of players, including through advertising programs, promotions, tournaments with substantial cash prizes, special group and tour packages and other events and incentives designed to promote customer loyalty and increase repeat business. Our tracking system also allows us to better tailor our pricing, promotions, gaming machine selection and other guest services to customer preferences. In the future, we intend to use the tracking system data to encourage customers of each individual property to patronize our other properties. We realize that the value of the tracking system is dependent on the quality of the data and our ability to use the information to generate revenue. We currently have over 670,000 active players in our database.



     Promote Nationally Recognized Gaming Brand. We believe the Fitzgeralds brand has developed into a nationally recognized gaming brand by using a consistent Irish Luck theme throughout the casinos, hotels, restaurants and bars at all of its properties. The Irish Luck theme allows us to capitalize on our belief that every casino guest wants to feel lucky. The Irish Luck theme incorporates various aspects of Irish folklore, such as leprechauns, horseshoes, four-leaf clovers, the Blarney Stone and a pot of gold at the end of a rainbow, as well as Irish music. We believe that this theme creates an exciting and comfortable environment together with a distinctive brand identity for customers. Although there can be no assurance that we will attract customers based on the Fitzgeralds gaming brand, we believe that Fitzgeralds customers have come to associate the Irish Luck theme and the associated trade dress and Fitzgeralds brand trademarks with strong guest services such as the personal attention and quality product and gaming experience that we seek to provide at each of our properties.



     Leverage Existing Majestic Star Customer Base. Parent has established the Club Majestic and Club Majestic Premier Slot Club to increase the frequency of visits by Parent's existing customers. This program enables Parent to maintain a comprehensive database of information on approximately 118,000 of its active gaming patrons, including their gaming levels, duration of play and preferences. Parent uses this information to create a comprehensive direct mail marketing program. Although we will be able to use this information and the marketing program to market our properties to existing customers of Parent, there can be no assurance that existing customers of Parent will become our customers.


     Capitalize on Market Growth Opportunities. We believe there are substantial future growth opportunities within each of the markets where our properties are located, including the following:


     - Fitzgeralds Tunica. A 168-acre, $20 million Tunica River Front Park is under development adjacent to our Fitzgeralds Tunica property. The park as currently planned will include a marina and boat dock along the Mississippi River (including space for sightseeing paddle wheel riverboats), a historic Mississippi River museum, nature trails, retail space, and parking. Construction began on the park in mid October 2001, and we expect the park to open in phases beginning in July 2002 through March 2003. Tunica County has assumed the full obligation to fund this project and will require no financial contribution from us. Fitzgeralds Tunica conveyed approximately 71 acres of the river park land to the County, and as consideration for the conveyance, the County granted Fitzgeralds Tunica a rent-free lease to use and further sublease the boat dock for 15 years from the date of substantial completion of the marina, as well as a perpetual easement allowing ingress and egress between the Fitzgeralds Tunica property and the boat dock. We have licensed our right to use the boat dock to a riverboat operator who will provide riverboat excursions along the Mississippi River from the marina and boat dock. In an effort to increase customer traffic in the Tunica area, Tunica County also is expanding its airport into a regional airport, with the first phase of expansion scheduled for completion in 2003 and the second phase scheduled for completion in 2005. Although there can be no assurance, we believe that both the Tunica River Front Park and the regional airport will attract new customers to our Tunica property.



     - Fitzgeralds Black Hawk. The Black Hawk/Central City market serves the rapidly growing Denver area, of which the population of the metropolitan statistical area grew 30.0% from 1990 to 2000. The compounded annual growth rate of gaming revenues for the Black Hawk/Central City market was

       13.60% for the period from January 1998 through March 2002. The market continues to experience rapid growth as gaming revenues for the three months ended March 2002 increased 12.30% over the comparable period in the prior year. We believe that the market has potential for future growth as well, in part due to a proposal to improve access to Black Hawk. The City of Black Hawk Development Authority is currently pursuing plans to expand the road leading to Black Hawk and construct a tunnel leading to the downtown gaming area from I-70, the major interstate highway from Denver. A referendum is expected to be held in May 2002 to approve the financing for the proposed tunnel. We cannot assure you that the financing for the proposed tunnel will be approved, or if the financing is approved, when or if the proposed tunnel will be built. Our Fitzgeralds Black Hawk property has available adjacent land for expansion if market conditions warrant and we are currently evaluating the possibility of such an expansion to better serve this growing market.



     - Fitzgeralds Las Vegas. The downtown Las Vegas area has long been the focus of continued efforts to increase tourist traffic, beginning with the Fremont Street Experience, an entertainment and retail promenade, which opened in December 1995. The most recent development is the approximately $100 million Neonopolis project, a 250,000 square foot retail and entertainment venue with a 14 screen movie theater that opened in May 2002. The project includes a $32 million, 600 space underground parking garage. This project is located at the east end of the Fremont Street Experience and across from our Fitzgeralds Las Vegas property. We believe that this project will attract more potential customers to downtown Las Vegas and shift the focus of traffic along the Fremont Street Experience towards our Fitzgeralds Las Vegas property. Additionally, a project has been proposed to visually enhance the Fremont Street Experience "Sound and Light Shows" by replacing the existing light display with flat panel display screens which have the capability to show televised and other multimedia events and programming, thereby dramatically enhancing the range of entertainment programming options.



     While we believe we have the ability to capitalize on these market growth opportunities, there can be no assurance that these opportunities will become available, and if they do, that we will be able to take advantage of them.


MAJESTIC INVESTOR CAPITAL CORP.

     Majestic Investor Capital Corp. is a wholly owned subsidiary of Majestic Investor Holdings, LLC, and was formed specifically to facilitate the offering of the notes. It does not have any material assets, obligations or operations.

                     SUMMARY OF THE TERMS OF EXCHANGE OFFER

SECURITIES TO BE EXCHANGED....   On December 6, 2001, we issued $152,632,000 in
                                 aggregate principal amount of unregistered notes in a transaction exempt from the registration requirements of the Securities
                                 Act. In connection with the initial sale of the unregistered notes, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer. The terms of the registered notes and the unregistered notes are substantially identical in all material respects, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the unregistered notes.
                                 See "Description of Registered Notes."

THE EXCHANGE OFFER............   We are offering to exchange $1,000 principal
                                 amount of our registered notes for each $1,000 principal amount of unregistered notes. As of the date of this prospectus, unregistered notes representing $152,632,000 in aggregate principal amount are outstanding.

                                 Based on interpretations by the staff of the SEC set forth in published no-action letters, we believe you may offer for resale, resell and otherwise freely transfer the registered notes without further registering those notes or delivering a prospectus to a buyer, unless you:

                                 - are our "affiliate" within the meaning of
                                   Rule 405 promulgated under the Securities
                                   Act;

                                 - are a broker-dealer who purchased
                                   unregistered notes directly from us for
                                   resale pursuant to Rule 144A or any other available exemption under the Securities Act;

                                 - are acquiring the registered notes in the
                                   exchange offer other than in the ordinary course of your business; or

                                 - have an arrangement or understanding with any
                                   person to engage in the distribution of the registered notes.

                                 However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances. Furthermore, you must acknowledge that (i) you are not affiliated with us, (ii) you are not engaged in, a distribution of registered notes, and (iii) you are not acquiring the registered notes in your ordinary course of business. If you are a broker-dealer that receives registered notes for your own account pursuant to the exchange offer, you must deliver a prospectus in connection with any resale of your registered notes.

                                 If you are a broker-dealer who acquired
                                 original notes directly from us or our
                                 affiliates, you may not rely on the SEC staff's interpretations discussed above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Such secondary resale transaction must be covered by an effective registration statement containing the required selling security holder information.

REGISTRATION RIGHTS
AGREEMENT.....................   We sold the unregistered notes to the initial
                                 purchaser on December 6, 2001. The initial purchaser resold the unregistered notes to qualified institutional buyers under Rule 144A under the Securities Act. In connection with the initial sale of the unregistered notes, we entered into a registration rights agreement requiring us to make the exchange offer. The registration rights agreement also requires us to use our best efforts:

                                 - to cause the registration statement with
                                   respect to the exchange offer to become
                                   effective under the Securities Act by April
                                   5, 2002; and

                                 - Complete the exchange offer no later than 30
                                   days after the SEC declares the registration statement with respect to the exchange offer effective.

                                 See "The Exchange Offer -- Purpose and Effect." If we do not do so, we will pay special additional interest on the unregistered notes at an initial per week rate of $0.05 per $1,000 principal amount for the first 90 days, and this amount will increase by an additional $0.05 per week for each subsequent 90 day period, to a maximum of $0.20 per week.

EXPIRATION DATE...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time,           , 2002, or a
                                 later date and time if we extend it.

WITHDRAWAL....................   You may withdraw the tender of your
                                 unregistered notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will return to you any of your unregistered notes that we do not accept for exchange for any reason, without expense to you, promptly after the exchange offer expires or terminates.

INTEREST ON THE REGISTERED
NOTES AND THE UNREGISTERED
NOTES.........................   The registered notes will bear interest at the
                                 rate of 11.653% per year beginning December 6, 2001. This interest will be payable semi-annually on each May 31 and November 30, with the first payment on May 31, 2002. We will not pay interest on the unregistered notes after we accept them for exchange. See
                                 "Description of Registered Notes."

NO MINIMUM CONDITION..........   We are not conditioning the exchange offer on
                                 the tender of any minimum principal amount of old notes.

CONDITIONS TO THE EXCHANGE
OFFER.........................   The exchange offer is subject to customary
                                 conditions, some of which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. For additional information, see "The Exchange
                                 Offer -- Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING
UNREGISTERED NOTES............   If you wish to accept the exchange offer and
                                 tender your unregistered notes, you must:

                                 - complete, sign and date the letter of
                                   transmittal, or a copy of the letter of
                                   transmittal, in accordance with the
                                   instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the unregistered notes and all other required documentation, to the exchange agent at the address set forth in this prospectus; or

                                 - arrange for The Depository Trust Company to
                                   transmit certain required information,
                                   including an agent's message forming part of a book-entry transfer in which you will agree to be bound by the letter of transmittal, to the Exchange Agent in connection with a book-entry transfer. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                   - the registered notes you receive pursuant
                                     to the exchange offer are being acquired in the ordinary course of your business;

                                   - you are not participating, do not intend to
                                     participate, and have no arrangement or
                                     understanding with any person to
                                     participate, in the distribution of the
                                     exchange notes issued to you in the
                                     exchange offer; and

                                   - you are not our "affiliate."

SHELF REGISTRATION............   Pursuant to the registration rights agreement
                                 if:

                                 - we are not permitted to consummate the
                                   exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

                                 - specified holders of unregistered notes
                                   notify us within 20 days after consummation of the exchange offer:

                                   - that they are prohibited by law or SEC
                                     policy from participating in the exchange offer;

                                   - that they may not resell the registered
                                     notes acquired by them in the exchange
                                     offer to the public without delivering a prospectus and that this prospectus is not appropriate or available for these resales; or

                                   - that they are broker-dealers and own
                                     unregistered notes acquired directly from us or one of our affiliates,

                                 we may be required to file a "shelf"
                                 registration statement for a continuous
                                 offering pursuant to Rule 415 under the
                                 Securities Act in respect of the unregistered notes.

ACCEPTANCE OF UNREGISTERED
NOTES AND DELIVERY OF
REGISTERED NOTES..............   Subject to the satisfaction or waiver of the
                                 conditions to the exchange offer, we will
                                 accept for exchange any and all unregistered
                                 notes which are properly tendered (and are not
                                 withdrawn) in the exchange offer prior to 5:00
                                 p.m., New York City time, on           , 2002.
                                 The registered notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. For additional information, see "The Exchange Offer -- Terms of the Exchange Offer."

SPECIAL PROCEDURE FOR
BENEFICIAL OWNERS.............   If you beneficially own unregistered notes that
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes in the exchange offer, you should promptly contact the person in whose name your outstanding unregistered notes are registered and instruct that person to tender your unregistered notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering and executing the letter of transmittal and delivering your unregistered notes, either arrange to have your unregistered notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
PROCEDURES....................   If you wish to tender your unregistered notes
                                 and time will not permit your required
                                 documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your unregistered notes according to the guaranteed delivery procedures described in "The Exchange Offer -- Procedures for Tendering Unregistered Notes."

EXCHANGE AGENT................   The Bank of New York is serving as exchange
                                 agent for the exchange offer.

USE OF PROCEEDS...............   We will not receive any proceeds from the
                                 issuance of the registered notes in the
                                 exchange offer. We will pay for our expenses incident to the exchange offer.

FEDERAL INCOME TAX
CONSIDERATIONS................   The exchange of unregistered notes for
                                 registered notes pursuant to the exchange offer will not constitute a taxable exchange for federal income tax purposes. Therefore, you will not have to pay federal income tax as a result of your participation in the exchange offer. For additional information, see "United
                                 States Federal Income Tax Considerations."

CONSEQUENCES OF FAILING TO
EXCHANGE YOUR UNREGISTERED
NOTES.........................   The exchange offer satisfies our obligations
                                 and your rights under the registration rights agreement. After the exchange offer is completed, you will not be entitled to any registration rights with respect to your unregistered notes.

                                 Therefore, if you do not exchange your
                                 unregistered notes, you will not be able to reoffer, resell or otherwise dispose of your unregistered notes unless:

                                 - you comply with the registration and
                                   prospectus delivery requirements of the
                                   Securities Act; or

                                 - you qualify for an exemption from the
                                   Securities Act registration requirements.


     Please review the information beginning on page 54 under the heading "The Exchange Offer" for more detailed information concerning the exchange offer.


                    SUMMARY OF THE TERMS OF REGISTERED NOTES

     The terms of the registered notes will be identical in all material respects to the terms of the unregistered notes, except that the registration rights and related liquidated damages provisions, and the transfer restrictions that apply to the unregistered notes do not apply to the registered notes. The registered notes will evidence the same debt as the unregistered notes. The registered notes and the unregistered notes will be governed by the same indenture.

     The following summary contains basic information about the registered notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the registered notes, please refer to the section of this prospectus entitled "Description of the Registered Notes." For purposes of the description of the notes included in this prospectus, references to the "Company," "Issuers," "us," "we" and "our" refer only to Majestic Investor Holdings, LLC and Majestic Investor Capital Corp., collectively, and do not include our subsidiaries or any other entities.

ISSUERS.......................   Majestic Investor Holdings, LLC and its wholly
                                 owned subsidiary, Majestic Investor Capital
                                 Corp.

REGISTERED NOTES OFFERED......   $152,632,000 million aggregate principal amount
                                 of 11.653% Senior Secured Notes due 2007.

MATURITY DATE.................   November 30, 2007.

INTEREST RATE.................   We will pay interest on the registered notes at
                                 an annual rate of 11.653%.

INTEREST PAYMENT DATES........   May 31 and November 30 of each year, beginning
                                 May 31, 2002.

SECURITY INTEREST.............   The registered notes will be secured by, among
                                 other things, a pledge or assignment of the assets of each of our casinos; all of our furniture, fixtures and equipment; the equity interests in Majestic Investor Holdings, LLC;
                                 the equity interests in the subsidiary
                                 guarantors; our rights to the service mark
                                 "Fitzgeralds" and any of our other intellectual property; and substantially all of our and the subsidiary guarantors' other assets, other than the excluded assets. The lien on the collateral securing our $15.0 million senior secured credit facility will be senior to the lien on the collateral securing the registered notes and the guarantees.

GUARANTEES....................   The registered notes will be unconditionally
                                 guaranteed on a senior secured basis by each of our restricted subsidiaries. The guarantees will rank senior in right of payment to all existing and future subordinated indebtedness of these restricted subsidiaries and equal in right of payment with all existing and future senior indebtedness of these restricted subsidiaries.

RANKING.......................   The registered notes will rank senior in right
                                 of payment to all of our existing and future subordinated indebtedness and equal in right of payment with all of our other existing and future senior indebtedness but, because of the security interests, will be effectively senior to all of our future unsecured senior indebtedness and unsecured trade credit.

OPTIONAL REDEMPTION...........   On or after November 30, 2005, we will have the
                                 right to redeem registered notes, from time to time, at the following redemption prices
                                 (expressed as percentages of the principal amount), plus accrued and unpaid interest, if redeemed during the 12-month period commencing
                                 November 30 of the year indicated below:

                                    FOR THE PERIOD                           PERCENTAGE
                                    --------------                           ----------
                                    2005...................................   105.827%
                                    2006 and thereafter....................   100.000%

                                 In addition, at any time on or prior to
                                 November 30, 2004, we may, at our option, apply part of the net proceeds from certain equity offerings to redeem up to 35% of the principal amount of the registered notes at 111.653% of their face amount, plus accrued and unpaid interest.

GAMING REDEMPTION.............   The registered notes will be subject to
                                 mandatory disposition and redemption
                                 requirements following certain determinations by any gaming regulatory authority.

CHANGE OF CONTROL OFFER.......   If we experience a change in control, the
                                 holders of the registered notes will have the right to require us to purchase their registered notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

ASSET SALE OFFER..............   If we sell assets, we may have to use the
                                 proceeds to offer to purchase some of the registered notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

CERTAIN INDENTURE
PROVISIONS....................   We will issue the registered notes under an
                                 indenture with The Bank of New York, as
                                 trustee. The indenture will contain covenants limiting our ability to, among other things:

                                 - incur more debt;

                                 - pay dividends or make other distributions;

                                 - redeem our equity interests;

                                 - make certain investments;

                                 - create liens;

                                 - enter into transactions with affiliates;

                                 - merge or consolidate; and

                                 - transfer or sell assets, including the equity
                                   interests of our subsidiaries.

                                 These covenants will be subject to a number of important exceptions.

FORM OF THE REGISTERED
NOTES.........................   The registered notes will be represented by a
                                 permanent global note in definitive, fully registered form. The global note will be registered in the name of a nominee of The
                                 Depository Trust Company and will be deposited with The Bank of New York, as custodian for The
                                 Depository Trust Company's nominee.

USE OF PROCEEDS...............   We will not receive any proceeds from the
                                 exchange offer. For a description of the use of proceeds from the offering of the unregistered notes, see "Use of Proceeds."

TRANSFER RESTRICTIONS; ABSENCE
OF A PUBLIC MARKET FOR THE
NOTES.........................   There has been no public market for the
                                 unregistered notes, and we do not anticipate that an active market for the registered notes will develop. We do not intend to apply to list the registered notes on any securities exchange or to include them in any automated quotation system. We cannot make any assurances regarding the liquidity of the market for the registered notes, your ability to sell your registered notes or the price at which you may sell your registered notes. See "Plan of Distribution."

                                  RISK FACTORS


     Before making an investment in the registered notes, you should carefully consider the information included in "Risk Factors" beginning on page 16, as well as all other information set forth in this prospectus.

                      SUMMARY FINANCIAL AND OPERATING DATA


     The following tables summarize, on a combined basis and by property, the historical financial data set forth in the section "Selected Financial Data" and provide certain pro forma financial and operating data giving effect to our acquisition of the Fitzgeralds casino properties on December 6, 2001. You should read this historical and pro forma data in conjunction with the sections of this prospectus entitled "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and the historical combined financial statements, the historical consolidated financial statements and the unaudited pro forma consolidated financial statement and the notes thereto included in this prospectus. The summary historical financial data for the years ended December 31, 1998, 1999 and 2000, presented below, have been derived from the audited combined financial statements for Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company for those periods. The summary historical financial data for the year ended December 31, 1997 has been derived from the unaudited combined financial statements for Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company for that period. The summary historical data for the year ended December 31, 2001 has been derived from the audited combined financial statements for Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company for the period from January 1, 2001 to December 6, 2001, and the audited consolidated financial statements for Majestic Investor Holdings, LLC for the period from inception (September 14, 2001) through December 31, 2001. The summary financial data at March 31, 2002 and for the quarter ended March 31, 2002, presented below, have been derived from the unaudited consolidated financial statements for Majestic Investor Holdings, LLC at March 31, 2002 and for the three months ended March 31, 2002. The summary financial data for the quarter ended April 1, 2001, presented below, has been derived from the unaudited combined financial statements for Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company for the quarter ended April 1, 2001. Results for the quarters ended April 1, 2001 and March 31, 2002 are not necessarily indicative of results for the full year. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements. All adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the interim combined financial statements, have been included.


                 SUMMARY COMBINED FINANCIAL AND OPERATING DATA


                                                                                         FOR THE QUARTER
                                                                                              ENDED
                                      FOR THE YEAR ENDED DECEMBER 31,                  --------------------
                         ---------------------------------------------------------     APRIL 1,   MARCH 31,
                           1997         1998       1999       2000         2001          2001       2002
                         --------     --------   --------   --------     ---------     --------   ---------
                                                       (DOLLARS IN THOUSANDS)
                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Net operating
  revenues.............  $149,261     $149,222   $152,776   $159,738     $ 168,180     $43,421     $43,313
Income from
  operations...........    14,677       10,543     11,723     15,396        25,249(5)    8,700       5,489
Net income (loss)......   (11,475)     (21,269)   (16,248)   (10,535)       24,088(5)    8,711         994
OTHER DATA:
Depreciation and
  amortization.........    10,320       11,052     11,726     11,688           836(5)       --       3,387
Capital expenditures...     3,014        6,047      4,715      9,336(6)      1,177         418       1,172
CASH FLOW DATA:
Operating activities...    10,008        7,803      8,773     12,131        (5,289)
Investing activities...   (28,701)(7)   (4,126)    (4,268)    (9,003)     (144,907)(4)
Financing activities...    17,164(7)    (3,875)    (2,976)      (454)      158,711(4)
PRO FORMA DATA:(1)
EBITDA(2)..............                                                     30,761
Ratio of EBITDA to cash interest expense(3).........................           1.7x
Ratio of total long-term debt (including current portion) to
EBITDA..............................................................           4.9x

                                                           AT DECEMBER 31,                         AT
                                         ----------------------------------------------------   MARCH 31,
                                           1997       1998       1999       2000       2001       2002
                                         --------   --------   --------   --------   --------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents..............  $  8,945   $  8,748   $ 10,278   $  2,840   $ 17,705   $ 17,325
Total assets...........................   168,341    162,025    157,033    147,320    183,429    182,851
Total long-term debt (including current
  portion).............................     4,558      3,326        719         --    151,997    147,461
Total stockholder's deficiency/member's
  equity...............................   (30,993)   (52,262)   (68,510)   (79,045)    12,532     13,339


---------------


(1) Gives effect to our acquisition of the Fitzgeralds casino properties as if it occurred on January 1, 2001. Pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Fitzgeralds acquisition had occurred as of January 1, 2001 nor is it necessarily indicative of our future operating results or financial position. The pro forma data should be read in conjunction with the unaudited pro forma consolidated financial statement and the notes thereto included elsewhere in this prospectus.



(2) EBITDA, pro forma for the Fitzgeralds acquisition, is defined as historical earnings before interest, taxes, depreciation and amortization, represented here as historical income from operations plus historical depreciation and amortization, adjusted (a) to exclude $10.5 million for certain non-recurring reorganization items related to the bankruptcy restructuring,
    (b) to exclude a $13.0 million write-down of assets, (c) to exclude $1.0 million of pre-opening costs, and (d) to include cost reductions, which we expect to realize as a result of the Fitzgeralds acquisition, of $1.2 million. For more detailed information on these items, see Notes to Unaudited Pro Forma Consolidated Financial Statement beginning on page PF-4. There can be no assurance that the expected cost reductions will occur.


    EBITDA is presented to enhance the understanding of our financial performance and our ability to service our indebtedness, including the registered notes. Although EBITDA is not necessarily a measure of our ability to fund our cash needs, we understand that it is used by certain investors as one measure of cash flow and to compare our performance with the performance of other companies that report EBITDA. EBITDA is not a measurement determined in accordance with generally accepted accounting principles ("GAAP"), is unaudited and should not be considered an alternative to, or more meaningful than, net income or income from operations, as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity. This definition of EBITDA may not be the same as that of similarly named measures used by other companies or the definition used in any of our debt agreements.


(3) Pro forma interest expense for the year ended December 31, 2001 is $17.8 million, which includes interest related to the registered notes and assumed capital lease obligations, and excludes $1.3 million related to the amortization of debt discount related to this offering. See Notes to Unaudited Pro Forma Consolidated Financial Statement beginning on page PF-4.



(4) Cash flows from investing activities reflects the acquisition of the Fitzgeralds properties on December 6, 2001. Cash flows from financing activities reflects the proceeds from the issuance of the unregistered notes.


(5) Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company discontinued recording depreciation and amortization of their property and equipment and interest on the senior secured notes subsequent to the filing of the bankruptcy cases on December 5, 2000.


(6) Includes $5.6 million for construction of the parking garage and additional surface parking at Fitzgeralds Mississippi, Inc.



(7) Activity reflects the purchase of the remaining 78% interest in 101 Main Street Limited Liability Company by Fitzgeralds Gaming Corporation on August 15, 1997.

                SUMMARY FINANCIAL AND OPERATING DATA BY PROPERTY


                                                                                                            FOR THE QUARTER
                                                                                                                 ENDED
                                                            FOR THE YEAR ENDED DECEMBER 31,               --------------------
                                                 -----------------------------------------------------    APRIL 1,   MARCH 31,
                                                   1997       1998       1999       2000        2001        2001       2002
                                                 --------   --------   --------   --------    --------    --------   ---------
                                                                                                              (UNAUDITED)
                                                                            (DOLLARS IN THOUSANDS)
NET OPERATING REVENUES
Fitzgeralds Tunica.............................  $ 68,734   $ 64,012   $ 69,582   $ 75,062    $ 82,080    $21,236     $22,250
Fitzgeralds Black Hawk.........................    33,987     34,223     32,284     32,537      33,584      7,875       8,005
Fitzgeralds Las Vegas..........................    46,540     50,987     50,910     52,139      52,516     14,309      13,058
                                                 --------   --------   --------   --------    --------    -------     -------
  Total........................................  $149,261   $149,222   $152,776   $159,738    $168,180    $43,420     $43,313
                                                 ========   ========   ========   ========    ========    =======     =======
INCOME (LOSS) FROM OPERATIONS
Fitzgeralds Tunica.............................  $  6,013   $  2,063   $  5,321   $  9,018    $ 42,687    $ 5,442     $ 4,628
Fitzgeralds Black Hawk.........................     9,208      9,074      7,517      6,385       7,701      1,594       1,259
Fitzgeralds Las Vegas..........................      (544)      (594)    (1,115)        (7)    (24,011)     1,664         240
                                                 --------   --------   --------   --------    --------    -------     -------
  Total........................................  $ 14,677   $ 10,543   $ 11,723   $ 15,396    $ 26,377(3) $ 8,700     $ 6,127
                                                 ========   ========   ========   ========    ========    =======     =======
NET INCOME (LOSS)
Fitzgeralds Tunica.............................  $ (4,692)  $(10,355)  $ (7,399)  $ (2,803)   $ 42,685    $ 5,440     $ 4,642
Fitzgeralds Black Hawk.........................     2,205        (81)       194       (384)      7,670      1,592       1,262
Fitzgeralds Las Vegas..........................    (8,988)   (10,833)    (9,043)    (7,348)    (24,060)     1,679         236
                                                 --------   --------   --------   --------    --------    -------     -------
  Total........................................  $(11,475)  $(21,269)  $(16,248)  $(10,535)   $ 26,295(3) $ 8,711     $ 6,140
                                                 ========   ========   ========   ========    ========    =======     =======
DEPRECIATION AND AMORTIZATION
Fitzgeralds Tunica.............................  $  5,731   $  5,987   $  6,231   $  6,235    $    485    $    --     $ 1,780
Fitzgeralds Black Hawk.........................     1,440      1,789      1,786      1,755         100         --         364
Fitzgeralds Las Vegas..........................     3,149      3,276      3,709      3,698         167         --         617
                                                 --------   --------   --------   --------    --------    -------     -------
  Total........................................  $ 10,320   $ 11,052   $ 11,726   $ 11,688    $    752(3) $    --     $ 2,761
                                                 ========   ========   ========   ========    ========    =======     =======
CAPITAL EXPENDITURES
Fitzgeralds Tunica.............................  $    928   $  2,903   $  2,393   $  6,199(1) $    727    $   247     $   513
Fitzgeralds Black Hawk.........................       265      1,312        687      1,518         178         59         104
Fitzgeralds Las Vegas..........................     1,821      1,832      1,635      1,619         272        112         555
                                                 --------   --------   --------   --------    --------                -------
  Total........................................  $  3,014   $  6,047   $  4,715   $  9,336    $  1,177                $ 1,172
                                                 ========   ========   ========   ========    ========                =======
PRO FORMA EBITDA(2)
Fitzgeralds Tunica.............................                                               $ 19,176
Fitzgeralds Black Hawk.........................                                                  8,504
Fitzgeralds Las Vegas..........................                                                  2,073
                                                                                              --------
  Total........................................                                               $ 29,753
                                                                                              ========


---------------


(1) Includes $5.6 million for construction of the parking garage and additional surface parking.



(2) Gives effect to the Fitzgeralds acquisition as if it occurred on January 1, 2001. Pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Fitzgeralds acquisition had occurred as of January 1, 2001, nor is it necessarily indicative of our future operating results or financial position. The pro forma data should be read in conjunction with the unaudited pro forma consolidated financial statement and the notes thereto included elsewhere in this prospectus.



    EBITDA, pro forma for the Fitzgeralds acquisition, is defined as historical earnings before interest, taxes, depreciation and amortization, represented here as historical income (loss) from operations plus historical depreciation and amortization, adjusted (a) to exclude, for the three properties on a combined basis, an aggregate of $10.5 million for certain non-recurring reorganization items related to the bankruptcy restructuring,
    (b) to exclude a $13.0 million write-down of assets, and (c) to include cost reductions, which we expect to realize as a result of the Fitzgeralds acquisition, of $1.2 million, for the three properties on a combined basis. For more detailed information on these items, see Notes to Unaudited Pro Forma Consolidated Financial Statement beginning on page PF-4. There can be no assurance that the expected cost reductions will occur.


    EBITDA is presented to enhance the understanding of our financial performance and our ability to service our indebtedness, including the registered notes. Although EBITDA is not necessarily a measure of our ability to fund our cash needs, we understand that it is used by certain investors as one measure of cash flow and to compare our performance with the performance of other companies that report EBITDA. EBITDA is not a measurement determined in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income or income from operations, as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity. This definition of EBITDA may not be the same as that of similarly named measures used by other companies or the definition used in any of our debt agreements.


(3) Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company discontinued recording depreciation and amortization of their property and equipment and interest on the senior secured notes subsequent to the filing of the bankruptcy cases on December 5, 2000.


                                    GENERAL

     Our executive offices are located at One Buffington Harbor Drive, Gary, Indiana 46406, and our telephone number is (219) 977-7823. Our World Wide Web site address is http://www.majesticstar.com. The information in our website is not part of this prospectus. Additionally, none of the information contained in the website of Fitzgeralds Gaming Corporation, located at http://www.fitzgeralds.com, or any of the related sites for its properties, is part of this prospectus.

                                  RISK FACTORS

     Our business, operations and financial condition are subject to various risks. Some of these risks are described below and under "Forward-Looking Statements," and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to participate in the exchange offer proposed in this prospectus. This section does not describe all risks applicable to us or our industry, and it is intended only as a summary of certain material factors.

RISKS RELATED TO OUR SUBSTANTIAL DEBT

  OUR SIGNIFICANT INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES AND OUR OTHER OUTSTANDING INDEBTEDNESS.


     We have now and, after the exchange offer, will continue to have a significant amount of debt. We currently have outstanding $152.6 million of long-term debt represented by the unregistered notes. We also have a $15.0 million senior credit facility, under which $1.7 million is currently outstanding. In addition, the indenture governing the notes will permit us to incur additional debt in certain circumstances, including to finance the purchase of furniture and equipment.


     Our high level of debt could have important consequences to you and significant effects on our business. For example, it could, among other things:

     - make it more difficult for us to satisfy our obligations with respect to the notes and our other outstanding indebtedness;

     - increase our vulnerability to adverse economic and industry conditions or a downturn in our business;

     - limit our ability to fund a required regulatory redemption or a change of control offer;

     - result in an event of default if we fail to comply with the financial and other restrictive covenants contained in the indenture or our credit facility , which event of default could result in all of our indebtedness becoming immediately due and payable and would permit some or all of our lenders to foreclose on our assets securing such indebtedness;

     - limit our ability to fund or obtain additional financing for future working capital, capital expenditures and other general financial requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development projects, acquisitions and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and industry; and

     - place us at a competitive disadvantage compared to our competitors that have less debt.

     The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes. For more information on the terms of the registered notes, see the discussion under the section entitled "Description of Registered Notes."

  WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO SERVICE OUR DEBT.


     We might not be able to generate sufficient cash flow to service our debt, to repay the notes when due or to meet unanticipated capital needs or shortfalls in our projections. We plan to be able to service our debt and repay the notes when due with cash from operations. Our debt-to-equity ratio as of December 31, 2001 is 12.1x, our ratio of total long-term debt to pro forma EBITDA is 4.9x, our ratio of pro forma EBITDA to cash interest expense is 1.7x and our pro forma ratio of earnings to fixed charges would have been approximately 1.0x. For the ratio of earnings to fixed charges, "earnings" are defined as earnings before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness, imputed interest on capital lease obligations and the portion of rent expense deemed to represent interest. Based on the combined historical financial statements for the period January 1, 2001 to December 31, 2001, earnings were insufficient to cover fixed charges by $1,771,075. However, this shortfall in earnings does not give effect to the revised cost structure implemented by us following the acquisition.


     Our ability to generate sufficient cash flow to satisfy our obligations will depend on the future performance of our gaming operations, which is subject to many economic, political, competitive, regulatory and other factors that we are not able to control. However, if cash flows from operations are not sufficient to satisfy our obligations, we may need to seek additional financing in the debt or equity markets, refinance the notes, sell selected assets or reduce or delay planned activities and capital expenditures. Any such financings or sale of assets might not be available on economically favorable terms, if at all. In the event that we are left without sufficient liquidity to meet our debt service requirements, an event of default would occur under the indenture and our credit facility.

RISKS RELATED TO THE NOTES

  YOUR FAILURE TO TENDER YOUR UNREGISTERED NOTES IN THE EXCHANGE OFFER COULD LIMIT THE TRADING MARKET AND TRADING VALUE OF YOUR UNREGISTERED NOTES.

     We will only issue registered notes in exchange for unregistered notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the unregistered notes. If you do not tender your unregistered notes or if we do not accept your unregistered notes because you did not tender your unregistered notes properly, then, after we consummate the exchange offer, you may continue to hold unregistered notes that are subject to the existing transfer restrictions. In addition, if you tender your unregistered notes for the purpose of participating in a distribution of the registered notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for unregistered notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those registered notes.

     The trading market for unregistered notes that are not exchanged in the exchange offer could be adversely affected due to the limited amount, or "float," of the unregistered notes that are expected to remain outstanding following the exchange offer. Generally, a lower "float" of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. For the same reason, to the extent that a large amount of unregistered notes are not exchanged in the exchange offer, the trading market for the unregistered notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

  YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO PAYMENTS UNDER OUR CREDIT FACILITY AND ANY EQUIPMENT FINANCING TO THE EXTENT OF THE COLLATERAL SECURING THIS OTHER DEBT. THE PROCEEDS FROM THE COLLATERAL SECURING THE NOTES MAY NOT BE SUFFICIENT TO PAY ALL AMOUNTS OWED UNDER THE REGISTERED NOTES IF AN EVENT OF DEFAULT OCCURS, EVEN IF THE FAIR MARKET VALUE OF THE COLLATERAL WOULD OTHERWISE BE SUFFICIENT TO PAY THE AMOUNTS OWED UNDER THE NOTES.

     The notes and guarantees will be effectively subordinated to (a) up to $15.0 million principal amount of indebtedness that may be incurred under our credit facility, pursuant to the intercreditor agreement described below, and
(b) any future equipment financing and purchase money debt, in each case to the extent of the assets securing that indebtedness. As a result, upon any distribution to our creditors or the creditors of any subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, our lenders under our credit facility, our equipment financing and our purchase money indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, or the sale of the equipment subject to such equipment financing, before any payment is made to you from such proceeds. Consequently, it is unlikely that the liquidation of the collateral securing the notes would produce proceeds in an amount sufficient to pay the principal of, or premium, if any, and accrued interest and liquidated damages, if any, on the notes after also satisfying the obligations to pay any other senior secured creditors, even if the fair market value of the collateral would otherwise be sufficient to pay the amounts owed under the notes. The market value of the collateral will also impact our ability to make payments due on the notes, as described above. There can be no assurance that the fair market value of the collateral securing the notes would be sufficient to pay the amounts due under the notes, even absent our credit facility and any equipment financing. An event of default under or acceleration of our other senior secured debt also may prohibit us and the subsidiary guarantors from paying the notes or the guarantees.

     The trustee under the indenture and the lenders under our credit facility have entered into an intercreditor agreement to govern the relationships among them and their obligations and rights. Financing by multiple lenders with security interests in common collateral may result in increased complexity and lack of flexibility in a debt restructuring or other work-out arrangements relating to us. Furthermore, under the intercreditor agreement, the trustee's remedies in the event of a default will be limited. Under the intercreditor agreement, if the notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have indebtedness outstanding under our credit facility, the trustee will not have the right to foreclose upon the collateral unless and until the lenders under our credit facility fail to take steps to exercise remedies with respect to or in connection with the collateral within 180 days following notice to such lenders of the occurrence of an event of default under the indenture. In addition, the intercreditor agreement will prevent the trustee and the holders of the notes from pursuing remedies with respect to the collateral in an insolvency proceeding. The intercreditor agreement also provides that the net proceeds from the sale of collateral will first be applied to repay indebtedness outstanding under our credit facility and thereafter to the holders of the notes.

  GAMING LAWS, OTHER REGULATIONS AND LESSOR GROUND LEASE ISSUES MAY DELAY OR OTHERWISE IMPEDE THE TRUSTEE'S ABILITY TO FORECLOSE ON THE COLLATERAL.

     The licensing process and the terms of certain ground leases, along with other foreclosure and sale laws, could substantially delay or prevent the ability of the trustee or any noteholder to obtain the benefit of any collateral securing the registered notes, and may adversely affect the sales price for such collateral and may reduce the number of potential bidders. See "Government Regulation and Licensing." The trustee's ability to foreclose on a number of the assets in which we will grant security interests will be subject to (i) the prior approval of gaming authorities and the senior lender under our credit facility and (ii) the terms of certain ground leases. The notes and the guarantees will be secured by substantially all of our and the subsidiary guarantors' current and future assets (including the equity interests of our gaming licensee subsidiaries), other than the excluded assets. Approval of gaming regulatory authorities is required before any person may foreclose on, take possession of or dispose of certain of such assets. In the event we fail to pay the notes or otherwise default under the indenture, before the trustee or the holders of the notes can foreclose or take possession of the assets or exercise certain other rights, they may need to become licensed under the local state gaming laws and the regulations promulgated thereunder. See "Risks Related to Our Business -- Extensive government regulation continuously impacts our operations." Further, the Merchant Marine Act of 1936 imposes additional restrictions and limitations on the ability of non-U.S. citizens to foreclose on the barges at Fitzgeralds Tunica. Such restrictions and limitations may adversely affect the trustee's ability to foreclose on such collateral if you or any other holder of our notes is not a U.S. citizen.

     In addition, a significant portion of our Las Vegas real property is not owned in fee title, but is leased by us under four ground leases, under which our gaming licensee subsidiary is the lessee. Due to restrictions contained in two of the ground leases, we are only able to grant security interests in two of the four leasehold interests. The two leasehold interests in which we have not granted a security interest are among the excluded assets for the Las Vegas real property. However, the trustee will receive a pledge of the equity interests in our gaming licensee subsidiary which is the tenant under all the ground leases. Although there can be no assurances, a foreclosure of such equity interests by the trustee should result in the noteholders controlling the leasehold interests.

     With respect to the two excluded leasehold interests, there is an absence of provisions characteristic of financeable ground leases, including requirements that the lessors thereunder provide notices of default to the trustee, grant independent cure rights to the trustee, or otherwise reinstate such ground leases in favor of the trustee or the note holders upon a termination of the ground lease. In the absence of these provisions, we have agreed to take certain actions, as described below, to attempt to provide the trustee and the noteholders with some protections under these leases; however, there can be no assurances as to the effectiveness or sufficiency of these limited protections. One of the excluded ground leases gives the tenant the right to amend the notice provisions and provides for a thirty (30) day cure period for tenant defaults. With respect to this ground lease, we have agreed to amend the notice provision to require the landlord to copy the trustee on all notices. Although such notice, together with the thirty (30) day cure period for tenant defaults could provide the trustee or the note holders with time to cure any default under such ground lease there can be no assurances that any default can be remedied within such cure period. The other excluded ground lease does not provide for any amendment to the notice provisions (although we have agreed to send a notice to such landlord requesting that any notices be copied to the trustee) and has no cure period. There can be no assurance that the landlord thereunder will provide such notices to the trustee, and, even if such notice is provided to the trustee, that the default could be remedied since there is no cure period.

  WE ARE A HOLDING COMPANY AND THEREFORE OUR ABILITY TO MAKE PAYMENTS ON THE NOTES AND SERVICE OUR OTHER DEBT DEPENDS ON CASH FLOW FROM OUR SUBSIDIARIES.

     We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Consequently, we will depend on distributions or other intercompany transfers of funds from our subsidiaries to make payments on the notes and service our other debt. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

     - their earnings;

     - covenants contained in our debt agreements (including our credit facility and the registered notes) and the debt agreements of our subsidiaries;

     - covenants contained in other agreements to which we or our subsidiaries are or may become subject;

     - business and tax considerations; and

     - applicable law, including regulations of gaming authorities and state laws regulating the payment of dividends and distributions.

     We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay principal and interest, and any other amounts, on the notes when due.

  A COURT COULD VOID OUR SUBSIDIARIES' GUARANTEES OF THE NOTES UNDER FRAUDULENT TRANSFER LAW.

     Our restricted subsidiaries will guarantee the notes, and each guarantor will grant a security interest in certain of its assets to secure its guarantee. Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, under certain circumstances a court could avoid (i.e., cancel) a guarantee and order the return of any payments made thereunder to the guarantor or to a fund for the benefit of its other creditors.

     A court might take these actions if it found, among other things, that when the guarantor incurred the indebtedness evidenced by its guarantee, (i) it received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and (ii) that any one of the following conditions was satisfied:

     - the guarantor was insolvent or rendered insolvent by reason of such incurrence;

     - the guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - the guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

     In applying the above factors, a court would likely find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the registered notes' issuance or from the Fitzgeralds acquisition. The determination of whether a subsidiary was or was rendered "insolvent" when it entered into its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

     If a court avoided a subsidiary's guarantee, you would no longer have a claim against that subsidiary. We cannot assure you that the assets of the other subsidiary guarantors would be sufficient to pay amounts then due under the notes.

  THE INDENTURE GOVERNING THE NOTES AND OUR CREDIT FACILITY CONTAIN COVENANTS THAT SIGNIFICANTLY RESTRICT OUR OPERATIONS.

     The indenture governing the notes, our credit facility and any other future debt agreement does and will contain numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. These covenants will place restrictions on our ability and the ability of our subsidiaries to, among other things:

     - incur more debt;

     - pay dividends, redeem or repurchase our stock or make other distributions;

     - make acquisitions or investments;

     - use assets as security in other transactions;

     - enter into transactions with affiliates;

     - merge or consolidate with others;

     - dispose of assets or use asset sale proceeds;

     - create liens on our assets; and

     - extend credit.

     The credit facility also requires us to meet a number of financial ratios and tests. Our ability to meet these ratios and tests and to comply with other provisions governing our indebtedness may be adversely affected by our operations and by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default under the notes.

  WE MAY BE UNABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Upon the occurrence of specific change of control events, we will be required to offer to repurchase your notes at 101% of their principal amount, plus accrued interest. The lenders under our credit facility will have a similar right to be repaid upon a change on control. Any of our future debt agreements also may contain a similar provision. Our ability to pay cash to the holders of the notes in connection with such repurchase will be limited by our then existing financial resources. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes. The terms of our credit facility also limit our ability to purchase your notes until all debt under our credit facility is paid in full. Any of our future debt agreements may contain similar restrictions. Accordingly, it is possible that restrictions in our credit facility will not allow such repurchases. If we fail to repurchase any notes submitted in a change of control offer, it would constitute an event of default under the indenture which would, in turn, constitute an event of default under our credit facility and could constitute an event of default under our other indebtedness, even if the change in control itself would not cause a default.

  THERE IS CURRENTLY NO PUBLIC MARKET FOR THE REGISTERED NOTES, AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THESE REGISTERED NOTES.

     We are offering the registered notes to the holders of the unregistered notes. The unregistered notes were sold on December 6, 2001 and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market. To the extent that unregistered notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted unregistered notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your unregistered notes.

     The registered notes are a new issue of securities, and there is no existing market for the registered notes. An active market may not develop for the registered notes, and there can be no assurance as to the liquidity of any market that may develop for the registered notes. If an active market does not develop, the market price and liquidity of the registered notes may be adversely affected. If any of the registered notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the registered notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for high-yield debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. In addition, securities of gaming companies historically have been more volatile than securities of other companies. The market for the registered notes may be subject to such disruptions, and there can be no assurance that the registered notes will not be subject to such volatility, either of which could have an adverse effect on the price and liquidity of the registered notes. We do not intend to apply for listing of the registered notes on any securities exchange or for quotation of the registered notes in any automated dealer quotation system.

  THE NOTES WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT. AS A RESULT, YOU WILL GENERALLY BE REQUIRED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES TO INCLUDE IN GROSS INCOME ACCRUED ORIGINAL ISSUE DISCOUNT ON THE NOTES BEFORE THE RECEIPT OF A CASH PAYMENT ON ACCOUNT THEREOF, AND IN THE EVENT OF A BANKRUPTCY OF THE COMPANY, A NOTE HOLDER'S CLAIM WOULD NOT INCLUDE ANY UNAMORTIZED ORIGINAL DISCOUNT.

     Original issue discount (the difference between the notes' stated redemption price at maturity and their issue price) will accrue from the issue date of the notes, and purchasers of the notes generally will be required to include such amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. See "United States Federal Income Tax Considerations."

     If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the notes, the claim of a holder of the notes may be limited to an amount equal to the sum of (1) the notes' issue price, (2) accrued and unpaid interest thereon through the date of the bankruptcy filing, and (3) that portion of the original issue discount deemed to have accrued from the issue date through the date of the bankruptcy filing. Any original issue discount deemed not to have accrued as of the date of any such bankruptcy filing would constitute "unmatured interest" and would not be allowed under the Bankruptcy Code. Accordingly, the holder's claim would likely be less than the notes' stated redemption price at maturity.

RISKS RELATED TO OUR BUSINESS

  WE MAY FACE DISRUPTION IN MANAGING THE THREE FITZGERALDS CASINO PROPERTIES OR IN PURSUING ANY EXPANSION OF THOSE PROPERTIES, AND WE MAY NOT REALIZE ANY OF THE ANTICIPATED BENEFITS OF THE ACQUISITION.

     We acquired the three Fitzgeralds Casino properties, which constitute all of our current operations, from Fitzgeralds Gaming Corporation and certain of its affiliates on December 6, 2001. We cannot assure you that we will be able to integrate or manage the Fitzgeralds properties effectively or realize any of the anticipated benefits of the acquisition, including expected cost reductions. Our ability to integrate the three Fitzgeralds casino properties, to realize the expected cost reductions and to achieve our objectives in connection with the

Fitzgeralds acquisition is highly dependent on, among other things, our ability to maintain effective senior management teams at Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas. We plan to maintain such management through retention of certain current executives, relocation of certain Majestic executives to the Fitzgeralds properties and the attraction of new executives. If, for any reason, these executives do not continue to be active in management after the acquisition, or we fail to attract capable new executives, our operations after consummation of the Fitzgeralds acquisition could be materially adversely affected.

     In addition, we may pursue expansion and acquisition opportunities in the future and would face significant challenges not only in managing and integrating the combined operations, but also in managing our expansion projects and any other gaming operations that we might acquire in the future. Management of such new projects will require that we increase our managerial resources. If we fail to manage our growth effectively, it could materially adversely affect our operating results.

     Although we believe there are substantial future growth opportunities within each of the markets where our properties are located, including without limitation the growth opportunities described under "Prospectus Summary -- Our Operating Strategy -- Capitalize on Market Growth Opportunities," we cannot assure you that such growth will take place, or that we will be able to capitalize on such growth opportunities.

  WE FACE SIGNIFICANT COMPETITION IN EACH MARKET WHERE WE OPERATE.

     We face intense competition in each of the markets in which our gaming facilities are located. Many of our competitors have significantly greater name recognition and financial, marketing and other resources than we do. Our properties compete principally with other gaming properties in or near California, Nevada, Mississippi and Colorado. In some of these jurisdictions, competition is expected to intensify as new gaming operations enter these markets and existing competitors consolidate with one another or expand or enhance their operations. Our Black Hawk property will face additional competition from the new Black Hawk Casino by Hyatt, which opened on December 19, 2001. At this time we are unable to determine what impact this casino will have on our operations. In addition to these regional competitors, we compete with gaming facilities nationwide, including casinos located on Indian reservations and other land-based casinos in Nevada and Atlantic City, as well as elsewhere, not only for customers but also for employees and potential future gaming sites. We also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, Internet gaming, on- and off-track wagering and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States also has increased competition faced by us and will continue to do so in the future. Additionally, if gaming were legalized in jurisdictions near our properties where gaming currently is not permitted, we would face additional competition.

     Increased competition may require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties, including updating slot machines to reflect changing technology, refurbishing rooms and public service areas periodically, replacing obsolete equipment on an ongoing basis and making other expenditures to increase the attractiveness and add to the appeal of our properties. Because we are highly leveraged, after satisfying our obligations under our outstanding indebtedness, there can be no assurance that we will have sufficient funds to undertake these expenditures or that we will be able to obtain sufficient financing to fund such expenditures. If we are unable to make such expenditures, our competitive position and our results of operations could be materially adversely affected.

  EXTENSIVE GOVERNMENT REGULATION CONTINUOUSLY IMPACTS OUR OPERATIONS.

     The ownership, management and operation of gaming facilities is subject to extensive laws, regulations and ordinances which are administered by various federal, state and local government entities and agencies. The gaming authorities located in the jurisdictions in which we operate have broad authority and discretion to require us and our officers, directors, managers, members, employees and certain security holders to obtain various licenses, registrations, permits, findings of suitability and other approvals. To enforce applicable gaming regulations, gaming authorities may, among other things, limit, suspend or revoke the licenses of any gaming entity or individual, and may levy fines or forfeiture of assets against us or individuals for violations of gaming laws or regulations. Any of these actions would have a material adverse effect on us. See "Government Regulation and Licensing."

     Government regulations require us to:

     - pay gaming fees and taxes in each state where we operate a casino;

     - obtain a gaming license in each state where we operate a casino, which we must have renewed periodically and which may be suspended or revoked if we do not meet detailed regulatory requirements;

     - receive and maintain federal and state environmental approvals; and

     - receive and maintain local licenses to sell alcoholic beverages in our casinos.

     No assurances can be given that any new gaming licenses, liquor licenses, registrations, findings of suitability, permits and approvals, particularly those related to any proposed expansion, will be given or that existing ones will be renewed when they expire. We know of no reason why our existing gaming licenses would not be renewed or maintained, or why new licenses would not be granted to us; however, any failure to renew or maintain our licenses or receive new licenses when necessary would have a material adverse effect on us.

     The compliance costs associated with these laws, regulations and licenses are significant. A change in the laws, regulations and licenses applicable to our business or a violation of any current or future laws or regulations or our gaming licenses could require us to make material expenditures or could otherwise materially adversely affect our business or financial results.

  LOCAL REFERENDA ON GAMING MAY RESTRICT OR ADVERSELY IMPACT OUR OPERATIONS.

     In some of the jurisdictions in which we currently operate or from which we attract customers, or in which we may expand, gaming is subject to local referenda. If the results of a referendum held in a jurisdiction in which we operate were to restrict gaming in whole or in part or if the results of a referendum in a nearby non-gaming jurisdiction were to permit gaming, our results of operations could be negatively impacted.

     For example, in three separate instances in Mississippi, referenda were proposed which, if approved, would have amended the Mississippi Constitution to ban gaming in Mississippi and would have required all currently legal gaming entities to cease operations within two years of the ban. All three of the proposed referenda have been ruled illegal by Mississippi courts because, among other reasons, each of the proposed referenda failed to include required information regarding the anticipated effect of such a ban on government revenues. It is likely at some point that a revised initiative will be filed which will adequately address the issues regarding the effect on government revenues of a prohibition of gaming in Mississippi. While we are unable to predict whether such a referendum will appear on a future ballot or the likelihood of the passage of such a referendum, if such a referendum were passed and gaming were prohibited in Mississippi, it would have a material adverse effect on us and our Mississippi gaming operations. See "Government Regulation and Licensing." In addition, the Arkansas Attorney General certified for the November 2000 general election ballot at least three ballot initiatives, including a proposed constitutional amendment, that would have permitted casino gambling in Arkansas. Although none of the initiatives was approved in the November 2000 election, there can be no assurance that similar initiatives will not be proposed in the future. Our Tunica property, in particular, could be negatively impacted by the existence of casino gambling in Arkansas. See "-- We face significant competition in each market where we operate."

     In Colorado, the legislation establishing the Colorado Division of Gaming is scheduled to be repealed effective July 1, 2003, unless continued by act of the Colorado General Assembly. This is a "sunset" provision common in assessing the continuing necessity for the existence of administrative agencies within Colorado. If the repeal takes effect, Colorado law provides a procedure for winding up the affairs of the Colorado Division of Gaming, public hearings, analysis and evaluation, and for determining claims by or against the Colorado Division of Gaming. The potential effect of the possible repeal upon the regulatory structure governing limited gaming in Colorado is unknown.

  YOU MAY BE REQUIRED TO DISPOSE OF YOUR NOTES, OR WE MAY BE REQUIRED TO REDEEM YOUR NOTES, AS A RESULT OF GAMING REGULATORY MATTERS.

     Gaming authorities have the power to investigate any of our security holders, including noteholders. These authorities may require a person who is a holder or beneficial owner of our securities, including the notes, to provide information, respond to questions or be licensed, qualified, found suitable or make filings or submissions within a required time period. If a gaming authority determines that a holder is unsuitable to own any of our securities, including the notes, such holder will have no further right to exercise any right conferred by the securities, to receive any economic benefit or payment, including payments of interest, with respect to the securities or to continue its ownership or economic interest in us. For more information, refer to "Government Regulation and Licensing" and "Description of Registered
Notes -- Redemption."

  THE RIGHT OF FITZGERALDS GAMING CORPORATION TO CONTINUE TO USE THE NAME "FITZGERALDS" MAY NEGATIVELY IMPACT OUR NATIONAL BRAND RECOGNITION.

     Under an exclusive license from us, Fitzgeralds Gaming Corporation has the right to use the name "Fitzgeralds" in connection with its operation of its existing casino property in Reno, Nevada and in connection with any casino properties it may operate in the future in Northern California, Northern Nevada, Oregon and Washington. We have all other rights to the Fitzgeralds name and all Fitzgeralds trademarks, service marks and trade dress for use in connection with Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas. In connection with any use of the Fitzgeralds name, the terms of the license require Fitzgeralds Gaming Corporation to comply with certain requirements, including operating any casino property using the Fitzgeralds name in accordance with our current operating standards. We may terminate the license under certain circumstances, including if Fitzgeralds Gaming Corporation fails to comply with these operating standards. Because Fitzgeralds Gaming Corporation operates the existing Reno casino property and may operate any future casino properties in certain geographic areas under the Fitzgeralds name, we cannot assure you that our customers will not associate Fitzgeralds Reno and these other casino properties with our Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas properties, which association may negatively impact our nationally recognized brand.

  MEMBERS OF THE FITZGERALDS GAMING CORPORATION SENIOR MANAGEMENT TEAM MAY BECOME EMPLOYED BY OUR COMPETITORS IN THE FUTURE, AND THIS COULD ADVERSELY IMPACT OUR OPERATIONS.

     In connection with the Fitzgeralds acquisition, certain members of the senior management team of Fitzgeralds Gaming Corporation entered into limited noncompete agreements that will expire on June 6, 2003. Following the expiration of these noncompete agreements, these former members of the management team of Fitzgeralds may operate, control, manage or consult for any of our competitors in Tunica, Mississippi, Black Hawk, Colorado, Las Vegas, Nevada and the surrounding areas.

     These managers have specific knowledge regarding our customer base and the markets in which we operate. If these managers provide this information to our competitors, it may adversely affect our ability to compete with other casino properties in the markets in which we operate.

  WE HAVE LIMITED OPERATING HISTORY.

     Prior to our acquisition of the Fitzgeralds casino properties on December 6, 2001, we had limited cash assets, our only liabilities were those under the purchase agreement with Fitzgeralds, and we had no significant operating history. We cannot assure you that we will be able to operate the Fitzgeralds casino properties effectively or realize any of the anticipated benefits of the acquisition, including expected cost reductions. In addition, although we present in this prospectus historical data for a number of periods for the Fitzgeralds properties we are acquiring, such historical data may not necessarily be meaningful, as our cost structure and capitalization will be significantly different following the acquisition, nor should it be relied upon as a reliable indicator of our future performance with respect to the acquired properties. In addition, our operating results may fluctuate significantly from quarter to quarter as a result of a variety of factors, including integration issues, labor disruptions or shortages, and changes in government regulation of the gaming industry, many of which are outside of our control, and any of which could materially adversely affect our business going forward.

  MANY OF OUR EMPLOYEES BELONG TO UNIONS; ANY LABOR DISRUPTIONS, WORK STOPPAGES OR SIGNIFICANT UNION IMPOSED WAGE INCREASES COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS.


     Approximately 14% of our workforce is unionized. As of March 31, 2002, Fitzgeralds Las Vegas employed approximately 881 people, approximately 338 of whom are represented by the Culinary Workers Union, Local No. 226 and the Bartenders Union, Local 165, under a five-year contract expiring on May 31, 2002. In addition, four employees are represented by the United Brotherhood of Carpenters and Joiners of America, Southern California-Nevada Regional Council of Carpenters and its Affiliated Local No. 1780, under a three-year contract that expired on July 31, 2001. This contract is currently being renegotiated and we can give no assurances that such contract will be renegotiated without a significant increase in wages, or the imposition of other adverse terms. As of March 31, 2002, Fitzgeralds Tunica and Fitzgeralds Black Hawk employed approximately 1,228 and 363 people, respectively, none of whom are represented by a union. Any labor disruptions or work stoppages could have a material adverse effect on our operations. See "Business -- Employees."


  LOSS OF OUR CASINO PROPERTIES FROM SERVICE WOULD ADVERSELY AFFECT OUR OPERATIONS.

     The operations of our properties are subject to disruptions or reduced patronage as a result of severe weather conditions. Our Tunica vessel and its dockside facilities are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance or inspection (including routine inspections required by the U.S. Coast Guard) and access restrictions which may be imposed by the Mississippi authorities controlling the mainline Mississippi River levee in Tunica. Although there can be no assurances, we believe that these authorities will not exercise their right to impose access restrictions in the absence of flood or other flood related effects, hurricane or other severe weather conditions. Reduced patronage and the loss of our Tunica dockside vessel or either of our land-based casino properties from service for any period of time due to severe weather could adversely affect our business, financial condition and results of operations.

  WE ARE SUBJECT TO POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES.

     Generally, we are subject to a variety of federal, state and local governmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by governmental agencies or courts that could adversely affect operations. We are not aware of any environmental contamination at the Fitzgeralds properties. The Fitzgeralds Black Hawk property, however, is located within a 400-square mile area that in 1983 was designated as the Clear Creek/Central City National Priorities List Site Study Area ("Study Area") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. Although Fitzgeralds Black Hawk is not within any of the specific areas of the Study Area currently identified for investigation or remediation, no assurance can be given that environmental problems will not subsequently be discovered, including in connection with any future construction on the expansion parcel of the property. Furthermore, the EPA or other governmental authorities could broaden their investigations and identify areas of concern within the site, we could be identified as a "potentially responsible party" and any liability related thereto could have a material adverse effect on us. We do not have insurance to cover environmental liabilities, if any. Under our purchase and sale agreement with Fitzgeralds, we are entitled to indemnification for environmental matters relating to the properties only in very limited circumstances. For additional information regarding environmental regulation, see "Business -- Environmental Matters."

  ENERGY PRICE INCREASES MAY ADVERSELY AFFECT OUR COSTS OF OPERATIONS AND OUR REVENUES.

     Our casino properties use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, the recent substantial increases in the cost of electricity in the

United States will negatively affect our operating results. The extent of the impact is subject to the magnitude and duration of the energy price increases, but this impact could be material. In addition, energy price increases in cities that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation to our properties, which could negatively impact our revenues.

  THE CASINO INDUSTRY GENERALLY IS DEPENDENT IN PART ON A NUMBER OF FACTORS THAT ARE BEYOND OUR CONTROL.

     The economic health of the casino industry is affected by a number of factors that are beyond our control, including: (i) general economic conditions;
(ii) levels of disposable income of casino patrons; (iii) increased transportation costs resulting in decreased travel by patrons; (iv) local conditions in key gaming markets, including seasonal and weather-related factors; (v) increase in gaming taxes or fees; (vi) competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of our games and products; and (vii) the relative popularity of entertainment alternatives to casino gaming that compete for the leisure dollar. Any of these factors could negatively impact the casino industry generally, and as a result, our revenues and results of operations.

 CONTINUING EFFECTS OF THE TERRORIST ATTACKS ON THE WORLD TRADE CENTER IN NEW YORK AND THE PENTAGON IN WASHINGTON, D.C., AND ANY FUTURE OCCURRENCES OF TERRORIST OR OTHER DESTABILIZING EVENTS, COULD NEGATIVELY AFFECT OUR REVENUES AND CASH FLOW.

     On September 11, 2001, the World Trade Center buildings in New York City and the Pentagon in Washington, D.C. were attacked by terrorists using hijacked airplanes. The effects of these events have included a decline in vacation travel and tourism due to, among other factors, fears regarding additional acts of terrorism, and reduced operations by airlines due to decreased demands for air travel, new security directives and increased costs. The magnitude and duration of these effects is unknown and cannot be predicted. Any decline in vacation travel and tourism could adversely affect our revenues, particularly with respect to Fitzgeralds Las Vegas, where the majority of our customers rely on air travel to visit our casino property. Continued or even worsening negative market conditions related to those terrorist actions, any future occurrences of terrorist or other destabilizing events, and other actions that perpetuate a climate of war could cause existing and potential customers to further delay and cancel travel, convention and vacation plans, could decrease wagering and increase costs, and as a result could adversely affect our revenues and cash flow in the future.

 OUR PRINCIPAL OWNER EXERCISES SIGNIFICANT CONTROL OVER OUR BUSINESS AND OPERATIONS AND IS NOT RESTRICTED FROM PURSUING OTHER ACTIVITIES THAT MAY COMPETE WITH US.

     Barden Development, Inc. ("BDI"), an entity wholly owned and controlled by Don H. Barden, beneficially owns all of our outstanding equity interests and voting power. Mr. Barden is our Chairman of the Board, President and Chief Executive Officer and the Chairman of the Board, President and Chief Executive Officer of Majestic Investor, LLC, which is our parent, and Parent, which is the parent of Majestic Investor, LLC. See "Management" and "Principal Owner." In addition, we have entered into a management agreement with BDI which provides for, among other things, a management fee payable by us to BDI for acting as our manager, and an expense sharing agreement pursuant to which we will reimburse Parent for a specified percentage of the costs and expenses of executives and certain other employees who will also provide services to us and our subsidiaries, rent and other similar costs and expenses. See "Material Agreements -- Management Agreement."

     Accordingly, Mr. Barden has the power to elect a majority of our managers, appoint new management and approve any action requiring the approval of the holders of our membership interests, including adopting amendments to our certificate of formation and operating agreement, approving mergers or sales of substantially all of our assets or pursuing other transactions which may increase the value of the principal owner's equity investment even though these transactions may involve risks to you as a holder of notes. The managers elected by our principal owner also have the authority to make decisions affecting our capital structure. Accordingly, there can be no assurance that the interests of our principal owner will not conflict with your interests as a holder of notes. In addition, neither Mr. Barden nor any of the entities which he controls is restricted from pursuing other opportunities which may compete for business with our operations.

 WE AND MAJESTIC INVESTOR, LLC ARE PROHIBITED BY THE INDENTURE GOVERNING THE OUTSTANDING SENIOR SECURED NOTES OF PARENT FROM ENGAGING IN CERTAIN TRANSACTIONS WITH PARENT.

     We and Majestic Investor, LLC have been designated as unrestricted subsidiaries by Parent under the indenture governing Parent's outstanding senior secured notes. As a result, Parent and certain of its other subsidiaries are prohibited from providing cash or credit support to us or our subsidiaries or to Majestic Investor. We and our subsidiaries and Majestic Investor also are prohibited from engaging in transactions with Parent and certain of its subsidiaries other than on an arm's length basis and, if a proposed transaction exceeds $2.0 million in value, Parent and certain of its subsidiaries may only participate in such transaction with the approval of a majority of the disinterested members of Parent's board of managers or following receipt of a written fairness opinion from a nationally recognized investment banking firm stating that the transaction is fair to Parent from a financial point of view. Such restrictions could have an adverse effect on us by limiting our ability and the ability of Majestic Investor to engage in transactions with Parent and its other subsidiaries, which could potentially impact any synergies we realize from the Fitzgeralds acquisition.

     On the other hand, Parent may redesignate us or Majestic Investor as a restricted subsidiary under its indenture. In such a case, our business and operations and the business and operations of Majestic Investor, respectively, would become subject to, and would be required to comply with, the restrictions set forth in such indenture. These restrictions, many of which are similar to those contained in the indenture governing the notes, could impair our ability to raise capital, enter into certain transactions and conduct our business, which could have a material effect on our business, growth, financial condition and results of operations and our ability to make payments on the notes and our other outstanding indebtedness.


 WE NO LONGER OPERATE THE HOTEL LOCATED AT OUR LAS VEGAS PROPERTY AS A HOLIDAY INN, WHICH MAY IMPACT OUR ABILITY TO ATTRACT CUSTOMERS.



     Prior to our acquisition of the Fitzgeralds properties on December 6, 2001, the hotel located at the Las Vegas property was operated as a Holiday Inn, pursuant to a franchise agreement. We did not assume this agreement from Fitzgeralds Gaming Corporation as part of the acquisition. Although the failure to assume this contract and continue to operate this hotel as a Holiday Inn may adversely impact our ability to attract customers, and therefore our revenues, we believe any potential revenue loss will be offset by the cost savings we will realize from the elimination of the franchise fee payment.

                             THE MAJESTIC ENTITIES

MAJESTIC INVESTOR HOLDINGS, LLC AND MAJESTIC INVESTOR CAPITAL CORP.

     We are indirect wholly owned subsidiaries of Parent, owner and operator of The Majestic Star Casino, a riverboat casino located at Buffington Harbor in Gary, Indiana, and are indirectly wholly owned and controlled by Don H. Barden, our Chairman, President and Chief Executive Officer.

     Majestic Investor Holdings, LLC was formed solely for the purposes of acquiring substantially all of the assets of Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas. We completed this acquisition on December 6, 2001. Majestic Investor Holdings is a holding company and currently its only material assets are its ownership interests in Majestic Investor Capital Corp. and in Barden Mississippi Gaming, LLC, Barden Colorado Gaming, LLC and Barden Nevada Gaming, LLC, the three newly formed subsidiaries which hold the Fitzgeralds assets. Majestic Investor Capital Corp., the co-issuer of the registered notes, was formed specifically to facilitate the offering of the unregistered notes and the exchange of unregistered notes for registered notes, and will have no material assets or operations.

     Our ownership structure following the Fitzgeralds acquisition on December 6, 2001, is as follows:

                               [STRUCTURE CHART]
---------------

(1) An Indiana corporation wholly owned and controlled by Don H. Barden.
(2) An Indiana limited liability company formed in December 1993 that commenced operations in June 1996. Wholly owned by BDI, the sole member and manager.

(3) A Delaware limited liability company formed in September 2000 as an "unrestricted subsidiary" of Parent under the indenture relating to Majestic Star's 10 7/8% Senior Secured Notes due 2006. Wholly owned by Parent, the sole member. Managed by certain of its officers.

(4) A Delaware limited liability company formed in September 2001 as an indirect "unrestricted subsidiary" of Parent under the Majestic Star indenture. Wholly owned by Majestic Investor, the sole member. Managed by our executive officers.

(5) Formed in August 2001 solely to facilitate the offering of the notes.

(6) Barden Mississippi Gaming, LLC was formed in March 2001, Barden Colorado Gaming, LLC was formed in April 2001 and Barden Nevada Gaming, LLC was formed in November 2000, each to hold a gaming license in the applicable jurisdiction and, upon consummation of the Fitzgeralds acquisition, to hold the Fitzgeralds assets. Until the consummation of the Fitzgeralds acquisition on December 6, 2001, these subsidiaries had no material assets or operations. Wholly owned by Majestic Investor Holdings, the sole member.

     For a description of the casino properties that we acquired in the Fitzgeralds acquisition, please see "Business."

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange of the registered notes for the unregistered notes pursuant to the exchange offer. We intend the exchange offer to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the unregistered notes. Unregistered notes surrendered in exchange for the registered notes will be retired and canceled and cannot be reissued.

     We used the aggregate net proceeds from the offering of the unregistered notes, together with the contribution of an aggregate of $14.0 million of equity from our member and one of our managers, (i) to acquire the three Fitzgeralds casino properties and (ii) to pay related fees and expenses. The acquisition of the Fitzgeralds properties closed concurrently with the offering of the unregistered notes.


                                 CAPITALIZATION



     The following table sets forth the consolidated capitalization of the Company as of March 31, 2002 on an historical basis, giving effect to the offering of the unregistered notes, borrowings under our credit facility and the application of the net proceeds of the offering of the unregistered notes. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto appearing elsewhere in this prospectus.



                                                                AT MARCH 31, 2002
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Current portion of long-term debt(1)........................         $  1,836
Long-term debt, net of current portion
  11.653% Senior Secured Notes due 2007(2)..................          145,624
Total member's equity.......................................           13,339
                                                                     --------
     TOTAL CAPITALIZATION...................................         $160,799
                                                                     ========


---------------


(1) We entered into a new $15.0 million senior secured credit facility, and borrowed $4.5 million under that credit facility, concurrently with the closing of the offering of the unregistered notes. As of March 31, 2002, we have $1.7 million outstanding under that credit facility.


(2) Reflects issuance of $152.6 million aggregate principal amount of registered notes at 95.0% of the principal amount thereof.


     The Company was formed in September 2001 solely for the purpose of acquiring substantially all of the assets of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company. The Company is a holding company and its only material assets are the membership interests of Barden Nevada Gaming, LLC, Barden Mississippi, LLC and Barden Colorado Gaming, LLC, the three newly formed subsidiaries that hold the acquired Fitzgeralds assets. The Company was capitalized concurrently with the acquisition of the Fitzgeralds properties and therefore historical information does not exist.

                            SELECTED FINANCIAL DATA


     The following table presents selected historical combined financial data for Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas at December 31, 1997, 1998, 1999, 2000 and 2001 and at March 31, 2002 and for the
years ended December 31, 1997, 1998, 1999, 2000 and 2001 and the quarters ended April 1, 2001 and March 31, 2002. The selected historical financial data for the year ended December 31, 2001 has been derived from the audited combined financial statements for Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company for the period from January 1, 2001 to December 6, 2001, and the audited consolidated financial statements for Majestic Investor Holdings, LLC for the period from inception (September 14, 2001) through December 31, 2001. The selected historical financial data as of December 31, 2001 has been derived from the audited consolidated financial statements of Majestic Investor Holdings, LLC for the period from inception (September 14, 2001) through December 31, 2001. The selected historical financial data at December 31, 1999 and 2000, and for the years ended December 31, 1998, 1999 and 2000, presented below, have been derived from the audited combined financial statements for Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company at those dates and for those periods. The selected historical financial data for the year ended December 31, 1997, and for the quarter ended April 1, 2001, presented below, has been derived from the unaudited combined financial statements for Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company for those periods. The selected historical financial data at March 31, 2002 and for the three months ended March 31, 2002, have been derived from the unaudited consolidated financial statements for Majestic Investor Holdings, LLC at March 31, 2002 and for the three months ended March 31, 2002. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements. All adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the interim combined financial statements, have been included. Results for the quarters ended April 1, 2001 and March 31, 2002 are not necessarily indicative of results for the full year. Because the data in this table is only a summary and does not provide all of the data contained in the financial statements, including the notes thereto, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto appearing elsewhere in this prospectus.


                                                                                                           FOR THE QUARTER
                                                                                                                ENDED
                                                          FOR THE YEAR ENDED DECEMBER 31,               ---------------------
                                                ----------------------------------------------------    APRIL 1,    MARCH 31,
                                                  1997       1998       1999       2000       2001        2001        2002
                                                --------   --------   --------   --------   --------    --------    ---------
                                                                           (DOLLARS IN THOUSANDS)
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Casino......................................  $124,599   $130,465   $138,929   $148,777   $161,029    $40,978      $42,355
  Food and beverage...........................    17,581     19,300     18,729     19,586     19,445      5,136        4,089
  Rooms.......................................    15,932     15,822     16,293     16,600     16,232      4,235        5,096
  Other.......................................     3,185      3,109      3,285      3,530      3,749      1,031          888
                                                --------   --------   --------   --------   --------    -------      -------
    Total.....................................   161,297    168,696    177,236    188,493    200,455     51,380       52,428
Less:  promotional allowances.................    12,036     19,474     24,460     28,755     32,275      7,959        9,115
                                                --------   --------   --------   --------   --------    -------      -------
    Net operating revenues....................   149,261    149,222    152,776    159,738    168,180     43,421       43,313
Operating costs and expenses:
  Casino......................................    60,273     62,958     64,147     69,113     73,869     18,248       15,840
  Food and beverage...........................    13,448     14,648     11,793     11,509     11,332      2,920        3,412
  Rooms.......................................    10,674     10,747     10,701     10,905     10,447      2,696        6,295
  Other operating expenses....................     1,778      1,911      1,877      1,717      2,574        400          513
  Selling, general and administrative.........    38,091     37,363     40,809     39,371     40,348     10,451        8,370
  Depreciation and amortization...............    10,320     11,052     11,726     11,688        836(1)      --        3,387
  Write-down of assets........................        --         --         --         --     13,006         --           --
  Reorganization items........................        --         --         --         39    (10,499)         6           --
  Pre-opening costs...........................        --         --         --         --      1,018         --            7
                                                --------   --------   --------   --------   --------    -------      -------
    Total.....................................   134,584    138,679    141,053    144,342    142,931     34,721       37,824
                                                --------   --------   --------   --------   --------    -------      -------
Income from operations........................    14,677     10,543     11,723     15,396     25,249      8,700        5,489
Other income (expense):
  Interest income.............................       445        191        130        167        257         13           32
  Interest expense............................   (20,987)   (28,695)   (28,200)   (26,102)    (1,337)(1)     (17)     (4,516)
  Other income (expense)......................    (1,706)    (3,308)        99          4        (81)        14          (11)
                                                --------   --------   --------   --------   --------    -------      -------
Income (loss) before income tax provision and
  extraordinary item..........................    (7,571)   (21,269)   (16,248)   (10,535)    24,088      8,710          994
Income tax provision..........................        --         --         --         --         --         --           --
Extraordinary loss on early extinguishment of
  debt........................................    (3,904)        --         --         --         --         --           --
                                                --------   --------   --------   --------   --------    -------      -------
Net income (loss).............................  $(11,475)  $(21,269)  $(16,248)  $(10,535)  $ 24,088    $ 8,710      $   994
                                                ========   ========   ========   ========   ========    =======      =======


---------------
(1) Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company discontinued recording depreciation and amortization of their property and equipment and interest on the senior secured notes subsequent to the filing of the bankruptcy cases on December 5, 2000.


                                                             AT DECEMBER 31,
                                          -----------------------------------------------------      AT MARCH 31,
                                            1997       1998       1999       2000        2001            2002
                                          --------   --------   --------   --------    --------      ------------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............  $  8,945   $  8,748   $ 10,278   $  2,840    $ 17,705          17,325
Net assets held for sale................        --         --         --    143,343(1)       --              --
Total assets............................   168,341    162,025    157,033    147,320     183,429         182,851
Total long-term debt (including current
  portion)..............................     4,558      3,326        719         --     151,997         147,461
Liabilities subject to compromise.......        --         --         --    225,873(1)       --              --
Total members' equity (stockholder's
  deficiency)...........................   (30,993)   (52,262)   (68,510)   (79,045)     12,532          13,339


---------------

(1) The presentation relates to the planned sale of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company and the related bankruptcy proceedings.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This section discusses the combined results of operations of the three Fitzgeralds casino properties, on a pro forma basis, giving effect to our acquisition of those properties, and on a historical basis. The following discussion should be read in conjunction with the "Summary Financial and Operating Data," and the "Selected Financial Data" and the unaudited pro forma consolidated financial statement, the historical combined financial statements and the historical consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. Certain statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations constitute "forward-looking statements" within the meaning of the Litigation Reform Act, which statements involve risks and uncertainties. See "Forward-Looking Statements" for additional information.



     Historical information, other than revenues, may not necessarily be meaningful, as our cost structure and capitalization following the acquisition of the three Fitzgeralds casino properties is significantly different, nor should it be relied upon as a reliable indicator of our future performance with respect to the acquired properties. See "Pro Forma Results of Operations" below, which should be read in conjunction with the unaudited pro forma consolidated financial statement and the notes thereto included elsewhere in this prospectus.


THE FITZGERALDS ACQUISITION


     On November 22, 2000, Majestic Investor, LLC entered into a definitive purchase and sale agreement (amended as of December 4, 2000 and as further amended November 1, 2001) with Fitzgeralds Gaming Corporation and certain of its subsidiaries to purchase substantially all of the assets of Fitzgeralds Las Vegas, Inc. (Fitzgeralds Las Vegas), Fitzgeralds Mississippi, Inc. (Fitzgeralds Mississippi) and 101 Main Street Limited Liability Company (Fitzgeralds Black
Hawk) from Fitzgeralds Gaming Corporation for $149.0 million in cash, subject to adjustment in certain circumstances, plus the assumption of certain liabilities. Majestic Investor assigned all of its rights and obligations under the purchase and sale agreement to Majestic Investor Holdings, LLC following its formation on September 14, 2001. We completed the Fitzgeralds acquisition on December 6, 2001, and we refer to the Fitzgeralds casino properties in this Management's Discussion and Analysis of Financial Condition and Results of Operations as the "properties." We do not currently own or operate any other properties. Majestic Investor Holdings, LLC is a holding company and its only material assets are its ownership interests in Majestic Investor Capital Corp. and the three subsidiaries which hold the Fitzgeralds casino properties.


     To facilitate our acquisition of the Properties, Fitzgeralds Gaming Corporation and its subsidiaries voluntarily filed for Chapter 11 Bankruptcy in the United States Bankruptcy Court for the Northern District of Nevada on December 5, 2000. The bankruptcy cases were commenced in accordance with a restructuring agreement with the holders of a majority in interest of Fitzgeralds Gaming Corporation's outstanding senior secured registered notes.


     We financed the acquisition with the net proceeds of our offering of $152.6 million of our 11.653% senior secured notes due 2007, together with $14.0 million of equity contributed by our member and one of our managers. The terms of those notes are substantially identical to the terms of the registered notes offered by this prospectus in all material respects, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions. For more information regarding the terms of the notes, please see "Description of Registered Notes."

HISTORICAL RESULTS OF OPERATIONS


     The following table sets forth certain historical operating results for the properties for the periods indicated.


                                                                  FOR THE     FOR THE PERIOD
                                                                  PERIOD      FROM INCEPTION         FOR THE
                                                                JANUARY 1,    (SEPTEMBER 14,      QUARTER ENDED
                             FOR THE YEAR ENDED DECEMBER 31,      2001 TO        2001) TO      --------------------
                            ---------------------------------   DECEMBER 6,    DECEMBER 31,    APRIL 1,   MARCH 31,
                              1998        1999        2000         2001            2001          2001       2002
                            ---------   ---------   ---------   -----------   --------------   --------   ---------
                                                            (DOLLARS IN THOUSANDS)
NET OPERATING REVENUES
Fitzgeralds Tunica........  $ 64,012    $ 69,582    $ 75,062     $ 76,713        $ 5,368       $21,236     $22,250
Fitzgeralds Black Hawk....    34,223      32,284      32,537       31,511          2,072         7,875       8,005
Fitzgeralds Las Vegas.....    50,987      50,910      52,139       49,435          3,081        14,309      13,058
                            --------    --------    --------     --------        -------       -------     -------
    Total.................  $149,222    $152,776    $159,738     $157,659        $10,521       $43,420     $43,313
                            ========    ========    ========     ========        =======       =======     =======
INCOME (LOSS) FROM
  OPERATIONS
Fitzgeralds Tunica........  $  2,063    $  5,321    $  9,018     $ 42,033        $   654       $ 5,442     $ 4,628
Fitzgeralds Black Hawk....     9,074       7,517       6,385        7,027            674         1,594       1,259
Fitzgeralds Las Vegas.....      (594)     (1,115)         (7)     (23,618)          (393)        1,664         240
                            --------    --------    --------     --------        -------       -------     -------
    Total.................  $ 10,543    $ 11,723    $ 15,396     $ 25,442        $   935       $ 8,700     $ 6,127
                            ========    ========    ========     ========        =======       =======     =======



  QUARTER ENDED MARCH 31, 2002 COMPARED TO QUARTER ENDED APRIL 1, 2001



     For the three months ended March 31, 2002, the Company utilized a calendar financial reporting period resulting in ninety days of operations, as compared to the period ended April 1, 2001, in which a "4-4-5" (weeks) reporting period was used resulting in ninety-one days of operations. The additional day of operations in the prior year period does not have a significant impact on the comparability of financial information used in the following "Management's Discussion and Analysis of Financial Condition and Results of Operations". Financial information for the quarters ended April 1, 2001 and March 31, 2002 is set forth in "Selected Financial Data" on pages 30-31 of this prospectus.



     Consolidated gross revenues for the three months ended March 31, 2002 amounted to approximately $52.4 million an increase of approximately $1.1 million or 2.0% from gross revenues recorded in the period ended April 1, 2001. For the three months ended March 31, 2002, gross revenues for Fitzgeralds Tunica accounted for $28.2 million or 53.9% of consolidated gross revenues, Fitzgeralds Las Vegas accounted for $14.4 million or 27.4% and Fitzgeralds Black Hawk accounted for $9.8 million or 18.7% compared to $26.2 million or 51.0%, $15.7 million or 30.5% and $9.5 million or 18.5%, respectively, for the period ended April 1, 2001.



     The Company's business can be separated into four operating departments: casino, rooms (except Fitzgeralds Black Hawk), food and beverage, and other. Consolidated casino revenues for the three months ended March 31, 2002 totaled approximately $42.4 million of which slot machines accounted for approximately $37.3 million or 87.9% and table games accounted for approximately $5.1 million or 12.1% as compared to the period ended April 1, 2001. Casino revenues attributed to Fitzgeralds Tunica were $23.4 million for the three months ended March 31, 2002 compared to $21.5 million in the prior year period, an increase of $1.8 million or 8.4%. The increase in casino revenues is primarily attributable to a $1.9 million or 9.8% increase in slot revenues. Casino revenues attributed to Fitzgeralds Las Vegas were $9.8 million for the three-month period compared to $10.5 million in the prior period, a decrease of $0.7 million or 7.0%. The decrease in casino revenues is primarily attributable to lower overall visitor volumes in the Las Vegas marketplace. Casino revenues attributed to Fitzgeralds Black Hawk were $9.2 million for the three month period compared to $8.9 million, an increase of $0.3 million or 3.4%.



     The consolidated average number of slot machines in operation was 2,915 during the three month period ended March 31, 2002 compared to 2,870 during the period ended April 1, 2001. Fitzgeralds Tunica accounted for 1,382 or 47.4%; Fitzgeralds Las Vegas accounted for 940 or 32.2% and Fitzgeralds Black Hawk accounted for 593 or 20.4%. The consolidated average win per slot per day was approximately $142 for the three months ended March 31, 2002 compared to $140 in the period ended April 1, 2001, with an average of approximately $168, $87, and $169 compared to $159, $94, and $167 at Fitzgeralds Tunica, Fitzgeralds Las Vegas and Fitzgeralds Black Hawk. The consolidated average win per table per day was approximately $848 for the three month period ended March 31, 2002 compared to $824 in the period ended April 1, 2002 with an average of approximately $814, $1,023, and $365 compared to $818, $957, and $345 at Fitzgeralds Tunica, Fitzgeralds Las Vegas, and Fitzgeralds Black Hawk respectively.



     Consolidated room revenues totaled $4.1 million or 7.8% of gross revenues for the three months ended March 31, 2002 compared to $4.2 million or 8.2% of gross revenues in the period ended April 1, 2001. Of this amount, Fitzgeralds Tunica accounted for $2.1 million or 51.0% and $2.0 million or 47.7%, respectively. Fitzgeralds Las Vegas accounted for $2.0 million or 49.0% and $2.2 million or 52.3%, respectively. At Fitzgeralds Tunica, the average daily rate was $48 for both periods, with an occupancy of 95.5% and 93.1%, respectively. At Fitzgeralds Las Vegas, the average daily rate was $41 and $40, respectively, with an occupancy of 84.4% and 93.9%, respectively.



     Consolidated food and beverage revenues for the three months ended March 31, 2002, totaled approximately $5.1 million or 9.7% of gross revenues, compared to approximately $5.1 million or 10.0% of gross revenues for the period ended April 1, 2001. Of this amount, Fitzgeralds Tunica accounted for $2.5 million or 48.6% and $2.3 million or 45.3%, respectively, and Fitzgeralds Las Vegas accounted for $2.1 million or 41.5% and $2.2 million or 43.6%, respectively, for the three-month period ended March 31, 2002 and the period ended April 1, 2001, respectively.



     Other consolidated revenues consisted primarily of commission and retail income and for the three months ended March 31, 2002 totaled approximately $0.9 million or 1.7% of gross revenues, compared to approximately $1.0 million or 2.0% of gross revenues, for the period ended April 1, 2001.



     Consolidated promotional allowances included in the consolidated gross revenues for the three months ended March 31, 2002 were $9.1 million or 17.4% of gross revenues compared to approximately $8.0 million or 15.5% of gross revenues, for the period ended April 1, 2001. The $1.2 million or 14.5% increase is primarily attributable to a $1.1 million or 21.2% increase at Fitzgeralds Tunica as a result of a 9.8% increase in slot revenues.



     Consolidated casino operating expenses including gaming taxes, food and beverage, rooms, and other for the three months ended March 31, 2002 were $26.1 million or 49.7% of gross revenues and 61.5% of casino revenues compared to $24.3 million or 47.2% of gross revenues and 59.2% of casino revenues in the period ended April 1, 2001. The $1.8 million or 7.4% increase in casino operating expenses is attributable to $0.3 million in additional payroll costs, $0.4 million for higher costs related to complementaries, $0.1 million for increased costs for slot machines leases, and $0.2 million for higher gaming taxes.



     Consolidated selling, general, and administrative expenses for the three months ended March 31, 2002 totaled $8.4 million or 16.0% of gross revenues compared to $10.5 million or 20.3% of gross revenues in the period ended April 1, 2001. The $2.1 million or 19.9% decrease in selling, general, and administrative expenses is primarily attributable to lower costs associated with marketing and advertising programs and administrative salaries and wages.



     Consolidated depreciation and amortization for the three months ended March 31, 2002 totaled $3.4 million or 6.5% of gross revenues compared to $0 in the period ended April 1, 2001. The increase of $3.4 million was due to recognition of these items following the Fitzgeralds acquisition after the discontinuance of the recognition of depreciation and amortization by Fitzgeralds Gaming Corporation subsequent to the filing of the bankruptcy cases on December 5, 2000.



     Consolidated operating income for the three months ended March 31, 2002 was $5.5 million, or 10.5% of gross revenues, of which Fitzgeralds Tunica accounted for operating income of $4.6 million, or 84.3%, Fitzgeralds Black Hawk accounted for operating income of $1.3 million, or 22.9% and Fitzgeralds Las Vegas accounted for operating income of $0.2 million, or 4.4%. The unallocated corporate loss principally for amortization was $0.6 million or 1.2% of gross revenues.



     Consolidated net interest expense for the three months ended March 31, 2002 was approximately $4.5 million or 8.6% of gross revenues, as compared to $4,000 for the period ended April 1, 2001. The increase of $4.5 million is attributable to interest expense associated with the 11.653% Senior Secured Notes. The Fitzgeralds companies discontinued accruing interest on the Notes on December 5, 2000 with the commencement of the Bankruptcy Cases.



     As a result of the foregoing, the Company realized consolidated net income of $1.0 million for the three months ended March 31, 2002.



     EBITDA for the three months ended March 31, 2002 was $8.9 million, of which Fitzgeralds Tunica accounted for $6.4 million, Fitzgeralds Black Hawk accounted for $1.6 million and Fitzgeralds Las Vegas accounted for $0.9 million. EBITDA should be viewed only in conjunction with all of the Company's financial data and statements, and should not be construed as an alternative either to income from operations (as an indicator of the Company's operating performance) or to cash flows from operating activities as a measure of liquidity.



LIQUIDITY AND CAPITAL RESOURCES



     At March 31, 2002, the Company had cash and cash equivalents of approximately $17.3 million. Cash and cash equivalents included $1.3 million at the Company, $8.0 million at Fitzgeralds Mississippi, $3.1 million at Fitzgeralds Black Hawk and $4.9 million at Fitzgeralds Las Vegas.



     The Company has met its capital requirements to date through net cash from operations, capital contributions, equipment loans and borrowings under its credit facility. For the three months ended March 31, 2002, net cash provided by operating activities totaled approximately $7.0 million. For the three months ended March 31, 2002, cash used by investing activities totaled approximately $2.0 million. Approximately $797,000 was expended during the three months ended March 31, 2002 for professional fees related to the Fitzgeralds acquisition. For the three months ended March 31, 2002, cash used by financing activities totaled approximately $5.4 million primarily resulting from the cash paid on the outstanding line of credit. Approximately $505,000 was expended during the three months ended March 31, 2002 for professional fees related to the issuance of the Company's 11.653% Senior Secured Notes. Approximately $4.8 million was repaid on the credit facility during the three months ended March 31, 2002. As of May 15, 2002, the outstanding borrowings under the credit facility were approximately $1.7 million. The Nevada Regulatory Authorities in April, 2002 approved pledging the assets of Barden Nevada pursuant to the terms of the Company's credit facility. Therefore, the credit facility has been increased by the lender to $15.0 million from $12.0 million. Also, a cash distribution related to the fourth quarter of 2001 totaling approximately $188,000 was made to Barden Development, Inc. during the three months ended March 31, 2002 under the Management Agreement.



     We are required to pay weekly liquidated damages under the 11.653% Senior Secured Notes until such Notes are registered at an amount per week per principal amount of such Notes equal to $0.05 for the first 90-day period following April 5, 2002, increasing by an additional $0.05 per week with respect to each subsequent 90-day period, up to a maximum amount of $0.20 per week. On May 31, 2002, we paid $61,053 in liquidated damages to the holders of the Notes, together with our semi-annual interest payment.



     Management believes that the Company's cash flow from operations and its current lines of credit will be adequate to meet the Company's anticipated future requirements for working capital, its capital expenditures and scheduled payments of interest and principal on the Company's 11.653% Senior Secured Notes and other permitted indebtedness for the year 2002. No assurance can be given, however, that such proceeds and operating cash flow, in light of increased competition will be sufficient for such purposes. If necessary and to the extent permitted under the Investor Holdings Indenture, the Company will seek additional financing through borrowings and debt or equity financing. There can be no assurance that additional financing, if needed, will be available to the Company, or that, if available, the financing will be on terms favorable to the

Company. In addition, there is no assurance that the Company's estimate of its reasonably anticipated liquidity needs is accurate or that unforeseen events will not occur, resulting in the need to raise additional funds.



  PERIOD FROM INCEPTION (SEPTEMBER 14, 2001) TO DECEMBER 31, 2001



     Consolidated gross revenues were $12,832,000 for the period from inception (September 14, 2001) through December 31, 2001. Revenues for Fitzgeralds Tunica accounted for $6,708,000, or 52.3% of total revenues, Fitzgeralds Las Vegas accounted for $3,445,000, or 26.8% of total revenues, and Fitzgeralds Black Hawk accounted for $2,679,000, or 20.9% of total revenues.



     Operating Revenues. The Company's business can be separated into four operating departments: casino, rooms (except Fitzgeralds Black Hawk), food and beverage and other. Consolidated casino revenues were $10,359,000, of which $9,011,000, or 87.0% were derived from slot machine revenues, and $1,348,000, or 13.0%, were derived from table game revenues for the period from inception through December 31, 2001.



     Casino revenues attributed to Fitzgeralds Tunica were $5,494,000, of which $4,800,000, or 87.4% were derived from slot machine revenues, and $694,000, or 12.6% were derived from table games revenues for the period from inception through December 31, 2001. Casino revenues attributed to Fitzgeralds Las Vegas were $2,355,000, of which $1,764,000, or 74.9% were derived from slot machine revenues, and $591,000, or 25.1% were derived from table game revenues for the period from inception through December 31, 2001. Casino revenues attributed to Fitzgeralds Black Hawk were $2,510,000, of which $2,446,000, or 97.5% were derived from slot machine revenues, and $64,000, or 2.5% were derived from table game revenues for the period from inception through December 31, 2001.



     The consolidated average number of slot machines in operation was 2,935 during the period from inception through December 31, 2001, of which Fitzgeralds Tunica accounted for 1,388, or 47.3%, Fitzgeralds Las Vegas accounted for 951 or 32.4%, and Fitzgeralds Black Hawk accounted for 596 or 20.3%. The consolidated average win per slot machine per day was approximately $123 for the period from inception through December 31, 2001, with an average of approximately $138, $74 and $164 at Fitzgeralds Tunica, Fitzgeralds Las Vegas and Fitzgeralds Black Hawk, respectively. The consolidated average number of table games in operation during the period from inception through December 31, 2001, was 64, of which Tunica accounted for 34, or 53.1%, Fitzgeralds Las Vegas accounted for 24, or 37.5%, and Fitzgeralds Black Hawk accounted for 6, or 9.4%. The average win per table game per day during the period from inception through December 31, 2001, was approximately $843, with an average of approximately $839, $947, and $424 at Fitzgeralds Tunica, Fitzgeralds Las Vegas and Fitzgeralds Black Hawk, respectively.



     Consolidated room revenues for the period from inception through December 31, 2001 was $1,079,000, or 8.41% of the total revenue. Of this amount, Fitzgeralds Tunica accounted for $544,000 or 50.4% with 507 rooms and Fitzgeralds Las Vegas accounted for $535,000 or 49.6% with 638 rooms. At Fitzgeralds Tunica during this period the average daily rate was $50 and the occupancy rate was 86.5%. At Fitzgeralds Las Vegas during this period the average daily rate was $42 and the occupancy rate was 79.8%.



     Consolidated food and beverage revenues for the period from inception through December 31, 2001, amounted to $1,190,000, or 9.3% of the total revenue. Of this amount, Fitzgeralds Tunica accounted for $586,000, or 49.3%, Fitzgeralds Las Vegas accounted for $448,000, or 37.6% and Fitzgeralds Black Hawk accounted for $156,000 or 13.1%.



     Other consolidated revenues consisted primarily of commission and retail income and totaled approximately $204,000, or 1.6% of total revenue. Of this amount, Fitzgeralds Tunica accounted for $84,000 or 41.2%, Fitzgeralds Las Vegas accounted for approximately $107,000 or 52.4%, and Fitzgeralds Black Hawk accounted for $13,000 or 6.4%.



     Promotional allowances included in the consolidated gross revenues for the period from inception through December 31, 2001 were $2,311,000, or 18.0% of gross revenues. Of this amount, Fitzgeralds Tunica accounted for $1,340,000, or 58.0%, Fitzgeralds Las Vegas accounted for $365,000, or 15.8%, and Fitzgeralds Black Hawk accounted for $606,000, or 26.2%.

     Operating Costs and Expenses. Consolidated casino operating expenses for the period from inception through December 31, 2001 were $4,112,000 or 32.0% of gross revenues and 39.7% of casino revenues. These expenses were primarily comprised of salaries, wages and benefits, and operating expenses of the casinos. Of the consolidated casino operating expenses, Fitzgeralds Tunica accounted for $2,076,000, or 50.5%, Fitzgeralds Las Vegas accounted for $1,344,000 or 32.7%, and Fitzgeralds Black Hawk accounted for $692,000 or 16.8%.



     Gaming taxes are levied on adjusted gross receipts (as defined in each of the applicable state's gaming laws). Gaming taxes were $808,000 or 6.3% of the gross revenues for the period from inception through December 31, 2001. Of this amount, Fitzgeralds Tunica accounted for $654,000, or 80.9%, Fitzgeralds Las Vegas accounted for $139,000, or 17.2%, and Fitzgeralds Black Hawk accounted for $15,000, or 1.9%.



     Consolidated advertising and promotion expenses included salaries, wages and benefits of the marketing and casino service departments, as well as promotions, advertising and special events. Advertising and promotion expenses for the period from inception through December 31, 2001, totaled $926,000, or 7.2% of gross revenues. Of this amount, Fitzgeralds Tunica accounted for $423,000, or 45.7%, Fitzgeralds Las Vegas accounted for $322,000, or 34.8%, and Fitzgeralds Black Hawk accounted for $181,000 or 19.5%.



     Consolidated general and administrative expenses for the period from inception through December 31, 2001 were $1,570,000, or 12.2% of gross revenues, of which Fitzgeralds Tunica accounted for $642,000, or 40.9%, Fitzgeralds Las Vegas accounted for $599,000, or 38.2%, and Fitzgeralds Black Hawk accounted for $302,000, or 19.2%. Corporate expenses accounted for $27,000, or 1.7%.



     Consolidated depreciation and amortization for the period from inception through December 31, 2001, was approximately $921,000, or 7.2% of gross revenues, of which Fitzgeralds Tunica accounted for $485,000, or 52.7%, Fitzgeralds Las Vegas accounted for $167,000, or 18.1%, and Fitzgeralds Black Hawk accounted for $100,000 or 10.9%. Corporate amortization of deferred financing costs accounted for $169,000, or 18.3% of consolidated depreciation and amortization expense. Of the consolidated depreciation and amortization expense, approximately $642,000, or 69.7%, is depreciation expense, and $279,000, or 30.3%, is amortization expense.



     Consolidated pre-opening costs of approximately $1,018,000 were expenses incurred prior to the acquisition of the Fitzgeralds properties. These costs include salaries and wages, professional fees and other administrative expenses.



     Income (Loss) from Operations. Consolidated operating loss for the period from inception through December 31, 2001, was $278,000, or 2.2% of gross revenues, of which Fitzgeralds Tunica accounted for operating income of $654,000, or 235.3%, Fitzgeralds Las Vegas accounted for an operating loss of $393,000, or (141.4)% and Fitzgeralds Black Hawk accounted for operating income of $674,000, or 242.4%.



     Net Interest Expense. Consolidated net interest expense for the period from inception through December 31, 2001, was $993,000, or approximately 7.7% of gross revenues, of which the Company accounted for net interest expense of $993,000, Fitzgeralds Tunica accounted for interest income of $1,500, Fitzgeralds Las Vegas accounted for interest expense of $2,100 and Fitzgeralds Black Hawk accounted for interest income of $900.



     Net Income (Loss). As a result of the foregoing, the Company realized a net loss of $1,271,000 for the period from inception through December 31, 2001.



     Adjusted EBITDA, defined as earnings before interest, income taxes, depreciation and amortization and excluding pre-opening costs associated with the acquisition, for the period from inception through December 31, 2001 was $1,661,000, of which Fitzgeralds Tunica accounted for $1,138,000, Fitzgeralds Las Vegas accounted for $(225,000) and Fitzgeralds Black Hawk accounted for $774,000. The Company accounted for $(26,000). Adjusted EBITDA is a supplemental financial measurement used by the Company in the evaluation of its gaming business and by many gaming industry analysts. Adjusted EBITDA should be viewed only in conjunction with all of the Company's financial data and statements, and should not be construed as an alternative either to income from operations (as an indicator of the Company's operating performance) or to cash flows from operating activities as a measure of liquidity.



  PERIOD FROM JANUARY 1, 2001 TO DECEMBER 6, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000



     As a result of the sale of Fitzgeralds Las Vegas, Fitzgeralds Tunica and Fitzgeralds Black Hawk to the Company on December 6, 2001, comparative data for the year 2001 is available only for January 1, 2001 to December 6, 2001.



     Operating Revenues. Total operating revenues for the properties were $187.6 million and net operating revenues were $157.7 million for the period from January 1, 2001 to December 6, 2001, representing decreases of 0.5% and 1.3%, respectively, over total operating revenues for the properties of $188.5 million and net operating revenues of $159.7 million for the year ended December 31, 2000. Such decreases were largely the result of the sale of Fitzgeralds Las Vegas, Fitzgeralds Tunica and Fitzgeralds Black Hawk to the Company on December 6, 2001.



     Casino revenues (of which approximately 89.2% and 87.8% are derived from slot machine revenues for the period from January 1, 2001 to December 6, 2001 and the year ended December 31, 2000, respectively) increased 1.3% to $150.7 million for the period from January 1, 2001 to December 6, 2001 from the $148.8 million recorded for the year ended December 31, 2000.



     Room revenues (at 8.0% and 10.5% of total revenues for the period from January 1, 2001 to December 6, 2001 and the year ended December 31, 2000, respectively) decreased 9.6% from $16.6 million for the year ended December 31, 2000 to $15.0 million in the period from January 1, 2001 to December 6, 2001. Fitzgeralds Las Vegas room revenues decreased 11.7% from $8.5 million in the year ended December 31, 2000 to $7.5 million for the period from January 1, 2001 to December 6, 2001, as its average daily rate decreased 7.4%, and the average occupancy rate decreased to 91.9% for the period from January 1, 2001 to December 6, 2001 from 92.1% in the year ended December 31, 2000. Fitzgeralds Tunica room revenues decreased 6.5%, from $8.1 million for the year ended December 31, 2000 to $7.6 million for the period from January 1, 2001 to December 6, 2001, as an increase in the average occupancy rate to 94.5% for the period from January 1, 2001 to December 6, 2001 from 92.5% in the year ended December 31, 2000 was offset by a 2.2% decrease in the average daily rate.



     Food and beverage revenues (at 9.8% and 10.4% of total revenues for 2001 and 2000, respectively) decreased 6.1%, from $19.6 million for the year ended December 31, 2000 to $18.4 million for the period from January 1, 2001 to December 6, 2001, primarily due to the sale of assets to the Company.



     Other revenues remained constant at $3.5 million in the year ended December 31, 2000 and for the period from January 1, 2001 to December 6, 2001.



     Promotional allowances showed a net increase of 4.0% to $30.0 million for the period from January 1, 2001 to December 6, 2001 from $28.8 million for the year ended December 31, 2000, reflecting the increased level of competition in all four markets.



     Operating Costs and Expenses. Total operating costs and expenses for the properties decreased 8.4%, to $132.2 million for the period from January 1, 2001 to December 6, 2001 from $144.3 million for the year ended December 31, 2000. This decrease was largely the result of the sale of Fitzgeralds Las Vegas, Fitzgeralds Tunica and Fitzgeralds Black Hawk to the Company on December 6, 2001.



     Casino expenses were $69.8 million for the period from January 1, 2001 to December 6, 2001, a 1.1% decrease from $69.1 million for the year ended December 31, 2000. Food and beverage expenses decreased 7.8% to $10.6 million for the period from January 1, 2001 to December 6, 2001 from $11.5 million for the year ended December 31, 2000. Room expenses decreased 10.1% to $9.8 million in the period from January 1, 2001 to December 6, 2001 from $10.9 million in the year ended December 31, 2000. Selling, general and administrative expenses decreased 3.8% to $37.9 million for the period from January 1, 2001 to December 6, 2001 from $39.4 million for the year ended December 31, 2000, which includes $3.2 million for the year ended December 31, 2000 of pre-petition professional fees and expenses incurred in conjunction with the ongoing development, negotiation and implementation of the restructuring of Fitzgeralds Gaming Corporation. Such expenses also include professional fees and expenses paid by Fitzgeralds Gaming Corporation for the financial and legal advisors to the informal committee (the "Committee") representing holders of a majority in interest of the notes of Fitzgeralds Gaming Corporation.



     Personnel expenses decreased 2.8%, to $63.4 million for the period from January 1, 2001 to December 6, 2001 from $65.2 million for the year ended December 31, 2000 as a result of the December 6, 2001 sale. Such expenses are included in the operating departmental expense to which they relate on the consolidated statements of operations.



     Marketing expenses, which include advertising, promotional material and special events, decreased 5.3 %, to $10.7 million for the period from January 1, 2001 to December 6, 2001 from $11.3 million for the year ended December 31, 2000. The Company's strategy was to utilize its expanded and renovated facilities as additional marketing elements and to continue to adjust marketing expense levels as needed to respond to competition. Such expenses are included in selling, general and administrative expenses on the consolidated statements of operations.



     Depreciation and amortization expense decreased 100% to $0 for the period from January 1, 2001 to December 6, 2001 from $11.7 million for the year ended December 31, 2000, due to the discontinuation of recording depreciation and amortization expense for property and equipment included in net assets held for sale subsequent to filing to Bankruptcy Cases in December 2000.



     Income from Operations. Income from operations for the properties increased from $15.4 million for the year ended December 31, 2000 to $25.4 million for the period from January 1, 2001 to December 6, 2001. The increase in results is primarily due to the $11.4 million gain on sale of assets to the Company and a $13.9 million decrease in depreciation and amortization expense resulting from the discontinuation of recording substantially all depreciation and amortization expense for assets held for sale in the year ended December 31, 2001.



     Net Interest Expense. Interest expense (net of interest income) decreased to $(1,552) for the period from January 1, 2001 to December 6, 2001 from $96,064 for the year ended December 31, 2000, due to the discontinuation of accruing interest on the Notes on December 5, 2000 with the commencement of the Bankruptcy Cases.



     Net Income. Net income for the Properties increased to $25.4 million for the period from January 1, 2001 to December 6, 2001 compared to a net loss of $10.5 million for the year ended December 31, 2000.


  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999


     Operating Revenues. Total operating revenues for the properties were $188.5 million and net operating revenues were $159.7 million for 2000, representing increases of $11.3 million or 6.4% and $6.9 million or 4.6%, respectively, over total revenues for the properties of $177.2 million and net operating revenues of $152.8 million for 1999. Such increases were largely the result of the improved performance of Fitzgeralds Tunica, which opened a 411-space covered parking garage in June 2000. To maintain market share in each of their existing markets, the properties found it necessary to increase their promotional and complimentary expenses in 2000, as described below, to meet the challenges of the intense competition.



     Casino revenues (of which approximately 87.8% and 86.7% are derived from slot machine revenues for 2000 and 1999, respectively) increased $9.9 million or 7.1% to $148.8 million for 2000 from the $138.9 million recorded for 1999.



     Room revenues (at 8.8% and 9.2% of total operating revenues for 2000 and 1999, respectively) increased $306,000 or 1.9% from $16.3 million in 1999 to $16.6 million in 2000. Fitzgeralds Las Vegas room revenue decreased 0.2% as its average daily rate decreased 0.8%, while occupancy rates remained the same at 92.1% for 2000 and 1999. Fitzgeralds Tunica room revenue increased 4.1% due to a 3.2% increase in the average daily rate while occupancy rates increased to 92.5% in 2000 from 92.1% in 1999.

     Food and beverage operating revenues (at 10.4% and 10.6% of total revenues for 2000 and 1999, respectively) increased $857,000 or 4.6% from $18.7 million in 1999 to $19.6 million in 2000. There were increases in food revenues of 0.4%, 4.2% and 9.1% at Fitzgeralds Las Vegas, Fitzgeralds Black Hawk and Fitzgeralds Tunica, respectively. The food revenue increase at Fitzgeralds Tunica was due primarily to an increase in volumes, while the food revenue increases at Fitzgeralds Las Vegas and Fitzgeralds Black Hawk were due to pricing increases.



     Other revenues increased $245,000 or 7.5% from $3.3 million in 1999 to $3.5 million in 2000, primarily due to an additional $0.2 million of revenue generated from lease income and management fees paid to Fitzgeralds Las Vegas by e.three Custom Energy Solutions, LLC, which owns and operates a chilled water plant on land leased from Fitzgeralds Las Vegas and for which Fitzgeralds Las Vegas provides maintenance services.



     Promotional allowances showed a net increase of $4.3 million or 17.6% to $28.8 million for 2000, as compared to $24.5 million for 1999, reflecting the increased level of competition in all three markets.



     Operating Costs and Expenses. Total operating costs and expenses for the properties increased $3.2 million or 2.3%, to $144.3 million for 2000 from $141.1 million for 1999. The increase is a result of increased competition in the Tunica and Black Hawk/Central City markets as personnel expenses at Fitzgeralds Tunica and Fitzgeralds Black Hawk increased 4.9% and 9.0%, respectively, from 1999, due to increased wages in response to competition. Such expenses are included in the operating departmental expense to which they relate on the combined statements of operations. The increase also reflects more intensive marketing efforts at each property undertaken in response to increasing competition in each of the markets in which the properties operate, particularly at Fitzgeralds Tunica, in addition to Fitzgeralds Black Hawk.



     Casino expenses were $69.1 million for 2000, a $5.0 million or 7.7% increase from $64.1 million for 1999, primarily due to increases in expenses associated directly with increased casino revenues, particularly personnel expenses and gaming taxes. Food and beverage expenses decreased $284,000 or 2.4% to $11.5 million for 2000 from $11.8 million for 1999. Room expenses increased $203,000 or 1.9% to $10.9 million for 2000 from $10.7 million in 1999. Selling, general and administrative expenses decreased $1.4 million or 3.5% to $39.4 million for 2000 from $40.8 million for 1999.



     Depreciation and amortization expense decreased $38,000 or 0.3% to $11.7 million for 2000, due to the discontinuation of recording depreciation and amortization expense for property and equipment included in net assets held for sale subsequent to filing the bankruptcy cases in December 2000.



     Corporate expense of $3.0 million for each of 2000 and 1999 is allocated to the properties as a selling, general and administrative expense.



     Income from Operations. As a result of the foregoing, income from operations for the properties increased $3.7 million or 31.3% to $15.4 million for 2000 from $11.7 million in 1999.



     Net Interest Expense. Interest expense (net of interest income) declined $2.2 million or 7.6% to $25.9 million for 2000 from $28.1 million for 1999. Fitzgerald Gaming Corporation ceased accruing interest on its senior secured notes on December 5, 2000 with the commencement of the bankruptcy cases.



     Net Loss. Net loss for the properties decreased by $5.7 million to $10.5 million in 2000 compared to $16.2 million in 1999.



PRO FORMA RESULTS OF OPERATIONS



     The pro forma results of operations include several pro forma adjustments to the historical combined financial statements of the properties. These adjustments fall into two principal categories: (i) cost reductions and (ii) other adjustments related to the offering of the unregistered notes, the acquisition and the restructuring and bankruptcy.



     We expect to reduce costs by approximately $1.2 million per year. These expected cost reductions include a reduction in selling, general and administrative costs to more closely approximate those expenses expected to be incurred under the new ownership. These cost reductions exclude a reduction of $2.4 million in casino costs to reflect employment terminations and cancellations of certain leases and marketing agreements for the year ended December 31, 2001 as these cost reductions may not fall within the SEC's Regulation S-X definition of

"pro forma adjustments." See the Notes to Unaudited Pro Forma Consolidated Financial Statement for more detailed information on this adjustment.



     The pro forma results of operations also reflect a $25.9 million net increase in expenses for the year ended December 31, 2001, as a result of adjustments related to the offering of the unregistered notes, the acquisition of the properties, the bankruptcy, and the related restructuring. These adjustments primarily are to record depreciation and amortization and to accrue interest expense, which, in each case, the properties had ceased to record following the filing of the bankruptcy cases and the entering into of the restructuring agreement, in December 2000. For the year ended December 31, 2001, depreciation and amortization expense has been increased $11.8 million related to depreciation for previous periods for which no depreciation had been recognized, as the related assets had been classified as "net assets held for sale" following the restructuring and amortization of the fees and expenses relating to the offering of the unregistered notes. Interest expense has been adjusted to include $17.8 million of interest expense related to the notes for the year ended December 31, 2001, (based on the 11.653% annual interest rate and the issuance price of 95.0%) and amortization of debt discount.



LIQUIDITY AND CAPITAL RESOURCES



     At December 31, 2001, the Company had cash and cash equivalents of approximately $17.7 million. Cash and cash equivalents included $498,000 at the Company, $8.5 million at Barden Mississippi, $3.8 million at Barden Colorado and $5.0 million at Barden Nevada.



     The Company has met its capital requirements to date through net cash from operations, capital contributions and equipment loans. For the period from inception through December 31, 2001, net cash provided by operating activities totaled approximately $2.6 million. For the period from inception through December 31, 2001, cash used by investing activities totaled approximately $143.9 million. Approximately $152.7 million was invested by the Company to acquire the three Fitzgeralds brand casinos. For the period from inception through December 31, 2001, cash provided by financing activities totaled approximately $159.0 million primarily resulting from the Company's offering of the unregistered notes. As of May 15, 2002, the outstanding borrowings under the credit facility were approximately $1.7 million.



     Management believes that the Company's cash flow from operations and its current line of credit will be adequate to meet the Company's anticipated future requirements for working capital, its capital expenditures and scheduled payments of interest and principal on the unregistered notes and other permitted indebtedness for the year 2002. No assurance can be given, however, that such proceeds and operating cash flow, in light of increased competition will be sufficient for such purposes. If necessary and to the extent permitted under the Investor Holdings Indenture, the Company will seek additional financing through borrowings and debt or equity financing. There can be no assurance that additional financing, if needed, will be available to the Company, or that, if available, the financing will be on terms favorable to the Company. In addition, there is no assurance that the Company's estimate of its reasonably anticipated liquidity needs is accurate or that unforeseen events will not occur, resulting in the need to raise additional funds.


BUSINESS SEASONALITY

     The gaming operations of the properties may be seasonal and, depending on the location and other circumstances, the effects of such seasonality could be significant. At Fitzgeralds Las Vegas, business levels are generally weaker from Thanksgiving through the middle of January (except during the week between Christmas and New Year's) and throughout the summer, and generally stronger from mid-January through Easter and from mid-September through Thanksgiving. At Fitzgeralds Tunica and Fitzgeralds Black Hawk, business levels are typically weaker from Thanksgiving through the end of the winter and typically stronger from mid-June to mid-November.

     The properties' results are also affected by inclement weather in relevant markets. For example, the Fitzgeralds Black Hawk site, located in the Rocky Mountains of Colorado, is subject to snow and icy road conditions during the winter months. Any such severe weather conditions may discourage potential customers from visiting the Black Hawk facilities.

RECENTLY ISSUED ACCOUNTING STANDARDS


     We have adopted Emerging Issues Task Force ("EITF") No. 00-14, "Accounting for Certain Sales Incentives," EITF 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future," and EITF 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products," which required the cash-back component of the Company's Slot Club reward program, including promotional coupons, be classified as a reduction of revenues.



     In June 2001, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 143, "Accounting for Asset Retirement Obligations," SFAS No. 141 requires all business combinations to be accounted for using the purchase method of accounting. SFAS No. 141 is required to be implemented for all acquisitions initiated after June 30, 2001, and all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. We applied SFAS No. 141 for our acquisition of the Fitzgeralds assets.



     Under SFAS No. 142, goodwill and other indefinite lived intangible assets are no longer subject to amortization over their useful lives, rather, they are subject to assessments for impairment at least annually. Also, under SFAS No. 142, an intangible asset should be recognized if the benefit of the intangible asset is obtained through contractual or other legal rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Such intangibles, will be amortized over their useful lives. Under SFAS No. 142, our acquisition of the Fitzgeralds assets was immediately subject to the provisions of SFAS No.
142. We will test these assets for impairment at least annually.



     Under SFAS No. 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 will be implemented by us on January 1, 2002. Adoption of SFAS No. 143 will not have a material impact on our consolidated financial statements.



     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and amends Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Adoption of SFAS No. 144 will not have a material impact on our consolidated financial statements.



     In April 2002, the FASB issued SFAS No. 145, "Recision of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This Statement updates, clarifies and simplifies existing accounting pronouncements relating to extinguishments of debt, accounting for leases and other matters. Management does not expect the standard to have a material impact on the Company's consolidated financial position, results of operations or cash flows.



CRITICAL ACCOUNTING POLICIES



     Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions about the effects of matters that are inherently uncertain. We have summarized our significant accounting policies in Note 2 to our consolidated financial statements. Of our accounting policies, we believe the following may involve a higher degree of judgment and complexity.



     Revenue Recognition. Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Hotel and other revenue is recognized at the time the related service is performed.



     Goodwill. We have approximately $10.6 million of goodwill recorded on our balance sheet at December 31, 2001 related to the acquisition of the Fitzgeralds properties. We regularly evaluate our acquired businesses for potential impairment indicators. Additionally, we adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," that require us to perform impairment testing at least annually. Our judgments regarding the existence of impairment indicators are based on, among other things, the regulatory and market status and operational performance of each of our acquired businesses. Future events could significantly impact our judgments and any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.



     Property and Equipment. At December 31, 2001 we have approximately $122.4 million of net property and equipment recorded on our balance sheet. Third-party valuations have been obtained for property and equipment and intangible assets. We depreciate our assets on a straight-line basis over their estimated useful lives. The estimate of the useful lives is based on the nature of the asset as well as our current operating strategy. Future events, such as property expansions, new competition and new regulations, could result in a change in the manner in which we are using certain assets requiring a change in the estimated useful lives of such assets. In assessing, the recoverability of the carrying value of property and equipment, we must make assumptions regarding estimated future cash flows and other factors. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets.



     Slot Club Liability. The Company offers a program whereby participants can accumulate points for casino wagering that can currently be redeemed for cash, lodging, food and beverages and merchandise. A liability is recorded for the estimate of unredeemed points based upon the Company's redemption history. This liability can be impacted by changes in the program, increases in membership and changes in the redemption patterns of the participants.



CONTRACTUAL COMMITMENTS



     The following table summarizes our obligations and commitments to make future payments under contracts, including long-term debt obligations, capitalized leases and operating leases at December 31, 2001:



                                                            PAYMENTS DUE BY YEAR
                          ----------------------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS      2002         2003         2004        2005       2006      THEREAFTER       TOTAL
------------------------  ----------   ----------   ----------   --------   --------   ------------   ------------
Long-Term Debt..........  $       --   $       --   $       --   $     --   $     --   $145,085,432   $145,085,432
Capital Leases..........     156,574      133,066       84,346     37,460         --             --        411,446
Operating Leases........   1,374,495    1,206,426      925,036    774,092    774,092        774,092      5,828,233
                          ----------   ----------   ----------   --------   --------   ------------   ------------
    Total...............  $1,531,069   $1,339,492   $1,009,382   $811,552   $774,092   $145,859,524   $151,325,111



                                                     AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                          -----------------------------------------------------------------
                                          TOTAL AMOUNTS   LESS THAN       1-3          4-5         OVER 5
OTHER COMMERCIAL COMMITMENTS                COMMITTED       1 YEAR       YEARS        YEARS        YEARS
----------------------------------------  -------------   ----------   ----------   ----------   ----------
Lines of Credit.........................   $6,500,000     $6,500,000   $       --   $       --   $       --
                                           ----------     ----------   ----------   ----------   ----------
    Total...............................   $6,500,000     $6,500,000   $       --   $       --   $       --


           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK


     We have approximately $152.6 million principal amount of notes outstanding under our indenture. Our fixed rate debt instruments are not generally affected by a change in the market rates of interest and therefore, such instruments generally do not have an impact on future earnings. However, as our fixed rate debt matures, future earnings and cash flows may be impacted by changes in interest rates related to debt incurred to fund repayments under maturing facilities. In conjunction with the issuance of our fixed rate debt instruments, we also entered into a credit agreement with a maximum credit line of $15.0 million. This line of credit creates a variable rate debt instrument, which would be affected by changes in the market rates of interest. Assuming we have borrowed against the maximum available under our line of credit, a one-half percentage point change in the underlying variable rate would result in a change in related interest expense of $75,000. Additionally, should we assume variable rate debt in the future, we will be subject to market risk, which is the risk of loss from changes in market prices and interest rates.

                                    BUSINESS

GENERAL


     Our operations consist of three casino properties formerly owned and operated by Fitzgeralds Gaming Corporation in Tunica, Mississippi, Black Hawk, Colorado, and downtown Las Vegas, Nevada. We acquired these casino properties from Fitzgeralds Gaming Corporation and certain of its affiliates on December 6, 2001. Our properties collectively contain approximately 2,900 slot machines, 60 table games, and 1,100 hotel rooms. Our properties are well established, each having been in operation for at least five years, and are located within significant gaming markets. We operate our properties under the Fitzgeralds name in order to continue to benefit from the strong name brand recognition we believe is enjoyed by Fitzgeralds.



     We are indirectly wholly owned subsidiaries of Parent and are indirectly wholly owned and controlled by Don H. Barden, our Chairman, President and Chief Executive Officer. Mr. Barden has an established track record of operating, developing and acquiring properties in the gaming industry and in other industries. Mr. Barden, through Parent, owns and operates the Majestic Star Casino, a gaming facility containing 1,445 slot machines and 52 table games in Gary, Indiana that serves the Chicago metropolitan area. We have no ownership interest in Parent or the Majestic Star Casino.


PROPERTIES


     Fitzgeralds Tunica. Fitzgeralds Tunica is located in north Tunica County, Mississippi, approximately 30 miles from downtown Memphis, Tennessee. Fitzgeralds Tunica has an Irish castle theme and is the focal point of a heavily wooded, 50-acre site situated by the Mississippi River. The Fitzgeralds Tunica casino barge facility opened in June 1994 at a cost of approximately $46.0 million. The facility was expanded to include a hotel and related amenities, which improvements were substantially completed in October 1996 at a cost of approximately $34.0 million. Fitzgeralds Tunica is a full-service entertainment destination and its customer base has been increased and diversified by its ability to attract, in addition to local customers, independent travelers, tour-and-travel customers and guests for special events and conventions. Fitzgeralds Tunica includes a 507-room hotel (including 72 suites), a special events center, an indoor swimming pool and a casino offering 1,375 slot machines and 34 table games, two bars, three restaurants and a gift shop. Under Mississippi law, gaming vessels in Tunica County must be located on the Mississippi River or on navigable waters within counties bordering the Mississippi River. Fitzgeralds Tunica was constructed on barges situated in a specially constructed basin. In June 2000, construction was completed on a 411-space parking garage and an additional 170 spaces of surface parking at a cost of $5.6 million, bringing the total number of spaces to 1,675, plus 120 valet spaces. Fitzgeralds Tunica has conveyed approximately 71 acres of adjacent land to the County of Tunica, as part of the County's 168-acre, $20 million river park project, which will include, among other things, a marina and boat dock (including space for sight-seeing paddlewheel riverboats) and a nature park. As consideration for the conveyance, the County granted Fitzgeralds Tunica a rent-free lease to use and further sublease the boat dock for 15 years from the date of substantial completion of the marina, as well as a perpetual easement allowing ingress and egress between the Fitzgeralds Tunica property and the boat dock. Fitzgeralds has granted Mississippi Riverboat Company LLC, an unrelated third-party operator, an exclusive license to operate riverboat excursions along the Mississippi River from the boat dock in return for monthly license fees. Construction began on the park in mid October 2001, and we expect the park to open in phases beginning in July 2002 through March 2003.



     Fitzgeralds Black Hawk. Fitzgeralds Black Hawk is located adjacent to the entrance to the downtown gaming area of Black Hawk, Colorado, next to the Gilpin Casino and across the street from Bullwhackers. Fitzgeralds Black Hawk consists of a two-story building, the interior of which features high ceilings and other architectural details which set it apart visually from many other Black Hawk casinos. The casino offers 594 slot machines, 6 table games, a restaurant and a bar. The second floor is mostly unfinished and currently is partially used for offices and storage space. Fitzgeralds Black Hawk also has a 392-space, all valet parking garage adjacent to the casino. In addition, we recently authorized and began a $304,000 partial demolition project on property adjacent to Fitzgeralds Black Hawk. This property is available for expansion if market conditions warrant and we are currently evaluating the possibility of such an expansion to better serve this growing market. Fitzgeralds has obtained some, but not all, of the permits necessary to undertake the proposed expansion.


     Fitzgeralds Las Vegas. Fitzgeralds Las Vegas is located on the city block bounded by Fremont, Carson, Third and Fourth Streets at the Fremont Street Experience in downtown Las Vegas. The property is accessible via Interstate 15 and U.S. 95 and markets to downtown Las Vegas tourists, numbering approximately 35 million in 2001, and, to a lesser extent, to the approximately 1.6 million residents of the Las Vegas MSA. The 34-story building underwent a refurbishment of the hotel and remodeling expansion of the casino which was substantially completed in December 1996 at a cost of approximately $19.4 million. Fitzgeralds Las Vegas offers 934 slot machines, 23 table games, 638 hotel rooms (including 14 suites), a 42-seat keno lounge and a sports book (operated by a third party). Fitzgeralds Las Vegas amenities include five restaurants (including a McDonald's restaurant), three bars, a special events center, a gift shop and an entertainment area. The facility includes a 335-space parking structure and an adjacent surface parking area with an additional 41 spaces.


MAJESTIC INVESTOR CAPITAL CORP.

     Majestic Investor Capital Corp. is a wholly owned subsidiary of Majestic Investor Holdings, LLC, and was formed specifically to facilitate the offering of the notes. It does not have any material assets.

MARKETS

  FITZGERALDS TUNICA


     The Tunica market, which primarily serves the Memphis, Tennessee area, also attracts drive-in customers from Northern Mississippi and Little Rock, Arkansas, as well as regional weekend travelers flying into Memphis. The market draws most of its customers from within a 200-mile radius of the Tunica market. The population within this 200-mile radius was approximately 7.3 million in 2000. There were approximately 26.8 million visitors to Tunica in 2001.


     The following table sets forth certain data for the Tunica gaming market, based on information reported by the Mississippi Gaming Commission based on data from the Tunica County Administrator's tax records with respect to the Tunica gaming market, and for Fitzgeralds Tunica, for the periods indicated.


                                                                                  FOR THE QUARTER ENDED
                                    FOR THE TWELVE MONTHS ENDED DECEMBER          ----------------------
                               -----------------------------------------------    APRIL 1,    MARCH 31,
                                 1998        1999         2000         2001         2001         2002
                               --------   ----------   ----------   ----------    ---------   ----------
                                                        (DOLLARS IN THOUSANDS)
TUNICA MARKET DATA:(1)
Gaming Revenues..............  $966,664   $1,058,231   $1,099,142   $1,097,094    $272,406     $284,031
Growth Rate(2)...............                    9.5%         3.9%       (0.19)%                   4.27%
Gaming Positions(3)..........    17,261       18,116       18,282       18,056      18,343       17,868
FITZGERALDS TUNICA PROPERTY
  DATA:(4)
Gaming Revenues..............  $ 59,566   $   65,676   $   73,507   $   82,956    $ 21,549     $ 23,357
Growth Rate(2)...............                   10.3%        11.9%        12.9%                    8.39%
Gaming Positions(3)..........     1,379        1,415        1,486        1,592       1,511        1,579
Operating Income (Loss)......  $  2,063   $    5,321   $    9,018   $   42,687    $  5,442     $  4,628
Net Income (Loss)............  $(10,355)  $   (7,399)  $   (2,803)  $   42,685       5,440     $  4,642
Fair Share(5)................      77.1%        79.5%        82.3%       92.75%      96.03%       93.06%


---------------


(1) Tunica uses either a 28-day or a 35-day reporting month instead of a calendar reporting month. As a result: (a) the twelve months ended December 1998, 1999, 2000 and 2001 mean, respectively, the periods from December 21, 1997 through December 22, 1998; December 23, 1998 through December 18, 1999; December 19, 1999 through December 16, 2000; and December 17, 2000 through December 15, 2001, and (b) the three months ended March 2001 and 2002 mean, respectively, the periods from December 17, 2000 through March 17, 2001 and December 16, 2001 through March 16, 2002.


(2) % change from comparable prior-year period.

(3) Determined by averaging the number of gaming positions for each reporting month in such period.


(4) Property data is presented (a) for the years ended December 31, 1998, 1999 and 2000 and for the twelve months ended December 31, 2001, respectively and
    (b) for the quarter ended April 1, 2001 and March 31, 2002, respectively.



(5) This statistic generally reflects whether a property has captured its pro rata share (based on the property's gaming positions compared to all gaming positions in the market) of the gaming in a market and is computed using the best available data, but it is not a precise measure. If the "Fair Share" number exceeds 100%, the property has more than its pro rata share of revenues in the market. If the "Fair Share" number is less than 100%, the property has less than its pro rata share of revenues. The "Fair Share" number equals property's market share of gaming revenues divided by property's market share of gaming positions for each of the periods presented. The number of gaming positions for a specified period is determined by averaging the number of gaming positions for each reporting month in such period. The number of gaming positions for a reporting month is equal to the sum of (i) the number of slot machines reported to the applicable gaming regulatory agency for such month and (ii) the product of six times the number of table games reported to the applicable gaming regulatory agency for such month.



(6) The properties discontinued recording depreciation and amortization of their property and equipment and interest on the senior secured notes subsequent to the filing of the bankruptcy cases on December 5, 2000.


  FITZGERALDS BLACK HAWK

     The Black Hawk/Central City market, which includes the City of Black Hawk and Central City, attracts drive-in or "day trip" customers from the population centers of Denver, Boulder and Fort Collins, Colorado as well as Cheyenne, Wyoming. These population centers are located within a 100-mile radius of the Black Hawk/Central City market. The population within this 100-mile radius has experienced steady growth from a population of approximately 2.8 million in 1990 to approximately 3.7 million in 2000.

     The following table sets forth certain data for the Black Hawk/Central City market, based on information reported by the Colorado Division of Gaming with respect to the Black Hawk/Central City market, and for Fitzgeralds Black Hawk, for the periods indicated.


                                      FOR THE YEAR ENDED DECEMBER              FOR THE QUARTER ENDED
                               -----------------------------------------   ------------------------------
                                 1998       1999       2000       2001     APRIL 1, 2001   MARCH 31, 2002
                               --------   --------   --------   --------   -------------   --------------
                                        (DOLLARS IN THOUSANDS)
BLACK HAWK/CENTRAL CITY
  MARKET DATA:
Gaming Revenues..............  $365,987   $428,708   $497,222   $538,057     $128,936         $144,790
Growth Rate(1)...............                 17.1%      16.0%       8.2%                         12.3%
Gaming Positions(2)..........     9,748     10,663     11,170     11,090       11,040           12,245
FITZGERALD BLACK HAWK
  PROPERTY DATA(3):
Gaming Revenues..............  $ 35,086   $ 35,123   $ 36,794   $ 38,316     $  8,911         $  9,217
Growth Rate(1)...............                  0.1%       4.8%       4.1%                         3.43%
Gaming Positions(2)..........       612        602        627        632          630              630
Operating Income (Loss)......  $  9,074   $  7,517   $  6,385   $  7,701     $  1,594         $  1,259
Net Income (Loss)............  $    (81)  $    194   $   (384)  $  7,670     $  1,592         $  1,262
Fair Share(4)................     152.7%     145.1%     131.8%     126.2%      121.11%          123.73%

---------------

(1) % change from comparable prior-year period.

(2) Determined by averaging the number of gaming positions for each reporting month in such period.


(3) Property data is presented (a) for the years ended December 31, 1998, 1999 and 2000 and for the twelve months ended December 31, 2001, respectively (b) for the quarter ended April 1, 2001 and March 31, 2002, respectively.



(4) For more information regarding this statistic, please see footnote 5 to the table set forth under "Business -- Markets -- Fitzgeralds Tunica."



(5) The properties discontinued recording depreciation and amortization of their property and equipment and interest on the senior secured notes subsequent to the filing of the bankruptcy cases on December 5, 2000.


  FITZGERALDS LAS VEGAS


     Las Vegas continues to grow rapidly and is one of the world's largest tourist destinations. The population of the Las Vegas MSA has nearly doubled, from approximately 0.9 million in 1990 to approximately 1.6 million in 2000, with casino, hotel and airport facilities growing concomitantly. In the same time period, the number of visitors to downtown Las Vegas has increased 71.1%, from approximately 21.0 million in 1990 to approximately 35 million in 2001.



     In order to more fully participate in this growth, the downtown gaming companies opened the Fremont Street Experience in December 1995 to revitalize the central core of the downtown Las Vegas gaming district. The Fremont Street Experience converts five blocks of Fremont Street into a "must see" attraction that restores and enhances the intimacy and visual excitement of downtown Las Vegas. The Fremont Street Experience includes a pedestrian mall, shops, restaurants and entertainment beneath an approximately 1,500-foot long, 90-foot high Space Frame, which incorporates approximately 2.1 million lights to offer a number of "Sound and Light Shows" as well as a number of special events and festivals. A project has been proposed to visually enhance the Fremont Street Experience "Sound and Light Shows" by replacing the existing light display with flat panel display screens which have the capability to show televised and other multimedia events and programming, thereby dramatically enhancing the range of entertainment programming options. With its appeal to adults, together with its location on Fremont Street, the Fremont Street Experience is distinguishable from other Las Vegas attractions and draws both locals and tourists who might not otherwise visit the downtown area. In addition, the most recent development in the downtown Las Vegas area is the approximately $100 million Neonopolis project, a 250,000 square foot retail and entertainment venue with a 14 screen movie theater that opened in May 2002. The project includes a $32 million, 600 space underground parking garage. This project is located at the east end of the Fremont Street Experience and across from our Fitzgeralds Las Vegas property.


     We believe that many gaming patrons choose to stay and play in downtown Las Vegas because the downtown casinos have traditionally provided a more comfortable and less intimidating environment and are perceived to offer more liberal slot payouts and better odds on table games than casinos located on the Las Vegas Strip.

     The following table sets forth certain operating results for the downtown Las Vegas gaming market, based on information reported by the Nevada State Gaming Control Board with respect to the downtown Las Vegas gaming market, and for Fitzgeralds Las Vegas, for the periods indicated.


                                  FOR THE YEAR ENDED DECEMBER              FOR THE QUARTER ENDED
                           -----------------------------------------   ------------------------------
                             1998       1999       2000       2001     APRIL 1, 2001   MARCH 31, 2002
                           --------   --------   --------   --------   -------------   --------------
                                                     (DOLLARS IN THOUSANDS)
LAS VEGAS MARKET DATA:
Gaming Revenues..........  $678,704   $666,918   $673,768   $683,301     $178,976         $170,510
Growth Rate(1)...........                 (1.7)%      1.0%       1.4%                         (4.7)%
Gaming Positions(2)......    21,766     21,159     20,976     20,699       20,769           19,694

                                  FOR THE YEAR ENDED DECEMBER              FOR THE QUARTER ENDED
                           -----------------------------------------   ------------------------------
                             1998       1999       2000       2001     APRIL 1, 2001   MARCH 31, 2002
                           --------   --------   --------   --------   -------------   --------------
                                                     (DOLLARS IN THOUSANDS)
FITZGERALD LAS VEGAS
  PROPERTY DATA(3):
Gaming Revenues..........  $ 35,813   $ 38,130   $ 38,476   $ 39,757     $ 10,518         $  9,780
Growth Rate(1)...........                  6.5%       0.9%       3.3%                        (7.02)%
Gaming Positions(2)......     1,217      1,183      1,137      1,147        1,107            1,072
Operating Income
  (Loss).................  $   (594)  $ (1,115)  $     (7)  $(24,011)    $  1,664         $    240
Net Income (Loss)........  $(10,833)  $ (9,043)  $ (7,348)  $(24,060)    $  1,679         $    236
Fair Share(4)............      94.4%     102.3%     105.4%     105.0%      110.26%          105.48%


---------------

(1) % change from comparable prior-year period.

(2) Determined by averaging the number of gaming positions for each reporting month in such period.


(3) Property data is presented (a) for the years ended December 31, 1998, 1999 and 2000 and for the twelve months ended December 31, 2001, and (b) for the quarter ended April 1, 2001 and March 31, 2002.



(4) For more information regarding this statistic, please see footnote 5 to the table set forth under "Business -- Markets -- Fitzgeralds Tunica."



(5) The properties discontinued recording depreciation and amortization of their property and equipment and interest on the senior secured notes subsequent to the filing of the bankruptcy cases on December 5, 2000.


OUR OPERATING STRATEGY

     The principal elements of our operating strategy include:

     Focus on Quality and Service at an Affordable Price. Our casinos provide a high-quality casino entertainment experience at an affordable price to attract middle market guests. We believe these middle market guests constitute the largest segment of potential gaming customers whom we can then identify, qualify and target for direct marketing activities. Our approach to business at our three properties focuses on guest service and includes:

     - trained hosts to personally assist guests;

     - friendly employees;

     - quality food, beverages and lodging (except for Black Hawk, which does not include a hotel) at a moderate price;

     - a mix of gaming machines tailored to our customers; and

     - personal attention through direct mail promotions, targeted incentives and the use of the Fitzgeralds Card as part of a frequent player recognition program.


This strategy was developed, in part, based on our experience in operating our Parent's casino (in which we have no ownership interest). As with any strategy, its success can only be measured by actual results. While we may not have correctly assessed the nature of our customers or what they prefer, we believe that our approach to business creates a comfortable, familiar and friendly environment that promotes customer loyalty and satisfaction, enhances playing time, leads to a high rate of repeat business and is the basis for the further development of the Fitzgeralds gaming brand, which we believe is nationally recognized, and our reputation for quality and service at an affordable price.


     Capitalize on Fully Integrated Player Tracking and Extensive Guest Database. Direct marketing to our guests is a key component of our customer service. Each of our properties contains a fully integrated player tracking system that permits detailed player tracking at each individual property. The system uses the Fitzgeralds Card to track individual or combined play at slot machines, table games and keno, as well as food and beverage and hotel expenditures at each individual property. This fully integrated system allows us to identify players and their gaming preferences and practices and to develop a comprehensive customer database for marketing and guest services purposes. Our player tracking program allows us to target our marketing programs to categories of players, including through advertising programs, promotions, tournaments with substantial cash prizes, special group and tour packages and other events and incentives designed to promote customer loyalty and increase repeat business. Our tracking system also allows us to better tailor our pricing, promotions, gaming machine selection and other guest services to customer preferences. In the future, we intend to use the tracking system to encourage customers of each individual property to patronize our other properties. We realize that the value of the tracking system is dependent on the quality of the data and our ability to use the information to generate revenue. We currently have over 670,000 active players in our database.



     Promote Nationally Recognized Gaming Brand. We believe the Fitzgeralds brand has developed into a nationally recognized gaming brand by using a consistent Irish Luck theme throughout the casinos, hotels, restaurants and bars at all of its properties. The Irish Luck theme allows us to capitalize on our belief that every casino guest wants to feel lucky. The Irish Luck theme incorporates various aspects of Irish folklore, such as leprechauns, horseshoes, four-leaf clovers, the Blarney Stone and a pot of gold at the end of a rainbow, as well as Irish music. We believe that this theme creates an exciting and comfortable environment together with a distinctive brand identity for customers. Although there can be no assurance that we will attract customers based on the Fitzgeralds gaming brand, we believe that Fitzgeralds customers have come to associate the Irish Luck theme and the associated trade dress and Fitzgeralds brand trademarks with strong guest services such as the personal attention and quality product and gaming experience that we seek to provide at each of our properties.



     Leverage Existing Majestic Star Customer Base. Parent has established the Club M-Star Slot Club to increase the frequency of visits by Parent's existing customers. This program enables Parent to maintain a comprehensive database of information on approximately 118,000 of its active gaming patrons, including their gaming levels, duration of play and preferences. Parent uses this information to create a comprehensive direct mail marketing program. Although we will be able to use this information and the marketing program, to market our properties to existing customers of Parent there can be no assurance that existing customers of Parent will become our customers.


     Capitalize on Market Growth Opportunities. We believe there are substantial future growth opportunities within each of the markets where our properties are located, including the following:


     - Fitzgeralds Tunica. A 168-acre, $20 million Tunica River Front Park is under development adjacent to our Fitzgeralds Tunica Property. The park will include a marina and boat dock facility along the Mississippi river (including space for sight-seeing paddlewheel riverboats), a historic Mississippi river museum, nature trails, retail space, and parking. Construction began on the park in mid October 2001, and we expect the park to open in phases beginning in July 2002 through March 2003. Tunica County has assumed the full obligation to fund this project and will require no financial contribution from us. Fitzgeralds Tunica conveyed approximately 71 acres of the river park land to the County, and as consideration for the conveyance, the County granted Fitzgeralds Tunica a rent-free lease to use and further sublease the boat dock for 15 years from the date of substantial completion of the marina, as well as a perpetual easement allowing ingress and egress between the Fitzgeralds Tunica property and the boat dock. We have licensed our right to use the boat dock to a riverboat operator who will provide riverboat excursions along the Mississippi River from the marina and boat dock. In an effort to increase customer traffic in the Tunica area, Tunica County also is expanding its airport into a regional airport, with the first phase of expansion scheduled for completion in 2003 and the second phase scheduled for completion in 2005. Although there can be no assurance, we believe that both the Tunica River Front Park and the regional airport will attract new customers to our Tunica property.



     - Fitzgeralds Black Hawk. The Black Hawk/Central City market serves the rapidly growing Denver area, of which the population of the metropolitan statistical area grew 30.0% from 1990 to 2000. The compounded annual growth rate of gaming revenues for the Black Hawk/Central City market was

       13.60% for the period from January 1998 through March 2002. The market continues to experience rapid growth as gaming revenues for the three months ended March 2002 increased 12.30% over the comparable period in the prior year. We believe that the market has potential for future growth as well, in part due to a proposal to improve access to Black Hawk. The City of Black Hawk Development Authority is currently pursuing plans to expand the road leading to Black Hawk and construct a tunnel leading to the downtown gaming area from I-70, the major interstate highway from Denver. A referendum is expected to be held in May 2002 to approve the financing for the proposed tunnel. We cannot assure you that the financing for the proposed tunnel will be approved, or if the financing is approved, when or if the proposed tunnel will be built. Our Fitzgerald Black Hawk property has available adjacent land for expansion if market conditions warrant and we are currently evaluating the possibility of such an expansion to better serve this growing market.



     - Fitzgeralds Las Vegas. The downtown Las Vegas area has long been the focus of continued efforts to increase tourist traffic, beginning with the Fremont Street Experience, an entertainment and retail promenade, which opened in December 1995. The most recent development is the approximately $100 million Neonopolis project, a 250,000 square foot retail and entertainment venue with a 14 screen movie theater that opened in May 2002. The project includes a $32 million, 600 space underground parking garage. This project is located at the east end of the Fremont Street Experience and across from our Fitzgeralds Las Vegas property. We believe that this project will attract more potential customers to downtown Las Vegas and shift the focus of downtown traffic along the Fremont Street Experience towards our Fitzgeralds Las Vegas property. Additionally, a project has been proposed to visually enhance the Fremont Street Experience "Sound and Light Shows" by replacing the existing light display with flat panel display screens which have the capability to show televised and other multimedia events and programming, thereby dramatically enhancing the range of entertainment programming options.



     While we believe we have the ability to capitalize on these market growth opportunities, there can be no assurance that these opportunities will become available, and if they do, that we will be able to take advantage of them.


COMPETITION

     We face intense competition in each of the markets in which our gaming facilities are located. Many of our competitors have significantly greater name recognition and financial, marketing and other resources than we do. Our properties compete principally with other gaming properties in or near California, Nevada, Mississippi and Colorado. Our Black Hawk property will face additional competition from the new Black Hawk Casino by Hyatt, which opened on December 19, 2001. At this time, we are unable to determine what impact this casino will have on our operations. In addition to regional competitors, we compete with gaming facilities nationwide, including land-based casinos in Nevada and Atlantic City, as well as elsewhere, not only for customers but also for employees and potential future gaming sites. We also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, Internet gaming, on- and off-track wagering and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States has increased competition faced by us and will continue to do so in the future. Additionally, if gaming were legalized in jurisdictions near our properties where gaming currently is not permitted, we would face additional competition. For example, our casino in Tunica, Mississippi competes for customers from Memphis, Tennessee and Little Rock, Arkansas, where gaming activity is currently prohibited. The legalization of gaming in either of those jurisdictions would likely have an adverse impact on our operations at Fitzgeralds Tunica. Colorado has experienced recent legislative activity with respect to expanding gaming venues, but no such legislation has been passed to date. There can be no assurance that we will be able to continue to compete successfully in our existing markets or that we will be able to compete successfully against any such future competition.

EMPLOYEES AND UNIONS


     We directly employ approximately 2,517 persons. Approximately 14% of our workforce is unionized. As of March 31, 2002, Fitzgeralds Las Vegas employed approximately 881 people, approximately 338 of whom are represented by the Culinary Workers Union, Local No. 226 and the Bartenders Union, Local 165, under a five-year contract expiring on May 31, 2002. In addition, four employees are represented by the United Brotherhood of Carpenters and Joiners of America, Southern California-Nevada Regional Council of Carpenters and its Affiliated Local No. 1780, under a three-year contract that expired on July 31, 2001, which is currently being renegotiated. As of March 31, 2002, Fitzgeralds Tunica and Fitzgeralds Black Hawk employed approximately 1,228 and 363 people, respectively, none of whom are represented by a union. Management believes that it has excellent relations with its employees and unions.


TRADE NAMES, TRADEMARKS AND SERVICE MARKS


     We believe Fitzgeralds developed a national gaming brand by using a consistent Irish Luck theme throughout the casinos, hotels, restaurants and bars at all of its properties. As part of the Fitzgeralds acquisition, we acquired proprietary rights in registered and common law trade names, trademarks and service marks used in connection with the business and created to enhance the Irish Luck theme, gaming activities and our association with the Fremont Street Experience, including the marks "Fitzgeralds," "Fitz" and the "Mr. O'Lucky" character design. In connection with the Fitzgeralds acquisition, we also acquired several non-exclusive licenses and supply agreements, which permit us to utilize and offer at our facilities a variety of casino games, gaming devices and related software and technology which are subject to certain third party patent, copyright and trademark rights. Under an exclusive license from us, Fitzgeralds Gaming Corporation retained the right to use the name "Fitzgeralds" in connection with its operation of its existing casino property in Reno, Nevada and in connection with any casino properties it may operate in the future in Northern California, Northern Nevada, Oregon and Washington. We retained all other rights to the Fitzgeralds name and all Fitzgeralds trademarks, service marks and trade dress for use in connection with Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas. In connection with any use of the Fitzgeralds name, the terms of the license require Fitzgeralds Gaming Corporation to comply with certain requirements, including operating any casino property using the Fitzgeralds name in accordance with our current operating standards. See "Risk Factors -- Risks Related to Our Business -- The right of Fitzgeralds Gaming Corporation to continue to use the name "Fitzgeralds" may negatively impact our national brand recognition."


LEGAL PROCEEDINGS

     Currently we are not involved in any legal proceedings. In the future, we anticipate we may be involved in routine litigation, including bankruptcies of debtors, collection efforts, disputes with employees and customers and other matters in the ordinary course of our business operations.

ENVIRONMENTAL MATTERS

     We are subject to certain federal, state and local environmental, safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clear Air Act, Clean Water Act, Occupational Safety and Health Act, Oil Pollution Act, Resource Conservation Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). We have not made, and do not anticipate making, material expenditures with respect to these environmental laws, regulations and ordinances. In November 2000, independent environmental consultants conducted Phase Is on all three casino properties and identified no recognized environmental conditions meriting a Phase II investigation. However, the coverage and attendant compliance costs associated with environmental laws, regulations and ordinances may result in future additional costs to our operations. For example, we may incur material liability if contamination is discovered on any of our properties, either during the course of future development or in connection with the properties designated for investigation or remediation.

     Specifically, the Black Hawk and Central City gaming districts, including the Fitzgeralds Black Hawk site, are located within a 400-square mile area that in 1983 was designated by the EPA as the Clear Creek/ Central City National Priorities List Site Study Area ("Study Area") pursuant to CERCLA. The Study Area includes numerous specifically identified areas of mine tailings and other waste piles caused by historical mining activity in the area, which areas are the subject of ongoing investigation and clean-up by the EPA and the Colorado Department of Public Health and Environment ("CDPHE"). CERCLA requires remediation of sites from which there has been a release or threatened release of hazardous substances and authorizes the EPA to take any necessary response actions at Superfund sites, including authorizing potentially responsible parties ("PRPs") to clean up or contribute to the clean up of a Superfund site. PRPs are broadly defined under CERCLA, and include past and present owners and operators of a site. CERCLA imposes strict liability on PRPs, and courts have commonly held PRPs to be jointly and severally liable for all response costs.

     Fitzgeralds Black Hawk is not within any of the specific areas of the Study Area currently identified by the EPA and CDPHE for investigation or remediation. The property on which the Fitzgeralds Black Hawk casino is situated was not a historical mining site but rather was the location for a general store. The parking complex for the casino and an adjacent vacant lot, however, are situated near a historical milling area. To date no remediation requirements have been recommended or required with regard to any portion of the property although test borings would likely be required in connection with any future construction on the expansion parcel of the property (see "Business -- Property"). Based on the assessments to date, we are not aware of any environmental problems affecting Fitzgeralds Black Hawk which are likely to result in material costs to us. No assurance can be given, however, that environmental problems will not subsequently be discovered. Furthermore, the EPA or other governmental authorities could broaden their investigations and identify areas of concern within the site, we could be identified as a PRP, and any liability related thereto could have a material adverse effect on us.

     In addition, under environmental laws and regulations, a beneficiary of a deed of trust or mortgage on real estate, such as the trustee, may be held liable, under certain circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous materials. Under the indenture and related documents, the trustee is indemnified against its costs, expenses and liabilities, including environmental clean up costs and liabilities. This could potentially reduce foreclosure proceeds to the holders of the registered notes. In addition, in specified circumstances, holders may act directly rather than through the trustee in order to pursue a remedy under the indenture. If the holders exercise that right, they could be subject to the risks described above.

                                   MANAGEMENT

EXECUTIVE OFFICERS/MANAGERS

     Each of Majestic Investor Capital Corp., Barden Colorado Gaming, LLC, Barden Mississippi Gaming, LLC and Barden Nevada Gaming, LLC are wholly owned subsidiaries of Majestic Investor Holdings, LLC. The following table sets forth the names and ages of the executive officers of Majestic Investor Capital Corp. and of the managers and executive officers of each of Majestic Investor Holdings, LLC, Barden Colorado Gaming, LLC, Barden Mississippi Gaming, LLC and Barden Nevada, LLC.

NAME                   AGE                                POSITION(S)
----                   ---                                -----------
Don H. Barden........  58    Manager of Majestic Investor Holdings, LLC, Barden Colorado Gaming,
                             LLC and Barden Mississippi Gaming LLC; Chairman, President and Chief
                             Executive Officer of Majestic Investor Holdings, LLC, Majestic
                             Investor Capital Corp., Barden Colorado Gaming, LLC, Barden
                             Mississippi Gaming, LLC and Barden Nevada Gaming, LLC; Director of
                             Majestic Investor Capital Corp.
Michael E. Kelly.....  40    Manager of Majestic Investor Holdings, LLC and Barden Mississippi
                             Gaming, LLC; Executive Vice President, Chief Operating and Financial
                             Officer and Secretary of Majestic Investor Holdings, LLC, Majestic
                             Investor Capital Corp., Barden Colorado Gaming, LLC, Barden
                             Mississippi Gaming, LLC and Barden Nevada Gaming, LLC; Director of
                             Majestic Investor Capital Corp.

     Barden Nevada Gaming, LLC is managed by Majestic Investor Holdings, LLC, its member.

MANAGEMENT PROFILES

     Following is a brief description of the business experience of each of the executive officers of Majestic Investor Capital Corp. and of the managers and executive officers of Majestic Investor Holdings, LLC, Barden Colorado Gaming, LLC, Barden Mississippi Gaming, LLC and Barden Nevada Gaming, LLC listed in the preceding table:

     Don H. Barden, Manager of Majestic Investor Holdings, LLC, Barden Colorado Gaming, LLC and Barden Mississippi Gaming LLC; Chairman, President and Chief Executive Officer of Majestic Investor Holdings, LLC, Majestic Investor Capital Corp., Barden Colorado Gaming, LLC, Barden Mississippi Gaming, LLC and Barden Nevada Gaming, LLC; Director of Majestic Investor Capital Corp. Mr. Barden is also the Chairman, President and Chief Executive Officer of our parent company, Majestic Investor, LLC, and Parent, which is the parent of Majestic Investor, LLC, and has served as Chairman and President of BDI, Parent's managing member, since November 16, 1993. Mr. Barden also has served as a manager of Majestic Investor Holdings, LLC and a director of Majestic Investor Capital Corp. since their respective formations. Additionally, he is the President and Chief Executive Officer of a group of other companies he owns and/or operates. Over the past 30 years, Mr. Barden has successfully developed, owned and operated many business enterprises in various industries including real estate development, casino gaming, broadcasting, cable television and international trade.

     Michael E. Kelly, Manager of Majestic Investor Holdings, LLC and Barden Mississippi Gaming, LLC; Executive Vice President, Chief Operating and Financial Officer and Secretary of Majestic Investor Holdings, LLC, Majestic Investor Capital Corp., Barden Colorado Gaming, LLC, Barden Mississippi Gaming, LLC and Barden Nevada Gaming, LLC; Director of Majestic Investor Capital Corp. Mr. Kelly is also the Executive Vice President, Chief Operating and Financial Officer of Majestic Investor, LLC and Parent, and has maintained responsibility for Parent's daily operations since October 17, 1998. Mr. Kelly also has served as a manager of Majestic Investor Holdings, LLC and a director of Majestic Investor Capital Corp. since their respective formations. From April 1996 through December 31, 1998, Mr. Kelly served as Parent's Vice President and Chief Financial Officer. Mr. Kelly has also served as a Vice President of BDI since April, 1996. From June 1994 to April 1996, Mr. Kelly held various positions with Fitzgeralds Gaming Corporation, including Vice President of Finance. Mr. Kelly also was the Senior Director of Operations and Chief Financial Officer of Fitzgeralds Tunica from July 1994 to November 1995. From September 1991 to June 1994, Mr. Kelly was Vice President and Chief Financial Officer of Empress River Casino Corporation and its affiliates. From 1982 to 1991, Mr. Kelly was employed in various senior finance and administrative functions by Harrah's Hotel & Casino in New Jersey and Nevada and by the Fitzgeralds Group in Reno and Las Vegas, Nevada.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation earned for services performed for Parent, Majestic Investor, LLC and, following its formation in September of 2001, Majestic Investor Holdings, LLC and each of its subsidiaries, during the years shown below by our Chief Executive Officer and our other executive officer. All compensation is paid by Parent.


                                              ANNUAL COMPENSATION(1)
                                            --------------------------      ALL OTHER
NAME AND POSITION                           YEAR    SALARY     BONUS     COMPENSATION(2)
-----------------                           ----   --------   --------   ---------------
Don H. Barden.............................  2001   $332,788   $     --       $ 1,271
  Chairman, President and Chief             2000    331,250         --           920
  Executive Officer                         1999    289,000         --         1,139
Michael E. Kelly..........................  2001   $296,635   $175,000       $24,901
  Executive Vice President, Chief           2000    280,000    100,000        18,589
  Operating and Financial Officer           1999    275,000     70,000        14,919
  and Secretary


---------------

(1) The incremental cost to Parent of providing perquisites and other personal benefits did not exceed, as to any "Named Executive Officer," the lesser of $50,000 or 10% of the total salary and bonus paid to such executive officer for any such year and, accordingly, is omitted from the table.

(2) Amounts represent contractual payments under individual employment agreements. In 2001, Parent contributed a 401(k) match of $17,530 to Mr. Kelly, and Mr. Kelly was also reimbursed by Parent $4,647 for non-deductible medical plan expenditures. In 2001, life insurance premiums of $1,271 and $2,724 were paid by Parent on behalf of Messrs. Barden and Kelly, respectively. In 2000, Parent contributed a 401(k) match of $11,520 to Mr. Kelly, and Mr. Kelly was also reimbursed by Parent $5,045 for non-deductible medical plan expenditures. In 2000, life insurance premiums of $920 and $2,024 were paid by Parent on behalf of Messrs. Barden and Kelly, respectively. In 1999, Parent contributed a 401(k) match of $7,601 to Mr. Kelly, and Mr. Kelly was also reimbursed $4,904 for non-deductible medical plan expenditures. In 1999, life insurance premiums of $1,139 and $2,414 were paid on behalf of Messrs. Barden and Kelly, respectively.

CERTAIN AGREEMENTS

     Pursuant to an amended and restated management agreement entered into on December 5, 2001, and effective on December 6, 2001, BDI, a company wholly owned by Don H. Barden, will receive a management fee for acting as our manager. In addition, pursuant to an expense sharing agreement entered into on October 22, 2001, we will reimburse Parent for a specified percentage of (i) the costs and expenses of executives and certain other employees, including, but not limited to, salaries, bonuses, benefit payments, insurance and supplies, (ii) rent and
(iii) other similar costs and expenses paid by Parent. These executives and employees will provide services to both Parent and to us and our subsidiaries. Please refer to the discussion of the management agreement and the expense sharing agreement set forth under "Material Agreements -- Management Agreement."

EMPLOYMENT AGREEMENTS

     Mr. Barden serves as our Chairman, President and Chief Executive Officer and currently receives annual compensation of $370,000 as an employee, pursuant to a letter agreement dated October 22, 2001 with Parent.

     Mr. Kelly serves as our Executive Vice President, Chief Operating and Financial Officer and Secretary pursuant to a three-year employment agreement with Parent dated October 22, 2001. Under this agreement, Mr. Kelly will receive base compensation of $400,000 per year and can also earn annual incentive compensation based upon his performance and our performance. In addition to such compensation, Mr. Kelly is entitled to term life insurance in an amount equal to $2.5 million and other customary employee benefits, including participation in our 401(k) plan, together with a $100,000 signing bonus and an interest free loan in the amount of $200,000 to be repaid in three equal annual installments. Mr. Kelly is also entitled to additional compensation, upon a change in control, equal to his base salary and incentive compensation for the remainder of the term of the agreement, plus 12 months thereafter. Mr. Kelly's employment agreement contains certain non-competition provisions with a duration of 12 months following termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We have no standing Compensation Committees. All compensation decisions are made by Parent, whose sole manager is BDI.

                                PRINCIPAL OWNER

     We are indirectly wholly owned by Don H. Barden, our Chairman, President and Chief Executive Officer.

     The following table sets forth the beneficial ownership of each of Majestic Investor Holdings, LLC, Majestic Investor Capital Corp., Barden Colorado Gaming, LLC, Barden Mississippi Gaming, LLC and Barden Nevada Gaming, LLC as of the date hereof.

NAME AND ADDRESS OF BENEFICIAL OWNER OF
MAJESTIC INVESTOR HOLDINGS, LLC                                % OWNERSHIP
---------------------------------------                        -----------
Don H. Barden...............................................     100.0%(1)
  163 Madison Avenue, Suite 2000
  Detroit, MI 48226

---------------

(1) Includes the membership interests in Majestic Investor Holdings, LLC, all of which are beneficially owned directly by Majestic Investor, LLC, which is directly wholly owned by Parent. All of the membership interests in Parent are directly wholly owned by BDI, which is directly wholly owned by Mr. Barden.

NAME AND ADDRESS OF BENEFICIAL OWNER OF
MAJESTIC INVESTOR CAPITAL CORP.                                % OWNERSHIP
---------------------------------------                        -----------
Don H. Barden...............................................     100.0%(1)
  163 Madison Avenue, Suite 2000
  Detroit, MI 48226

---------------

(1) Includes the common stock of Majestic Investor Capital Corp., all of which is beneficially owned directly by Majestic Investor Holdings, LLC, which is directly wholly owned by Majestic Investor, LLC, which is directly wholly owned by Parent. All of the membership interests in Parent are directly wholly owned by BDI, which is directly wholly owned by Mr. Barden.

NAME AND ADDRESS OF BENEFICIAL OWNER OF
BARDEN COLORADO GAMING, LLC                                    % OWNERSHIP
---------------------------------------                        -----------
Don H. Barden...............................................     100.0%(1)
  163 Madison Avenue, Suite 2000
  Detroit, MI 48226

---------------

(1) Includes the membership interests in Barden Colorado Gaming, LLC, all of which are beneficially owned directly by Majestic Investor Holdings, LLC, which is directly wholly owned by Majestic Investor, LLC, which is directly wholly owned by Parent. All of the membership interests in Parent are directly wholly owned by BDI, which is directly wholly owned by Mr. Barden.

NAME AND ADDRESS OF BENEFICIAL OWNER OF
BARDEN MISSISSIPPI GAMING, LLC                                 % OWNERSHIP
---------------------------------------                        -----------
Don H. Barden...............................................     100.0%(1)
  163 Madison Avenue, Suite 2000
  Detroit, MI 48226

---------------

(1) Includes the membership interests in Barden Mississippi Gaming, LLC, all of which are beneficially owned directly by Majestic Investor Holdings, LLC, which is directly wholly owned by Majestic Investor, LLC, which is directly wholly owned by Parent. All of the membership interests in Parent are directly wholly owned by BDI, which is directly wholly owned by Mr. Barden.

NAME AND ADDRESS OF BENEFICIAL OWNER OF
BARDEN NEVADA GAMING, LLC                                      % OWNERSHIP
---------------------------------------                        -----------
Don H. Barden...............................................     100.0%(1)
  163 Madison Avenue, Suite 2000
  Detroit, MI 48226

---------------

(1) Includes the membership interests in Barden Nevada Gaming, LLC, all of which are beneficially owned directly by Majestic Investor Holdings, LLC, which is directly wholly owned by Majestic Investor, LLC, which is directly wholly owned by Parent. All of the membership interests in Parent are directly wholly owned by BDI, which is directly wholly owned by Mr. Barden.

     Mr. Barden has also invested approximately $24.0 million in Parent to design, develop, and construct the Majestic Star Casino and the Buffington Harbor gaming complex and to make related expenditures. See "Management" and "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September 2000, Majestic Investor, LLC was capitalized by its member with $9.0 million of capital contributions, including interest earned thereon. Majestic Investor subsequently contributed this $9.0 million to Majestic Investor Holdings, LLC in connection with Majestic Investor's assignment of its rights and obligations under the Fitzgeralds purchase and sale agreement to Majestic Investor Holdings.

     Prior to the consummation of the offering of the unregistered notes, Majestic Investor Holdings issued a 35.71% membership interest to BDI, a company wholly owned by Don H. Barden, in exchange for the contribution by BDI of a note for $5.0 million. BDI subsequently contributed the 35.71% membership interest to Majestic Investor, as additional paid-in equity. Majestic Investor currently owns 100% of the membership interests in Majestic Investor Holdings. BDI, upon the closing of the offering, of the unregistered notes, contributed $5.0 million to Majestic Investor Holdings in repayment of the promissory note. Mr. Barden, through BDI and The Majestic Star Casino, LLC, is the indirect, beneficial owner of 100% of Majestic Investor. See "The Majestic Entities."


     Interest of $185,750 remains outstanding at March 31, 2002 on a $2.0 million note made by Majestic Investor to BDI. The note was later assigned to the Company from Majestic Investor. BDI paid the principal of the note in conjunction with the closing of the Fitzgeralds acquisition on December 6, 2001.



     During 2001, Majestic Investor Holdings made a $700,000 loan to BDI. This loan accrues interest at 7% per annum and is due and payable on December 12, 2002.


     Please refer to the discussion of the Majestic Investor Holdings operating agreement, our management agreement with BDI and our expense sharing agreement with Parent set forth under "Material Agreements" and the discussion of our member agreement with Majestic Investor, LLC, Parent and BDI under "Description of Notes -- Member Agreement."

           DESCRIPTION OF CREDIT FACILITY AND INTERCREDITOR AGREEMENT

SENIOR CREDIT FACILITY


     On December 6, 2001, we entered into a $15.0 million senior secured credit facility with Foothill Capital Corporation. In April 2002, we received approval by the Nevada Gaming Authorities of the pledge by

Majestic Investor Holdings, LLC of the membership interests in Barden Nevada Gaming, LLC in connection with the credit facility, which allows to borrow up to $15.0 million under the credit facility. The credit facility is secured by substantially all of our and our subsidiaries' current and future assets, other than the excluded assets. The lien on the collateral securing our credit facility is senior to the lien on the collateral securing the registered notes and the guarantees. Our credit facility contains customary conditions to borrowing and representations and warranties customary in other gaming-related financings. Our credit facility also contains certain financial covenants and restrictions on, among other things, indebtedness, investments, distributions and mergers.


INTERCREDITOR AGREEMENT

     In connection with our entering into our credit facility, the trustee under the indenture (as collateral agent) entered into an intercreditor agreement with Foothill Capital Corporation, as the lender under our credit facility, which, among other things, subordinates the liens securing the registered notes and the guarantees to the liens securing the indebtedness under our credit facility. See "Description of Registered Notes -- Intercreditor Agreement."

     The intercreditor agreement, among other things, limits the trustee's rights in an event of default under the registered notes. Under the intercreditor agreement, if the registered notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have indebtedness outstanding under our credit facility, the trustee will not have the right to foreclose upon the collateral unless and until the lenders under our credit facility fail to take steps to exercise remedies with respect to or in connection with the collateral within 180 days following notice to such lenders of the occurrence of an event of default under the indenture. In addition, the intercreditor agreement prevents the trustee and the holders of the registered notes from pursuing remedies with respect to the collateral in an insolvency proceeding. The intercreditor agreement also provides that the net proceeds from the sale of collateral will first be applied to repay indebtedness outstanding under our credit facility and thereafter to the holders of the registered notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     We sold the unregistered notes to the initial purchaser in a private offering on December 6, 2001. The initial purchaser resold the unregistered notes to qualified institutional buyers under Rule 144A under the Securities Act. As of the date of this prospectus, $152,632,000 aggregate principal amount of unregistered notes are outstanding. In connection with the private offering of the unregistered notes, we and our subsidiary guarantors entered into a registration rights agreement in which we and our subsidiary guarantors agreed to file a registration statement with the SEC relating to an offer to exchange the unregistered notes and the guarantees under the Securities Act for registered notes and guarantees.

     The registration rights agreement further provides that we must use our best efforts to:

     - cause the registration statement with respect to the exchange offer to become effective under the Securities Act by April 5, 2002; and

     - complete the exchange offer no later than 30 days after the SEC declares the registration statement with respect to the exchange offer effective.

     Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the unregistered notes and the registered notes will terminate. We have filed the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. For additional information regarding our obligations under the registration rights agreement, see "-- Registration Rights; Liquidity Damages."

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, you may offer for resale, resell or otherwise transfer any registered notes issued to you in the exchange offer without further registration under the Securities Act or delivery of a prospectus if you:

     - are acquiring the registered notes in the ordinary course of your business;

     - are not engaging in and do not intend to engage in a distribution of the registered notes;

     - do not have an arrangement or understanding with any person to participate in a distribution of the registered notes;

     - are not our "affiliate," as defined under Rule 405 under the Securities Act; and

     - are not a broker-dealer who acquired unregistered notes from us.

     If you do not satisfy these criteria:

     - you will not be able to rely on the interpretations of the staff of the SEC in connection with any offer for resale, resale or other transfer of registered notes; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the registered notes.

     Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes cannot rely on this interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes it acquired as a result of market-making or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. This will not be an admission by the broker-dealer that it is an underwriter within the meaning of the Securities Act. See "Plan of Distribution." Broker-dealers who acquired unregistered notes directly from us and not as a result of market-making activities or other trading activities may not rely on the SEC staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the unregistered notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of unregistered notes who do not exchange their unregistered notes for registered notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the unregistered notes as described in the legend on the unregistered notes. Unregistered notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the unregistered notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the unregistered notes under the Securities Act.

     Participation in the exchange offer is voluntary, and holders of unregistered notes should carefully consider whether to participate. Holders of unregistered notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered unregistered notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement.

     Holders of unregistered notes who do not tender their unregistered notes in the exchange offer will continue to hold the unregistered notes and will be entitled to all the rights and limitations applicable to the unregistered notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All

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

untendered unregistered notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that unregistered notes are tendered and accepted in the exchange offer, the trading market for untendered unregistered notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     - Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all unregistered notes validly tendered and not withdrawn prior to 5:00 p.m., New York
       City time, on           , 2002.

     - You should read "-- Expiration Date; Extensions; Amendments" below for an explanation of how the expiration date may be amended.

     - We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding unregistered notes accepted in the exchange offer.

     - Holders may exchange some or all of their unregistered notes pursuant to the exchange offer. However, unregistered notes may be exchanged only in integral multiples of $1,000 in principal amount.

     - The form and terms of the registered notes are substantially the same as the form and terms of the unregistered notes, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the unregistered notes. The registered notes will evidence the same debt as the unregistered notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the unregistered notes were issued.

     - As of the date of this prospectus, unregistered notes representing $152,632,000 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to others believed to have beneficial interests in the unregistered notes.

     - We will be deemed to have accepted validly tendered unregistered notes when, as, and if it has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us. If any tendered unregistered notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth under the heading "-- Conditions to the Exchange Offer" or otherwise, certificates for any of these unaccepted unregistered notes will be returned, without expense, to the tendering holder of those unregistered notes as promptly
       as practicable after           , 2002, unless the exchange offer is
       extended.

     - We are not conditioning the exchange offer upon the tender of any minimum amount of unregistered notes.

     - The exchange offer is subject to the condition that the exchange offer not violate applicable law, rules or regulations, or applicable interpretations of the staff of the SEC. See "-- Conditions of the Exchange Offer."

     - We may accept tendered unregistered notes by giving oral or written notice to the exchange agent. We must promptly confirm oral notice in writing. The exchange agent will act as your agent for the purpose of receiving the registered notes from us and delivering them to you.

     - You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes. We will pay all charges and expenses applicable to the exchange offer, other than taxes specified under "-- Transfer Taxes." See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
          , 2002, unless we, in our sole discretion, extend the exchange offer. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by publicly announcing the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We must promptly confirm oral notice in writing. We may also accept all properly tendered unregistered notes as of the expiration date and extend the expiration date in respect of the remaining outstanding unregistered notes. We may, in our sole discretion:

     - amend the terms of the exchange offer in any manner;

     - delay acceptance of, or refuse to accept, any unregistered notes not previously accepted;

     - extend the exchange offer; or

     - terminate the exchange offer.

     We will give prompt notice of any amendment to the registered holders of the unregistered notes. If we materially amend the exchange offer, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment and we will extend the exchange offer to the extent required by law.

     In order to keep the registration statement effective for the period required by the exchange and registration rights agreement, we may file post-effective amendments to the registration statement.

PROCEDURES FOR TENDERING

     Only a holder of unregistered notes may tender them in the exchange offer. For purposes of the exchange offer, the term "holder" or "registered holder" includes any participant in The Depository Trust Company whose name appears on a security position listing as a holder of unregistered notes.

     Except as set forth under "-- Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

     - the exchange agent must receive certificates for the unregistered notes along with the letter of transmittal prior to the expiration date;

     - the exchange agent must receive prior to the expiration date a timely confirmation of a book-entry transfer of the unregistered notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below; or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth under "-- Exchange Agent" prior to the expiration date.


     If you wish to tender your unregistered notes and you cannot cause the unregistered notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your unregistered notes according to the guaranteed delivery procedures described in this section under the heading "-- Guaranteed Delivery Procedures."


     Your tender, if not withdrawn before the expiration date, will constitute an agreement between you, us and the exchange agent in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all the unregistered notes held, the holder should fill in the amount of unregistered notes being tendered in the appropriate box on the letter of transmittal. The exchange agent will deem the entire amount of unregistered notes delivered to it to have been tendered unless the holder has indicated otherwise.

     THE METHOD OF DELIVERY OF UNREGISTERED NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED

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

THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND ANY LETTER OF TRANSMITTAL OR UNREGISTERED NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

     If you beneficially own unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the exchange offer, you should promptly contact the registered holder and instruct that person to tender your unregistered notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered unregistered notes. Our determination will be final and binding. We reserve the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes that would, in the opinion of counsel, be unlawful to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless we waive them, you must cure any defects or irregularities in connection with tenders of unregistered notes within the time that we will determine.

     Although we intend to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of unregistered notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the
letter of transmittal, as soon as practicable following           , 2002, unless
the exchange offer is extended.

     In addition, we reserve the right in our sole discretion:

     - to purchase or make offers for any unregistered notes that remain outstanding after the expiration date;

     - to terminate the exchange offer; and,

     - to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering unregistered notes in exchange for registered notes and by signing the letter of transmittal, or delivering an agent's message in lieu of the transmittal letter, you will be representing that, among other things:

     - the registered notes to be received by you will be acquired in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in, and you have no arrangement or understanding with any person to participate in, a distribution of the registered notes;

     - you acknowledge and agree that any person who is a broker-dealer or is participating in the exchange offer for the purpose of distributing the registered notes must comply with the registration and prospectus delivery requirements of the Securities Act; and

     - you are not an "affiliate of ours," as defined under Rule 405 of the Securities Act.

     In all cases, issuance of registered notes for unregistered notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for these unregistered notes or a timely book-entry confirmation of these unregistered notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal and all other required documents. If any tendered unregistered notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are submitted for a greater principal amount than the holder desires to exchange, these unaccepted or non-exchanged unregistered notes will be returned without expense to the tendering Holder thereof or, in the case of unregistered notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, these nonexchanged unregistered notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

     Each broker-dealer that receives registered notes for its own account in exchange for unregistered notes, where those unregistered notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. See "Plan of Distribution."

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEE

     You must arrange for an "eligible institution" to guarantee your signature on the transmittal letter or a notice of withdrawal, unless the unregistered notes are tendered:

     - by the registered holder of the unregistered notes; or

     - for the account of an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under The Exchange Act.

     The following are "eligible institutions:"

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an eligible guarantor institution.

     If a transmittal letter is signed by a person other than the registered holder of any unregistered notes listed in the transmittal letter, the unregistered notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the unregistered notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, sign or endorse any required documents, they should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the transmittal letter.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request promptly after the date of this prospectus to establish an account for the unregistered notes. Once the exchange agent establishes the account, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of unregistered notes being tendered by causing DTC to transfer those unregistered notes into the exchange agent's account for the unregistered notes. However, the exchange agent will only exchange the unregistered notes so tendered after it confirms their book-entry transfer into the exchange agent's account, and receives an agent's message and any other documents required by the transmittal letter in a timely manner.

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

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

     - DTC has received an express acknowledgement from a participant tendering unregistered notes stating the aggregate principal amount of unregistered notes that have been tendered by such participant;

     - the participant has received the transmittal letter and agrees to be bound by its terms; and

     - we may enforce this agreement against the participant.

     Although you may deliver unregistered notes through DTC into the exchange agent's account at DTC, you must provide the exchange agent with a completed and executed transmittal letter with any required signature guarantee -- or an agent's message in lieu thereof -- and all other required documents before the expiration date. If you comply with the guaranteed delivery procedures described below, you must provide the transmittal letter -- or an agent's message in lieu thereof -- to the exchange agent within the time period provided. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your unregistered notes and:

     - your unregistered notes are not immediately available;

     - you are unable to deliver on time your unregistered notes or any other document that you are required to deliver to the exchange agent; or

     - you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your unregistered notes according to the guaranteed delivery procedures described in the letter of transmittal.

     These procedures require that:

     - you make the tender through an eligible guarantor institution;

     - prior to the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of unregistered notes and the amount of unregistered notes tendered, stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the certificates for all physically tendered unregistered notes, in proper form for transfer, or confirmation of a book-entry transfer, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     Except as otherwise provided in this prospectus, you may withdraw tenders of unregistered notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

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

     For a withdrawal of a tender of unregistered notes to be effective, you must provide the exchange agent with a written or, for DTC participants, electronic Automated Tender Offer Program transmission, notice of withdrawal prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the unregistered notes to be withdrawn;

     - identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes;

     - in the case of a written notice of withdrawal, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the unregistered notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the unregistered notes into the name of the person withdrawing the tender; and

     - specify the name in which these unregistered notes are to be registered, if different from that of the person having deposited the unregistered notes to be withdrawn.

     All questions as to the validity, form, eligibility, and time of receipt of these notices will be determined by us. This determination will be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. We will return any unregistered notes which have been tendered for exchange but which are not exchanged for any reason to the holder of the unregistered notes without cost as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn unregistered notes may be retendered by following one of the procedures under "-- Procedures for Tendering" at any time on or prior to the expiration date.

ACCEPTANCE OF UNREGISTERED NOTES FOR EXCHANGE; DELIVERY OF REGISTERED NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all unregistered notes that have been validly tendered and not withdrawn, and will issue the applicable registered notes in exchange for such unregistered notes promptly after our acceptance of such unregistered notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered unregistered notes for exchange when, as, and if we have given written notice of such acceptance to the exchange agent.

     For each unregistered note accepted for exchange, the holder of the unregistered note will receive a registered note having a principal amount equal to that of the surrendered unregistered note. The registered notes will bear interest from the most recent date to which interest has been paid on the unregistered notes or, if no interest has been paid on the unregistered notes, from December 6, 2001. Accordingly, registered holders of registered notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 6, 2001. Unregistered notes accepted for exchange will cease to accrue interest from and after the date we accept them for exchange. You will not receive any payment for accrued interest on the unregistered notes otherwise payable on any interest payment date if the record date occurs on or after date on which we accept the unregistered notes for exchange and you will be deemed to have waived your rights to receive the accrued interest on the unregistered notes.

     If we do not accept any tendered unregistered notes for any reason or if you submit unregistered notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged unregistered notes at our expense or, if the unregistered notes were tendered by book-entry transfer, the exchange agent will credit the non-exchanged unregistered notes to an account maintained with the book-entry transfer facility. In either case, these unregistered notes will be returned promptly after the expiration or termination of the exchange offer.

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

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the terms of the registration rights agreement, we agreed to use our best efforts to complete the exchange offer and issue the registered notes in exchange for the unregistered notes. The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement.

     Under the terms of the registration rights agreement we agreed, among other things, to:

     - file a registration statement with the SEC relating to the exchange offer under the Securities Act no later than February 4, 2002;

     - use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before April 5, 2002;

     - use our reasonable best efforts to commence the exchange offer within 30 days after the exchange offer registration statement is declared effective by the SEC;

     - keep the exchange offer open for acceptance for at least 30 days after notice of the exchange offer is mailed to holders of the unregistered notes;

     - keep the exchange offer registration statement effective until consummation of the exchange offer pursuant to its terms;

     - cause the exchange offer to be consummated not later than 30 business days following the date of the effectiveness of the exchange offer registration statement;

     - promptly after the close of the exchange offer, accept for exchange all unregistered notes validly tendered for exchange prior to the expiration of the exchange offer;

     - promptly after the close of the exchange offer, deliver all validly tendered unregistered notes to The Bank of New York, as trustee, and cause the trustee to promptly deliver registered notes to each holder equal in aggregate principal amount to the unregistered notes tendered for exchange by such holder.

     Under the registration rights agreement, we agreed to file a shelf registration statement if:

     - we or the holders of a majority in aggregate principal amount of the unregistered notes determine, in our or their reasonable judgment, that they will not receive registered notes that would be tradable without restriction under the Securities Act and the Exchange Act and without material restrictions under applicable blue sky or state securities laws;

     - we are not permitted to effect the exchange offer under applicable law or applicable interpretations of law by the SEC staff;

     - for any reason, the exchange offer is not consummated within 150 days after we issued the unregistered notes;

     - the initial purchaser so requests with respect to unregistered notes held by the initial purchaser; or

     - within 20 business days of the consummation of the exchange offer, any holder of unregistered notes notifies us that it:

      (1) is not entitled to participate in the exchange offer by law or SEC policy;

      (2) may not resell the registered notes acquired by it in the exchange offer to the public without restriction under applicable state and federal securities laws; or

      (3) is a broker-dealer holding unregistered notes acquired directly from us or any of our respective affiliates.

     If we have not yet filed an exchange offer registration statement and we are required to file a shelf registration statement, we must file the shelf registration statement 30 days following delivery of the notice triggering our obligation to file such shelf registration statement. We will use our reasonable best efforts to cause the shelf registration statement to be declared effective as promptly as practicable after the filing thereof.

     If the shelf registration statement is filed, we will use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended until the second anniversary of the effective date of the shelf registration statement or a shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement, a subsequent shelf registration statement covering all of the notes has been declared effected under the Securities Act. The notes are eligible for resale pursuant to Rule 144(k) under the Securities Act or there cease to be any outstanding notes.

     A holder who sells unregistered notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the unregistered notes copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. Such holder will be subject to some of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution obligations).

     The registration rights agreement requires us to pay the holders of the notes liquidated damages under certain circumstances. We have agreed to pay liquidated damages to the holders if:

     - we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

     - any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

     - we have not exchanged registered notes for all validly tendered unregistered notes within 30 days after the exchange offer is declared effective by the SEC; or

     - the shelf registration statement is declared effective by the SEC, but thereafter, during the period for which we are required to maintain the effectiveness of the shelf registration statement, it ceases to be effective or usable in connection with the resale of the registered notes covered by the shelf registration statement, and we fail to file and have declared effective within 30 days a subsequent shelf registration statement.

     If any of these events occurs, we will pay liquidated damages to each holder of registrable notes, during the first 90-day period immediately following the occurrence of such event in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder. Thereafter, the weekly liquidated damages amount will increase by $.05 per $1,000 principal amount of the notes following each subsequent 90-day period following such event up to a maximum of $.20 per week per $1,000 principal amount of notes, until the event is cured. All accrued liquidated damages will be paid in the same manner as interest payments on the notes on semiannual damages payment dates that correspond to interest payment dates for the notes. Following the cure of an event, the accrual of liquidated damages will cease.

     The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, if the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction, we will not be required to accept for exchange, or to issue registered notes for, any unregistered notes, and we may terminate or amend the exchange offer as provided in this prospectus before we accept unregistered notes. We must also receive approval from the Nevada Gaming Authorities prior to completing the exchange offer. We have filed an application for this approval, and anticipate that hearings before the Nevada Gaming Authorities with regard to such approval will occur in March 2002.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights and each of these rights will be an ongoing right which may be asserted at any time and from time to time.

     If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment , if the exchange offer would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

     The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

EXCHANGE AGENT

     We have appointed The Bank of New York as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture. You should send all executed transmittal letters to the exchange agent and direct all communications with the exchange agent, including requests for assistance or for additional copies of this prospectus or of the transmittal letters as follows:

                      THE BANK OF NEW YORK, EXCHANGE AGENT

By Registered or Certified Mail:                    The Bank of New York
                                                    Reorganization Unit
                                                    15 Broad Street, 16th Floor
                                                    New York, NY 10007
                                                    Attn:
                                                         ---------------------------------
By Hand or Overnight Delivery:                      The Bank of New York
                                                    15 Broad Street
                                                    Corporate Trust Services Window
                                                    New York, NY 10007
                                                    Attn:
                                                         ---------------------------------
By Facsimile for Eligible Institutions:             ---------------------------------------
For Information:                                    ---------------------------------------

     IF YOU DELIVER THE TRANSMITTAL LETTER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, YOUR DELIVERY OR INSTRUCTIONS WILL NOT BE EFFECTIVE.

FEES AND EXPENSES

     We will bear all expenses of the exchange offer. We are making the principal solicitation pursuant to the exchange offer by mail. Our officers and employees and our affiliates may also make solicitations in person, by telegraph, telephone or facsimile transmission.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket costs and expenses and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

TRANSFER TAXES

     We will pay any transfer taxes applicable to the exchange of unregistered notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of unregistered notes pursuant to the exchange offer, then the amount of any of these transfer taxes -- whether imposed on you or any other person -- will be payable by you.

     For example, you will pay transfer taxes, if:

     - registered notes for principal amounts not tendered, or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the unregistered notes tendered; or

     - tendered unregistered notes are registered in the name of any person other than the person signing the transmittal letter.

     If you do not submit satisfactory evidence of payment of taxes for which you are liable or exemption from them with your transmittal letter, we will bill you for the amount of these transfer taxes directly.

ACCOUNTING TREATMENT

     For accounting purposes, we will not recognize gain or loss upon the exchange of the registered notes for unregistered notes. We will amortize expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

APPRAISAL OR DISSENTERS' RIGHTS

     You will not have appraisal or dissenters' rights in connection with the exchange offer.

                        DESCRIPTION OF REGISTERED NOTES

     You can find the definitions of certain terms used in this description under the subheading "-- Certain Definitions." In this description, references to "issuers," "we," "our" and "us" refer only to Majestic Investor Holdings, LLC and Majestic Investor Capital Corp., and not to our subsidiaries. For purposes of this section, the term "notes" will refer to the registered notes.

GENERAL

     We will issue the registered notes under an existing indenture dated as of December 6, 2001 among the issuers, the Subsidiary Guarantors and The Bank of New York, as trustee. The terms of the registered notes include those expressly stated in the indenture and those made part of the indenture by reference to the Trust indenture Act of 1939, as amended.

     The following describes some general terms and provisions of the registered notes, which are identical in all material respects to the terms of the unregistered notes, except that the registration rights and liquidated damages provisions, and the transfer restrictions that apply to the unregistered notes, do not apply to the registered notes. The registered notes will be a separate series of securities under the indenture. This description is a summary of certain provisions of the indenture and the Security Documents (defined below). It does not restate those agreements in their entirety, and is qualified in its entirety by reference to the indenture and the Security Documents, including the definitions therein of certain terms used below. We urge you to read the indenture and the Security Documents because they, and not this description, define your rights as holders of the registered notes. We have filed copies of the indenture and the Security Documents as exhibits to the registration statement which includes this prospectus. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The notes will be senior secured obligations of the issuers and will rank senior in right of payment to all existing and future subordinated Indebtedness of the issuers and equal in right of payment with all existing and future senior Indebtedness of the issuers. The notes will be without recourse to the Members.

     Capital is a wholly owned subsidiary of the Company and was incorporated solely for the purpose of serving as a co-issuer of the notes. Capital will not have any material operations or assets and will not have any revenues. As a result, prospective investors should not expect Capital to participate in servicing the principal, interest, Liquidated Damages, if any, premium or any other payment obligations on the notes. See "-- Certain
Covenants -- Restrictions on Activities of Capital."

     The notes will be guaranteed (the "Subsidiary Guarantees") on a senior secured basis by each of the Company's existing and future Restricted Subsidiaries. As of the date of the indenture, none of the issuers' Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture.

     The notes and the Subsidiary Guarantees will be secured by the Collateral, as set forth below under "Security."

     The Lien on the collateral securing the Credit Facility will be senior to the Lien on the Collateral securing the notes.

     The notes will be issued in the form of one or more global notes, without coupons, and in denominations of $1,000 and integral multiples thereof.

PRINCIPAL, MATURITY AND INTEREST

     The indenture does not limit the aggregate principal amount of notes that we may issue under the indenture and provides that, subject to the covenant in the indenture described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness," additional notes may be issued thereunder from time to time, without the consent of the Holders of previously issued notes, in an aggregate principal amount to be determined from time to time by the issuers; provided, that additional notes may not be issued with original issue discount as determined under section 1271 et seq. of the Internal Revenue Code of 1986, as amended (the "Code"). The notes will mature on November 30, 2007. Interest on the notes will be payable semi-annually on May 31 and November 30 of each year, commencing on May 31, 2002, to Holders of record on the immediately preceding May 15 and November 15, respectively. The notes will bear interest at 11.653% per annum from the date of original issuance. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The notes will be payable both as to principal and interest at the office or agency of the issuers maintained for such purpose within The City of New York or, at the option of the issuers, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders. Until otherwise designated by the issuers, the issuers' office or agency will be the office of the Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

REDEMPTION

     At the Option of the Company. Except as set forth below, we may not redeem the notes at our option before November 30, 2005. Thereafter, the notes will be subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes and Liquidated Damages, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on November 30 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   105.827%
2006 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time or from time to time prior to November 30, 2004, we may redeem, at our option, up to 35% of the aggregate principal amount of the notes then outstanding at a redemption price of 111.653% of the principal amount of the notes, plus accrued and unpaid interest on the notes and Liquidated Damages, if any, through the applicable date of redemption, with the Net Cash Proceeds of one or more Qualified Equity Offerings; provided, that (i) such redemption shall occur within 60 days of the date of closing of such Qualified Equity Offerings and (ii) at least 65% of the aggregate principal amount of notes issued on or after the Issue Date remains outstanding immediately after giving effect to each such redemption.

     The notes will also be redeemable by us, in whole or in part, at any time upon not less than 20 Business Days nor more than 60 days' notice (or such earlier date as may be required by any Gaming Authority) at 100% of the principal amount of the notes plus accrued and unpaid interest on the notes (or, if required by any Gaming Authority, the fair market value of such notes, or such other amount as may be required by applicable law or order of such Gaming Authority) and Liquidated Damages (if permitted by relevant Gaming Authorities), if any, to the redemption date, pursuant to a Required Regulatory Redemption. In addition, where such redemption is required because the Holder or beneficial owner of notes is required to be found suitable or to otherwise qualify under any gaming laws and is not found suitable or so qualified, we shall have the right to require any such Holder or beneficial owner to dispose of its notes upon 30 days' notice (or such earlier date as may be required by the applicable Gaming Authority).

     If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems to be fair and reasonable; provided, that notes of $1,000 or less may not be redeemed in part. Except in the case of a Required Regulatory Redemption requiring less notice, notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at such Holder's registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder of that note upon cancellation of the original note. On and after the date of redemption, interest will cease to accrue on registered notes or portions thereof called for redemption, unless we default in making such redemption payment.

     Mandatory. The notes will not be subject to any mandatory redemption (except for a Required Regulatory Redemption) or have the benefit of any sinking fund.

SUBSIDIARY GUARANTORS

     The repayment of the notes will be unconditionally and irrevocably guaranteed, jointly and severally, by all present and future Restricted Subsidiaries. The indenture will provide that so long as any notes remain outstanding, any future Restricted Subsidiary shall enter into a Subsidiary Guarantee.

     If all of the Capital Stock of any Subsidiary Guarantor is sold by the Company or any of its Subsidiaries to a Person (other than the Company or any of its Subsidiaries) in a transaction that complies with the terms of the indenture, and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "-- Limitation on Asset Sales," then such Subsidiary Guarantor shall be released and discharged from all of it Obligations under its Subsidiary Guarantee and the indenture.

     The Obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee, result in the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or render a Subsidiary Guarantor insolvent.

SECURITY

     Pursuant to certain mortgages and security agreements, we have assigned and pledged to the Trustee, for the benefit of the Trustee and the Holders, as security for our obligations with respect to the notes, substantially all of our assets and the assets of the Restricted Subsidiaries, other than the Excluded Assets. Subject to applicable Gaming Laws, the Collateral includes, among other things, our Capital Stock and the Capital Stock of the Restricted Subsidiaries, the assets of each of our and the Restricted Subsidiaries' casinos, all furniture, fixtures and equipment belonging to us and the Restricted Subsidiaries, each member's interest in the Company, and our and the Restricted Subsidiaries' rights to the service mark "Fitzgeralds" and other related trademarks. The Trustee's security interest in the Collateral is subordinated to a lien securing up to $15.0 million Indebtedness outstanding under our Credit Facility. See "-- Intercreditor Agreement."

     The proceeds of any sale of the Collateral following an Event of Default may not be sufficient to satisfy payments due on the notes. In addition, the ability of the Holders to realize upon the Collateral may be limited pursuant to applicable laws, including gaming, bankruptcy or securities laws.

     If an Event of Default occurs and is continuing, the Trustee, on behalf of the Holders, in addition to any rights or remedies available to it under the indenture and the Security Documents, may, subject to the intercreditor agreement and any applicable Gaming Laws, take such action as it deems advisable and as is permitted under the Security Documents, to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. The proceeds received by the Trustee from any such sale or foreclosure will, subject to the intercreditor agreement, be applied by the Trustee first to pay the expenses of such sale or foreclosure and fees and other amounts then payable to the Trustee under the indenture, and thereafter to pay amounts due and payable with respect to the notes.

     Certain Gaming Law Limitations. In Mississippi and Nevada, pledges of membership interests in licensed and registered companies are ineffective unless approved by the relevant Gaming Authorities. We have received all necessary approvals from the relevant Gaming Authorities in Mississippi and Nevada in connection with the pledges of membership interests relating to the notes. The Trustee's ability to foreclose upon the Collateral also will be limited by relevant gaming laws, which generally require that persons who own or operate a casino or own equity securities of a gaming licensee (including capital stock) or purchase, possess or sell gaming equipment hold a valid gaming license. No person can hold a license in the State of Nevada, Colorado, Mississippi or Indiana unless the person is found qualified or suitable by the relevant Gaming Authorities. The pledge of such an interest in Colorado, while not per se forbidden, does require regulatory approval before the holder of the pledge may obtain the interest contemplated. Such Gaming Authorities have discretionary authority to require the Trustee, any or all of the holders of the notes or any purchaser of the Collateral to file applications and be investigated in order to be found qualified or suitable as an owner or operator of gaming establishments. Such requirements may limit the number of potential bidders in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the Collateral. Moreover, the gaming industry could become subject to different or additional regulations during the term of the notes, which could further adversely affect the practical rights and remedies of the Trustee. Therefore, the practical value of realizing on the Collateral may, without the appropriate approvals, be limited.

     Certain Bankruptcy Limitations. The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral to the extent provided by the Security Documents and by applicable nonbankruptcy law) even though the debtor is in default under the applicable debt instruments; provided, that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the registered notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, if a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes, the Holders would hold secured claims to the extent of the value of the Collateral to which the Holders are entitled, and would hold unsecured claims with respect to any such shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if either of us becomes the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be fraudulent conveyances or preferences.

     Further, certain limitations exist under the Merchant Marine Act of 1936, as amended, on the ability of non-U.S. citizens to realize upon collateral, such as the barges at Fitzgeralds Tunica, consisting of vessels documented under the laws of the United States. If any of the holders of the notes are non-U.S. citizens, such limitation could adversely affect the ability of the Trustee to complete foreclosure on the Collateral. Also, the Trustee may be required to foreclose through a federal court admiralty proceeding. Such a proceeding would entail compliance with notice and other procedural requirements, and would require a cash deposit to cover the costs of maintaining the vessels during the foreclosure proceeding, which costs could be substantial. In addition, because the barges at Fitzgeralds Tunica will be more or less permanently moored and will not be used for transportation of cargo or passengers, it is possible the barges may not be considered vessels for purposes of the ship mortgage which will be placed on them. In such event, the Holders of the registered notes would not have the benefit of a Preferred Ship Mortgage on the barges, although they would have the benefit of other security provided in the Security Agreement.

INTERCREDITOR AGREEMENT

     Concurrently with the execution of the Credit Agreement, the Trustee and the lenders under the Credit Agreement entered into an intercreditor agreement. The intercreditor agreement provides that the Liens on the Collateral securing the registered notes and the Guarantees are subordinated to the Liens securing up to $15.0 million of Indebtedness outstanding under the Credit Agreement and related interest, fees, costs and expenses. Under the intercreditor agreement, if the notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness is outstanding under a Credit Agreement, the Collateral Agent will not have the right to foreclose upon the collateral that secures the obligations under the Credit Agreement unless and until the lenders under the Credit Agreement fail to take steps to exercise remedies with respect to or in connection with the Collateral within 180 days following notice to such lenders of the occurrence of an Event of Default under the indenture; provided that the intercreditor agreement will prevent the Collateral Agent and the Holders from pursuing remedies with respect to the Collateral in an insolvency proceeding. The intercreditor agreement provides that the net proceeds from the sale of Collateral will first be applied to repay Indebtedness outstanding under the Credit Agreement and thereafter to the holders of the notes.

REPURCHASE UPON CHANGE OF CONTROL

     The indenture provides that, if a Change of Control occurs, we will be required to offer to repurchase all of the notes then outstanding at a purchase price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest and Liquidated Damages if any, to the date of repurchase. Within 30 days following any Change of Control, we must mail a notice or direct a notice to be mailed to each Holder stating, among other things: (i) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 45 days from the date the notice is mailed; (ii) that any Holder electing to have notes purchased pursuant to a Change of Control offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent with respect to the notes at the address specified in the notice prior to the close of business on the third Business Day preceding the

Change of Control payment date; and (iii) that the Holder will be entitled to withdraw his election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of registered notes delivered for purchase, and a statement that the Holder is withdrawing his election to have such registered notes purchased.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations that apply to the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Change of Control" provisions of the indenture by virtue thereof.

     On the Change of Control payment date, we will, to the extent lawful;

     - accept for payment the notes or portions of notes tendered pursuant to the Change of Control offer;

     - deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes so tendered and not withdrawn; and

     - deliver or cause to be delivered to the Trustee the notes so accepted, together with an Officers' Certificate stating that the notes or portions of notes tendered to us are accepted for payment.

     The paying agent will promptly mail to each Holder of notes so accepted payment in an amount equal to the purchase price for such notes, and the Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each such new note will be in the principal amount of $1,000 or an integral multiple thereof. We will announce the result of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

     Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

     We cannot assure you that sufficient funds will be available at the time of any Change of Control offer to make required repurchases.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

     The term "all or substantially all" as used in the definition of Change of Control has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. As a consequence, in the event the Holders elect to exercise their rights under the indenture and we elect to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Trustee or the Holders from successfully asserting that a Change of Control has occurred.

CERTAIN COVENANTS

     Limitation on Restricted Payments. The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly

          (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries or make any other payment to any Excluded Person or Affiliate thereof (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Company or (B) amounts payable to the Company or any Restricted Subsidiary);

          (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company or any Affiliate (other than any Restricted Subsidiary of the Company) of the Company (other than any such Equity Interest owned by the Company or any Restricted Subsidiary);

          (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Subsidiary Guarantor that is subordinated in right of payment to the registered notes or such Subsidiary Guarantor's Subsidiary Guarantee thereof, as the case may be, prior to any scheduled principal payment, sinking fund payment or other payment at the stated maturity thereof; or

          (iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above are collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, and

          (b) immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under "-- Limitation on Incurrence of Indebtedness," and

          (c) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Managers of the Company and evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made on or after the Issue Date (including Restricted Payments permitted by clauses (i), (v) (to the extent such payments do not reduce Consolidated Net Income), (vi) (to the extent such payments do not reduce Consolidated Net Income), (vii), (viii), (ix), (x) and, to the extent the Company is given credit for such Net Cash Proceeds pursuant to clause (2) of this paragraph, (ii) of the next following paragraph and excluding Restricted Payments permitted by clauses (iii) and (iv) of the next following paragraph), is less than the sum, without duplication, of

             (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus

             (2) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Capital Stock) after the Issue Date and on or prior to the time of such Restricted Payment (other than the first $5,000,000 of Net Cash Proceeds from the issuance or sale of Equity Interests to Majestic Star, BDI, or any Affiliate thereof), plus

             (3) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Capital Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds received by the Company upon such conversion or exchange) (other than the first $5,000,000 of Net Cash Proceeds from the issuance or sale of any convertible or exchangeable debt securities to Majestic Star, BDI, or any Affiliate thereof) plus

             (4) the aggregate Return from Unrestricted Subsidiaries after the Issue Date and on or prior to the time of such Restricted Payment.

          The foregoing provisions will not prohibit the following Restricted
     Payments:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the indenture;

          (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary) of, other Equity Interests of the Company (other than Disqualified Capital Stock) (other than the first $5,000,000 of Net Cash Proceeds from the issuance or sale of Equity Interests to Majestic Star, BDI, or any Affiliate thereof);

          (iii) so long as clause (a) above is satisfied, with respect to each taxable year that the Company qualifies as a Flow Through Entity, the payment of Permitted Tax Distributions; provided, that (A) prior to any payment of Permitted Tax Distributions the Company provides an Officers' Certificate and Opinion of Counsel to the effect that the Company and each Subsidiary in respect of which such distributions are being made, qualify as Flow Through Entities for Federal income tax purposes and for the states in respect of which such distributions are being made and (B) at the time of such distribution, the most recent audited financial statements of the Company provided to the Trustee pursuant to the covenant described under the caption "-- Reports," provide that the Company and each such Subsidiary were treated as Flow Through Entities for the period of such financial statements, provided that the requirement set forth in this subclause (B) shall not apply to the extent that such Subsidiary that is acquired after the date hereof is not a Flow Through Entity on the date of such acquisition but subsequently becomes a Flow Through Entity after any period covered by such financial statements;

          (iv) the redemption, repurchase or payoff of any Indebtedness of the Company or a Restricted Subsidiary with cash proceeds of or in exchange for any Refinancing Indebtedness permitted to be incurred pursuant to clause
     (g) under the covenant "-- Limitation on Incurrence of Indebtedness";

          (v) so long as clause (a) above is satisfied, any employment agreement entered into, or any compensation or employee benefits paid to employees, in each case, in the ordinary course of business, consistent with past practices and not involving the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Affiliate (other than any Restricted Subsidiary of the Company);

          (vi) so long as clause (a) above is satisfied, Overhead Reimbursements under any of the Management Agreements, in each case, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof;

          (vii) so long as clause (a) above is satisfied, Cash Flow-Based Management Fees required under any of the Management Agreements, in each case, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof; provided, that the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such payment is made would have been not less than 1.50 to 1.0, determined on a pro forma basis, as if such payment had been made during such four-quarter period;

          (viii) so long as clause (a) above is satisfied, Revenue-Based Management Fees required under any of the Management Agreements, in each case, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof; provided, that the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such payment is made would have been not less than 1.25 to 1.0, determined on a pro forma basis, as if such payment had been made during such four-quarter period;

          (ix) the redemption and repurchase of any Equity Interests or Indebtedness of the Company or any of its Subsidiaries to the extent required by any Gaming Authority or, if determined in the good faith

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     judgment of the Managers of the Company as evidenced by a resolution of the
     Managers that has been delivered to the trustee, to prevent the loss, or to secure the grant or establishment, of any gaming license or other right to conduct lawful gaming operations; and

          (x) any Unreimbursed Tax Distribution Amounts (as defined in the definition of "Permitted Tax Distributions").

     Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed. These calculations may be based upon the Company's latest available financial statements. Notwithstanding the foregoing, the Company shall not be required to deliver an Officers' Certificate to the Trustee pursuant to this covenant if any action is taken pursuant to subsection (ii), (iv) or (v) of the immediately preceding paragraph.

     Limitation on Incurrence of Indebtedness. The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness (including, without limitation, Acquired Debt) or (ii) issue any Disqualified Capital Stock; provided, that the Company and the Subsidiary Guarantors may incur Indebtedness (other than Disqualified Capital Stock) (including, without limitation, Acquired Debt) and the Company may issue shares of Disqualified Capital Stock if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock is issued would have been not less than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Capital Stock had been issued, as the case may be, at the beginning of such four-quarter period. The foregoing provisions do not prevent the incurrence of:

          (a) Indebtedness under the Credit Facility in an aggregate principal amount not to exceed at any time outstanding, $15.0 million less the aggregate amount of repayments of such indebtedness contemplated by clause
     (iii) under the caption "-- Limitation on Asset Sales";

          (b) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations (including Obligations under letters of credit) incurred in the ordinary course of business, and any guarantees thereof;

          (c) Hedging Obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by the indenture; provided, that the notional principal amount of each such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and that such Hedging Obligations shall not have been incurred for purposes of speculation;

          (d) Indebtedness outstanding on the Issue Date (other than Indebtedness under the Credit Facility which shall not be deemed to be outstanding pursuant to this clause (d)), including the registered notes and the Security Documents, to the extent they constitute Indebtedness outstanding on the Issue Date;

          (e) Indebtedness incurred by the Company in an aggregate principal amount not to exceed, at any time outstanding pursuant to this clause (e), $3.0 million less the aggregate amount of repayments of such indebtedness contemplated by clause (iii) under the caption "-- Limitation on Asset Sales";

          (f) any Subsidiary Guarantee of the registered notes or the Indebtedness permitted by clause (e) above; and

          (g) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance"), Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph, clause (d) above or this clause (g) (the "Refinancing Indebtedness"); provided, that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced
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     (including any required premiums and out-of-pocket expenses reasonably incurred in connection therewith), (ii) the Refinancing Indebtedness has a final scheduled maturity that equals or exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced, (iii) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the registered notes than the Indebtedness being Refinanced, and (iv) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness of such Person issuing such Refinancing indebtedness.

     Limitation on Asset Sales. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

          (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale not less than the fair market value of the assets subject to such Asset Sale;

          (ii) at least 75% of the consideration for such Asset Sale is in the form of (A) cash or Cash Equivalents, (B) liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the registered notes or the Subsidiary Guarantees) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company or its Restricted Subsidiaries with respect to such liabilities), or (C) fixed assets or property that, in the good faith judgment of the Managers, at the time of such Asset Sale will be used in a Related Business of the Company or its Restricted Subsidiaries; and

          (iii) within 270 days of such Asset Sale (or within 30 days in the case of an Asset Sale or series of related Asset Sales with Net Proceeds of $15,000,000 or more), the Net Proceeds thereof are (A) in the case of an Asset Sale or series of related Asset Sales with Net Proceeds of less than $15,000,000, invested in fixed assets or property that, in the good faith judgment of the Managers, at the time of such Asset Sale will be used in a Related Business of the Company or its Restricted Subsidiaries, (B) applied to repay Indebtedness under Purchase Money Obligations incurred in connection with the asset so sold, (C) applied to repay Indebtedness under the Credit Facility and permanently reduce the commitment thereunder in the amount of the Indebtedness so repaid or (D) to the extent not used as provided in clauses (A), (B), or (C) applied to make an offer to purchase registered notes as described below (an "Excess Proceeds Offer"); provided, that the Company will not be required to make an Excess Proceeds Offer until the amount of Excess Proceeds is greater than $5,000,000.

     The foregoing provisions in (i) or (ii) above shall not apply to an Event of Loss.

     Pending the final application of any Net Proceeds, the Company may temporarily reduce Indebtedness under the Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

     Net Proceeds not invested or applied as set forth in subclauses (A), (B) or
(C) of clause (iii) above constitute "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, we will offer to purchase notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes and Liquidated Damages, if any, to the purchase date. We must consummate an Excess Proceeds Offer not later than 30 days after the expiration of the 270-day period following the Asset Sale that produced such Excess Proceeds. If the aggregate purchase price for the notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

     The indenture provides that each Excess Proceeds Offer will remain open for a period of 20 Business Days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), we will purchase and mail or deliver payment for the Purchase Amount for the notes or portions of notes tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all notes tendered pursuant to the Excess Proceeds Offer.

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     We will conduct any Excess Proceeds Offer in compliance with applicable regulations under the federal securities laws, including without limitation Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Asset Sale" provisions of the indenture by virtue of such Excess Proceeds Offer.

     The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create or suffer to exist or become effective any restriction that would impair our ability to make an Excess Proceeds Offer upon an Asset Sale or, if such Excess Proceeds Offer is made, to pay for the notes tendered for purchase.

     Limitation on Liens. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

     Limitation on Restrictions on Subsidiary Dividends. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (a) on such Restricted Subsidiary's Capital Stock or (b) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits, or

          (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, or

          (iii) make loans or advances to the Company or any of its Restricted Subsidiaries, or

          (iv) transfer any of its assets to the Company or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

          (1) any Credit Facility containing dividend or other payment restrictions that are not more restrictive than those contained in the documents governing the Credit Facility on the Issue Date;

          (2) the indenture, the Security Documents and the registered notes;

          (3) applicable law;

          (4) Acquired Debt; provided, that such encumbrances and restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (5) customary non-assignment and net worth provisions of any contract, lease or license entered into in the ordinary course of business;

          (6) customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Lien; and

          (7) the agreements governing permitted Refinancing Indebtedness; provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are no more restrictive than those contained in any agreements governing the Indebtedness being refinanced.

     Merger, Consolidation or Sale of Assets. The indenture provides that we may not consolidate or merge with or into (regardless of whether we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, any other Person, unless:

          (i) we are the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other

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     disposition has been made is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

          (ii) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all of our Obligations, pursuant to a supplemental indenture and in a form reasonably satisfactory to the Trustee, under the registered notes, the indenture, the Security Documents and the Registration Rights Agreement;

          (iii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default exists;

          (iv) such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment; and

          (v) we, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than our Consolidated Net Worth immediately preceding the transaction and (B) will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "-- Limitation on Incurrence of Indebtedness."

     Notwithstanding the foregoing clause (v), the Company may reorganize as a corporation or other business entity in accordance with the procedures established in the indenture, provided that (x) such transaction is solely for the purpose of such reorganization and not for the purpose of evading this provision or any other provision of the indenture and not in connection with any other transaction, and (y) prior to such reorganization, the Company has delivered to the Trustee an Opinion of Counsel confirming that (i) the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the reorganization and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such reorganization had not occurred, and (ii) the Company will not recognize income, gain or loss for Federal and state income tax purposes as a result of the reorganization.

     In the event of any transaction (other than a lease or a transfer of less than all of our assets) described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, us under, and we shall be discharged from our Obligations under, the indenture, the Security Documents, the registered notes and the Registration Rights Agreement.

     Limitation on Transactions with Affiliates. The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, consummate or suffer to exist any Affiliate Transaction except for:

          (i) Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $1,000,000; provided, that (a) such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary and (b) the Company shall have delivered to the Trustee an Officers' Certificate certifying to such effect;

          (ii) Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $5,000,000; provided, that (i) a majority of the disinterested Managers determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable

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

     transaction at such time by the Company or such Restricted Subsidiary on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary and (ii) prior to entering into such transaction the Company shall have delivered to the Trustee an Officers' Certificate certifying to such effect; or

          (iii) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following will be deemed not to be Affiliate Transactions:

          (a) Restricted Payments (other than payments permitted under clause
     (vi) of the second paragraph of the covenant described above under the caption "-- Limitation on Restricted Payments") permitted by the provisions of the indenture described above under "-- Limitation on Restricted Payments";

          (b) the Management Agreements and the Member Agreement, in each case, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof and payment of the Management Fees thereunder;

          (c) the non-exclusive licensing of any service mark or other trademarks of the Company to an Affiliate or Affiliates of the Company; and

          (d) transactions between or among the Company and any Wholly Owned Subsidiary of the Company.

     Restriction on Sale and Issuance of Subsidiary Stock. The indenture provides that the Company will not sell, and will not permit any Restricted Subsidiary to issue or sell, any Equity Interests (other than directors' qualifying shares) of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary of the Company; provided, that the Company and its Restricted Subsidiaries may sell all (but not less than all) of the Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries if the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under "-- Limitation on Asset Sales."

     Rule 144A Information Requirement. We and the Subsidiary Guarantors will furnish to the Holders or beneficial holders of notes, upon their request, and to prospective purchasers thereof designated by such Holders or beneficial holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as is required for an offer or sale of the notes to qualify for an exemption under Rule 144A.

     Subsidiary Guarantors. The indenture provides that the Company will cause each of its present and future Restricted Subsidiaries to:

     - execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuers' Obligations under the registered notes and the indenture on the terms set forth in the indenture; and

     - deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that the indenture constitutes a legal, valid, binding and enforceable obligation, of such Restricted Subsidiary, in each case subject to customary qualifications.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the indenture.

     Additional Collateral. The indenture provides that the Company will, and will cause each of the Subsidiary Guarantors to, grant to the Trustee a valid security interest in all property and assets of the Company and such Subsidiary Guarantors, other than Excluded Assets, whether owned on the Issue Date or thereafter acquired, and to execute and deliver all documents and opinions and to take all action necessary or

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

desirable to perfect and protect such a security interest in favor of the Trustee, subject only to Permitted Liens.

     Restrictions on Activities of Capital. The indenture provides that Capital will not hold any material assets or become liable for any obligations or engage in any business activities; provided, that Capital may be a co-obligor of the notes (including any additional notes incurred pursuant to the covenant described above under the caption "Limitation on Incurrence of Indebtedness") pursuant to the terms of the indenture and as contemplated by the Purchase Agreement executed by us, the Subsidiary Guarantors and the Initial Purchaser. Capital may, as necessary, engage in any activities directly related or necessary in connection therewith.

     Limitation on Lines of Business. The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage to any substantial extent in any line or lines of business activity other than a Related Business.

     Reports. The indenture provides that, whether required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the Trustee and Holders, within 15 days after we are or would have been required to file such with the SEC, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if either of us were required to file such forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our independent certified public accountants and (ii) all information that would be required to be contained in a filing with the SEC on Form 8-K if either of us were required to file such reports. From and after the time either of us files a registration statement with the SEC with respect to the registered notes, we will file such information with the SEC so long as the SEC will accept such filings.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that each of the following constitutes an Event of Default under the indenture:

          (i) default for 30 days in the payment when due of interest on the notes;

          (ii) default in payment of principal (or premium, if any) on the notes when due at maturity, redemption, by acceleration or otherwise;

          (iii) default in the performance or breach of the covenants in the indenture described under "-- Repurchase Upon Change of Control,"
     "-- Limitation on Asset Sales," or "-- Merger, Consolidation or Sale of Assets";

          (iv) failure by us or any Subsidiary Guarantor for 60 days after notice to comply with any other agreements in the indenture or the notes;

          (v) default under (after giving effect to any applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Issuers or any Restricted Subsidiary (or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary), whether such Indebtedness or guaranty now exists or is created after the Issue Date, if (A) either (1) such default results from the failure to pay principal of or interest on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $5,000,000 in the aggregate;

          (vi) failure by us or any Restricted Subsidiary to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5,000,000, which judgments are not discharged, bonded or stayed within 60 days after their entry;

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          (vii) the cessation of a material portion of the gaming operations of the Company and its Subsidiaries, taken as a whole, for more than 60 days, except as a result of an Event of Loss;

          (viii) any revocation, suspension, expiration (without previous or concurrent renewal) or loss of any Gaming License for more than 60 days other than as a result of any Asset Sale made in accordance with the provisions of the indenture or any voluntary relinquishment that is, in the judgment of the Managers, both desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and not disadvantageous to the Holders in any material respect;

          (ix) any failure to comply with (after giving effect to any applicable grace periods) any material agreement or covenant in, or material provision of, any Security Document;

          (x) certain events of bankruptcy or insolvency with respect to the Issuers or any of the Subsidiary Guarantors; and

          (xi) any breach or waiver of any provision of the Member Agreement.

     Subject to the terms of the intercreditor agreement, if any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare by written notice to the Company and the Trustee all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding notes will become due and payable without further action or notice. Holders may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power.

     The Holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to the Trustee, may on behalf of the Holders of all of the notes (i) waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding note affected, and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

     We are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action we are taking or propose to take with respect thereto.

NO PERSONAL LIABILITY OF DIRECTORS, MEMBERS, MANAGERS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, member, manager, officer, employee, incorporator, stockholder or controlling person of the issuers or any Subsidiary Grantor, as such, will have any liability for any of our obligations or the obligations of any Subsidiary Grantor under the notes, the indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

     - the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes and Liquidated Damages, if any, when such payments are due from the trust referred to below;

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     - our obligations concerning issuing temporary registered notes, registration of registered notes, mutilated, destroyed, lost or stolen registered notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     - the rights, powers, trusts, duties and immunities of the Trustee, and our and the Subsidiary Guarantors' obligations in connection therewith; and

     - the Legal Defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain material covenants that are described herein ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance,

          (i) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (ii) in the case of Legal Defeasance, we shall have delivered to the Trustee an Opinion of Counsel confirming that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii) in the case of Covenant Defeasance, we shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of the Subsidiaries is a party or by which we or any of the Subsidiaries is bound;

          (vi) we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the Holders over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

          (vii) we must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating, subject to certain factual assumptions and bankruptcy and insolvency exceptions, that all conditions precedent provided for in the indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a Holder to pay any taxes and fees required by law or permitted by the indenture. We will not be required to transfer or exchange any note selected for redemption. We will not be required to transfer or exchange any registered note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the two succeeding paragraphs, the indenture and the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding and any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes.

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (i) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (ii) reduce the principal of, or the premium (including, without limitation, redemption premium) on, or change the fixed maturity of, any note; alter the provisions with respect to the payment on redemption of the notes; or alter the price at which repurchases of the notes may be made pursuant to an Excess Proceeds Offer or Change of Control offer after the Asset Sale or Change of Control, respectively, has occurred;

          (iii) reduce the rate of or change the time for payment of interest on any note;

          (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the registered notes by the Holders of a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (v) make any note payable in money other than that stated in the notes;

          (vi) make any change in the provisions of the indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, payments of principal of or interest on the notes;

          (vii) waive a redemption payment with respect to any note;

          (viii) adversely affect the contractual ranking of the notes or Subsidiary Guarantees; or

          (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of the Holders of not less than two-thirds in aggregate principal amount of the notes at the time outstanding, the issuers, the Subsidiary Guarantors and the Trustee may not amend or supplement the Security Documents, or waive or modify the rights of the Holders thereunder or the provisions of the indenture relating thereto.

     Notwithstanding the foregoing, without the consent of the Holders, the issuers and the Trustee may amend or supplement the indenture, the notes and the Security Documents to:

     - cure any ambiguity, defect or inconsistency;

     - provide for uncertificated notes in addition to or in place of certificated notes;

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     - provide for the assumption of our or the Subsidiary Guarantors'
       obligations to Holders in the case of a merger or consolidation;

     - make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the indenture or the notes;

     - release any Subsidiary Guarantee permitted to be released under the terms of the indenture;

     - comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust indenture Act; or

     - comply with the requirements of the Trustee and the Depositary (including its nominees) with respect to transfers of beneficial interests in the notes.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the Trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     On December 6, 2001, the Company entered into a member agreement with: (1) Majestic Investor, the sole member of the Company, (2) Majestic Star, the sole member of Majestic Investor, and (3) BDI, the sole member of Majestic Star. Under the member agreement, Majestic Star will not, directly or indirectly, declare or pay any dividends or other similar distributions, other than management fees and tax distributions, until Majestic Star has contributed $5.0 million in cash to Majestic Investor, less any amounts contributed in cash to the Company by BDI after December 6, 2001, and Majestic Investor has contributed such cash to the Company. Under the Member Agreement, BDI (1) will cause Majestic Star not to, directly or indirectly, declare or pay any dividends or other similar distributions, other than management fees and tax distributions, until Majestic Star has contributed an aggregate of $5.0 million in cash to Majestic Investor, less any amounts contributed in cash to the Company by BDI after December 6, 2001, and Majestic Investor has contributed such cash to the Company, (2) will not accept any such dividends or other similar distributions, other than management fees and tax distributions, from Majestic Star until Majestic Star has contributed an aggregate of $5.0 million to Majestic Investor, less any amounts contributed in cash to the Company by BDI after December 6, 2001, and Majestic Investor has contributed such cash to the Company, and (3) will contribute to the Company, directly or indirectly, the first $5.0 million of net proceeds from any sales of Equity Interests of Majestic Star (other than sales of Equity Interests to BDI), less any amounts previously contributed by BDI and Majestic Star to Majestic Investor, pursuant to clauses (1) and (2) of this sentence and this clause (3), which have been contributed to the Company, after December 6, 2001. The Member Agreement is not a commitment by BDI or Majestic Star to make such contributions to the Company or to Majestic Investor. Majestic Star cannot make any of these dividends or distributions at this time and it is unclear when, if ever, it will be able to do so.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
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     "Acquired Debt" means Indebtedness of a Person existing at the time such
Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person.

     "Affiliate Transaction" means, with respect to any Person, (1) the sale, lease, transfer or other disposition of any of such Person's properties or assets to, or the purchaser of any property or assets from, any Affiliate, and
(2) the entering into by such Person, or the suffering to exist by such Person, of any contract, agreement, understanding, loan, advance or guaranty with or for the benefit of any Affiliate of such Person. Notwithstanding the foregoing, payments to Majestic Star by the Company and its Restricted Subsidiaries of up to an aggregate of $1,700,000 of Overhead Reimbursements required under the Management Agreements in any one fiscal year shall not be deemed "Affiliate Transactions"; provided, that (1) such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary and (2) the Company shall have delivered to the Trustee an Officers' Certificate certifying to such effect once during each such fiscal year; provided, further, that, notwithstanding clause (i)(b) under the caption "Limitation on Transactions with Affiliates," the Company may deliver a single Officers' Certificate for all Overhead Reimbursements required under the Management Agreements in any one single fiscal year.

     "Applicable Capital Gain Tax Rate" means a rate equal to the sum of (i) the highest marginal Federal capital gain tax rate applicable to an individual who is a citizen of the United States plus (ii) an amount equal to the sum of the highest marginal state and local capital gain tax rates applicable to an individual who is a resident of the State of New York, multiplied by a factor equal to 1 minus the rate described in clause (i) above.

     "Applicable Income Tax Rate" means a rate equal to the sum of (i) the highest marginal Federal income tax rate applicable to an individual who is a citizen of the United States plus (ii) an amount equal to the sum of the highest marginal state and local income tax rates applicable to an individual who is a resident of the State of New York, multiplied by a factor equal to 1 minus the rate described in clause (i) above.

     "Asset Sale" means any (i) transfer (as defined), other than in the ordinary course of business, of any assets of the Company or any Restricted Subsidiary; (ii) direct or indirect issuance or sale of any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares), in each case to any Person; or (iii) Event of Loss. For purposes of this definition, (a) any series of transactions that are part of a common plan shall be deemed a single Asset Sale and (b) the term "Asset Sale" shall not include (1) any series of transactions that have a fair market value (or result in gross proceeds) of less than $1 million, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause
(b)(1) exceed $5 million, (2) any disposition of all or substantially all of the assets of the Company that is governed under and complies with the terms of the covenant described under "-- Merger, Consolidation or Sale of Assets," (3) the conveyance, sale, transfer, assignment or other disposition of inventory and other assets acquired and held for resale in the ordinary course of business, in each case made in the ordinary course of business, consistent with past practices of the Company and its Restricted Subsidiaries, (4) the sale or disposition by the Company or any of its Restricted Subsidiaries of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the Company's business or the business of such Restricted

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Subsidiary, as applicable, and (5) the liquidation of Cash Equivalents. A transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary, and an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, shall not be deemed to be an Asset Sale. Any Investment that is not prohibited by the Restricted Payments covenant will not be deemed to be an Asset Sale.

     "Bankruptcy Code" means the United States Bankruptcy Code, codified at 11 U.S.C. 101-1330, as amended.

     "BDI" means Barden Development, Inc., an Indiana corporation.

     "beneficial owner" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

     "Capital" means Majestic Investor Capital Corp., a Delaware corporation and a wholly owned subsidiary of the Company.

     "Capital Contribution" means any contribution to the equity of the Company from a direct or indirect parent of the Company for which no consideration other than the issuance of Qualified Capital Stock is given.

     "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (ii) with respect to a limited liability company, any and all membership interests, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person.

     "Cash Equivalent" means (i) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits and certificates of deposit and commercial paper or bankers acceptance issued by the parent corporation of any domestic commercial bank of recognized standing having combined capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; (iii) investments in money market funds substantially all of whose assets comprise securities of the type described in clauses (i) and (ii) above and (iv) repurchase obligations for underlying securities of the types and with the maturities described above.

     "Casino" means a gaming establishment owned by the Company or a Restricted Subsidiary and containing at least 400 gaming devices and 10,000 square feet of space dedicated to the operation of games of chance.

     "Change of Control" means

          (i) any merger or consolidation of the Company with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of the transferee(s) or surviving entity or entities,

          (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of the Company,
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          (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Managers of the Company (together with any new directors whose election by such Managers or whose nomination for election by the members of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of directors) cease for any reason to constitute a majority of the Managers of the Company then in office,

          (iv) the Company adopts a plan of liquidation, or

          (v) the first day on which the Company fails to own 100% of the issued and outstanding Equity Interests of Capital.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Majestic Investor Holdings, LLC, a Delaware limited liability company.

     "Consolidated Cash Flow" means, with respect to any Person (the referent Person) for any period,

          (a) consolidated income (loss) from operations of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus

          (b) to the extent such amounts are deducted in calculating such income
     (loss) from operations of such Person for such period, and without duplication (i) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees, and other intangibles but excluding (x) non-cash charges incurred after the Issue Date that require an accrual of or a reserve for cash charges for any future period and (y) normally recurring accruals such as reserves against accounts receivables); (ii) provision for taxes based on income or profits of such Person and its subsidiaries and Permitted Tax Distributions; and (iii) Pre-Opening Expenses;

provided, that (1) the income from operations of any Person that is not a Wholly Owned Subsidiary of the referent Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person, (2) the income from operations of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, and (3) the income from operations of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners.

     "Consolidated Interest Expense" means, with respect to any Person for any period, (a) the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, noncash interest payment, and the interest component of Capital Lease Obligations), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period less (b) write-off of deferred financing costs, the amortization of original issue discount for Indebtedness in existence on the Issue Date, and any charge related to any premium or penalty paid, in each case accrued during such period in connection with redeeming or retiring any Indebtedness before its stated maturity, as determined in accordance with GAAP, to the extent such expense, cost or charge was included in the calculation made pursuant to clause (a) above.

     "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (i) the Net Income of any Person relating to any portion of such period that such Person (a) is not a Wholly Owned Subsidiary of the referent Person or (b) is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary of the referent Person during such
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portion of such period, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iii) the Net Income of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners, and (iv) solely for the avoidance of doubt, any Returns from Unrestricted Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person, the total stockholders' (or members') equity of such Person determined on a consolidated basis in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (i) the amount of any such stockholders' (or members') equity attributable to Disqualified Capital Stock or treasury stock of such Person and its consolidated subsidiaries, (ii) all upward revaluations and other write-ups in the book value of any asset of such Person or a consolidated subsidiary of such Person subsequent to the Issue Date, and (iii) all Investments in subsidiaries of such Person that are not consolidated subsidiaries and in Persons that are not subsidiaries of such Person.

     "Copyright Security Agreement" means that certain Copyright Security Agreement, dated as of the Issue Date, by and among the Issuers, the Subsidiary Guarantors and the Trustee.

     "Credit Facility" means (a) our credit facility, dated as of December 6, 2001, between the Company and Foothill Capital Corporation (any related registered notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) and (b) any amendment, modification, supplement, refunding, refinancing or replacement thereof that has terms and conditions (including with respect to applicable interest rates and fees) customary for similar facilities extended to borrowers comparable to the Company, in each case, that does not permit the Company and its Restricted Subsidiaries to incur Indebtedness in an aggregate principal amount at any time outstanding in excess of $15.0 million.

     "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

     "Disqualified Capital Stock" means any Equity Interest that (i) either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the registered notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity, or (ii) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities.

     "Equity Holder" means (a) with respect to a corporation, each holder of stock of such corporation, (b) with respect to a limited liability company or similar entity, each member of such limited liability company or similar entity (in each case, which is not disregarded for Federal income tax purposes), (c) with respect to a partnership, each partner of such partnership and (d) with respect to any entity that is disregarded for Federal income tax purposes, the owner of such entity.

     "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Event of Loss" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

     "Excluded Assets" means (i) cash and cash equivalents to the extent a Lien thereon may not be perfected through the filing of a UCC-1 financing statement or through the obtaining of "control" (as defined in the Uniform Commercial
Code); (ii) assets securing Purchase Money Obligations or Capital Lease Obligations permitted to be incurred pursuant to clause (e) under the covenant described above under the caption "Limitation on Incurrence of Indebtedness";
(iii) all Gaming Licenses and any license, contract or agreement to which such debtor is a party, to the extent, but only to the extent, that a grant of a Lien on such
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license (other than any Gaming License or license issued under any Liquor Laws), contract or agreement is prohibited by law, results in a breach or termination of the terms of, or constitutes a default under or termination of any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) and, in any event, immediately upon the ineffectiveness, lapse or termination of any such terms of or default under such license, contract or agreement, the Excluded Assets shall not include, and such debtor shall be deemed to have granted a security interest in, all such licenses, contracts or agreements as if such terms or defaults had never been in effect and (iv) the Nevada Leasehold Interests; provided, that Excluded Assets does not include the proceeds of the assets under clauses (ii) or (iii) or of any other Collateral to the extent such proceeds do not constitute Excluded Assets under clause (i) above; without limiting the foregoing, Excluded Assets shall include gaming equipment subject to such Purchase Money Obligations or Capital Lease Obligations.

     "Excluded Person" means (i) any employee benefit plan of the Company or any trustee or similar fiduciary holding Capital Stock of the Company for or pursuant to the terms of any such plan, (ii) BDI, so long as it is controlled by Don H. Barden or his spouse or an entity controlled by either of them, (iii) Barden Management, Inc., so long as it is owned by Don H. Barden, (iv) Don H. Barden or his spouse or an entity controlled by either of them, (v) the estate of Don H. Barden, (vi) any descendant of Don H. Barden or the spouse of any such descendant, (vii) the estate of any such descendant or the spouse of any such descendant, (viii) any trust or other arrangement for the benefit of the spouse of Don H. Barden or any such descendant or the spouse of any such descendant,
(ix) any charitable organization or trust established by Don H. Barden, (x) The Majestic Star Casino, LLC, an Indiana limited liability company, as long as it is controlled by Don H. Barden or his spouse or an entity controlled by either of them and (xi) Majestic Investor, LLC, a Delaware limited liability company, as long as it is controlled by Don H. Barden or his spouse or an entity controlled by either of them.

     "FF&E" means furniture, fixture and equipment acquired by the Company or a Restricted Subsidiary in the ordinary course of business for use in the operation of a Casino.

     "FF&E Financing" means Purchase Money Obligations, Capital Lease Obligations, or Industrial Revenue Bond Obligations incurred solely to acquire or lease, respectively, FF&E; provided, that the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs and expenses) of the FF&E purchased or leased with the proceeds thereof.

     "FF&E Lender" means a Person that is not an Affiliate of the Company and is a lender under FF&E Financing.

     "Flow Through Entity" means an entity that (a) for Federal income tax purposes constitutes (i) an "S corporation" (as defined in Section 1361(a) of the Code), (ii) a "qualified subchapter S subsidiary" (as defined in Section 1361(b)(3)(B) of the Code), (iii) a "partnership" (within the meaning of Section 7701(a)(2) of the Code) other than a "publicly traded partnership" (as defined in Section 7704 of the Code), (iv) a business entity that is disregarded as an entity separate from its owner under the Code, the Treasury Regulations or any published administrative guidance of the Internal Revenue Service, or (v) any other substantially similar pass-through entity for Federal income tax purposes (each of the entities described in the immediately preceding clauses (i), (ii), (iii), (iv) and (v), a "Federal Flow Through Entity") and (b) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

     "gaap" means generally accepted accounting principles, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission.

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     "GAAP" means gaap as in effect from time to time.

     "Gaming Authorities" means the Nevada Gaming Control Board, the Nevada Gaming Commission, the Mississippi Gaming Commission, the Colorado Gaming Commission, and any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

     "Gaming Licenses" means every finding of suitability, registration, license, franchise or other finding of suitability, registration, approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities in any state or jurisdiction in which the Company or any of its Subsidiaries conducts business and all applicable liquor licenses.

     "Government Securities" means (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

     "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

     "guaranty" or "guarantee," used as a noun, means any guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other Obligation. "guarantee," used as a verb, has a correlative meaning.

     "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holder" means the Person in whose name a note is registered in the register of the notes.

     "Indebtedness" of any Person means (without duplication) (i) all liabilities and obligations, contingent or otherwise, of such Person (A) in respect of borrowed money (regardless of whether the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by bonds, debentures, registered notes or other similar instruments,
(C) representing the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business),
(D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) representing Capital Lease Obligations, (F) under bankers' acceptance and letter of credit facilities, (G) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock, or (H) in respect of Hedging Obligations;
(ii) all Indebtedness of others that is guaranteed by such Person; and (iii) all Indebtedness of others that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract
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rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the term Indebtedness shall not include obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such obligation is extinguished within two business days of its incurrence. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness.

     "Industrial Revenue Bond Obligations" means obligations of the Company or any of its Restricted Subsidiaries in connection with industrial revenue bonds issued by the Mississippi Business Finance Corporation ("MBFC"), all of the proceeds of which are loaned by the MBFC to the Company or its Restricted Subsidiaries for the acquisition, construction or development of hotels or other improvements at the Company's or its Restricted Subsidiaries' Casino located in Tunica, Mississippi.

     "Interest Coverage Ratio" means, for any period, the ratio of (i) Consolidated Cash Flow of the Company for such period, to (ii) Consolidated Interest Expense of the Company for such period. In calculating the Interest Coverage Ratio for any period, pro forma effect shall be given to the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by the Company or any of its Subsidiaries of any Indebtedness subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated, as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a pro forma basis, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period. Without limiting the foregoing, the financial information of the Company with respect to any portion of such period that falls before the Issue Date shall be adjusted to give pro forma effect to the issuance of the registered notes and the application of the proceeds therefrom as if they had occurred at the beginning of such period.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, guarantees and other forms of direct and indirect credit support, advances or capital contributions (excluding (i) payroll commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Investor" means Majestic Investor, LLC, a Delaware limited liability company.

     "Investor Pledge Agreement" means that certain Pledge Agreement executed by Investor, providing for a pledge of the entire membership interest in the Company held by it in favor of the Trustee, for the ratable benefit of the Holders of the notes, as the same may be amended in accordance with the terms thereof and the indenture.

     "Issue Date" means December 6, 2001, the date the unregistered notes were issued.

     "Issuers" means Capital and the Company.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

     "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, regardless of whether filed, recorded or otherwise perfected under applicable law (including any conditional sale or other

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title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquor Authorities" means the Mississippi Alcoholic Beverage Control Division of the Mississippi State Tax Commission, and any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, any other agency with authority to regulate the sale or distribution of alcoholic beverages by the Company or any of its Subsidiaries.

     "Liquor Laws" means the statutes regarding the sale and distribution of alcoholic beverages enforced by the Liquor Authorities and the rules and regulations of the Liquor Authorities.

     "Majestic Investor" means Majestic Investor, LLC, a Delaware limited liability company.

     "Majestic Star" means The Majestic Star Casino, LLC, an Indiana limited liability company.

     "Management Agreements" means, collectively, (1) that certain Management Agreement, dated as of September 19, 2001, by and between the Company and BDI, pursuant to which the Company will pay to BDI fees (the "Management Fees") for acting as the Manager of the Company, which Management Fees, for any fiscal quarter, shall not exceed 1% of net revenues (such Management Fees, the "Revenue-Based Management Fees") plus 5% of Consolidated Cash Flow (such Management Fees, the "Cash Flow-Based Management Fees") for the immediately preceding fiscal quarter; provided that the payment of such Management Fees shall be subordinated to the payment in full of principal, interest, premium and Liquidated Damages, if any, then due on the registered notes, and (2) that certain Expense Reimbursement/Sharing Agreement, dated as of October 22, 2001, by and between the Company and Majestic Star, pursuant to which the Company and its Restricted Subsidiaries will each reimburse (such reimbursements, "Overhead Reimbursements") Majestic Star for a specified percentage of the documented out-of-pocket expenses paid by Majestic Star for the Company's corporate overhead, including (i) the costs and expenses of executives and certain other employees, including, but not limited to, salaries, bonuses, benefit payments, insurance, and supplies, (ii) rent and (iii) other similar costs and expenses.

     "Managers" means (i) for so long as the Company is a limited liability company, the Managers appointed pursuant to the Operating Agreement or (ii) otherwise, the Board of Directors of the Company.

     "Member Agreement" means the Member Agreement, dated as of the Issue Date by and among the Company, Majestic Investor, Majestic Star and BDI.

     "Members" means the members of the Company.

     "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale, or Capital Contribution in respect, of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash or Cash Equivalents on or after the Issue Date, the amount of cash or Cash Equivalents originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale of Qualified Capital Stock or Capital Contribution.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, reduced by the maximum amount of Permitted Tax Distributions for such period, excluding (to the extent included in calculating such net income) (i) any gain or loss, together with any related taxes paid or accrued on such gain or loss, realized in connection with any Asset Sales and dispositions pursuant to sale-leaseback transactions, and (ii) any extraordinary gain or loss, together with any related taxes paid or accrued on such gain or loss.

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     "Net Proceeds" means the aggregate proceeds received in the form of cash or
Cash Equivalents in respect of any Asset Sale (other than an Event of Loss) (including payments in respect of deferred payment obligations and any cash or Cash Equivalents received upon the sale or disposition of any non-cash consideration received in any Asset Sale, in each case when received, and the net proceeds received in the form of cash or Cash Equivalents in respect of any Event of Loss (including insurance or other payments)), net of

          (i) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company,

          (ii) taxes required to be paid by the Company or any of its Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year or any Permitted Tax Distributions during the taxable year within which such Asset Sale is consummated or in the immediately succeeding taxable year that would not otherwise be permitted to be distributed but for such Asset Sale,

          (iii) amounts required to be applied to the permanent repayment of Purchase Money Obligations and Capital Lease Obligations in connection with such Asset Sale, and

          (iv) appropriate amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale (including, without limitation, as applicable, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification arising from such Asset
     Sale).

     "Nevada Leasehold Interest" means the leasehold interests of Barden Nevada Gaming, LLC (as successor to Fitzgeralds Las Vegas, Inc.), as tenant, under the following leases: (i) Lease, dated March 4, 1976, between A.W. Ham, Jr., as Trustee, and Nevada Building Company, as heretofore signed and amended; and (ii) Lease Agreement, dated September 1, 1978, between Jewel French Nolen, Julie LaMoyne Nolen, David Kramer, Betty Bennett, Richard James Tinkler and M.B. Dalitz, as heretofore signed and amended.

     "Obligation" means any principal, premium, interest, penalty, fee, indemnification, reimbursement, damage and other obligation and liability payable under the documentation governing any liability.

     "Officers' Certificate" means a certificate signed on behalf of the Issuers by two Officers of each of the Company and Capital, in each case, one of whom must be the President, Chief Operating and Financial Officer, Treasurer, Controller or a Senior Vice President.

     "Operating Agreement" means the Limited Liability Company Agreement of the Company, as amended from time to time.

     "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee. Such counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

     "Permitted Investments" means

          (i) Investments in the Company or in any Wholly Owned Subsidiary;

          (ii) Investments in Cash Equivalents;

          (iii) Investments in a Person, if, as a result of such Investment, such Person (A) becomes a Wholly Owned Subsidiary, or (B) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary;

          (iv) Hedging Obligations;

          (v) Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption "-- Limitation on Asset Sales";

          (vi) Investments existing on the Issue Date;
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          (vii) Investments paid for solely with Capital Stock (other than
     Disqualified Capital Stock) of the Company;

          (viii) credit extensions to gaming customers in the ordinary course of business, consistent with industry practice;

          (ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company in satisfaction of judgments; and

          (x) loans or advances to Affiliates or to employees of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $1.0 million at any one time outstanding pursuant to this clause (x).

     "Permitted Liens" means:

          (i) Liens arising by reason of any judgment, decree or order of any court for an amount and for a period not resulting in an Event of Default with respect thereto, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired;

          (ii) security for the performance of bids, tenders, trade, contracts (other than contracts for the payment of money) or leases, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, consistent with industry practice;

          (iii) Liens (other than Liens arising under ERISA) for taxes, assessments or other governmental charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with gaap;

          (iv) Liens of carriers, warehousemen, mechanics, landlords, material men, repairmen or other like Liens arising by operation of law in the ordinary course of business consistent with industry practices (other than Liens arising under ERISA) and Liens on deposits made to obtain the release of such Liens if (a) the underlying obligations are not overdue for a period of more than 30 days or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with gaap;

          (v) easements, rights of way, zoning and similar restrictions, covenants, conditions and restrictions and other encumbrances or title defects incurred in the ordinary course of business, consistent with industry practices that do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or a Subsidiary) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; provided, that such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

          (vi) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

          (vii) Liens securing Refinancing Indebtedness incurred in compliance with the indenture to refinance Indebtedness secured by Liens, provided,
     (a) such Liens do not extend to any additional property or assets; (b) if the Liens securing the Indebtedness being refinanced were subordinated to or pari passu with the Liens securing the registered notes or any intercompany loan, as applicable, such new Liens are subordinated to or pari passu with such Liens to the same extent, and any related subordination or intercreditor agreement is confirmed; and (c) such Liens are no more adverse to the interests of Holders than the Liens replaced or extended thereby;

          (viii) Liens that secure Acquired Debt; provided, that such Liens do not extend to or cover any property or assets other than those of the Person being acquired and were not put in place in anticipation of such acquisition;

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          (ix) Liens that secure Purchase Money Obligations or Capital Lease
     Obligations permitted to be incurred pursuant to clause (e) under the covenant described above under the caption "Limitation on Incurrence of Indebtedness"; provided, that such Liens do not extend to or cover any property or assets other than those being acquired or developed;

          (x) those matters shown as exceptions to title on the title policies, dated as of the Issue Date, and issued by Fidelity National Title Insurance Company for the benefit of the Trustee;

          (xi) Liens securing Obligations under the indenture, the notes or the Security Documents;

          (xii) Liens on assets of the Company and the Subsidiaries, and the proceeds of any or all the foregoing, securing Indebtedness incurred pursuant to clause (a) under the caption "-- Limitation on Incurrence of Indebtedness";

          (xiii) with respect to any vessel included in the Collateral, certain maritime liens, including liens for crew's wages and salvage;

          (xiv) leases or subleases granted in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries;

          (xv) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; and

          (xvi) the rights of the lessors under ground leases, as in effect on the Issue Date, relating to real property in Las Vegas, Nevada, leased by the Company or its Restricted Subsidiaries on the Issue Date.

     "Permitted Tax Distributions" in respect of the Company and each Subsidiary that qualifies as a Flow Through Entity shall mean, with respect to any taxable year, the sum of:

          (a) the product of (i) the excess of (A) all items of taxable income or gain (other than capital gain) of the Company that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year over (B) all items of taxable deduction or loss (other than capital loss) of the Company that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year and (ii) the Applicable Income Tax Rate, plus

          (b) the product of (i) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, of the Company that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year and (ii) the Applicable Capital Gain Tax Rate, plus

          (c) the product of (i) the net short-term capital gain (i.e., net short-term capital gain in excess of net long-term capital loss), if any, of the Company that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year and (ii) the Applicable Income Tax Rate, minus

          (d) the aggregate Tax Loss Benefit Amount for the Company for such year;

provided, that in no event shall the Applicable Income Tax Rate or the Applicable Capital Gain Tax Rate exceed the greater of (1) the highest aggregate applicable effective marginal rate of Federal, state, and local income to which a corporation doing business in the State of New York would be subject in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm) plus 5%; and (2) 60%. For purposes of calculating the amount of the Permitted Tax Distributions, the proportionate part of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity shall be included in determining the taxable income, gain, deduction, or loss (including capital gain or loss) of the Company.

     Estimated tax distributions shall be made within fifteen days following March 31, May 31, August 31, and December 31 based upon an estimate of the excess of (x) the tax distributions that would be payable for
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the period beginning on January 1 of such year and ending on March 31, May 31,
August 31, and December 31 if such period were a taxable year (computed as provided above) over (y) distributions attributable to all prior periods during such taxable year; provided that the estimated tax distribution with respect to the period ending December 31 may be made within the last five days of such period.

     Prior to making any estimated tax distribution, the Company shall require each Equity Holder and Upper Tier Equity Holder to agree that (a) promptly after the Company and each Subsidiary file their respective annual tax return, (i) such Equity Holder and Upper Tier Equity Holder shall be jointly and severally liable to reimburse the Company to the extent the estimated tax distributions made to such Equity Holder exceeded the actual Permitted Tax Distributions, as determined on the basis of such tax returns filed in respect of such taxable year for that Equity Holder (or Upper Tier Equity Holder, as the case may be) and (ii) the Company shall make a further payment to such Equity Holder to the extent such estimated tax distributions were less than the actual Permitted Tax Distributions, as determined on the basis of such tax returns filed in respect of such taxable year for that Equity Holder (or Upper Tier Equity Holder, as the case may be) and (b) if the appropriate Federal or state taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of the Company or any Subsidiary that is treated as a Flow Through Entity for any taxable year or the aggregate Tax Loss Benefit Amounts carried forward to such taxable year should be changed or adjusted (including by reason of a final determination that the Company or such Subsidiary was not a Flow Through Entity), then (i) such Equity Holder and Upper Tier Equity Holder shall be jointly and severally liable to reimburse the Company in an amount (such amount, until reimbursed to the Company, an "Unreimbursed Tax Distribution Amount") equal to the sum of (A) the excess of (x) the Permitted Tax Distributions previously made to such Equity Holder in respect of that taxable year over (y) the Permitted Tax Distributions with respect to such taxable year, taking into account such change or adjustment for such Equity Holder, plus (B) interest and penalties imposed on the Company and its Subsidiaries by a Governmental Authority resulting from a final determination that the Company or a Subsidiary was not a Flow Through Entity, and (ii) the Company shall make a further payment to such Equity Holder to the extent the Permitted Tax Distributions previously made to such Equity Holder in respect of that taxable year were less than the Permitted Tax Distributions payable to such Equity Holder with respect to such taxable year taking into account such change or adjustment.

     To the extent that any tax distribution would otherwise be made to any Equity Holder at a time when an obligation of such Equity Holder to make a payment to the Company pursuant to the previous paragraph remains outstanding, the amount of any tax distribution to be made shall be reduced by the amounts such Equity Holder is obligated to pay the Company.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

     "Preferred Ship Mortgage" means the preferred ship mortgage on the Tunica Vessel, dated as of the Issue Date, by and between Barden Mississippi Gaming, LLC and the Trustee.

     "Pre-Opening Expenses" means all costs of start-up activities that are required to be expensed (and are not capitalized) in accordance with SOP 98-5.

     "Purchase Money Obligations" means Indebtedness representing, or incurred to finance, the cost (i) of acquiring any assets and (ii) of construction or build-out of facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Issuers); provided, that (x) the principal amount of such Indebtedness does not exceed 80% of such cost, including construction charges,
(y) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired, constructed or built and (z) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition or commencement of construction or build-out of such property or asset.

     "Qualified Capital Stock" means, with respect to any Person, Capital Stock of such Person other than Disqualified Capital Stock.

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

     "Qualified Equity Offering" means (1) an underwritten registered public offering of Qualified Capital Stock of the Company for cash, other than pursuant to Form S-8 (or any successor thereto) under the Securities Act and other than shares of Qualified Capital Stock of the Company issued pursuant to employee benefit plans or as compensation to employees, and (2) an unregistered offering of Qualified Capital Stock of the Company for cash resulting in net proceeds to the Company in excess of $10.0 million.

     "Related Business" means the gaming and hotel businesses conducted by the Company as of the Issue Date and any and all businesses that in the good faith judgment of the Managers are materially related businesses.

     "Required Regulatory Redemption" means a redemption by the Issuers of any Holder's notes pursuant to, and in accordance with, any order of any Governmental Authority with appropriate jurisdiction and authority relating to a Gaming License, or to the extent necessary in the reasonable, good faith judgment of the Managers to prevent the loss, failure to obtain or material impairment or to secure the reinstatement of, any Gaming License, where such redemption or acquisition is required because the Holder or beneficial owner of notes is required to be found suitable or to otherwise qualify under any gaming laws and is not found suitable or so qualified within a reasonable period of time.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.

     "Return from Unrestricted Subsidiaries" means (a) 50% of the fair market value of any dividends or distributions received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Company, plus (b) to the extent not otherwise included in Consolidated Net Income of the Company, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the sale or liquidation of any Unrestricted Subsidiaries, plus (c) to the extent that any Unrestricted Subsidiary is designated to be a Restricted Subsidiary, the fair market value of the Company's Investment in such Subsidiary on the date of such designation.

     "Security Agreement" means that certain Security and Pledge Agreement to encumber substantially all of the assets of the Company in favor of the Trustee, for the ratable benefit of the Holders of the notes, as the same may be amended in accordance with the terms thereof and the indenture.

     "Security Documents" means, collectively, the Investor Pledge Agreement, the Preferred Ship Mortgage, the Security Agreement, the Copyright Security Agreement, the Trademark Security Agreement, and any other agreements, instruments, financing statements or other documents that evidence, set forth or limit the Lien of the Trustee in the Collateral.

     "subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (including a limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

     "Subsidiary" means any subsidiary of the Company.

     "Subsidiary Guarantor" means any Restricted Subsidiary that has executed and delivered in accordance with this indenture an unconditional and irrevocable Subsidiary Guarantee of the Issuers' obligations under the notes and such Person's successors and assigns.

     "Subsidiary Guarantee" means an unconditional and irrevocable guaranty by a Subsidiary Guarantor of the Obligations of the Issuers under the notes and the indenture, as set forth in the indenture, as amended from time to time in accordance with the terms thereof.

     "Tax Loss Benefit Amount" means, with respect to any taxable year, the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of the

Company ending subsequent to the Issue Date carried forward to such taxable year; provided, that for such purpose the amount of any such net operating loss or net capital loss shall be utilized only once and in each case shall be carried forward to the next succeeding taxable year until so utilized. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity for a taxable year of such Subsidiary ending subsequent to the Issue Date shall be included in determining the amount of net operating loss or net capital loss of the Company.

     "Trademark Security Agreement" means that certain Trademark Security Agreement, dated as of the Issue Date, by and among the Issuers, the Subsidiary Guarantors and the Trustee.

     "transfer" means, with respect to any asset, any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation).

     "Tunica Vessel" means that certain vessel and appurtenances described as:

Name:                   Fitzgeralds Tunica
Official Number:        262757
Type:                   Barge

     "Unrestricted Subsidiary" means any Subsidiary that, at or prior to the time of determination, shall have been designated by the Managers as an Unrestricted Subsidiary; provided, that such Subsidiary (a) does not hold any Indebtedness or Capital Stock of, or any Lien on any assets of, the Company or any Restricted Subsidiary; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date. The Managers may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the Interest Coverage Ratio test set forth in the covenant described under the caption "-- Certain Covenants -- Limitation on Incurrence of Indebtedness" calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation. The Managers may designate any Restricted Subsidiary to be an Unrestricted Subsidiary so long as no Default or Event of Default is in existence at the time of such designation or would be in existence following such designation. The Company shall be deemed to make an Investment in each Subsidiary designated as an Unrestricted Subsidiary immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation. Any such designation by the Managers shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Managers giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions and is permitted by the covenant described above under the caption "-- Certain Covenants -- Limitation on Incurrence of Indebtedness."

     "Upper Tier Equity Holder" means, in the case of any Flow Through Entity the Equity Holder of which is, in turn, a Flow Through Entity, the person that is ultimately subject to tax on a net income basis on the items of taxable income, gain, deduction, and loss of the Company and its Subsidiaries that are Flow Through Entities.

     "Voting Stock" means, with respect to any Person, (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the Board of Directors, managers or trustees of such Person (regardless of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into
(ii) the total of the product obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" of any Person means a subsidiary of such Person all the Capital Stock of which (other than directors' qualifying shares) is owned directly or indirectly by such Person or by a Wholly Owned Subsidiary of such Person; provided, that with respect to the Company, the term Wholly Owned Subsidiary shall exclude Unrestricted Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued in the form of one or more global notes, without interest coupons. The global notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes."

     The transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations or "participants" and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to "indirect participants" such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     DTC has also advised us that pursuant to procedures established by it, ownership of those interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to participants) or by participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

     Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system or indirectly through organizations that are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the registered notes, see "-- Exchange of Book-Entry Notes for Certificated Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal, premium, liquidated damages, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered Holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the Trustee or any of our respective agents has or will have any responsibility or liability for (i) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes or (ii) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC has advised us that its current practices, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

     Interests in the global notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources believed to be reliable, but we take no responsibility for its accuracy.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A global note is exchangeable for definitive notes in registered certificated form if:

     - DTC (x) notifies us that it is unwilling or unable to continue as depositary for the global note and we fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act; or

     - the Issuers, at their option, notify the Trustee in writing that we elect to cause the issuance of the notes in certificated form.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

CERTIFICATED NOTES

     Subject to certain conditions, any person having a beneficial interest in a global note may, upon request to the Trustee, exchange such beneficial interest for a certificated note. Upon any such issuance, the Trustee is required to register such certificated note in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if:

          (a) we notify the Trustee in writing that DTC (x) is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days; or (y) has ceased to be a clearing agency registered under the Exchange Act; or

          (b) we, at our option, notify the Trustee in writing that we elect to cause the issuance of registered notes in the form of certificated notes under the indenture,

then, upon surrender by the global note holder of its global note, registered notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related notes.

     Neither we nor the Trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the notes represented by a global note (including principal, premium, if any, interest and liquidated damages, if any, thereon) be made by wire transfer of immediately available next day funds to the accounts specified by the global note holder. With respect to certificated notes, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, thereon by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

                              MATERIAL AGREEMENTS

MAJESTIC INVESTOR HOLDINGS OPERATING AGREEMENT

     Majestic Investor Holdings is a limited liability company organized under Delaware law. Its sole member is Majestic Investor, LLC, which holds 100% of its membership interests. Don H. Barden, through BDI, is indirectly the beneficial owner of 100% of The Majestic Star Casino, LLC which holds 100% of the membership interests in Majestic Investor, LLC.

     The operating agreement provides for certain rights and obligations among Majestic Investor Holdings and its member, including with respect to the appointment of managers and restrictions on the transfer of membership interests. Pursuant to the operating agreement, management is vested in the managers, currently Don H. Barden and Michael E. Kelly. The managers continue to serve as managers until their resignation, termination at will or death, and additional or substitute managers may be chosen from time to time by Majestic Investor. The operating agreement limits the transfer of membership interests. Any transfer of membership interests and admission of a new member is subject to the discretionary approval of two of the managers and the holders of a majority of the membership interests. Additionally, any transfer must comply with all applicable laws, including federal and state securities law, and is subject to the approval of the Indiana Gaming Commission, the Nevada Gaming Commission, the Mississippi Gaming Commission and the Colorado Gaming Commission. In addition, in connection with our registration as a holding company, the restrictions on transfer of membership interests received the approval of the Mississippi Gaming Commission.

CERTAIN AGREEMENTS


     Pursuant to an amended and restated management agreement entered into on December 5, 2001, and effective on December 6, 2001, BDI will receive a management fee for acting as our manager. The fee for any fiscal quarter will be equal to 1% of net revenues plus 5% of our Consolidated Cash Flow (as defined in the indenture governing the notes) for the immediately preceding fiscal quarter and may not be paid if we are in default under the indenture governing the notes. We pay the management fee to BDI as a return on the investment capital contributed to us by BDI for corporate oversight and governance services and as an inducement for Mr. Barden, the sole stockholder of BDI, to continue using his visibility in the gaming industry to promote us. The payment of the management fee is subordinated to the payment in full of principal, interest, and liquidated damages, if any, then due on the notes. In addition, pursuant to an expense sharing agreement entered into on October 22, 2001, we will reimburse Parent for up to sixty percent (60%) of (i) the costs and expenses of executives and certain other employees, including, but not limited to, salaries, bonuses, benefit payments, insurance and supplies, (ii) rent and (iii) other similar costs and expenses paid by Parent. These executives and employees will provide services to both Parent and to us and our subsidiaries. Currently, due to restrictions set forth in our indenture, the reimbursement percentage is capped at fifty percent (50%) up to an aggregate of $1.7 million.


                      GOVERNMENT REGULATION AND LICENSING

GENERAL

     The ownership and operation of our casino gaming facilities are subject to various state and local regulations in the jurisdictions where they are located. In Nevada, our gaming operations are subject to the Nevada Gaming Control Act, and to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and various local ordinances and regulations, including, without limitation, applicable city and county gaming and liquor licensing authorities. In Mississippi, our gaming operations are subject to the Mississippi Gaming Control Act, and to the licensing and/or regulatory control of the Mississippi Gaming Commission, the Mississippi State Tax Commission and various state and local regulatory agencies, including liquor licensing authorities. In Colorado, our gaming operations are subject to the Limited Gaming Act of 1991, which created the Division of Gaming within the Colorado Department of Revenue and the Colorado Limited Gaming Control Commission to license, implement, regulate and supervise the conduct of limited gaming. Our operations are also subject to the Colorado Liquor Code and the state and local liquor licensing authorities. In addition, Parent does business in the State of Indiana, we are subject to certain reviews by the Indiana Gaming Commission.

     Our directors, officers, managers and key employees are required to hold individual licenses, which requirements vary from jurisdiction to jurisdiction. Licenses and permits for gaming operations and of individual licensees are subject to revocation or non-renewal for cause. Under certain circumstances, holders of our securities are required to secure independent licenses and permits.

NEVADA GAMING REGULATION

     The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act") and to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and various local ordinances and regulations, including, without limitation, applicable city and county gaming and liquor licensing authorities (collectively, the "Nevada Gaming Authorities").

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

     - the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

     - the establishment and maintenance of responsible accounting practices and procedures;

     - the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and filing periodic reports with the Nevada Gaming Authorities;

     - the prevention of cheating and fraudulent practices; and

     - providing a source of state and local revenues through taxation and licensing fees.

     Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations.


     Our subsidiary that conducts gaming operations in Nevada is licensed by the Nevada Gaming Authorities. The gaming license will require the periodic payment of fees and taxes and is not transferable. In addition, Majestic Investor Holdings, LLC has been registered by the Nevada Commission as a "registered corporation" and found suitable to own the stock of Barden Nevada Gaming, LLC. BDI, Parent and Majestic Investor, LLC also have been registered with the Nevada Commission and found suitable to own the stock of their direct wholly owned subsidiaries. Barden Nevada Gaming, LLC serves as our corporate gaming licensee under the terms of the Nevada Act. No person may become a stockholder of, or receive any percentage of profits from, a corporate gaming licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. Majestic Investor Holdings, LLC and Barden Nevada Gaming, LLC have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities in Nevada.



     A registered corporation is required to periodically submit detailed financial operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. The Nevada Gaming Authorities may investigate any individual who has a material relationship to or material involvement with us or Barden Nevada Gaming, LLC in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors, managers, members and certain key employees of Barden Nevada Gaming, LLC must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of BDI, Parent, Majestic Investor, LLC and Majestic Investor Holdings, LLC who are actively and directly involved in gaming activities of Barden Nevada Gaming, LLC may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director, manager, member or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or Barden Nevada Gaming, LLC, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us or Barden Nevada Gaming, LLC to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     We and Barden Nevada Gaming, LLC are required to periodically submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. Substantially all material loans, leases, sales of securities and similar financing transactions by Barden Nevada Gaming, LLC must be reported to or approved by the Nevada Commission.

     If the Nevada Commission determined that the Nevada Act was violated by us or Barden Nevada Gaming, LLC, the registration or gaming licenses we or it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, Barden Nevada Gaming, LLC and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate Fitzgeralds Las Vegas and, under certain circumstances, earnings generated during the supervisor's appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of Barden Nevada Gaming, LLC or the appointment of a supervisor could (and revocation of any gaming license would) have a material adverse effect on our gaming operations.

     Any beneficial holder of a registered corporation's voting securities (or rights to acquire such securities), regardless of the number of shares owned, may be required to file an application, be investigated and have its suitability as a beneficial holder of the registered corporation's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership, limited liability company or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a registered corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a registered corporation's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a registered corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor is not deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly:

     - the election of a majority of the members of the board of directors or managers of the registered corporation,

     - any change in the corporate charter, bylaws, similar organizational documents, management, policies or operations of the registered corporation, or any of its gaming affiliates, or

     - any other action which the Nevada Commission finds to be inconsistent with holding the registered corporation's voting securities for investment purposes only.

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     Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

     - voting on all matters voted on by securityholders;

     - making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

     - such other activities as the Nevada Commission may determine to be consistent with such investment intent.

     If the beneficial holder of voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any securityholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a securityholder or to have any other relationship with us or Barden Nevada Gaming, LLC, we:

     - pay that person any dividend, distribution or interest upon our voting securities;

     - allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

     - pay remuneration in any form to that person for services rendered or otherwise; or

     - fail to pursue all lawful efforts to require such unsuitable person to relinquish its voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

     Additionally, the City of Las Vegas has the authority to approve all persons owning or controlling the equity interests of any entity controlling a gaming licensee located in that city.

     The Nevada Commission may, in its discretion, require the holder of any debt or similar security of a registered corporation to file applications, be investigated and be found suitable to own the debt security of a registered corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the registered corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

     - pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

     - recognizes any voting right by such unsuitable person in connection with such securities;

     - pays the unsuitable person remuneration in any form; or

     - makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.


     We and Barden Nevada Gaming, LLC are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We will also be required to render maximum assistance in determining the identity of the beneficial owner of any of our voting securities. The Nevada Commission has the power to require our security certificates to bear a legend indicating that the securities are subject to the Nevada Act. The Nevada Commission has not imposed such a requirement on us to date.

     We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, unless the Chairman of the Nevada Board issues a ruling that such approval is not required. The exchange offer of the unregistered notes for the registered notes will constitute a public offering, as defined in the Nevada Act, and requires the prior approval of the Nevada Commission upon the recommendation of the Nevada Board. In April 2002, the Nevada Commission approved the exchange offer. Such approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.


     Changes in control of a registered corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a registered publicly traded corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such registered corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and registered corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

     - assure the financial stability of corporate gaming licensees and their affiliates;

     - preserve the beneficial aspects of conducting business in the corporate form; and

     - promote a neutral environment for the orderly governance of corporate affairs.

     Approvals are, in certain circumstances, required from the Nevada Commission before the registered corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the registered corporation's board of directors or managers in response to a tender offer made directly to the registered corporation's securityholders for the purposes of acquiring control of the registered corporation.

     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

     - a percentage of the gross revenues received;

     - the number of gaming devices operated; or

     - the number of table games operated.

     A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise. Nevada licensees that hold a manufacturer's license or a distributor's license also pay certain fees and taxes to the State of Nevada.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who is or proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board for such Licensee's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the
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

discretion of the Nevada Commission. Thereafter, foreign Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Such Licensees are also subject to disciplinary action by the Nevada Commission if they:

     - knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

     - fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

     - engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

     - employ, contract with or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of unsuitability.

     The sale of alcoholic beverages at Fitzgeralds Las Vegas is subject to licensing, control and regulation by the City of Las Vegas. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of Fitzgeralds Las Vegas.

MISSISSIPPI GAMING REGULATION

     The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulations, but primarily the licensing and/or regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission") and the Mississippi State Tax Commission. The Mississippi Gaming Control Act (the "Mississippi Act"), which legalized dockside casino gaming in Mississippi, is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations which are also similar in many respects to the Nevada gaming regulations.

     The laws, regulations and supervisory procedures of the Mississippi Commission are based upon declarations of public policy which are concerned with, among other things:

     - the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

     - the establishment and maintenance of responsible accounting practices and procedures;

     - the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission;

     - the prevention of cheating and fraudulent practices;

     - providing a source of state and local revenues through taxation and licensing fees; and

     - ensuring that gaming licensees, to the extent practicable, employ Mississippi residents.

     The regulations are subject to amendment and interpretation by the Mississippi Commission. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our business, financial condition and results of operations.

     The Mississippi Act provides for legalized dockside gaming at the discretion of the fourteen counties that either border the Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of October 18, 2001, dockside gaming was permitted in nine of the fourteen eligible counties in the State of Mississippi and gaming operations have commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties.

     Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in counties along the Mississippi River, or in the waters lying south of the counties along the Mississippi Gulf
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

Coast. Fitzgeralds Tunica was constructed on barges situated in a specially constructed basin near the Mississippi River. In the past, whether basins such as the one in which the Fitzgeralds Tunica casino barges are located constituted "navigable waters" suitable for gaming under Mississippi law was a controversial issue. The Mississippi Attorney General issued an opinion in July 1993 addressing legal locations for gaming vessels under the Mississippi Act, and on May 24, 1993, the Mississippi Commission approved the location of the casino barges on the Fitzgeralds Tunica site as legal under the Attorney General opinion. Since 1993, the Mississippi Commission has issued or renewed licenses to Fitzgeralds Tunica on several separate occasions. Fitzgeralds Tunica believes that it is in compliance with the Mississippi Act and the Mississippi Attorney General's "navigable waters" opinion. However, no assurance can be given that a court would ultimately conclude that the Fitzgeralds Tunica barges are located on navigable waters within the meaning of Mississippi law. If the basin in which the Fitzgeralds Tunica casino barges are presently located were not deemed navigable waters within the meaning of Mississippi law, such a decision would have a material adverse effect on Fitzgeralds Tunica and our business, financial condition and results of operations.

     The Mississippi Act permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices. Only persons who are 21 years of age or older may wager on games in Mississippi.

     The following statutory and regulatory requirements are applicable to us in operating Fitzgeralds Tunica. Barden Mississippi Gaming, LLC holds our gaming license in Mississippi.

     We and Majestic Investor, LLC, Parent and BDI have registered as holding companies under the Mississippi Act. Our operations in Mississippi will be subject to the licensing and regulatory control of the Mississippi Commission and various other federal, state and county regulatory agencies. BDI, Parent, Majestic Investor, LLC and Majestic Investor Holdings, LLC, as registered holding companies, and Barden Mississippi Gaming, LLC, as a gaming licensee, will be required to submit detailed financial, operating and other reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require. The Mississippi Commission may condition, limit or restrict a license or approval to own equity interests in us or Barden Mississippi Gaming, LLC for any cause deemed reasonable by the Mississippi Commission. If we are unable to satisfy the registration or licensing requirements of the Mississippi Act, we and Barden Mississippi Gaming, LLC cannot own or operate gaming facilities in Mississippi. No assurance can be given that we will receive approval for the registrations or licenses for which we have applied or that such licenses, registrations and approvals can be obtained on terms and conditions that are acceptable to us.

     Barden Mississippi Gaming, LLC has received a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses which may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period and may be continued for two additional three-year periods prior to renewal. There can be no assurance that any subsequent application for a license will be approved.

     No person may become a securityholder of or receive any percentage of profits from a gaming licensee subsidiary without first obtaining licenses and approvals from the Mississippi Commission. While we have received such approvals from the Mississippi Commission, no assurance can be given that we will continue to receive such approvals in the future.

     Certain management personnel of BDI, Parent, Majestic Investor, LLC and Majestic Investor Holdings, LLC, and certain management personnel and key employees of Barden Mississippi Gaming, LLC must be found suitable or approved by the Mississippi Commission. A finding of suitability is comparable to licensing and requires submission of detailed personal financial information followed by a thorough investigation. We believe that we have obtained all necessary findings of suitability with respect to the companies, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability or other approvals. In addition, any person having a material relationship or involvement with us
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

may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. In addition to its authority to deny an application for a finding of suitability, a change in any person's corporate position or title must be reported to the Mississippi Commission and the Mississippi Commission may disapprove such a change. The Mississippi Commission has the power to require any registered holding company or licensee to suspend or dismiss officers, directors, managers, members and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities. There can be no assurance that such persons who have filed or will be required to file applications for findings of suitability will be found suitable by the Mississippi Commission.

     The Mississippi Act and the Mississippi regulations give the Mississippi Commission the discretion, at any time, to require a finding of suitability with respect to any person or entity who acquires any security of BDI, Parent, Majestic Investor, LLC, Majestic Investor Holdings, LLC or Barden Mississippi Gaming, LLC, regardless of the percentage of ownership. The current practice of the Mississippi Commission is to require a finding of suitability for any equity owner acquiring 5% or more of any voting securities of a licensee or a registered holding company with a licensed subsidiary, provided, however, that certain qualifying institutional investors may acquire up to 15% of such voting securities without having to be found suitable. If the owner of voting securities who is required to be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner, if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of such securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be an owner or to have any other relationship with BDI, Parent, Majestic Investor, LLC, Majestic Investor Holdings, LLC or Barden Mississippi Gaming, LLC, the company involved:

     - pays the unsuitable person any dividend or other distribution upon such person's voting securities;

     - recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;

     - pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or

     - fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at fair market value.

     Each of BDI, Parent, Majestic Investor, LLC, Majestic Investor Holdings, LLC and Barden Mississippi Gaming, LLC is required to maintain in Mississippi a current ledger with respect to the ownership of its equity securities which must reflect the record ownership of each outstanding ownership interest in the company. The ledgers must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We and Barden Mississippi Gaming, LLC must also render maximum assistance in determining the identity of the beneficial owner of any of our voting securities.

     The Mississippi Act requires that the certificates representing securities of BDI, Parent, Majestic Investor, LLC, Majestic Investor Holdings, LLC and Barden Mississippi Gaming, LLC bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. The Mississippi Commission has the power to impose additional restrictions at any time on the holders of securities of registered holding companies or gaming licensees.

     We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of our notes or other debt securities. In addition, under the Mississippi Act the Mississippi Commission may, in its discretion, require the holders of our notes or other debt securities to file applications, be investigated and be found suitable to own the debt security if it has reason to believe that the ownership would be inconsistent with the declared policies of the State of Mississippi. If the Mississippi Commission determines that a person is unsuitable to own a note or other debt security, then we can be sanctioned, including the loss of any approvals, if without the prior approval of the Mississippi Commission, we:

     - pay to the unsuitable person any dividend, interest, or any distribution whatsoever;

     - recognize any voting right by the unsuitable person in connection with those securities;

     - pay the unsuitable person remuneration in any form; or

     - make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

     Although the Mississippi Commission generally does not require the individual holders of obligations such as the notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

     Substantially all material loans, leases, sales of securities and similar financing transactions involving a registered holding company or a gaming licensee must be reported to or approved by the Mississippi Commission. We have received from the Mississippi Commission all necessary approvals in connection with our credit facility. While we have received approvals from the Mississippi Commission with respect to our credit facility, we were required to file a post-closing loan report within thirty days of closing and the Mississippi Commission retains discretion to rescind the credit transaction under certain conditions. A licensed subsidiary of a registered holding company may not make a public offering of its securities, but may pledge or mortgage casino facilities. A registered holding company may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for one or more such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. We have received such approvals from the Mississippi Commission subject to the ability of the Mississippi Commission to issue a stop order.

     Under the regulations of the Mississippi Commission, Barden Mississippi Gaming, LLC may not guarantee a security issued by us or any other affiliated company pursuant to a public offering, or pledge the assets of Barden Mississippi Gaming, LLC to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. A pledge of the equity securities of a gaming licensee and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Mississippi gaming licensee or a registered holding company and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission. We have received from the Mississippi Commission the requisite approvals necessary to consummate the offering of the registered notes.

     The regulations provide that a change in control of BDI, Parent, Majestic Investor, LLC, Majestic Investor Holdings, LLC or Barden Mississippi Gaming, LLC may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of one or more of these companies must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of any such company. The Mississippi Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and registered holding companies, may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to:

     - assure the financial stability of corporate gaming operators and their affiliates;

     - preserve the beneficial aspects of conducting business in the corporate form; and

     - promote a neutral environment for the orderly governance of corporate affairs.

     Approvals are, in certain circumstances, required from the Mississippi Commission before a registered holding company may make exceptional repurchases of voting securities (i.e., repurchases which treat holders differently) in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi's gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by the registered holding company's board of directors or managers in response to a tender offer made directly to the company's securityholders for the purpose of acquiring control of the holding company.

     None of BDI, Parent, Majestic Investor, LLC, Majestic Investor Holdings, LLC or Barden Mississippi Gaming, LLC may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We have received a waiver of foreign gaming approval from the Mississippi Commission for the gaming operations of Parent in Indiana and for our operations in Colorado and Nevada. We will be required to obtain the approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi. There can be no assurance that any such approvals will be obtained.

     If the Mississippi Commission determined that any of BDI, Parent, Majestic Investor, LLC, Majestic Investor Holdings, LLC or Barden Mississippi Gaming, LLC violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals and the license of Barden Mississippi Gaming, LLC, subject to compliance with certain statutory and regulatory procedures. In addition, BDI, Parent, Majestic Investor, LLC, Majestic Investor Holdings, LLC or Barden Mississippi Gaming, LLC and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us and our business, financial condition and results of operations.

     License fees and taxes, computed in various way depending on the type of gaming involved, are payable to the State of Mississippi and to Tunica County, the county in which Fitzgeralds Tunica's operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually. Gaming taxes are based upon:

     - a percentage of the gross gaming revenues received by the casino operation;

     - the number of gaming devices operated by the casino; or

     - the number of table games operated by the casino.

     The license fee payable to the State of Mississippi is based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and the current maximum tax rate imposed is 8% of all gaming receipts in excess of $134,000. The foregoing license fees paid will be allowed as a credit against Barden Mississippi Gaming, LLC's Mississippi income tax liability for the year paid. The gross revenue fee imposed by Tunica County equals approximately 4% of the gaming receipts.

     The Mississippi Commission adopted a regulation requiring, as a condition of licensure or license renewal, that an existing gaming establishment's plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which will amount to at least 25% of the casino cost. These requirements were met with the opening of the Fitzgeralds Tunica Hotel and related facilities in 1996. The Mississippi Commission later adopted amendments to the regulation that increase the infrastructure development requirement from 25% to 100% of the casino cost. However, the regulation amendment increasing the infrastructure requirement grandfathers existing licensees and applies only to new casino projects and casinos that are not operating at the time of acquisition or purchase, and therefore would not apply to Fitzgeralds Tunica.

     The sale of alcoholic beverages, including beer and wine, at Fitzgeralds Tunica is subject to licensing, control and regulation by the Alcoholic Beverage Control Division (the "ABC") of the Mississippi State Tax Commission. The ABC requires that all equity owners and managers file personal record forms and fingerprint forms for their licensing process. In addition, owners of more than 5% of Barden Mississippi Gaming, LLC's equity and Barden Mississippi Gaming, LLC's officers, members and managers must submit detailed financial information to ABC for licensing. All such licenses are revocable and are non-transferable. The Mississippi State Tax Commission has full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of Fitzgeralds Tunica and on our gaming operations.

     In Mississippi, in three separate instances, representatives of an anti-gaming group proposed voter initiatives which, if approved, would have amended the Mississippi Constitution to ban gaming in Mississippi and would have required all currently legal gaming entities to cease operations within two years of the ban. All three of the proposed initiatives were ruled illegal by Mississippi state trial courts because, among other reasons, each of the proposed initiatives failed to include required information regarding the anticipated effect of such a ban on government revenues. The proponents of the most recent initiative appealed the trial court ruling to the Mississippi Supreme Court, which affirmed the decision of the trial court prohibiting the proponents from proceeding with the proposed initiative. Any such initiative must be approved by the Mississippi Secretary of State and signatures of at least 91,673 registered voters statewide (with a minimum of 18,335 registered voters from each of the state's five congressional districts) must be gathered and certified in order for such a proposal to be included on the statewide ballot for consideration by the voters. The next election for which the proponents could attempt to place such a proposal on the ballot would be in November 2003. It is likely at some point that a revised initiative will be filed which will adequately address the issues regarding the effect on government revenues of a prohibition of gaming in Mississippi. However, while we are unable to predict with certainty whether such an initiative will appear on a ballot or the likelihood of such an initiative being approved by the voters, if such an initiative were passed and gaming were prohibited in Mississippi, it would have a material adverse effect on us and our business, financial condition and results of operations.

COLORADO GAMING REGULATION

     Colorado legalized limited gaming by constitutional amendment approved by Colorado voters on November 6, 1990. The Colorado legislature thereafter enacted the Limited Gaming Act of 1991 (the "Colorado Act") to implement the provisions of the constitutional amendment, and limited gaming commenced in Colorado on October 1, 1991. The Colorado Act authorizes limited gaming only in certain designated commercial districts of Central City, Black Hawk and Cripple Creek, Colorado. Limited gaming consists of poker, blackjack and slot machines, all with maximum single bets of five dollars. Only persons aged 21 or older may participate in limited gaming, and limited gaming and the sale of alcoholic beverages are prohibited between the hours of 2:00 a.m. and 8:00 a.m. Limited gaming is only allowed on premises licensed for that purpose, and the licensed premises of any building may not exceed 35% of the square footage of the building and no more than 50% of any floor of such building. There is no limitation on the size of any structure or total square footage devoted to limited gaming.

     The following statutory and regulatory requirements are applicable to us in consummating the acquisition of the Fitzgeralds assets. Barden Colorado Gaming, LLC holds our Colorado gaming license.
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     On October 18, 2001, the Colorado Limited Gaming Control Commission issued operators and retailers licenses to Barden Colorado Gaming, LLC. The operators license was effective as of October 18, 2001. The retailers license, which permits the actual conduct of gaming by Barden Colorado Gaming, LLC, became effective upon the happening of certain standard conditions for retail licenses and gaming commenced under Barden Colorado Gaming, LLC's retail license on December 7, 2001. These conditions apply to all gaming licenses in the State of Colorado and are as follows:

     - Confirmation that a valid certificate of occupancy has been issued by the appropriate local authorities for the building in which limited gaming is to be conducted.

     - Confirmation by the local historical preservation commission that the building in which limited gaming is to be conducted meets the architectural requirements of the Limited Gaming Act of 1991.

     - Certification by the appropriate local official that the building in which limited gaming is to be conducted meets the standards for fire safety set forth in the Limited Gaming Act of 1991.

     - Certification by the appropriate local official that access to the building for the handicapped has been approved, as required by the Limited Gaming Act of 1991.

     - Surrender of any retail license previously issued for the premises to be occupied by the new retail license.

     Pursuant to the Colorado Act and the rules and regulations promulgated thereunder (collectively, the "rules"), the ownership and operation of limited gaming facilities in Colorado, however acquired, are subject to extensive regulation. The Colorado Act created the Division of Gaming (the "Colorado Division") within the Colorado Department of Revenue and the Colorado Limited Gaming Control Commission (the "Colorado Gaming Commission") to license, implement, regulate, and supervise the conduct of limited gaming. The Director of the Colorado Division (the "Colorado Director"), under the general supervision of the Colorado Gaming Commission, is granted broad powers to ensure compliance with the Colorado Act and the rules. The Colorado Act now provides that the provisions which established the Colorado Division are repealed effective July 1, 2003, unless continued by act of the General Assembly. This is a "sunset" provision common in assessing the continuing necessity for the existence of administrative agencies within Colorado. If the repeal takes effect, Colorado law provides a procedure for winding up the affairs of the Colorado Division, public hearings, analysis and evaluation, and for determining claims by or against the Colorado Division. The potential effect of the possible repeal upon the regulatory structure governing limited gaming is unknown.

     The Colorado Act declares public policy on limited stakes gaming to be that:

     - the success of limited stakes gaming is dependent upon public confidence and trust that licensed limited stakes gaming is conducted honestly and competitively, the rights of the creditors of licensees are protected and gaming is free from criminal and corruptive elements;

     - public confidence and trust can be maintained only by strict regulation of all persons, locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture or distribution of gaming devices and equipment;

     - all establishments where limited stakes gaming is conducted and where gambling devices are operated and all manufacturers, sellers and distributors of certain gambling devices and equipment must therefore be licensed, controlled and assisted to protect the public health, safety, good order and the general welfare of the inhabitants of the state to foster the stability and success of limited stakes gaming and to preserve the economy and free competition in Colorado; and

     - no applicant for a license or other approval has any right to a license or to the granting of the approval sought.

     The application for a retailers/operators license was filed on behalf of Barden Colorado Gaming, LLC with the Colorado Division of Gaming on April 20, 2001. That application was required to be submitted on complete and comprehensive application forms, required fees were paid, and all information required by the Colorado Limited Gaming Control Commission and the Colorado Division of Gaming was provided. Prior to
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the issuance of the license on October 18, 2001, the applicant was required to satisfy the Colorado Limited Gaming Control Commission that it was suitable for licensing. The applicant had the burden of proving its qualification and was responsible for paying the full cost of background investigation. The Colorado Division of Gaming charged a rate of $57 per hour, plus travel and out-of-pocket expenses. There was no limit on the cost or time which Colorado was entitled to expend on the background investigation of the applicant.

     The Colorado Gaming Commission may issue: (1) slot machine or distributor;
(2) operator; (3) retail gaming; (4) support; and (5) key employee gaming licenses. The first three licenses require annual renewal by the Colorado Gaming Commission. Support and key employee licenses are issued for two-year periods and are renewable by the Division Director. The Colorado Gaming Commission has broad discretion to condition, suspend for up to six months, revoke, limit or restrict a license at any time and also has the authority to impose fines.

     A retail gaming license is required for all persons conducting limited stakes gaming on their premises. In addition, an operator license is required for all persons who engage in the business of placing and operating slot machines on the premises of a retailer. However, a retailer is not required to hold an operator license. No person may have an ownership interest in more than three retail licenses.

     The Colorado Act requires that every officer, director, and stockholder of private corporations or equivalent office or ownership holders for non-corporate applicants, and every officer, director or stockholder holding either a 5% or greater interest or controlling interest of a publicly traded corporation or owners of an applicant or licensee, shall be a person of good moral character and submit to a full background investigation conducted by the Colorado Division of Gaming and the Colorado Gaming Commission. The Colorado Gaming Commission may require any person having an interest in a license or a licensee to undergo a full background investigation and pay the cost of investigation in the same manner as an applicant. Limited disclosure forms are required of those persons holding any equity interest in a non-publicly traded applicant.

     In addition, all persons loaning monies, goods, or real or personal property to a licensee or applicant, or having any interest in a licensee or applicant, or entering into any agreement with a licensee or applicant, must provide any information requested by the Colorado Division or Colorado Gaming Commission, and in the discretion of the Colorado Division or the Colorado Gaming Commission, these persons must supply all information relevant to a determination of any such person's suitability for licensure and must submit to a full background investigation if ordered by the Colorado Gaming Commission. Failure to promptly provide all information requested, or to submit to a suitability or background investigation, may result in the denial of a license application, suspension or revocation of an existing license, termination of any lease, note arrangement, or agreement between the applicant or licensee and the person requested to provide the information, and other sanctions. Investigations for suitability, background, or any other reason may delay a license application or the operation under any agreement with a licensee. All agreements, contracts, leases or arrangements in violation of the Colorado Act or the rules are void and unenforceable.

     Persons found unsuitable by the Colorado Gaming Commission may be required immediately to terminate any interest in, association or agreement with, or relationship to a licensee. A finding of unsuitability with respect to any officer, director, employee, associate, lender or beneficial owner of a licensee or applicant may also jeopardize the licensee's license or applicant's license application. Licenses may be conditioned upon termination of any relationship with unsuitable persons.

     The Colorado Act and the rules require licensees to maintain detailed books and records which accurately account for all monies and business transactions. Books and records must be furnished upon demand to the Colorado Gaming Commission, the Colorado Division and other law enforcement authorities. The rules also establish extensive playing procedures, standards, requirements and rules of play for poker, blackjack and slot machines.

     Retail gaming licensees must, in addition, adopt comprehensive internal control procedures governing their limited gaming operations. Such procedures include the areas of accounting, internal fiscal control, surveillance, security, cashier operations, key control, reporting procedures, personnel procedures and fill and drop procedures, among others. Such procedures must be approved in advance by the Colorado Division.

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Licensees are prohibited from engaging in fraudulent acts which include, among other things, misrepresenting the probabilities of pay out, improperly canceling a bet, conducting limited gaming without a valid license and employing an unlicensed person in a position which requires a licensed employee. Licensees must report to the Colorado Division all licenses, and all applications for licenses, in foreign jurisdictions.

     With limited exceptions applicable to licensees that are publicly traded entities, no person, including persons who may acquire an interest in a licensee pursuant to a foreclosure, may sell lease, purchase, convey or acquire any interest in a retail gaming or operator license or business without the prior approval of the Colorado Gaming Commission.

     The rules impose certain additional restrictions and reporting and filing requirements on publicly traded entities holding gaming licenses in Colorado and on gaming licensees in Colorado owned directly or indirectly, 5% or more, by publicly traded entities.

     A licensee or affiliated company or any controlling person of a license or affiliated company, which commences a public offering of voting securities, must notify the Colorado Gaming Commission, with regard to a public offering to be registered with the SEC, no later than ten business days after the initial filing of a registration statement with the SEC, or, with regard to any other type of public offering, no later than ten business days prior to the public use or distribution of any offering document, if: 1) the licensee, affiliated company or a controlling person thereof, intending to issue the voting securities is not a publicly traded corporation; or 2) if the licensee, affiliated company or controlling person thereof, intending to issue the voting securities is a publicly traded corporation, and if the proceeds of the offering, in whole or in part, are intended to be used: a) to pay for construction of gaming facilities in Colorado to be owned and operated by the licensee; b) to acquire any direct or indirect interest in gaming facilities in Colorado; c) to finance the operation by the licensee of gaming facilities in Colorado; or d) to retire or extend obligations incurred for one or more of the purposes set forth in subsections a, b, or c above.

     Any licensee notifying the Colorado Gaming Commission of a public offering must provide specific information as set forth in the Colorado Gaming Regulations. All offering material provided to the SEC must also be provided to the Colorado Gaming Commission.

     Such entities also must include certain provisions in their charter or other organizational documents restricting the transfer of interests in the entity except in compliance with the Colorado Act. The Colorado Gaming Commission may require persons affiliated with, and certain direct or indirect owners of, such transferees to apply for a finding of suitability. If found unsuitable, such persons must terminate their relationship with the entity and such owners must sell their interest back to the issuer or to a suitable person approved by the Colorado Gaming Commission.

     The State of Colorado has enacted an annual tax on the adjusted gross proceeds ("AGP") from limited gaming. AGP is generally defined as the amounts wagered minus payments to players. For poker, AGP means those sums wagered on a hand retained by the licensee as compensation. Currently, the gaming tax on AGP ranges between 2% and 20%. The gaming tax is paid monthly, with licensees required to file returns by the 15th of the following month. Effective July 1 of each year, the Colorado Gaming Commission establishes the gaming tax rates for the following 12 months. Under the Colorado Constitution, the Colorado Gaming Commission may increase the gaming tax rate to as much as 40% of AGP. Since July 1, 1999, the Colorado Commission has set a gaming tax rate of 0.25% on adjusted gross gaming proceeds of up to and including $2 million, 2% over $2 million up to and including $4 million, 4% over $4 million up to and including $5 million, 11% over $5 million up to and including $10 million, 16% over $10 million up to and including $15 million, and 20% over $15 million.

     The Colorado Commission also may impose device fees. Effective July 1, 1999, the Colorado Commission eliminated annual device fees. Despite the elimination of the annual device fee, casinos are still required to obtain device stamps from the Colorado Division of Gaming and must follow device tracking procedures. The town of Black Hawk imposes an annual device fee on each slot machine, black jack and poker table in the current amount of $750.00 per device. Black Hawk also imposes taxes and fees on other aspects of the

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businesses of gaming licensees, such as parking, liquor license and other municipal taxes and fees. It is not unreasonable to expect substantial increases in these fees or the imposition of new taxes and fees.

     Violations of the Colorado Act, or any of the rules, is a criminal offense. Persons violating the Colorado Act or the rules may, in addition to any gaming license suspension or revocation, or administrative fine be subject to criminal prosecution resulting in incarceration, fines or both.

     The sale of alcoholic beverages in gaming establishments is subject to strict licensing, control and regulation by state and local authorities. Alcoholic beverage licenses are revocable and non-transferable. State and local licensing authorities have full power to limit, condition, suspend or revoke any such licenses. Violation of these state alcoholic beverage laws is a criminal offense, and violators are subject to criminal prosecution, incarceration and fines.

INDIANA GAMING REGULATION

     Because we are an affiliate of Parent, which conducts riverboat gaming operations in the State of Indiana pursuant to a riverboat license issued by the Indiana Gaming Commission, we are required to seek certain approvals under the Indiana Riverboat Gambling Act. The Indiana Riverboat Gambling Act vests the Indiana Gaming Commission with the power and duties of administering, regulating and enforcing the system of riverboat gaming in Indiana. Riverboat licensees are subject to extensive regulation by the Indiana Gaming Commission, including restrictions on the incurrence of debt by the license holder or its affiliates. A riverboat licensee and its affiliates may enter into debt transactions that total one million dollars or more only with the prior approval of the Indiana Gaming Commission. Such approval is subject to compliance with request procedures and a showing that each person with whom the riverboat licensee and its affiliates enters into a debt transaction would be suitable for licensure under the Indiana Riverboat Gambling Act. We submitted our request for approval to the Indiana Gaming Commission on October 12, 2001, and we received such approval in mid-November 2001.

TREASURY DEPARTMENT REGULATIONS

     The Internal Revenue Code and Treasury Regulations require operators of casinos located in the United States to file information returns for U.S. citizens, including names and addresses of winners, for keno and slot machine winnings in excess of prescribed amounts. The Internal Revenue Code and Treasury Regulations also require operators to withhold taxes on some keno, bingo, and slot machine winnings of nonresident aliens. We are unable to predict the extent to which these requirements, if extended, might impede or otherwise adversely affect operations of, and/or income from, the other games.

     Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department and the gaming regulatory authorities in some of the domestic jurisdictions in which we operate casinos, or in which we have applied for licensing to operate a casino, require the reporting of currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. This reporting obligation began in May 1985 and may have resulted in the loss of gaming revenues to jurisdictions outside the United States which are exempt from the ambit of these regulations.

COMPLIANCE WITH OTHER LAWS AND REGULATIONS

     Our operations are also subject to extensive state and local regulations in addition to the regulations described above, and, on a periodic basis, we must obtain various other licenses and permits, including those required to sell alcoholic beverages.

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                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes certain United States federal income tax considerations relating to the exchange of the unregistered notes for registered notes and the purchase, ownership, and disposition of the notes. This summary is based on the following materials, all as of the date of this prospectus:

     - the Internal Revenue Code of 1986, as amended (the "Code");

     - Treasury Regulations promulgated under the Code;

     - current administrative interpretations of the Internal Revenue Service (the "IRS"); and

     - judicial decisions.

Legislation, judicial decisions or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. There can be no assurance that the IRS will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal tax consequences described below.

     This summary assumes that the notes are held as "capital assets" (generally, property held for investment). For purposes of this summary, U.S. Holders are beneficial owners of the notes who include the following:

     - citizens or residents of the United States, as determined for United States federal income tax purposes;

     - corporations, including entities treated as corporations for United States federal income tax purposes, organized under the laws of the United States or any state;

     - estates the income of which is subject to United States federal income taxation regardless of its source; and

     - trusts if the administration of the trust is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust, and certain other trusts that have validly elected to be treated as United States persons.

     A "Non-U.S. Holder" is a beneficial owner of the notes other than a "U.S. Holder."

     This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances. For example, special rules not discussed here may apply to a holder who is:

     - a broker-dealer, a dealer in securities or a financial institution;

     - an insurance company;

     - a tax-exempt organization;

     - subject to the alternative minimum tax provisions of the Code;

     - holding the notes as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction;

     - a person with a "functional currency" other than the United States dollar; or

     - a person who has ceased to be a United States citizen or ceased to be taxed as a resident alien.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you are urged to consult your own tax advisor regarding the tax consequences of the ownership and disposition of the notes. Finally, this summary does not describe any tax considerations arising under the laws of any foreign, state, or local jurisdiction.

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     INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE
APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

TAX CONSEQUENCES OF EXCHANGE OF UNREGISTERED NOTES FOR REGISTERED NOTES

     The exchange of unregistered notes for registered notes pursuant to the exchange offer will not be treated as a taxable exchange because the registered notes do not differ materially in kind or extent from the unregistered notes.
Accordingly:

     - holders will not recognize taxable gain or loss as a result of exchanging such holder's unregistered notes for registered notes;

     - the holding period for a registered note received will include the holding period of the unregistered note exchanged therefor; and

     - the adjusted tax basis of a registered note received will be the same as the adjusted tax basis of the unregistered note exchanged therefor immediately before such exchange.

U.S. HOLDERS

  INTEREST ON NOTES


     The semi-annual payments of interest on the notes will be "qualified stated interest," and U.S. Holders will be required to recognize as ordinary income any such interest paid or accrued on the notes, in accordance with their regular method of accounting for United States federal income tax purposes. We are taking the position that the liquidated damages paid pursuant to the registration rights agreement is treated the same as the regularly scheduled interest payments on the notes. However, the IRS may take a different position, which could affect the timing of both a U.S. Holder's recognition of income and our deduction with respect to such liquidated damages.


  ORIGINAL ISSUE DISCOUNT

     The notes were issued with original issue discount ("OID") for United States federal income tax purposes, in an amount equal to the excess of a note's "stated redemption price at maturity" over its "issue price." Generally, the "stated redemption price at maturity" of a note is the amount payable at maturity (other than qualified stated interest). The "issue price" is the first price at which a substantial amount of notes are sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers).

     U.S. Holders generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. Holders will include OID in income in advance of the receipt of cash attributable to such income. However, U.S. Holders of the notes generally will not be required to include separately in income cash payments received on such notes, to the extent such payments constitute payments of OID which were previously accrued and included in income.

     The amount of OID includible in income by a U.S. Holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note. A daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID that accrued in such period. The "accrual period" of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period) less any qualified stated interest allocable to the accrual period. The "adjusted issue price" of a note at the start of any

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accrual period is equal to its issue price, increased by OID previously includible in income for each prior accrual period and decreased by any payments made on such note (other than payments of qualified stated interest).

  MARKET DISCOUNT

     The market discount rules discussed below apply to any note purchased after original issue at a price less than its "revised issue price." Generally, the "revised issue price" of a note is equal to the issue price of the note, plus the aggregate amount of OID includible in the gross income of all prior holders of such note for all periods prior to such purchase, less the amount of any payments made on such note other than payments of qualified stated interest.

     If a U.S. Holder purchases a note at a market discount, such holder generally will be required to treat any principal payments on, or any gain on the disposition of, such note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, subject to a de minimis exception, market discount is the amount by which the note's revised issue price exceeds the holder's tax basis in the note immediately after the note is acquired. A note is not treated as purchased at a market discount, however, if the market discount is less than
0.25 percent of the stated redemption price at maturity of the note multiplied by the number of complete years to maturity from the date when a holder acquired the note. Market discount on a note will accrue on a straight-line basis, unless a holder elects to accrue such discount on a constant yield to maturity basis. This election is irrevocable. A U.S. Holder may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder acquires a note at a market discount and disposes of such note in any non-taxable transaction (other than a nonrecognition transaction defined in section 1276(c) of the Code), accrued market discount will be includible as ordinary income to such holder as if such holder had sold the note at its fair market value. A U.S. Holder may be required to defer until the maturity of the note or, in certain circumstances, its earlier disposition, the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election is made to include the market discount in income on a current basis.

  AMORTIZABLE BOND PREMIUM

     If a U.S. Holder's initial tax basis in a note exceeds its stated redemption price at maturity, such holder generally will be considered to have acquired the note with "amortizable bond premium" and will not have to include any OID in income with respect to such note. The amount of amortizable bond premium is computed based on the redemption price on an earlier call date if such computation results in a smaller amortizable bond premium attributable to the period of such earlier call date. A U.S. Holder generally may elect to amortize such premium using the constant yield to maturity method. The amount amortized in any year generally will be treated as a reduction of a holder's interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent that a holder's prior interest inclusions exceed bond premium deductions on the note. The election to amortize the premium on a constant yield to maturity method, once made, generally applies to all bonds held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke this election without the consent of the IRS.

  ACQUISITION PREMIUM

     If a U.S. Holder purchases a note for an amount that is in excess of its adjusted issue price but less than or equal to its stated redemption price at maturity, such U.S. Holder will generally be considered to have purchased the note with "acquisition premium" in an amount equal to the excess of the holder's adjusted basis in the note immediately after it is acquired over the adjusted issue price of the note. The "daily portion" of OID that would otherwise accrue with respect to a note will be reduced by an amount equal to such daily portion of OID multiplied by a fraction, the numerator of which is the excess of the holder's adjusted basis in
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the note immediately after it is acquired over the adjusted issue price of the note, and the denominator of which is the remaining OID to be accrued on the note. Alternatively, a U.S. Holder purchasing a note with acquisition premium may elect to compute OID accruals by treating the purchase as a purchase at original issue and apply the mechanics of the constant yield method.

  SALE OR OTHER TAXABLE DISPOSITION OF NOTES

     A U.S. Holder will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. The holder's gain or loss will equal the difference between the holder's "adjusted tax basis" in the note and the proceeds received by the holder, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's "adjusted tax basis" in the note will generally equal the amount the holder paid for the note, plus the amount of any OID and market discount previously included in income by such holder, less any previous deductions of amortizable bond premium. The gain or loss will be long-term capital gain or loss if the holder held the note for more than one year. The deductibility of capital losses may be subject to limitation. The excess of net long-term capital gains over net short-term capital losses may be taxed at a lower rate than ordinary income for individuals, estates and trusts.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting and backup withholding may apply to payments of principal and interest (and the accrual of OID) on a note or the proceeds from the sale or other disposition of a note with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding unless the U.S. Holder provides to us, or our paying agent, a correct taxpayer identification number and certain other information, certified under penalties of perjury, or otherwise establishes an exemption. Any amount withheld under the backup withholding rules may be credited against the U.S. Holder's United States federal income tax liability and any excess may be refundable to the U.S. Holder if the proper information is timely provided to the IRS.

NON-U.S. HOLDERS

  INTEREST ON NOTES

     Payments of interest (or OID) on the notes to Non-U.S. Holders will generally qualify as "portfolio interest" and thus will be exempt from the withholding of United States federal income tax if the Non-U.S. Holder properly certifies as to its foreign status as described below. The portfolio interest exception will not apply to payments of interest (or OID) to a Non-U.S. Holder that:

     - owns, directly or indirectly, at least 10% of BDI's voting stock; or

     - is a "controlled foreign corporation" that is related to BDI.


If the portfolio interest exception does not apply, then payments of interest (or OID) to a Non-U.S. Holder will generally be subject to United States federal income tax withholding at a rate of 30%, unless reduced by an applicable tax treaty. We are taking the position that the liquidated damages paid pursuant to the registration rights agreement is treated the same as the regularly scheduled interest payments on the notes.


     The portfolio interest exception and several of the special rules for Non-U.S. Holders described below generally apply only if the Non-U.S. Holder appropriately certifies as to its foreign status. A Non-U.S. Holder can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder may be required to provide appropriate certifications to the agent. The holder's agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and such intermediaries generally are not required to forward any certification forms received from Non-U.S. Holders.

  SALE OR OTHER TAXABLE DISPOSITION OF NOTES

     A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note. This general rule, however, is subject to several exceptions. For example, the gain will be subject to United States federal income tax if

     - the gain is effectively connected with the conduct by the Non-U.S. Holder of a United States trade or business,

     - the Non-U.S. Holder is an individual that has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or

     - the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

  INCOME OR GAIN EFFECTIVELY CONNECTED WITH A UNITED STATES TRADE OR BUSINESS

     The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by a Non-U.S. Holder generally assumes that the holder is not engaged in a United States trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a United States trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its United States trade or business will generally be subject to a "branch profits tax" at a 30% rate, although an applicable tax treaty may provide for a lower rate.

  UNITED STATES FEDERAL ESTATE TAX

     If a Non-U.S. Holder qualifies for the portfolio interest exemption under the rules described above when he or she dies, the notes will not be included in his or her estate for United States federal estate tax purposes, unless the income on the notes is effectively connected with his or her conduct of a trade or business in the United States.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, backup withholding will apply with respect to payments on the notes made by us or our paying agent unless the Non-U.S. Holder appropriately certifies as to its foreign status or otherwise establishes an exemption. Information reporting on IRS Form 1042-S may apply to payments even if the certification is provided.

     Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury regulations). However, unless the foreign office of a broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any payment of the proceeds of the sale of a note effected outside the United States by such a broker if it

     - is a U.S. person,

     - is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

     - is a controlled foreign corporation for United States federal income tax purposes, or

     - is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a United States trade or business.

     Payment of the proceeds of a sale of a note effected by the United States office of a broker will be subject to information reporting requirements and backup withholding tax unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption. The Treasury regulations governing withholding and backup withholding provide certain rules on the reliance standard, under which a certification may not be relied upon if the person relying on such certification has actual knowledge (or reason to know) that the certification is false.

     Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder's United States federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of registered notes received in exchange for unregistered notes where the broker-dealer acquired the unregistered notes as a result of market-making activities or other trading activities. To the extent a broker-dealer participates in the exchange offer and so notifies us, we have agreed to make this prospectus, as amended or supplemented, available to the broker-dealer for use in connection with any such resale. We will promptly send additional copies of this prospectus and any amendment or supplement to any broker-dealer that requests the documents in the letter of transmittal.

     We will not receive any proceeds from any sale of registered notes by broker-dealers or any other persons. Broker-dealers may sell registered notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions:

     - in the over-the-counter market;

     - in negotiated transactions;

     - through the writing of options on the exchange notes; or

     - through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell registered notes directly to purchasers or to or through broker or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the registered notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of any broker-dealer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to broker-dealers that make a market in the unregistered notes and exchange unregistered notes in the exchange offer for registered notes.

     By its acceptance of the exchange offer, any broker-dealer that receives registered notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of registered notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

     - makes any statement in the prospectus untrue in any material respect;

     - requires the making of any changes in the prospectus to make the statements in the prospectus not misleading; or

     - may impose upon us disclosure obligations that may have a material effect on us,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

                                 LEGAL MATTERS

     The validity of the registered notes offered by this prospectus will be passed upon for us by Latham & Watkins, Chicago, Illinois, and certain other matters will be passed on for us by Robinson, Waters & O'Dorisio, P.C., Denver, Colorado, Schreck Brignone Godfrey, Las Vegas, Nevada, and Watkins Ludlam Winter & Stennis, P.A., Jackson, Mississippi.

                                    EXPERTS


     The consolidated financial statements of Majestic Investor Holdings, LLC as of December 31, 2001 and for the period from inception (September 14, 2001) through December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The combined financial statements for Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company as of December 6, 2001 and December 31, 2000, and for the period January 1, 2001 to December 6, 2001 and for the years ended December 31, 2000 and 1999, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the entity's ability to continue as a going concern, an explanatory paragraph that states that such combined financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings, and an explanatory paragraph that states that substantially all of the combined assets were sold on December 6, 2001), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        MAJESTIC INVESTOR HOLDINGS, LLC


         INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT



Consolidated Statement of Operations (Unaudited) for the
  Year Ended December 31, 2001..............................  PF-3
Notes to Unaudited Pro Forma Consolidated Financial
  Statement.................................................  PF-4

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT



     The following unaudited pro forma consolidated financial statement presents the pro forma financial results of operations for the year ended December 31, 2001 for Majestic Investor Holdings, LLC and its subsidiaries (the "Company"). This unaudited pro forma financial statement gives effect to the formation of the Company in September 2001, to the application of the proceeds from the offering of the unregistered notes and to the acquisition of certain assets and the assumption of certain liabilities of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company using the purchase method of accounting as if such acquisition had occurred on January 1, 2001. Majestic Investor Capital Corp. is a wholly owned subsidiary of the Company and has no material operations.



     The pro forma adjustments and resulting unaudited pro forma consolidated financial statement are based upon currently available information and certain assumptions described in the notes to the unaudited pro forma consolidated financial statement. The assumptions underlying the calculation of the pro forma adjustments are considered appropriate under the circumstances. This unaudited pro forma consolidated financial statement should be read in conjunction with Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company Historical Combined Financial Statements and the Notes thereto for the period January 1, 2001 to December 6, 2001 and the consolidated financial statements of Majestic Investor Holdings, LLC for the period from inception (September 14, 2001) through December 31, 2001, along with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this prospectus.



     The unaudited pro forma consolidated financial statement is provided for informational purposes only in response to requirements of the Securities and Exchange Commission and do not purport to represent what the Company's results of operations would actually have been if the transaction had in fact occurred on such date or to project the Company's results of operations for any future date or period.

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENT


                        MAJESTIC INVESTOR HOLDINGS, LLC
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 2001



                                                        MAJESTIC INVESTOR
                                                          HOLDINGS, LLC
                                    FITZGERALDS        HISTORICAL INCEPTION
                                     HISTORICAL        (SEPTEMBER 14, 2001)
                                 JANUARY 1, 2001 TO    THROUGH DECEMBER 31,                    PRO FORMA
                                  DECEMBER 6, 2001             2001               TOTAL       ADJUSTMENTS       PRO FORMA
                                 ------------------   ----------------------   ------------   ------------     ------------
OPERATING REVENUES:
  Casino.......................     $150,670,567           $10,358,799         $161,029,366   $         --     $161,029,366
  Food and beverage............       18,365,243             1,079,456           19,444,699             --       19,444,699
  Rooms........................       15,042,200             1,189,804           16,232,004             --       16,232,004
  Other........................        3,545,338               203,858            3,749,196             --        3,749,196
                                    ------------           -----------         ------------   ------------     ------------
        Total..................      187,623,348            12,831,917          200,455,265             --      200,455,265
    Less Promotional
      allowances...............      (29,964,002)           (2,310,848)         (32,274,850)            --      (32,274,850)
                                    ------------           -----------         ------------   ------------     ------------
        Net....................      157,659,346            10,521,069          168,180,415             --      168,180,415
OPERATING COSTS AND EXPENSES:
  Casino.......................       69,757,787             4,111,503           73,869,290             --       73,869,290
  Food and beverage............       10,625,017               706,947           11,331,964             --       11,331,964
  Rooms........................        9,818,552               628,910           10,447,462             --       10,447,462
  Other........................        1,657,265               917,196            2,574,461             --        2,574,461
  Selling, general and
    administrative.............       37,852,210             2,495,869           40,348,079     (1,233,158)(1)   39,114,921
  Depreciation and
    amortization...............               --               920,648              920,648     11,821,288(3)    12,741,936
  Write-down of assets.........       13,005,582                    --           13,005,582    (13,005,582)(2)           --
  Reorganization items.........      (10,499,075)                   --          (10,499,075)    10,499,075(2)            --
  Pre-opening costs............               --             1,018,234            1,018,234                       1,018,234
                                    ------------           -----------         ------------   ------------     ------------
        Total..................      132,217,338            10,799,307          143,016,645      8,081,623      151,098,268
                                    ------------           -----------         ------------   ------------     ------------
INCOME (LOSS) FROM
  OPERATIONS...................       25,442,008              (278,238)          25,163,770     (8,081,623)      17,082,147
OTHER INCOME (EXPENSE):
  Interest income..............           38,407               218,201              256,608             --          256,608
  Interest expense.............          (39,959)           (1,210,860)          (1,250,819)   (17,777,351)(4)  (19,028,170)
  Other, net...................          (81,660)                   --              (81,660)            --          (81,660)
                                    ------------           -----------         ------------   ------------     ------------
NET INCOME (LOSS)..............     $ 25,358,796           $(1,270,897)        $ 24,087,899   $(25,858,974)    $ (1,771,075)
                                    ============           ===========         ============   ============     ============



       See notes to unaudited pro forma consolidated financial statement.

                        MAJESTIC INVESTOR HOLDINGS, LLC


         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT


BASIS OF PRESENTATION


     The unaudited pro forma consolidated financial statement presents the pro forma results of operations for the year ended December 31, 2001 for Majestic Investor Holdings, LLC and its subsidiaries (the "Company"). This pro forma financial statement gives effect to the application of the proceeds from the offering of the unregistered notes and to the acquisition of certain assets and the assumption of certain liabilities of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company using the purchase method of accounting (the "Acquisition") if such acquisition had occurred on January 1, 2001. The information under the heading "Majestic Investor Holdings, LLC" on the unaudited pro forma consolidated statement of operation for the year ended December 31, 2001 represents the historical consolidated statement of operations for the period from inception (September 14, 2001) through December 31, 2001 of Majestic Investor Holdings, LLC. The information under the heading "Fitzgeralds Historical" on the unaudited pro forma consolidated statement of operations for the year ended December 31, 2001 represents the historical combined statement of operations for the period from January 1, 2001 to December 6, 2001 for Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company. This unaudited pro forma consolidated financial statement should be read in conjunction with Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company Historical Combined Financial Statements and the Notes thereto for the period from January 1, 2001 to December 6, 2001 and the Majestic Investor Holdings, Inc. Historical Consolidated Financial Statements for the period from inception (September 14, 2001) through December 3, 2001, along with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this prospectus.



PRO FORMA ADJUSTMENT DETAIL



  STATEMENT OF OPERATIONS



(1) Certain expenses have been eliminated which represent adjustments to previously incurred corporate charges to more closely approximate those expenses expected to be incurred under the new ownership. See the items set forth under "Corporate" in the table below under the heading "Cost reductions." Cost reductions for the period January 1, 2001 through December 6, 2001 have been assumed to be 11 months and 6 days of the amounts presented in the table.



(2) Reorganization items and write-downs on assets held for sale relate to the Fitzgeralds bankruptcy and have been eliminated from the pro forma statement of operations since the acquired properties are no longer a part of bankruptcy proceedings and a valuation has been performed or the acquired assets as of the purchase date.



(3) Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company discontinued recording depreciation and amortization of their property and equipment subsequent to the filing of the bankruptcy cases on December 5, 2000. This adjustment provides for depreciation and amortization for the period January 1, 2001 through December 6, 2001. Depreciation and amortization is calculated based upon valuations performed of the fixed assets and intangible assets acquired assuming the value represented the value of the assets at January 1, 2001. Depreciation and amortization for the period December 7, 2001 through December 31, 2001 has been included in the historical Majestic Investor Holdings, LLC statement of operations.



     Amortization of the fees and expenses related to this offering of $1,104,990 for the period January 1, 2001 through December 6, 2001 have been included. Amortization of the debt issuance costs for the period December 7, 2001 through December 31, 2001 have been included in the historical Majestic Investor Holdings, LLC statement of operations.

                        MAJESTIC INVESTOR HOLDINGS, LLC

(4) All previous interest expense has been eliminated and replaced by interest expense relating to the unregistered notes (based on the 11.653% interest rate and the issuance price of 95%) and interest expense relating to capital leases which were assumed by the Company. Interest expense related to the capital leases is $50,316 for the period January 1, 2001 through December 31, 2001. Interest expense related to the unregistered notes is $16,590,897 for the period from January 1, 2001 through December 6, 2001.



    Amortization of the debt discount related to this offering is $1,186,454 for the period January 1, 2001 through December 6, 2001. Interest expense on the capital leases and unregistered notes for the period December 6, 2001 through December 31, 2001 has been included in the historical Majestic Investor Holdings, LLC statement of operations. Amortization of the debt discount for the period December 7, 2001 through December 31, 2001 has been included in the historical Majestic Investor Holdings, LLC statement of operations.



     Cost reductions -- Certain expected cost reductions in connection with the Acquisition which we have calculated on an annual basis, are as follows:



                                                                              COMBINED
                                        TUNICA     BLACK HAWK   LAS VEGAS       TOTAL
                                      ----------   ----------   ----------   -----------
CORPORATE:
  Historical corporate charge.......  $1,000,000   $1,000,000   $1,000,000   $ 3,000,000
  Revised corporate charge..........     559,332      559,333      559,333     1,677,998
                                      ----------   ----------   ----------   -----------
  Total cost reductions.............  $ (440,668)  $ (440,667)  $ (440,667)  $(1,322,002)
                                      ==========   ==========   ==========   ===========


     Cost reductions at the property level, which are primarily attributable to employment terminations and cancellations of certain leases and marketing agreements, totaling an estimated $2,420,000 annually, have been excluded from pro forma adjustments as these cost reductions may not fall within the SEC's Regulation S-X definition of "pro forma adjustments."


  RECENT ACCOUNTING PRONOUNCEMENTS



     The pro forma statement of operations for the year ended December 31, 2001 reflects the adoption of Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value.



     The pro forma statement of operations for the year ended December 31, 2001 also reflects the adoption of Emerging Issues Task Force ("EITF") No. 00-14, "Accounting for Certain Sales Incentives," EITF 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future," and EITF 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products," which required the cash-back component of the Company's Slot Club reward program, including promotional coupons, be classified as a reduction of revenues.

                        MAJESTIC INVESTOR HOLDINGS, LLC


            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE



REPORT OF INDEPENDENT ACCOUNTANTS...........................   MF-2
CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001..........   MF-3
CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIOD FROM
  INCEPTION (SEPTEMBER 14, 2001) THROUGH DECEMBER 31,
  2001......................................................   MF-4
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY FOR THE
  PERIOD FROM INCEPTION (SEPTEMBER 14, 2001) THROUGH
  DECEMBER 31, 2001.........................................   MF-5
CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM
  INCEPTION (SEPTEMBER 14, 2001) THROUGH DECEMBER 31,
  2001......................................................   MF-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................   MF-7
SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS............  MF-21

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Members of


Majestic Investor Holdings, LLC:



     In our opinion, the financial statements listed in the index appearing on page MF-1 present fairly, in all material respects, the financial position of Majestic Investor Holdings, LLC and its subsidiaries at December 31, 2001, and the results of their operations and their cash flows for the period from inception (September 14, 2001) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page MF-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



PRICEWATERHOUSECOOPERS LLP



Chicago, Illinois


April 5, 2002

                        MAJESTIC INVESTOR HOLDINGS, LLC



                           CONSOLIDATED BALANCE SHEET


                            AS OF DECEMBER 31, 2001



ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 17,704,815
  Accounts receivable, less allowance for doubtful accounts
    of $248,042.............................................     1,464,834
  Inventories...............................................       957,564
  Prepaid expenses..........................................     1,212,653
  Due from Seller...........................................        82,832
  Note receivable from related party........................       700,000
  Other.....................................................        15,552
                                                              ------------
    Total current assets....................................    22,138,250
                                                              ------------
Property, equipment and barge improvements, net.............   122,427,962
Intangible assets, net......................................    19,290,753
Goodwill....................................................    10,602,250
Other Assets:
  Deferred financing costs, net of accumulated amortization
    of $83,897..............................................     7,023,706
  Restricted cash...........................................     1,000,000
  Other assets and deposits.................................       945,618
                                                              ------------
    Total other assets......................................     8,969,324
                                                              ------------
    Total Assets............................................  $183,428,539
                                                              ============
LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt......................  $  6,656,574
  Accounts payable..........................................     1,946,730
  Other accrued liabilities:
    Payroll and related.....................................     5,006,114
    Interest................................................     1,208,779
    Progressive Jackpots....................................     2,274,050
    Slot club liability.....................................     2,241,876
    Other accrued liabilities...............................     5,043,988
                                                              ------------
    Total current liabilities...............................    24,378,111
                                                              ------------
Due to related parties......................................     1,177,829
Long-term debt, net of current maturities...................   145,340,304
                                                              ------------
    Total Liabilities.......................................   170,896,244
                                                              ------------
Commitments and contingencies
Members' Equity:
  Members' contributions....................................    13,803,192
  Accumulated deficit.......................................    (1,270,897)
                                                              ------------
    Total members' equity...................................    12,532,295
                                                              ------------
    Total liabilities and members' equity...................  $183,428,539
                                                              ============



  The accompanying notes are an integral part of these consolidated financial statements.

                        MAJESTIC INVESTOR HOLDINGS, LLC



                      CONSOLIDATED STATEMENT OF OPERATIONS



                         FOR THE PERIOD FROM INCEPTION


                 (SEPTEMBER 14, 2001) THROUGH DECEMBER 31, 2001



REVENUES:
  Casino....................................................  $10,358,799
  Rooms.....................................................    1,079,456
  Food and beverage.........................................    1,189,804
  Other.....................................................      203,858
                                                              -----------
                                                               12,831,917
     Less promotional allowances............................   (2,310,848)
                                                              -----------
     Net revenues...........................................   10,521,069
                                                              -----------
COSTS AND EXPENSES:
  Casino....................................................    4,111,503
  Rooms.....................................................      628,910
  Food and beverage.........................................      706,947
  Other.....................................................      108,732
  Gaming taxes..............................................      808,464
  Advertising and promotion.................................      926,226
  General and administrative................................    1,569,643
  Depreciation and amortization.............................      920,648
  Pre-opening expenses......................................    1,018,234
                                                              -----------
                                                               10,799,307
                                                              -----------
     Loss from operations...................................     (278,238)
                                                              -----------
OTHER INCOME (EXPENSE):
  Interest income...........................................      218,201
  Interest expense..........................................   (1,210,860)
                                                              -----------
                                                                 (992,659)
                                                              -----------
     Net loss...............................................  $(1,270,897)
                                                              ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                        MAJESTIC INVESTOR HOLDINGS, LLC



              CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY


               FOR THE PERIOD FROM INCEPTION (SEPTEMBER 14, 2001)


                           THROUGH DECEMBER 31, 2001



                                                                                         TOTAL
                                                           CAPITAL      ACCUMULATED    MEMBERS'
                                                        CONTRIBUTIONS     DEFICIT       EQUITY
                                                        -------------   -----------   -----------
Contribution from Majestic Investor...................   $ 8,803,192    $        --   $ 8,803,192
Members' Contribution.................................     5,000,000             --     5,000,000
Net loss..............................................            --     (1,270,897)   (1,270,897)
                                                         -----------    -----------   -----------
Balance, December 31, 2001............................   $13,803,192    $(1,270,897)  $12,532,295
                                                         ===========    ===========   ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                        MAJESTIC INVESTOR HOLDINGS, LLC



                      CONSOLIDATED STATEMENT OF CASH FLOWS


               FOR THE PERIOD FROM INCEPTION (SEPTEMBER 14, 2001)


                           THROUGH DECEMBER 31, 2001



CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $  (1,270,897)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................        920,648
  Increase in accounts receivable, net......................       (532,843)
  Decrease in related party payables........................         (8,665)
  Decrease in inventories...................................         20,886
  Increase in prepaid expenses..............................       (296,365)
  Increase in other assets..................................        (24,503)
  Increase in accounts payable..............................        394,988
  Increase in accrued interest..............................      1,208,779
  Increase in accrued and other liabilities.................      2,222,443
                                                              -------------
    Net cash provided by operating activities...............      2,634,471
                                                              -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Payment for purchase of Fitzgeralds, net of cash acquired...   (143,758,152)
Acquisition of property and equipment.......................       (122,696)
                                                              -------------
    Net cash used in investing activities...................   (143,880,848)
                                                              -------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of 11.653% Senior Secured Notes......    145,000,400
Payment of Senior Secured Notes issuance costs..............     (6,815,090)
Member's equity contribution................................      5,000,000
Contribution from Majestic Investor.........................      8,803,191
Cash advances from related parties..........................      1,168,273
Issuance of loan to Barden Development, Inc. ...............       (700,000)
Line of credit..............................................      6,500,000
Cash paid to reduce long-term debt..........................         (5,582)
                                                              -------------
  Net cash provided by financing activities.................    158,951,192
                                                              -------------
Net increase in cash and cash equivalents...................     17,704,815
Cash and cash equivalents, beginning of period..............             --
                                                              -------------
Cash and cash equivalents, end of period....................  $  17,704,815
                                                              =============



  The accompanying notes are an integral part of these consolidated financial statements.

                        MAJESTIC INVESTOR HOLDINGS, LLC



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  BASIS OF PRESENTATION



     Majestic Investor Holdings, LLC (the "Company"), is a wholly-owned subsidiary of Majestic Investor, LLC and an indirect wholly-owned subsidiary of The Majestic Star Casino, LLC ("Majestic Star"), owner and operator of the Majestic Star Casino, a riverboat casino located at Buffington Harbor in Gary, Indiana. The Company is indirectly wholly-owned and controlled by Don H. Barden, the Company's Chairman, President and Chief Executive Officer.



     On November 22, 2000, Majestic Investor, LLC entered into a definitive purchase and sale agreement, as amended, with Fitzgeralds Gaming Corporation and certain of its affiliates (the "Seller") to purchase substantially all of the assets of three of its subsidiaries for $149 million in cash, subject to adjustment in certain circumstances, plus the assumption of certain liabilities. Majestic Investor, LLC assigned all of its rights and obligations under the purchase and sale agreement to the Company following the formation of the Company. At the date of assignment, Majestic Investor, LLC had approximately $8.8 million of assets, no liabilities and $8.8 of members' equity. The assignment and contribution has been reflected in the consolidated financial statements of Majestic Investor Holdings, LLC as though it occurred as of the beginning of the period.



     The Company is a Delaware limited liability company formed on September 14, 2001 solely for the purpose of acquiring substantially all of the assets of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company (hereinafter referred to as the Fitzgeralds assets). The three newly formed subsidiaries that hold the Fitzgeralds assets and provide gaming and related entertainment to the public include Barden Mississippi Gaming, LLC, Barden Colorado Gaming, LLC and Barden Nevada Gaming, LLC. Majestic Investor Capital Corp. ("MICC"), a wholly-owned subsidiary of the Company, was formed specifically to facilitate the offering of the senior secured notes, the proceeds of which were used to purchase the Fitzgeralds assets. MICC does not have any material assets or operations. The Company completed the purchase of the Fitzgeralds assets on December 6, 2001. The three Fitzgeralds brand casinos are "restricted subsidiaries" of the Company under the Indenture relating to the Company's 11.653% Senior Secured Notes.



     Except where otherwise noted, the words "we," "us," "our," and similar terms, as well as the "Company," refer to Majestic Investor Holdings, LLC and all of its subsidiaries.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.



     Cash and Cash Equivalents -- The Company considers cash equivalents to include short-term investments with original maturities of ninety days or less. Cash equivalents are carried at cost plus accrued interest which approximates fair value. The Company places its cash primarily in checking and money market accounts with high credit quality financial institutions which, at times, have exceeded federally insured limits.



     Restricted Cash -- At December 31, 2001, restricted cash represents U.S. Treasury Notes held in an escrow account for the benefit of certain owners of land leased to Barden Nevada Gaming, LLC.



     Concentration of Credit Risk -- Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company extends credit to approved casino customers following background checks and investigations of creditworthiness. An estimated allowance for doubtful accounts is maintained to reduce the Company's receivables to their carrying amount, which approximates fair value. Management believes that as of December 31, 2001, no significant concentrations of credit risk existed for which an allowance had not already been determined and recorded.

                        MAJESTIC INVESTOR HOLDINGS, LLC

     Inventories -- Inventories, consisting principally of food, beverage, and gift shop items are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.



     Other Assets -- The estimated cost of normal operating quantities (base stock) of china, silverware, glassware, linen, uniforms and utensils has been recorded as an asset and is not being depreciated. Costs of base stock replacements are expensed as incurred. Other assets in the accompanying consolidated balance sheet include $627,473 of base stock inventories at December 31, 2001.



     Property and Equipment -- Property and equipment are stated at cost. Depreciation expense is computed utilizing the straight-line method over the estimated useful lives of the depreciable assets. Certain equipment held under capital leases are classified as property and equipment and amortized using the straight-line method over the lease terms and the related obligations are recorded as liabilities. Costs of major improvements are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on dispositions of property and equipment are recognized in the consolidated statement of operations when incurred.



     Deferred Financing Costs -- Deferred financing costs represent agent's commission, closing costs and professional fees incurred in connection with the issuance of the 11.653% Senior Secured Notes and the $15.0 million line of credit. Such costs are being amortized over the six year term of the notes and over the four year term of the line of credit, respectively using the effective interest method.



     Goodwill -- Goodwill represents the cost of net assets acquired in excess of their fair value. Goodwill for acquisitions after June 30, 2001 is not subject to amortization but is subject to impairment testing at least annually.



     Intangible Assets -- Intangible assets are amortized over their estimated useful lives, generally eight to ten years.



     Casino Revenue -- Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Hotel and other revenue is recognized at the time the related service is performed.



     Promotional Allowances -- Revenues include the retail value of hotel rooms, food and beverage and other services, which were provided to customers without charge. The corresponding charges have been deducted from revenue in the accompanying consolidated statement of operations as promotional allowances in the determination of net revenues. The estimated direct cost of providing promotional allowances has been included in costs and expenses as follows:



                                                               FOR THE PERIOD FROM
                                                                    INCEPTION
                                                               (SEPTEMBER 14, 2001)
                                                                     THROUGH
                                                                DECEMBER 31, 2001
                                                               --------------------
Hotel rooms.................................................        $  254,918
Food and beverage...........................................           837,469
Other.......................................................            50,543



     Promotional allowances also include cash-back incentives in our Slot Club and other gaming programs.



     Pre-Opening Costs -- Pre-opening costs are expensed as incurred.



     Federal Income Taxes -- The Company is a limited liability corporation which results in the tax attributes of the Company passing through to its Members. Accordingly, federal and state income taxes have not been provided for in the Company's financial statements.

                        MAJESTIC INVESTOR HOLDINGS, LLC

     Advertising Costs -- Advertising expenditures are expensed as incurred. Advertising costs included in advertising and promotion expenses were $199,337 for the period from inception (September 14, 2001) through December 31, 2001.



     Long-Lived Assets -- Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment when events or changes in circumstances warrant such a review. The carrying value of a long-lived or intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, an impairment loss is recognized. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposition.



     Slot Club Liability -- The Company has accrued for the liability of points earned but not redeemed by its Slot Club members, less inactive players and expired points. The liability is calculated based on an average historical redemption rate. Expenses incurred from actual cash redemptions and the change in reserve for slot club redemptions is included in promotional allowances on the consolidated statement of operations.



     Fair Value of Financial Instruments -- The Company believes, based upon current information, that the carrying value of the Company's cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximates fair value. The Company estimates the fair value of its long-term debt approximates its carrying value based on quoted market prices for the same or similar issues.



     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.



     Recently Issued Accounting Pronouncements -- We adopted Emerging Issues Task Force ("EITF") No. 00-14, "Accounting for Certain Sales Incentives," EITF 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future," and EITF 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products," which requires the cash-back component of the Company's Slot Club reward program, including promotional coupons, be classified as a reduction of revenues.



     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 141 requires all business combinations to be accounted for using the purchase method of accounting. SFAS No. 141 is required to be implemented for all acquisitions initiated after June 30, 2001, and all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. We applied SFAS No. 141 for our acquisition of the Fitzgeralds assets.



     Under SFAS No. 142, goodwill and other indefinite lived intangible assets are no longer subject to amortization over their useful lives, rather, they are subject to assessments for impairment at least annually. Also, under SFAS No. 142, an intangible asset should be recognized if the benefit of the intangible asset is obtained through contractual or other legal rights or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Such intangibles will be amortized over their useful lives. Under SFAS No. 142, our acquisition of the Fitzgeralds assets was immediately subject to the provisions of SFAS No.
142. We will test these assets for impairment at least annually.



     Under SFAS No. 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS

                        MAJESTIC INVESTOR HOLDINGS, LLC

No. 143 will be implemented by us on January 1, 2002. Adoption of SFAS No. 143 will not have a material impact on our consolidated financial statements.



     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and amends Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Adoption of SFAS No. 144 will not have a material impact on our consolidated financial statements.



3.  ACQUISITIONS



     On December 6, 2001, we completed the acquisition of substantially all of the assets and assumed certain liabilities of Fitzgeralds Las Vegas, Inc. ("Fitzgeralds Las Vegas"), Fitzgeralds Mississippi, Inc. ("Fitzgeralds Tunica") and 101 Main Street Limited Liability Company ("Fitzgeralds Black Hawk") (the ("Fitzgeralds assets") for approximately $152.7 million. We are accounting for the acquisition under the purchase method. Accordingly, the purchase price is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determined the estimated fair value of property and equipment and intangible assets based upon third-party valuations.



     The purchase price was determined based upon estimates of future cash flows and the net worth of the assets acquired. We funded the acquisition through the issuance of 11.653% Senior Secured Notes (see Note 6). The results of operations for the twenty-five days ended December 31, 2001, since the acquisition on December 6, 2001, are included in our consolidated statement of operations. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date.



                                                               AT DECEMBER 6, 2001
                                                               -------------------
                                                                  (IN MILLIONS)
  Current assets............................................         $ 12.2
  Property and equipment....................................          122.9
  Intangible assets.........................................           19.4
  Goodwill..................................................           10.6
  Other noncurrent assets...................................            2.0
                                                                     ------
     Total assets acquired..................................          167.1
                                                                     ------
  Current liabilities.......................................           14.0
  Other noncurrent liabilities..............................            0.4
                                                                     ------
     Total liabilities assumed..............................           14.4
  Net.......................................................         $152.7
                                                                     ======



     Intangible assets primarily include $9.8 million for customer relationships, $3.7 million for tradename and $5.2 million for gaming licenses. Intangible assets for customer relationships and tradename are being amortized over a period of 8-10 years. In accordance with SFAS 142, goodwill, and other indefinite lived intangible assets such as the Company's gaming license, are not amortized but instead are subject to impairment tests at least annually.

                        MAJESTIC INVESTOR HOLDINGS, LLC

     The following unaudited pro forma consolidated financial information has been prepared assuming our acquisition occurred on January 1, 2001.



                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 2001
                                                              ------------------
                                                                (IN THOUSANDS)
Net revenues................................................       $172,042
Income from operations......................................       $ 19,422
Net income..................................................       $    447



     These unaudited pro forma results are presented for comparative purposes only. The pro forma results are not necessarily indicative of what our actual results would have been had the acquisition been completed as of the beginning of the year, or of future results.



4.  PROPERTY AND EQUIPMENT



     Property and equipment at December 31, 2001 consists of the following:



                                                                        ESTIMATED SERVICE
                                                                          LIFE (YEARS)
                                                                        -----------------
Land...................................................  $  6,403,375
Buildings and improvements.............................    69,287,364          25
Site improvements......................................    15,870,892           9
Barge and improvements.................................    14,655,000          13
Furniture, fixtures and equipment......................    16,157,574           4
Construction in progress...............................       696,229
                                                         ------------
                                                          123,070,434
Less accumulated depreciation and amortization.........      (642,472)
                                                         ------------
Property and equipment, net............................  $122,427,962
                                                         ============



     Depreciation and amortization of property and equipment was $642,472 for the period from inception (September 14, 2001) through December 31, 2001. Substantially all property and equipment are pledged as collateral on long-term debt. See Note 6.



5.  OTHER INTANGIBLE ASSETS



     The gross carrying amount and accumulated amortization of the Company's intangible assets, other than goodwill, as of December 31, 2001 are as follows:



                                                             GROSS CARRYING   ACCUMULATED
                                                                 AMOUNT       AMORTIZATION
                                                             --------------   ------------
                                                                    (IN THOUSANDS)
Amortized intangible assets:
  Customer relationships...................................     $ 9,800          $ (84)
  Tradename................................................       3,700            (25)
  Riverboat excursion license..............................         700             --
                                                                -------          -----
  Total....................................................     $14,200          $(109)
                                                                =======          =====
  Unamortized intangible assets:
  Gaming license...........................................     $ 5,200
                                                                -------
  Total....................................................     $ 5,200
                                                                =======

                        MAJESTIC INVESTOR HOLDINGS, LLC

     The amortization expense recorded on the intangible assets for the period from inception (September 14, 2001) through December 31, 2001 was $0.1 million. The estimated amortization expense for each of the five succeeding fiscal years is as follows:



FOR THE YEAR ENDING DECEMBER 31,
--------------------------------
2002........................................................   $1,595
2003........................................................    1,642
2004........................................................    1,642
2005........................................................    1,642
2006........................................................    1,642



6.  LONG-TERM DEBT



     Long-term debt at December 31, 2001 is as follows:



$152,632,000 senior secured notes payable, net of
  unamortized discount of $7,546,568; collateralized by a
  first priority lien on substantially all of the assets of
  the Company, due in semi-annual installments of interest
  at 11.653% on May 31 and November 30, with a final payment
  of principal and interest due on November 30, 2007........   $145,085,432
$15.0 million four-year credit facility established on
  December 6, 2001, expiring on December 5, 2005;
  collateralized by substantially all current and future
  assets, other than excluded assets; interest rate at the
  borrowers choice of LIBOR plus 2% or the base rate which
  approximates the prime rate. .............................      6,500,000
Equipment and software financing payable including related
  use taxes; collateralized by gaming equipment; interest
  rates from 7.5% to 12.0%; due in aggregate monthly
  installments (principal and interest) of approximately
  $13,526, with varying maturity dates through September
  2005......................................................        411,446
                                                               ------------
                                                                151,996,878
Less current maturities.....................................     (6,656,574)
                                                               ------------
Long-term debt, net of current maturities...................   $145,340,304
                                                               ============



     The scheduled maturities of long-term debt are as follows:



YEAR ENDING DECEMBER 31,                                        MATURITIES
------------------------                                       ------------
  2002......................................................   $  6,656,574
  2003......................................................        133,066
  2004......................................................         84,346
  2005......................................................         37,460
  2006......................................................             --
Thereafter..................................................    145,085,432
                                                               ------------
                                                               $151,996,878
                                                               ============



  SENIOR SECURED NOTES



     On December 6, 2001, the Company issued $152.6 million of 11.653% Senior Secured Notes due 2007. The net proceeds of $145,000,400 from the offering, together with an equity contribution from our member and one of our managers, were utilized to purchase substantially all of the assets of Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas and to pay related fees and expenses.

                        MAJESTIC INVESTOR HOLDINGS, LLC

     The Senior Secured Notes bear interest at a fixed rate of 11.653% per annum payable May 31 and November 30 each year, commencing May 31, 2002. Substantially all of the Company's current and future assets other than certain excluded assets are pledged as collateral. The notes rank senior in right of payment to any of the Company's subordinated indebtedness and equally with any of the Company's senior indebtedness.



     On or after November 30, 2005, the Company had the right to redeem notes from time to time at a price that will decrease over time from 105.827% of the principal amount in 2005 to 100% of the principal amount in 2006, plus, in each case, accrued and unpaid interest. Prior to November 30, 2004, the Company may, at its option, apply part of the net proceeds from certain equity offerings, as defined, to redeem up to 35% of the principal amount of the notes at 111.653% of their face amount, plus accrued and unpaid interest.



     The Indenture contains covenants, which among other things, restrict the Company's ability to (i) make certain distributions and payments, (ii) incur additional indebtedness, (iii) enter into transactions with affiliates, (iv) sell assets or stock, and (v) merge, consolidate or transfer substantially all of its assets.



  CREDIT FACILITY



     On December 6, 2001, the Company established a $15.0 million four-year credit facility. The Company is permitted to borrow up to $12.0 million under the credit facility, pending the approval by the Nevada Gaming Authorities of the pledge by Majestic Investor Holdings, LLC of the membership interests in Barden Nevada Gaming, LLC in connection with the credit facility. The Company recently filed an application for the necessary approval by the Nevada Gaming Authorities for the pledge necessary in connection with the credit facility. The credit facility is collateralized by substantially all of the Company's current and future assets, other than the excluded assets. The lien on the collateral securing the Company's credit facility is senior to the lien on the collateral securing the senior secured notes. The credit facility also contains financial covenants and restrictions on, among other things, indebtedness, investments, distributions and mergers.



  INTERCREDITOR AGREEMENT



     In connection with the Company entering into its credit facility, the trustee under the indenture (as collateral agent) entered into an intercreditor agreement with Foothill Capital Corporation, as the lender under the Company's credit facility, which, among other things, subordinates the liens securing the senior secured notes to the liens securing the indebtedness under the Company's credit facility.



     The intercreditor agreement, among other things, limits the trustee's rights in an event of default under the senior secured notes. Under the intercreditor agreement, if the senior secured notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have indebtedness outstanding under the Company's credit facility, the trustee will not have the right to foreclose upon the collateral unless and until the lenders under the Company's credit facility fail to take steps to exercise remedies with respect to or in connection with the collateral within 180 days following notice to such lenders of the occurrence of an event of default under the indenture. In addition, the intercreditor agreement prevents the trustee and the holders of the senior secured notes from pursuing remedies with respect to the collateral in an insolvency proceeding. The intercreditor agreement also provides that the net proceeds from the sale of collateral will first be applied to repay indebtedness outstanding under our credit facility and thereafter to the holders of the senior secured notes.

                        MAJESTIC INVESTOR HOLDINGS, LLC

7.  COMMITMENTS AND CONTINGENCIES



 LEASES



     The Company has operating leases that cover various office and gaming equipment. Future minimum lease payments for operating leases with initial terms in excess of one year as of December 31, 2001 are as follows:



YEAR ENDING DECEMBER 31,
2002........................................................   $1,374,495
2003........................................................    1,206,426
2004........................................................      925,036
2005........................................................      774,092
2006........................................................      774,092
Thereafter..................................................      774,092
                                                               ----------
                                                               $5,828,233
                                                               ==========



     Rent expense for the period from inception (September 14, 2001) through December 31, 2001 was $363,925.



 EMPLOYMENT AGREEMENTS



     Mr. Don H. Barden serves as the Company's Manager, Chairman, President and Chief Executive Officer and currently receives annual compensation of $370,000 as an employee, pursuant to a letter agreement dated October 22, 2001 with The Majestic Star Casino, LLC.



     Mr. Michael E. Kelly serves as the Company's Manager, Executive Vice President, Chief Operating and Financial Officer and Secretary pursuant to a three-year employment agreement with The Majestic Star Casino, LLC dated October 22, 2001. Under this agreement, Mr. Kelly will receive base compensation of $400,000 per year and can also earn annual incentive compensation based upon his performance and Majestic Star's performance. In addition to such compensation, Mr. Kelly is entitled to term life insurance in an amount equal to $2.5 million and other customary employee benefits, including participation in The Majestic Star Casino, LLC's 401(k) plan, together with a $100,000 signing bonus and an interest free loan in the amount of $200,000 to be repaid in three equal annual installments. Mr. Kelly is also entitled to additional compensation, upon a change in control, equal to his base salary and incentive compensation for the remainder of the term of the agreement, plus 12 months thereafter. Mr. Kelly's employment agreement contains certain non-competition provisions with a duration of 12 months following termination of his employment.



     The amounts payable pursuant to the agreements with Messrs. Barden and Kelly are the responsibility of Majestic Star. As indicated in Note 8, the Company entered into an Expense Reimbursement/Sharing Agreement with Majestic Star whereby the Company will reimburse Majestic Star for a specified percentage of expenses paid by Majestic Star for the Company's corporate overhead.



 GAMING REGULATIONS



     The ownership and operation of our casino gaming facilities are subject to various state and local regulations in the jurisdictions where they are located. In Nevada, our gaming operations are subject to the Nevada Gaming Control Act, and to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and various local ordinances and regulations, including, without limitation, applicable city and county gaming and liquor licensing authorities. In Mississippi, our gaming operations are subject to the Mississippi Gaming Control Act, and to the licensing and/or regulatory control of

                        MAJESTIC INVESTOR HOLDINGS, LLC
the Mississippi Gaming Commission, the Mississippi State Tax Commission and various state and local regulatory agencies, including liquor licensing authorities. In Colorado, our gaming operations are subject to the Limited Gaming Act of 1991, which created the Division of Gaming within the Colorado Department of Revenue and the Colorado Limited Gaming Control Commission to license, implement, regulate and supervise the conduct of limited gaming. Our operations are also subject to the Colorado Liquor Code and the state and local liquor licensing authorities. In addition, as The Majestic Star Casino, LLC does business in the State of Indiana, the Company is subject to certain reviews by the Indiana Gaming Commission.



     The Company's directors, officers, managers and key employees are required to hold individual licenses, which requirements vary from jurisdiction to jurisdiction. Licenses and permits for gaming operations and of individual licensees are subject to revocation or non-renewal for cause. Under certain circumstances, holders of our securities are required to secure independent licenses and permits.



8.  RELATED PARTY TRANSACTIONS



     In September 2000, Majestic Investor, LLC was capitalized by Majestic Star with $9.0 million of capital contributions, including interest thereon. Majestic Investor, LLC subsequently contributed this $9.0 million to the Company in connection with the assignment of its rights and obligations under the Fitzgeralds purchase and sale agreement to the Company.



     On November 22, 2000, Majestic Investor, LLC entered into a definitive purchase and sale agreement, as amended, with Fitzgeralds Gaming Corporation and certain of its affiliates to purchase substantially all of the assets of three of its subsidiaries for $149 million in cash, subject to adjustment in certain circumstances, plus the assumption of certain liabilities. Majestic Investor, LLC assigned all of its rights and obligations under the purchase and sale agreement to the Company following formation of the Company.



     Prior to the consummation of the offering of the 11.653% Senior Secured Notes, the Company issued a 35.71% membership interest to Barden Development, Inc. (a company wholly-owned by Mr. Barden and a member of Majestic Star Casino, LLC) ("BDI") in exchange for the contribution by BDI of a note for $5.0 million. BDI subsequently contributed the 35.71% membership interest to Majestic Investor, LLC as additional paid-in-equity. Majestic Investor, LLC currently owns 100% of the membership interests of the Company. BDI, upon closing of the offering of the Senior Secured Notes, contributed $5.0 million to the Company in repayment of the promissory note.



     On September 19, 2001, the Company entered into a Management Agreement with BDI, which was amended and restated on December 5, 2001 effective December 6, 2001, pursuant to which the Company will pay to BDI fees for acting as the Manager of the Company, which Management Fees, for any fiscal quarter, shall not exceed 1% of net revenues plus 5% of consolidated cash flow, as defined, for the immediately preceding fiscal quarter, provided that the payment of such Management Fees shall be subordinated to the payment in full of principal, interest, premium and liquidated damages, as defined, if any, then due on the Senior Secured Notes.



     On October 22, 2001, the Company entered into an Expense Reimbursement/Sharing Agreement with Majestic Star, pursuant to which the Company and its restricted subsidiaries will each reimburse Majestic Star for a specified percentage of the documented out-of-pocket expenses paid by Majestic Star for the Company's corporate overhead, including (i) the costs and expenses of executives and certain other employees, including, but not limited to, salaries, bonuses, benefit payments, insurance, and supplies, (ii) rent and
(iii) other similar costs and expenses.



     Interest of $185,750 on a $2.0 million note made by Majestic Investor, LLC to BDI which was later assigned to Majestic Investor Holdings, LLC remains outstanding at December 31, 2001. BDI paid the principal of the note in conjunction with the closing of the acquisition on December 6, 2001.

                        MAJESTIC INVESTOR HOLDINGS, LLC

     In December 2001, the Company issued a $700,000 note to BDI. The note bears interest at a rate of 7% per annum. The principal and accrued but unpaid interest are due and payable in full on December 12, 2002.



9.  SEGMENT INFORMATION



     The Company owns and operates three properties as follows: a casino and hotel located in downtown Las Vegas, Nevada; a casino and hotel located in Tunica, Mississippi; and a casino located in Black Hawk, Colorado (collectively, the "Properties"). The Company identifies its business in three segments based on geographic location. The Properties market in each of their segments primarily to middle-income guests, emphasizing their Fitzgeralds brand and their "Fitzgerald Irish Luck" theme. The major products offered in each segment are as follows: casino, hotel (except for Fitzgeralds Black Hawk) and food and beverage.



     The accounting policies of each business segment are the same as those described in the summary of significant accounting policies. There are minimal inter-segment sales. Corporate costs are allocated to the business segment through management fees.



     A summary of the Properties' operations by business segment for the period from Inception (September 14, 2001) through December 31, 2001 is presented below:



                                                               (IN THOUSANDS)
                                                               --------------
Net revenues:
  Fitzgeralds Las Vegas.....................................      $ 3,081
  Fitzgeralds Tunica........................................        5,368
  Fitzgeralds Black Hawk....................................        2,072
  Unallocated and other(1)..................................           --
                                                                  -------
     Total..................................................      $10,521
                                                                  =======
Income (loss) from operations:
  Fitzgeralds Las Vegas.....................................      $ (393)
  Fitzgeralds Tunica........................................          654
  Fitzgeralds Black Hawk....................................          674
  Unallocated and other(1)..................................      (1,213)
                                                                  -------
     Total..................................................      $ (278)
                                                                  =======
Segment depreciation and amortization:
  Fitzgeralds Las Vegas.....................................      $   167
  Fitzgeralds Tunica........................................          485
  Fitzgeralds Black Hawk....................................          100
  Unallocated and other(1)..................................          169
                                                                  -------
     Total..................................................      $   921
                                                                  =======
Expenditures for additions to long-lived assets:
  Fitzgeralds Las Vegas.....................................      $    --
  Fitzgeralds Tunica........................................          100
  Fitzgeralds Black Hawk....................................           23
                                                                  -------
     Total..................................................      $   123
                                                                  -------

                        MAJESTIC INVESTOR HOLDINGS, LLC

                                                                    AS OF
                                                              DECEMBER 31, 2001
                                                              -----------------
                                                               (IN THOUSANDS)
Segment assets:
  Fitzgeralds Las Vegas.....................................      $  45,157
  Fitzgeralds Tunica........................................         91,338
  Fitzgeralds Black Hawk....................................         30,913
  Unallocated and other(1)..................................         16,021
                                                                  ---------
     Total..................................................      $ 183,429
                                                                  =========


---------------


(1) Unallocated and other include certain corporate items and eliminations that are not allocated to the operating segments.



10.  SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION



     The Company's $152.6 million, 11.653% Senior Secured Notes (See Note 6) are unconditionally and irrevocably guaranteed, jointly and severally, by all of the restricted subsidiaries of the Company. The guarantees rank senior in right of payment to all existing and future subordinated indebtedness of these restricted subsidiaries and equal in right of payment with all existing and future senior indebtedness of these restricted subsidiaries.

                        MAJESTIC INVESTOR HOLDINGS, LLC

     The following condensed consolidating information presents condensed consolidating financial statements as of December 31, 2001 and for the period of inception (September 14, 2001) through December 31, 2001, of Majestic Investor Holdings, LLC -- the parent Company, the guarantor subsidiaries (on a combined basis) and the elimination entries necessary to combine such entities on a consolidated basis. Majestic Investor Capital Corp. ("MICC"), a wholly-owned subsidiary of the Company, is a non-guarantor subsidiary. However, MICC does not have any material assets, obligations or operations. Therefore, no non-guarantor subsidiary has been presented below.



Condensed consolidating balance sheets as of December 31, 2001.



                                   MAJESTIC INVESTOR     GUARANTOR      ELIMINATING       CONSOLIDATED
                                     HOLDINGS, LLC     SUBSIDIARIES       ENTRIES            TOTAL
                                   -----------------   -------------   --------------     ------------
                                                ASSETS

CURRENT ASSETS:
  Cash and cash equivalents......    $    498,363      $  17,206,452   $           --     $ 17,704,815
  Accounts receivable, net.......         269,501          1,196,044             (711)(a)    1,464,834
  Inventories....................              --            957,564               --          957,564
  Prepaid and other current
     assets......................         707,467          1,303,570               --        2,011,037
                                     ------------      -------------   --------------     ------------
     Total current assets........       1,475,331         20,663,630             (711)      22,138,250
                                     ------------      -------------   --------------     ------------
PROPERTY AND EQUIPMENT, NET......              --        122,427,962               --      122,427,962
INTANGIBLE ASSETS, NET...........              --         19,290,753               --       19,290,753
DUE FROM RELATED PARTIES.........     150,855,685                 --     (150,855,685)(b)           --
OTHER ASSETS.....................      14,545,956          5,025,618               --       19,571,574
                                     ------------      -------------   --------------     ------------
TOTAL............................    $166,876,972      $ 167,407,963   $ (150,856,396)    $183,428,539
                                     ============      =============   ==============     ============

                                   LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term
     debt........................    $  6,500,000      $     156,574   $           --     $  6,656,574
  Accounts payable, accrued and
     other.......................       2,526,703         15,195,545             (711)(a)   17,721,537
                                     ------------      -------------   --------------     ------------
     Total current liabilities...       9,026,703         15,352,119             (711)      24,378,111
                                     ------------      -------------   --------------     ------------
DUE TO RELATED PARTIES...........       1,168,273        150,865,241     (150,855,685)(b)    1,177,829
LONG-TERM DEBT, net of current
  maturities.....................     145,085,432            254,872               --      145,340,304
                                     ------------      -------------   --------------     ------------
     Total Liabilities...........     155,280,408        166,472,232     (150,856,396)     170,896,244
                                     ------------      -------------   --------------     ------------
MEMBERS' EQUITY..................      11,596,564            935,731               --       12,532,295
                                     ------------      -------------   --------------     ------------
TOTAL............................    $166,876,972      $ 167,407,963   $ (150,856,396)    $183,428,539
                                     ============      =============   ==============     ============


---------------


(a)  To eliminate intercompany accounts receivable and payable.



(b)  To eliminate intercompany accounts and investment in subsidiaries.

                        MAJESTIC INVESTOR HOLDINGS, LLC

     Condensed consolidating statement of operations for the period from Inception (September 14, 2001) through December 31, 2001.



                                           MAJESTIC INVESTOR    GUARANTOR     ELIMINATING   CONSOLIDATED
                                             HOLDINGS, LLC     SUBSIDIARIES     ENTRIES        TOTAL
                                           -----------------   ------------   -----------   ------------
OPERATING REVENUES:
  Casino.................................     $        --      $10,358,799       $  --      $10,358,799
  Rooms..................................              --        1,079,456          --        1,079,456
  Food and beverage......................              --        1,189,804          --        1,189,804
  Other..................................              --          203,858          --          203,858
                                              -----------      -----------       -----      -----------
     Total...............................              --       12,831,917          --       12,831,917
     Less promotional allowances.........              --       (2,310,848)         --       (2,310,848)
                                              -----------      -----------       -----      -----------
     Net revenue.........................              --       10,521,069          --       10,521,069
                                              -----------      -----------       -----      -----------
COSTS AND EXPENSES:
  Casino.................................              --        4,111,503          --        4,111,503
  Rooms..................................              --          628,910          --          628,910
  Food and beverage......................              --          706,947          --          706,947
  Other..................................              --          108,732          --          108,732
  Gaming taxes...........................              --          808,464          --          808,464
  Advertising and promotion..............              --          926,226          --          926,226
  General and administration.............          26,476        1,543,167          --        1,569,643
  Depreciation and amortization..........         168,930          751,718          --          920,648
  Pre-opening costs......................       1,018,234               --          --        1,018,234
                                              -----------      -----------       -----      -----------
     Total...............................       1,213,640        9,585,667          --       10,799,307
                                              -----------      -----------       -----      -----------
OTHER INCOME (EXPENSE):
  Interest income........................         215,791            2,410          --          218,201
  Interest expense.......................      (1,208,779)          (2,081)         --       (1,210,860)
                                              -----------      -----------       -----      -----------
  NET INCOME (LOSS)......................     $(2,206,628)     $   935,731       $  --      $(1,270,897)
                                              ===========      ===========       =====      ===========

                        MAJESTIC INVESTOR HOLDINGS, LLC

     Condensed consolidating statement of cash flows information for the period from Inception (September 14, 2001) through December 31, 2001.



                                         MAJESTIC INVESTOR    GUARANTOR     ELIMINATING   CONSOLIDATED
                                           HOLDINGS, LLC     SUBSIDIARIES     ENTRIES         TOTAL
                                         -----------------   ------------   -----------   -------------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES.................    $ (14,700,259)    $17,334,730       $  --      $   2,634,471
                                           =============     ===========       =====      =============
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for businesses acquired, net
     of cash acquired..................     (143,758,152)             --          --       (143,758,152)
  Acquisition of property and
     equipment.........................               --        (122,696)         --           (122,696)
                                           -------------     -----------       -----      -------------
  Net cash used in investing
     activities........................     (143,758,152)       (122,696)         --       (143,880,848)
                                           -------------     -----------       -----      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of 11.653%
     Senior Secured Notes..............      145,000,400              --          --        145,000,400
  Payment of Senior Secured Notes
     issuance costs....................       (6,815,090)             --          --         (6,815,090)
  Member's equity contribution.........        5,000,000              --          --          5,000,000
  Contribution from Majestic
     Investor .........................        8,803,191              --          --          8,803,191
  Cash advances from related parties...        1,168,273              --          --          1,168,273
  Issuance of loan to Barden
     Development, Inc. ................         (700,000)             --          --           (700,000)
  Line of credit, net..................        6,500,000              --          --          6,500,000
  Cash paid to reduce long-term debt...               --          (5,582)         --             (5,582)
                                           -------------     -----------       -----      -------------
  Net cash provided by (used in)
     financing activities..............      158,956,774          (5,582)         --        158,951,192
                                           -------------     -----------       -----      -------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS..........................          498,363      17,206,452          --         17,704,815
CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD....................               --              --          --                 --
                                           -------------     -----------       -----      -------------
CASH AND CASH EQUIVALENTS,
END OF PERIOD..........................    $     498,363     $17,206,452       $  --      $  17,704,815
                                           =============     ===========       =====      =============

                                  SCHEDULE II
                        MAJESTIC INVESTOR HOLDINGS, LLC


                       VALUATION AND QUALIFYING ACCOUNTS


  FOR THE PERIOD FROM INCEPTION (SEPTEMBER 14, 2001) THROUGH DECEMBER 31, 2001



                                                                  ADDITIONS
                                                     -----------------------------------
                                   BALANCE AT            CHARGED TO         CHARGED TO                   BALANCE AT
DESCRIPTION                    BEGINNING OF PERIOD   COSTS AND EXPENSES   OTHER ACCOUNTS   DEDUCTIONS   END OF PERIOD
-----------                    -------------------   ------------------   --------------   ----------   -------------
Allowance for doubtful
  accounts
Period from Inception
  (September 14, 2001)
  through December 31,
  2001.......................         $  --               $15,463            $232,579        $  --        $248,042


---------------


(a) Related to acquisition of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company.

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)

               INDEX TO HISTORICAL COMBINED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
INDEPENDENT AUDITORS' REPORT................................   F-2
COMBINED FINANCIAL STATEMENTS:
  Balance Sheets at December 31, 2000 and at December 6,
     2001...................................................   F-3
  Statements of Operations for the Years Ended December 31,
     1999 and 2000, and for the Period ended December 6,
     2001...................................................   F-4
  Statements of Stockholder's Deficiency for the Years Ended
     December 31, 1999 and 2000, and for the Period ended
     December 6, 2001.......................................   F-5
  Statements of Cash Flows for the Years Ended December 31,
     1999 and 2000, and for the Period ended December 6,
     2001...................................................   F-6
  Notes to Combined Financial Statements....................   F-8

SUPPLEMENTAL COMBINING SCHEDULES:
  Statement of Operations Information for the Year Ended
     December 31, 1999......................................  F-23
  Statement of Cash Flows Information for the Year Ended
     December 31, 1999......................................  F-24
  Balance Sheet Information at December 31, 2000............  F-25
  Statement of Operations Information for the Year Ended
     December 31, 2000......................................  F-26
  Statement of Cash Flows Information for the Year Ended
     December 31, 2000......................................  F-27
  Balance Sheet Information at December 6, 2001.............  F-29
  Statement of Operations Information for the Period from
     January 1, 2001 through December 6, 2001...............  F-30
  Statement of Cash Flows Information for the Period from
     January 1, 2001 through December 6, 2001...............  F-31

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of

Fitzgeralds Gaming Corporation:


     We have audited the accompanying combined balance sheets of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc., and 101 Main Street Limited Liability Company (collectively, the "Properties") (wholly owned subsidiaries of Fitzgeralds Gaming Corporation, the "Parent") (Debtors-in-Possession) as of December 6, 2001 and December 31, 2000, and the related combined statements of operations, stockholder's deficiency, and cash flows for the period from January 1, 2001 through December 6, 2001 and for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Properties' management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Properties as of December 6, 2001 and December 31, 2000, and the results of their operations and their cash flows for the period from January 1, 2001 through December 6, 2001 and for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.


     As discussed in Note 2, the Properties have filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying combined financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such combined financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Properties; or (d) as to operations, the effect of any changes that may be made in their business.

     The accompanying combined financial statements have been prepared assuming that the Properties will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Parent's event of default on its senior secured registered notes, which are guaranteed by the Properties, along with the Properties' recurring losses and stockholder's deficiency raise substantial doubt about the Properties' ability to continue as a going concern. Parent management's plans concerning these matters are discussed in Note 2. The combined financial statements do not include adjustments that might result from the outcome of this uncertainty.


     As discussed in Note 1, on December 6, 2001, the Parent sold substantially all of the assets and related liabilities of the Properties.



     Our audits were conducted for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplemental combining schedules on pages F-23 through F-31 are presented for purposes of additional analysis of the basic combined financial statements rather than to present the financial position, results of operations, and cash flows of the individual properties, and are not a required part of the basic combined financial statements. These schedules are the responsibility of the Properties' management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic combined financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic combined financial statements taken as a whole.


/s/ DELOITTE & TOUCHE LLP


Las Vegas, Nevada


April 8, 2002

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

         FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC. AND
                   101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)

                            COMBINED BALANCE SHEETS


                                                              AT DECEMBER 31,   AT DECEMBER 6,
                                                                   2000              2001
                                                              ---------------   --------------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  2,840,011      $  3,762,566
  Accounts receivable, net..................................             --           225,495
  Prepaid expenses:
    Gaming taxes............................................        265,381           817,590
    Other...................................................        366,312           780,238
                                                               ------------      ------------
        Total current assets................................      3,471,704         5,585,889
                                                               ------------      ------------
OTHER ASSETS:
  Net assets held for sale..................................    143,342,890                --
  Restricted cash...........................................        500,000                --
  Accounts receivable -- related parties....................          5,309        16,762,294
  Other assets..............................................             --            25,000
                                                               ------------      ------------
        Total other assets..................................    143,848,199        16,787,294
                                                               ------------      ------------
TOTAL.......................................................   $147,319,903      $ 22,373,183
                                                               ============      ============
                           LIABILITIES AND STOCKHOLDER'S DEFICIENCY
LIABILITIES NOT SUBJECT TO COMPROMISE
  CURRENT LIABILITIES:
  Accounts payable..........................................   $         --      $    166,073
  Due to Majestic...........................................             --         3,800,000
  Accrued and other:
    Payroll and related.....................................        491,255           919,143
    Other...................................................             --           264,732
                                                               ------------      ------------
        Total current liabilities...........................        491,255         5,149,948
NOTES PAYABLE, related party................................             --           228,825
                                                               ------------      ------------
        Total liabilities not subject to compromise.........        491,255         5,378,773
LIABILITIES SUBJECT TO COMPROMISE...........................    225,873,496        70,680,462
                                                               ------------      ------------
        Total liabilities...................................    226,364,751        76,059,235
                                                               ------------      ------------
COMMITMENTS AND CONTINGENCIES (Notes 8 and 13)
STOCKHOLDER'S DEFICIENCY
  Common stock -- Fitzgeralds Mississippi, Inc., $.01 par
    value; 8,000,000 shares authorized; 8,000,000 shares
    issued and outstanding..................................         80,000            80,000
  Common stock -- Fitzgeralds Las Vegas, Inc., $.01 par
    value; 25,000 shares authorized; 10,000 shares issued
    and outstanding.........................................            100               100
  Additional paid-in-capital................................      7,586,667         7,586,667
  Accumulated deficit.......................................    (86,711,615)      (61,352,819)
                                                               ------------      ------------
        Total stockholder's deficiency......................    (79,044,848)      (53,686,052)
                                                               ------------      ------------
TOTAL.......................................................   $147,319,903      $ 22,373,183
                                                               ============      ============


             See notes to historical combined financial statements.

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

         FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC. AND
                   101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)

                       COMBINED STATEMENTS OF OPERATIONS


                                                        FOR THE YEARS ENDED DECEMBER 31,    FOR THE PERIOD FROM
                                                        ---------------------------------   JANUARY 1, 2001 TO
                                                             1999               2000         DECEMBER 6, 2001
                                                        --------------     --------------   -------------------
OPERATING REVENUES:
  Casino.............................................    $138,928,815       $148,776,855       $150,670,567
  Food and beverage..................................      18,729,064         19,586,213         18,365,243
  Rooms..............................................      16,293,618         16,600,072         15,042,200
  Other..............................................       3,285,207          3,530,032          3,545,338
                                                         ------------       ------------       ------------
         Total.......................................     177,236,704        188,493,172        187,623,348
    Less promotional allowances......................      24,460,048         28,755,624         29,964,002
                                                         ------------       ------------       ------------
         Net.........................................     152,776,656        159,737,548        157,659,346
                                                         ------------       ------------       ------------
OPERATING COSTS AND EXPENSES:
  Casino.............................................      64,146,974         69,113,279         69,757,787
  Food and beverage..................................      11,793,071         11,508,965         10,625,017
  Rooms..............................................      10,701,241         10,904,351          9,818,552
  Other..............................................       1,877,030          1,717,182          1,657,265
  Selling, general and administrative................      40,808,792         39,370,958         37,852,210
  Depreciation and amortization......................      11,726,085         11,687,964                 --
  Write-down of assets...............................              --                 --         13,005,582
  Reorganization items...............................              --             38,967        (10,499,075)
                                                         ------------       ------------       ------------
         Total.......................................     141,053,193        144,341,666        132,217,338
                                                         ------------       ------------       ------------
INCOME FROM OPERATIONS...............................      11,723,463         15,395,882         25,442,008
OTHER INCOME (EXPENSE):
  Interest income....................................         129,654            167,446             38,407
  Interest expense...................................        (210,314)           (71,382)           (39,959)
  Interest expense -- related party (contractual
    interest of $29,279,747 for the year ended
    December 31, 2000 and $28,549,207 for 2001)......     (27,989,851)       (26,031,023)                --
  Other, net.........................................          99,012              4,493            (81,660)
                                                         ------------       ------------       ------------
NET INCOME (LOSS)....................................    $(16,248,036)      $(10,534,584)      $ 25,358,796
                                                         ============       ============       ============


             See notes to historical combined financial statements.

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

         FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC. AND
                   101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)

                COMBINED STATEMENTS OF STOCKHOLDER'S DEFICIENCY


                                         COMMON STOCK       ADDITIONAL                      TOTAL
                                      -------------------    PAID-IN     ACCUMULATED    STOCKHOLDER'S
                                       SHARES     AMOUNT     CAPITAL       DEFICIT       DEFICIENCY
                                      ---------   -------   ----------   ------------   -------------
BALANCE, JANUARY 1, 1999............  8,010,000   $80,100   $7,586,667   $(59,928,995)  $(52,262,228)
Net loss............................         --        --           --    (16,248,036)   (16,248,036)
                                      ---------   -------   ----------   ------------   ------------
BALANCE, DECEMBER 31, 1999..........  8,010,000    80,100    7,586,667    (76,177,031)   (68,510,264)
Net loss............................         --        --           --    (10,534,584)   (10,534,584)
                                      ---------   -------   ----------   ------------   ------------
BALANCE, DECEMBER 31, 2000..........  8,010,000    80,100    7,586,667    (86,711,615)   (79,044,848)
Net income..........................         --        --           --     25,358,796     25,358,796
                                      ---------   -------   ----------   ------------   ------------
BALANCE, DECEMBER 6, 2001...........  8,010,000   $80,100   $7,586,667   $(61,352,819)  $(53,686,052)
                                      =========   =======   ==========   ============   ============


             See notes to historical combined financial statements.

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)

                       COMBINED STATEMENTS OF CASH FLOWS


                                                               FOR THE YEARS
                                                            ENDED DECEMBER 31,           FOR THE PERIOD
                                                        ---------------------------     JANUARY 1, 2001
                                                            1999           2000       TO DECEMBER 6, 2001
                                                        ------------   ------------   --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................  $(16,248,036)  $(10,534,584)      $ 25,358,796
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
  Depreciation and amortization.......................    11,726,085     11,687,964                 --
     Write-down of assets.............................            --             --         13,005,582
     Gain on sale of assets to Majestic...............            --             --        (11,121,811)
     Reorganization items incurred in connection with
       Chapter 11 and related legal proceedings.......            --         38,967            622,736
     Other............................................       (58,032)        36,487            116,439
     Changes in working capital, net of assets sold
       and liabilities assumed:
     (Increase) decrease in accounts receivable,
       net............................................       136,090       (233,359)           (42,071)
     (Increase) decrease in inventories...............      (135,666)        98,529             66,048
     (Increase) decrease in prepaid expenses..........      (401,108)      (492,966)           255,985
     (Increase) decrease in other assets..............      (130,091)      (139,028)            27,115
     Increase (decrease) in accounts payable..........    (2,511,838)    (1,408,119)           240,806
     Increase in due to Majestic......................            --             --          3,800,000
     Increase (decrease) in accrued and other
       liabilities....................................       450,505     (2,124,978)           624,469
     Increase (decrease) in amounts due to related
       parties, net...................................    15,945,345     15,134,274        (40,404,341)
     Increase in liabilities subject to compromise....            --        106,677            149,835
                                                        ------------   ------------       ------------
     Net cash provided by (used in) operating
       activities before reorganization items.........     8,773,254     12,169,864         (7,300,412)
Reorganization items:
  Interest received on cash accumulated because of the
     bankruptcy proceedings...........................            --             --            171,442
  Professional fees paid for services rendered in
     connection with the bankruptcy proceedings.......            --             --            (38,392)
  Other reorganization items incurred in connection
     with Chapter 11 and related legal proceedings....            --        (38,967)          (755,786)
                                                        ------------   ------------       ------------
     Net cash provided by (used in) operating
       activities.....................................     8,773,254     12,130,897         (7,923,148)
                                                        ------------   ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets........................        77,726          8,463             28,250
  Acquisition of property and equipment...............    (4,345,588)    (9,011,942)        (1,054,131)
                                                        ------------   ------------       ------------
     Net cash used in investing activities............    (4,267,862)    (9,003,479)        (1,025,881)
                                                        ------------   ------------       ------------
                                                                                            (continued)



             See notes to historical combined financial statements.

                                                               FOR THE YEARS
                                                            ENDED DECEMBER 31,           FOR THE PERIOD
                                                        ---------------------------     JANUARY 1, 2001
                                                            1999           2000       TO DECEMBER 6, 2001
                                                        ------------   ------------   --------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt.........................    (2,975,622)      (453,560)          (240,288)
                                                        ------------   ------------       ------------
  Net cash used in financing activities...............    (2,975,622)      (453,560)          (240,288)
                                                        ------------   ------------       ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................     1,529,770      2,673,858         (9,189,317)
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD.........     8,748,255     10,278,025          2,840,011
(INCREASE) DECREASE IN CASH AND CASH EQUIVALENTS
  INCLUDED IN NET ASSETS HELD FOR SALE................            --    (10,111,872)        10,111,872
                                                        ------------   ------------       ------------
CASH AND CASH EQUIVALENTS END OF PERIOD...............  $ 10,278,025   $  2,840,011       $  3,762,566
                                                        ============   ============       ============



             See notes to historical combined financial statements.

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)

                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.  ORGANIZATION AND FINANCIAL STATEMENT PRESENTATION



     Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company (collectively, the "Properties") are wholly owned subsidiaries of Fitzgeralds Gaming Corporation (the "Parent") (Debtors-in-Possession). Until December 6, 2001 the Properties owned and operated the Fitzgeralds-brand casino-hotels in downtown Las Vegas, Nevada ("Fitzgeralds Las Vegas"), Tunica, Mississippi ("Fitzgeralds Tunica"), and Black Hawk, Colorado ("Fitzgeralds Black Hawk"). On December 6, 2001, the Parent sold substantially all of the assets and related liabilities of Fitzgeralds Las Vegas, Fitzgeralds Tunica and Fitzgeralds Black Hawk to Majestic Investor Holdings, LLC ("Majestic"). The Properties are marketed primarily to middle-market customers, emphasizing their Fitzgeralds brand and their "Fitzgeralds Irish Luck" theme.



     As described in Note 13, the Properties are guarantors, and substantially all of their assets serve as collateral, under various debt agreements that the Parent has entered into with outside lenders. The Parent generated net income during 2001 and experienced net losses during 2000 and 1999, is highly leveraged, and has a stockholders' deficiency at December 6, 2001 and at the end of 2000.



     On May 13, 1999, the Parent's Board of Directors determined that, pending a restructuring of its indebtedness, it would not be in the best interest of the Parent to make the regularly scheduled interest payments on its 10 7/8% senior secured registered notes due 2004 (the "Notes"). Accordingly, the Parent has not paid the regularly scheduled interest payments of $12.5 million that were due and payable on June 15, 1999, December 15, 1999 and June 15, 2000. Accordingly, an event of default under the indenture (the "Indenture"), dated December 30, 1997, governing the Notes occurred on July 15, 1999, and continued until the Parent and the Properties filed a petition for relief under Chapter 11 of the Bankruptcy Code (the "Petition"). The Parent's contractual interest on the Notes was $31,390,852 for the period from January 1, 2001 through December 6, 2001 and was $33,699,003 for the year ended December 31, 2000. No action has been taken by either the Indenture trustee or the holders of at least 25 percent of the Notes, as permitted under the Indenture, to accelerate the Notes and declare the unpaid principal and interest to be due and payable. Failure to make the scheduled payment on June 15, 1999 resulted in a 1 percent increase in the interest rate to 13.25 percent, effective June 16, 1999 until the Parent and the Properties filed the Petition. In accordance with the Indenture, the Parent began accruing interest on the unpaid interest at 13.25 percent, effective June 16, 1999 until the Parent and the Properties filed the Petition. See Note 2.



     The accompanying financial statements have been prepared on a going concern basis. Such 2001 financial statements are as of and for the period ended December 6, 2001, the date of the sale of substantially all of the assets and related liabilities of the Properties to Majestic. At December 6, 2001, stockholder's deficiency was $53.7 million. The Parent's inability to meet the interest payments on the Notes, which are guaranteed by the Properties, along with the Properties' recurring losses in prior years and stockholder's deficiency, raise substantial doubt about their ability to continue as a going concern.


2.  PETITION FOR RELIEF UNDER CHAPTER 11

  GENERAL

     On December 5, 2000, the Parent and the Properties commenced cases under Chapter 11 of the Bankruptcy Code (collectively, the "Bankruptcy Cases") in the United States Bankruptcy Court for the Northern District of Nevada (the "Bankruptcy Court"). The Bankruptcy Cases are jointly administered and coordinated under Case No. BK-N-00-33467 GWZ. The Bankruptcy Cases were commenced in accordance

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

with an Agreement Regarding Pre-Negotiated Restructuring, dated as of December 1, 2000 (the "Restructuring Agreement"), with the holders (the "Consenting Noteholders") of a majority in interest of the Notes. The Restructuring Agreement contemplates an expeditious and orderly sale of all of the Parent's operating assets and properties as going concerns.

     Under the terms of the Restructuring Agreement, the Parent is required to seek buyers for each of its operating businesses. In order to effectuate this liquidation, the Parent commenced the Bankruptcy Cases and has received approval from the Bankruptcy Court to sell its operating businesses through negotiated sales agreements either by way of motion to sell free and clear of liens under section 363 of the Bankruptcy Code, or under one or more plans of reorganization.


     As part of the restructuring contemplated in the Restructuring Agreement, the Parent, as debtor-in-possession, sought and obtained Bankruptcy Court approval to: (i) sell free and clear of liens pursuant to section 363 of the Bankruptcy Code substantially all of its assets; and (ii) assume and assign pursuant to section 365 of the Bankruptcy Code contracts used in its operations in Las Vegas, Nevada, Black Hawk, Colorado and Tunica, Mississippi to an affiliate of The Majestic Star Casino, LLC, an Indiana limited liability company ("Majestic"), pursuant to a Purchase and Sale Agreement, dated as of November 22, 2000, as amended on December 4, 2000 and November 1, 2001 (the "Purchase Agreement"). On March 19, 2001, the Bankruptcy Court entered an order approving the Purchase Agreement with Majestic.



     The Restructuring Agreement provides a vehicle for liquidating the assets of the Parent in the Bankruptcy Court through Chapter 11 of the Bankruptcy Code. Upon execution of the Restructuring Agreement and before commencement of the Bankruptcy Cases, the Parent distributed $13.0 million in Excess Cash (as that term is defined in the Restructuring Agreement) to the trustee under the Indenture (the "Indenture Trustee") to be applied to unpaid and accrued Indenture Trustee's fees and expenses incurred and as partial payment of accrued and unpaid interest and principal as provided in the Indenture. Pursuant to the Restructuring Agreement and an order entered by the Bankruptcy Court, the Parent was required to distribute unrestricted cash (which includes cash in net assets held for sale) in excess of $24.8 million to holders of its Notes within 45 days after the end of each quarter. In May, August and November 2001, the Parent distributed $1.8 million, $7.7 million and $7.2 million, respectively, in Excess Cash to the Indenture Trustee to be applied to accrued and unpaid interest and principal as provided in the Indenture. On December 6, 2001, approximately $133.3 million was distributed to the Indenture Trustee from the proceeds of the December 6, 2001 sale to Majestic. The Parent and the Informal Committee are currently engaged in discussions to establish a new threshold for cash reserves subsequent to the December 6, 2001 sale to Majestic. As part of the Restructuring Agreement, the Consenting Noteholders and the Indenture Trustee agree to forbear from exercising certain of their rights otherwise allowable under the Notes and the Indenture.


     The parties to the Restructuring Agreement have each concluded that the fair market value of the Parent's real and personal property given as collateral for the Notes is less than the total outstanding principal and interest due under the Notes, and that the fair market value of the real and personal property not securing the Notes is less than the amount of the unsecured deficiency claim of the holders of the Notes. As a result, it is not expected that any distribution will be made to holders of the existing capital stock of the Parent or the Properties. The Restructuring Agreement requires that as part of the liquidation process, all of the existing common stock of Fitzgeralds Tunica and Fitzgeralds Las Vegas is to be canceled and extinguished without payment therefor.


     Under the terms of the Restructuring Agreement, upon the closing of each sale of the Parent's assets, the net proceeds of the collateral for the Notes, less certain reserves for management incentives and other liabilities, must be distributed to the Indenture Trustee for the benefit of and distribution to the holders of the Notes in accordance with the Indenture. All of the Parent's assets remaining after such sales, including any registered notes received as part of the consideration for the sales of the Parent's assets and payment of

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

remaining liabilities of the Parent, will be transferred to a liquidating trust created for the benefit of the holders of the Notes and others under the terms of the Restructuring Agreement.


     In light of the regulatory approvals needed to accomplish the liquidations, and recognizing the need to retain senior management in order to insure continuity and compliance with all gaming regulations and licensing requirements in the Parent's operations during the process, the Restructuring Agreement required implementation of a senior management incentive and retention program. After obtaining Bankruptcy Court approval in December 2000, this program was adopted by the Parent in order to retain Philip D. Griffith, Michael E. McPherson, Max L. Page and Paul H. Manske (the "Senior Management"), each an officer, director and/or senior executive of the Parent, as key executives and to compensate them for their continued employment with the Parent during the process.



     Pursuant to the Purchase Agreement, the Parent has agreed to: (i) sell free and clear of liens pursuant to section 363 of the Bankruptcy Code substantially all of the Properties' assets; and (ii) assume and assign pursuant to section 365 of the Bankruptcy Code contracts used in its operations at the Properties, as well as the Parent's interest in the Fremont Street Experience Limited Liability Company (collectively, the "Assets") to Majestic for $149.0 million in cash, subject to certain holdbacks and adjustments, plus the assumption of certain liabilities relating to the Assets.



     The transactions contemplated by the Purchase Agreement were consummated on December 6, 2001. The purchase price for the Assets was $149.0 million, subject to certain adjustments and holdbacks specified in the Purchase Agreement, which resulted in net proceeds prior to distributions of approximately $146.9 million. Of such amount, $7.7 million was retained by the Parent for cash reserves, approximately $5.9 million was distributed to Senior Management, in consideration of non-competition and sales incentives pursuant to the Restructuring Agreement, and approximately $133.3 million was distributed to holders of the Notes (on account of the $205.0 million aggregate principal amount of Notes outstanding and approximately $44.8 million in accrued pre-petition interest). In addition, during 2001 the Parent distributed approximately $16.8 million to holders of the Notes in accordance with the provisions of the Restructuring Agreement.



  REORGANIZATION ITEMS



     For the period from January 1, 2001 through December 6, 2001 and for the year ended December 31, 2000, the Properties incurred the following expenses subsequent to the filing of the Bankruptcy Cases:



                                                               2000         2001
                                                              -------   ------------
Reorganization items:
  Post-petition professional fees...........................  $    --   $     38,392
  Pre-petition expenses recorded post-petition..............   38,967             --
  U.S. trustee fees.........................................       --        120,000
  Other.....................................................       --        635,786
  Gain on sale of assets to Majestic........................       --    (11,121,811)
  Interest earned on accumulated cash resulting from the
     bankruptcy proceedings.................................       --       (171,442)
                                                              -------   ------------
                                                              $38,967   $(10,499,075)
                                                              =======   ============

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


  LIABILITIES SUBJECT TO COMPROMISE



     At December 6, 2001 and December 31, 2000, liabilities subject to compromise consisted of the following:



                                                                  2000          2001
                                                              ------------   -----------
Liabilities subject to compromise:
  Due to related parties....................................  $225,774,418   $70,414,353
  Unsecured creditors.......................................        99,078       266,109
                                                              ------------   -----------
                                                              $225,873,496   $70,680,462
                                                              ============   ===========


3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Combined Financial Statements -- The combined financial statements of the Properties include the accounts of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. and 101 Main Street Limited Liability Company. All inter-company balances and transactions have been eliminated.


     Cash and Cash Equivalents -- Cash includes cash required for gaming operations. The Properties consider cash equivalents to include short-term investments with original maturities of ninety days or less at the date of purchase.


     Inventories -- Inventories consist principally of food and beverage and operating supplies and are stated at the lower of first-in, first-out cost or market.

     The estimated cost of normal operating quantities (base stock) of china, silverware, glassware, linen, uniforms and utensils has been recorded as an asset and is not being depreciated. Costs of base stock replacements are expensed as incurred.


     Property and Equipment -- Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated service lives of the assets. Leasehold improvements are amortized over the life of the lease or the life of the asset, whichever is shorter. Costs of major improvements are capitalized; costs of normal repairs and maintenance are charged to expenses as incurred. Gains or losses on disposals are recognized. Certain of the assets of the Properties were classified as held for sale upon consummation of the Purchase Agreement with Majestic in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This standard requires that assets to be disposed of shall be reported at the lower of carrying amount or fair value less costs to sell and shall not be depreciated or amortized while they are held for disposal. The Properties discontinued recording depreciation and amortization expense on property and equipment subsequent to the filing of the Bankruptcy Cases and consummation of the Purchase Agreement with Majestic based on the requirements of SFAS No. 121.



     Restricted Cash -- At December 31, 2000, restricted cash represents U.S. Treasury Notes of $1,000,000 held in an escrow account for the benefit of certain land lessors related to Fitzgeralds Las Vegas. In 2000, $500,000 of this amount was reclassified as net assets held for sale. See Note 6.



     Goodwill -- Goodwill represents the cost in excess of fair value of the net assets acquired in purchase transactions. Goodwill is being amortized using the straight-line method over 40 years and is recorded net of accumulated amortization. The Properties discontinued the amortization of their goodwill included in net assets held for sale subsequent to the filing of the Bankruptcy Cases on December 5, 2000. Furthermore, the Company wrote down $13.0 million of the asset as of December 6, 2001 due to the sale of Fitzgeralds Black Hawk to Majestic.

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Revenue Recognition -- Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Food and beverage and room revenues include the aggregate amounts generated by those departments at the Properties.



     Operating revenues include the retail value of rooms, food and beverage provided to customers without charge; corresponding charges have been deducted from revenue in the accompanying combined statements of operations as promotional allowances in the determination of net operating revenues. The estimated costs of providing the complimentary services are charged to the casino department and are as follows:



                                                   1999          2000          2001
                                                -----------   -----------   -----------
Hotel.........................................  $ 2,441,182   $ 2,528,282   $ 2,925,396
Food and beverage.............................   10,141,593    10,935,259    10,638,710
Other.........................................      280,998       524,426       572,390
                                                -----------   -----------   -----------
                                                $12,863,773   $13,987,967   $14,136,496
                                                ===========   ===========   ===========



     Advertising Costs -- Advertising expenditures are expensed in the period the advertising initially takes place. Advertising costs included in selling, general and administrative expenses were $3,860,890 and $3,649,524 for the years ended December 31, 1999 and 2000, respectively and $3,157,440 for the period from January 1, 2001 through December 6, 2001.



     Federal Income Taxes -- The Properties account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards.


     101 Main Street Limited Liability Company is a limited liability company formed under the laws of the state of Colorado, and, as such, is classified as a partnership for federal income tax purposes. Accordingly, no provision for federal or state income taxes was recorded because any taxable income or loss is included in the corporate income tax return of the Parent.

     Financial Reporting Period -- The Properties have adopted a "4-4-5" (weeks) financial reporting period which maintains a December 31 year-end. This method of reporting results in 13 weeks in each quarterly accounting period. The first and fourth accounting periods will have a fluctuating number of days resulting from the maintenance of a December 31 year-end, whereas the second and third periods will have the same number of days each year.

     Fair Value of Financial Instruments -- The Properties believe, based on current information, that the carrying value of the Properties' cash and cash equivalents, restricted cash, accounts receivable, advances, and accounts payable approximates fair value because of the short maturity of those instruments.


     Impairment of Long Lived Assets -- The Properties review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset, an impairment charge is recognized in the amount by which the carrying value of the asset exceeds its fair market value. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets expected to be disposed of.

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Recently Issued Accounting Standards -- On June 30, 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities and is effective for the period ended December 6, 2001. Adoption of this statement did not have a material impact on the Properties' financial condition or results of operation.



     On January 1, 2001, the Properties implemented Emerging Issues Task Force ("EITF") No. 00-14 Accounting for Certain Sales Incentives, EITF No. 00-21, Accounting for Multiple-Element Revenue Arrangements, EITF No. 00-22, Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future, and EITF No. 00-25, Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products, requiring cash coupons or rebates to be classified as a reduction of revenue. Prior to implementation, the Properties had expensed the cash coupons, players club reward program and other cash back programs as a casino or marketing expense. In 2001, the Properties reclassified their 2000 and 1999 statements of operations to reflect such expenses as promotional expense thereby reducing net revenue. This reclassification did not have any effect on the Properties' income from operations and net income for the current year and previously reported net losses.



     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations, which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interest method. The Properties do not believe that the adoption of SFAS 141 will have a significant impact on their financial statements.



     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142") Goodwill and Other Intangible Assets, which is effective January 1, 2002. SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The Properties discontinued recording the amortization of goodwill included in net assets held for sale subsequent to filing the Bankruptcy Cases. Amortization expense related to goodwill was $0.3 million for 2000. As of December 6, 2001, the Properties wrote-down $13.0 million of goodwill due to the sale of Fitzgeralds Black Hawk to Majestic.



     Also, in June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which is effective for financial statements issued for fiscal years beginning after June 15, 2002. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The Properties are currently evaluating the impact that this standard will have on its financial condition and results of operations.



     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for financial statements issued for fiscal years beginning after December 15, 2001, and the interim periods within those fiscal years. This statement addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, and supersedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and For Long-Lived Asset to be Disposed of. The Properties are currently evaluating the impact that this standard will have on its financial condition and results of operations.


     Bankruptcy Related Accounting -- The Properties have accounted for all transactions related to the Bankruptcy Cases in accordance with Statement of Position 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, which was issued by the American Institute of Certified Public Accountants in November 1990. Accordingly, liabilities subject to compromise under the Bankruptcy Cases have been segregated on the Combined Balance Sheets and are recorded for the amounts that are expected to be allowed under the Restructuring Agreement (see Note 2). In addition, the Combined

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


Statements of Operations and the Combined Statements of Cash Flows for the year ended December 31, 2000 and for the period from January 1, 2001 through December 6, 2001 disclose expenses related to the Bankruptcy Cases under "Reorganization Items." The Properties will continue to present their Combined Statements of Cash Flows using the indirect method.


     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities at the date of the financial statements. These estimates also affect the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Reclassifications -- Certain amounts in the 1999 and 2000 combined financial statements have been reclassified to conform to the 2001 method of presentation.


4.  STATEMENTS OF CASH FLOWS INFORMATION


     The following supplemental disclosure is provided as part of the Combined Statements of Cash Flows for the years ended December 31, 1999 and 2000 and for the period from January 1, 2001 through December 6, 2001:



     Cash paid for interest, net of amounts capitalized, during the years ended December 31, 1999 and 2000 and for the period from January 1, 2001 through December 6, 2001 was $225,072, $67,600 and $48,824, respectively.


     Certain non-cash operating, investing and financing activities were as follows:


     Long-term contracts payable of $368,888 in 1999 and $368,420 in 2000 were incurred with the acquisition of new equipment. In 2001, no additional new equipment was acquired through long-term contracts payable.



     See Note 2 and Note 6 for a summary of Liabilities Subject to Compromise and Net Assets Held for Sale.


5.  PROPERTY AND EQUIPMENT


     Property and equipment consists of the following at December 31, 2000 and December 6, 2001:



                                                                               ESTIMATED
                                                          2000        2001    SERVICE LIFE
                                                      -------------   -----   ------------
Land used in casino operations......................  $  10,748,949   $ --             --
Buildings and improvements..........................     94,646,085     --     7-40 years
Site improvements...................................     20,930,897     --       20 years
Barge and improvements..............................     12,896,235     --       15 years
Furniture, fixtures and equipment...................     55,288,988     --     3-12 years
                                                      -------------   -----
                                                        194,511,154     --
Less accumulated depreciation and amortization......    (70,612,350)    --
                                                      -------------   -----
                                                        123,898,804     --
Construction in progress............................        760,878     --
                                                      -------------   -----
                                                        124,659,682     --
Less net assets held for sale.......................   (124,659,682)    --
                                                      -------------   -----
Total...............................................  $          --   $ --
                                                      =============   =====

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Substantially all property and equipment is pledged as collateral on the Parent's long-term debt.

6.  NET ASSETS HELD FOR SALE


     On December 1, 2000, the Parent entered into the Restructuring Agreement with the Consenting Noteholders. The Restructuring Agreement contemplates an expeditious and orderly sale of all of the Parent's operating assets and properties. The transactions contemplated by the Purchase Agreement were consummated on December 6, 2001. The purchase price for the Assets was $149.0 million, subject to certain adjustments and holdbacks specified in the Purchase Agreement, which resulted in net proceeds prior to distributions of approximately $146.9 million.



     The components of the net assets held for sale as of December 31, 2000 are as follows:


                                  FITZGERALDS   FITZGERALDS   FITZGERALDS
                                   LAS VEGAS      TUNICA      BLACK HAWK       TOTAL
                                  -----------   -----------   -----------   ------------
Assets:
  Cash and cash equivalents.....  $ 3,082,396   $ 5,274,598   $ 1,754,878   $ 10,111,872
  Accounts receivable, net of
     allowance for doubtful
     accounts of $210,586.......      696,054       539,510        55,420      1,290,984
  Inventories...................      445,572       445,722       153,204      1,044,498
  Prepaid gaming taxes..........      566,788            --        48,052        614,840
  Other current assets..........    1,506,705       366,376       109,802      1,982,883
  Property and equipment, net...   37,162,537    62,708,013    24,789,132    124,659,682
  Goodwill, net of accumulated
     amortization of
     $1,173,579.................           --            --    13,005,582     13,005,582
  Restricted cash...............      500,000            --            --        500,000
  Other non-current assets......      320,251       461,361       141,363        922,975
  Current portion of long term
     debt.......................     (167,273)      (73,015)           --       (240,288)
  Accounts payable..............     (514,831)     (809,013)     (227,676)    (1,551,520)
Accrued expenses:
  Payroll and related...........   (1,336,852)   (2,349,516)     (667,094)    (4,353,462)
  Progressive jackpots..........     (269,561)     (322,665)     (387,602)      (979,828)
  Outstanding chips and
     tokens.....................     (104,175)      (91,247)      (39,152)      (234,574)
  Other.........................     (788,550)   (1,095,992)   (1,152,148)    (3,036,690)
Long-term debt..................     (394,064)           --            --       (394,064)
                                  -----------   -----------   -----------   ------------
                                  $40,704,997   $65,054,132   $37,583,761   $143,342,890
                                  ===========   ===========   ===========   ============

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


7.  LONG-TERM DEBT



     Long-term debt outstanding at December 31, 2000 and December 6, 2001 is as follows:



                                                                2000      2001
                                                              ---------   -----
Contracts payable secured by certain equipment due in
  maximum aggregate monthly installments of $32,842, with
  varying maturity dates through 2005.......................  $ 634,352   $  --
                                                              ---------   -----
Total debt..................................................    634,352      --
Less net assets held for sale...............................   (634,352)     --
                                                              ---------   -----
Long-term debt..............................................  $      --   $  --
                                                              =========   =====



8.  COMMITMENTS



     Operating Leases -- In connection with the sale of assets to Majestic, the Properties' commitments under operating leases were assumed by Majestic.



     Such operating lease commitments primarily related to equipment, signs, warehouses and ground leases on which the Properties' buildings and equipment reside. Rent expense for the years ended December 31, 1999 and 2000 was $2,183,428 and $1,732,028, respectively and for the period from January 1, 2001 through December 6, 2001 was $1,164,417.


     Employment Agreements -- Consistent with industry practice, the Properties have entered into employment agreements with certain of their executives and departmental directors. In accordance with the Restructuring Agreement, the Properties have agreed not to assume these employment agreements as provided in
Section 365 of the Bankruptcy Code.


9.  RELATED PARTY TRANSACTIONS



     Amounts due to/from the Parent and other wholly owned subsidiaries of the Parent at December 6, 2001 includes receivables for $16,762,294, registered notes payable of $70,414,353 and notes payable of $228,825. Amounts due to/from the Parent and other wholly owned subsidiaries of the Parent at December 31, 2000 include receivables for $5,309 and registered notes payable of $225,774,418. The registered notes due to Parent have an effective interest rate of approximately 15.0 percent for 2001 and 2000 and are due December 15, 2004, the due date of the Notes. Accounts receivable -- related parties of $16,762,294 at December 6, 2001 represents advances made to the Parent by the Properties. These advances will be used to offset the notes due to the Parent as described above.



     During the period from January 1, 2001 through December 6, 2001 and during the years ended December 31, 2000 and 1999, the Parent allocated approximately $1,000,000 to Fitzgeralds Las Vegas, Fitzgeralds Tunica, and Fitzgeralds Black Hawk for corporate overhead allocations. These costs are accounted for as general and administrative expenses. These corporate overhead allocations have been made in order that the Properties absorb a portion of the expenses incurred by the Parent on their behalf including, but not limited to, internal audit, risk management, legal and corporate accounting services. The allocation method used is based on an equal distribution to each of the Fitzgeralds operating properties. Management believes that the allocation method used is reasonable. Specific identification of these expenses to each of the properties is not practicable.

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


10.  PROFIT SHARING PLAN


     The Parent has a contributory profit-sharing plan for eligible employees. The Parent's contribution to the plan for any year, as determined by the Board of Directors, is discretionary. Contributions to the plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants.


     The Parent amended the plan to include a 401(k) savings plan whereby eligible employees may contribute up to 20% of their salary, which is matched by the Properties at 25 cents per employee dollar contributed, up to a maximum of 6% of their salary. The Properties' matching contributions were $218,912 and $221,140 for the years ended December 31, 1999 and 2000 and $231,975 for the period from January 1, 2001 through December 6, 2001.


     Each employee age 21 or older completing 1,000 or more hours of service during the twelve-month period preceding the entry dates, January 1, April 1, July 1 or October 1, is eligible to participate in the plan.


     In addition, the Properties contribute to multi-employer defined contribution pension plans under various union agreements. Contributions, based on wages paid to covered employees, were $537,998 and $351,847 for the years ended December 31, 1999 and 2000 and $342,172 for the period from January 1, 2001 through December 6, 2001.



11.  STOCKHOLDER'S DEFICIENCY



     The Restructuring Agreement requires that all of the existing common stock of Fitzgeralds Tunica and Fitzgeralds Las Vegas be canceled and extinguished without payment therefor. It is not expected that any distribution will be made to holders of the existing capital stock of the Properties.



     As stated above, 101 Main Street Limited Liability Company is a limited liability company formed under the laws of the state of Colorado. Included in total stockholder's deficiency on the combined balance sheets is a total member's equity of $4,663,213 as of December 6, 2001 and total member's deficiency of $2,331,468 as of December 31, 2000 for 101 Main Street Limited Liability Company.


12.  INCOME TAXES

     The Properties are included in Fitzgeralds Gaming Corporation's consolidated tax return. The information below appears as if the Properties were filing separate tax returns.


     A reconciliation of the income tax benefit with amounts determined by applying the statutory U.S. Federal income tax rate to combined income (loss) before taxes is as follows:



                                                   1999          2000          2001
                                                -----------   -----------   -----------
Tax benefit at U.S. statutory rate............  $ 5,524,332   $ 3,687,104   $(8,774,424)
(Increase) decrease in valuation allowance....   (5,489,867)   (3,553,559)    8,738,172
Other.........................................      (34,465)     (133,545)       36,252
                                                -----------   -----------   -----------
Total.........................................  $        --   $        --   $        --
                                                ===========   ===========   ===========

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     The following summarizes the effect of deferred income tax items and the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.



     The tax items comprising the Properties' net deferred tax asset as of December 31, 2000 are as follows:



                                                CURRENT     NONCURRENT       TOTAL
                                               ---------   ------------   ------------
Deferred tax assets:
  Accrued and other liabilities..............  $ 588,486   $         --   $    588,486
  Bad debt reserve...........................     31,285             --         31,285
  FICA credits not utilized..................         --        400,836        400,836
  NOL carryforward...........................         --     25,795,441     25,795,441
  Other......................................         --         66,826         66,826
                                               ---------   ------------   ------------
                                                 619,771     26,263,103     26,882,874
                                               ---------   ------------   ------------
Deferred tax liabilities:
  Difference between book and tax basis of
     property................................         --     (4,548,554)    (4,548,554)
  Intangibles................................         --       (710,827)      (710,827)
  Deferred state taxes.......................         --     (5,552,056)    (5,552,056)
  Prepaid expenses...........................   (681,523)            --       (681,523)
  Differences from flow through entity.......         --        (98,482)       (98,482)
                                               ---------   ------------   ------------
                                                (681,523)   (10,909,919)   (11,591,442)
                                               ---------   ------------   ------------
                                                 (61,752)    15,353,184     15,291,432
Less: valuation allowance....................     61,752    (15,353,184)   (15,291,432)
                                               ---------   ------------   ------------
Net..........................................  $      --   $         --   $         --
                                               =========   ============   ============



     The tax items comprising the Properties' net deferred tax asset as of December 6, 2001 are as follows:



                                                  CURRENT    NONCURRENT       TOTAL
                                                 ---------   -----------   -----------
Deferred tax assets:
  Accrued and other liabilities................  $ 101,787   $        --   $   101,781
  FICA credits not utilized....................         --       462,862       462,862
  NOL carryforward.............................         --     6,232,200     6,232,200
  Other........................................         --         1,743         1,743
                                                 ---------   -----------   -----------
                                                   101,781     6,696,805     6,798,586
                                                 ---------   -----------   -----------
Deferred tax liabilities:
  Deferred state taxes.........................         --      (143,546)     (143,546)
  Prepaid expenses.............................   (245,326)           --      (245,326)
                                                  (245,326)     (143,546)     (388,872)
                                                 ---------   -----------   -----------
                                                  (143,545)    6,553,259     6,409,714
Less: valuation allowance......................    143,545    (6,553,259)   (6,409,714)
                                                 ---------   -----------   -----------
Net............................................  $      --   $        --   $        --
                                                 =========   ===========   ===========

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     Due to the uncertainty of the realization of certain tax carry forward items, a valuation allowance has been established in the amount of $6.4 million at December 6, 2001. Realization of a significant portion of the assets offset by the valuation allowance is dependent on the Properties generating sufficient taxable income prior to expiration of the loss and credit carryforwards.



     As of December 6, 2001, the Properties had a combined net operating loss carryforward of approximately $17.8 million and a tax credit carryforward of $.7 million, which are available to offset future tax through 2020. The availability of the loss and credit carryforwards may be subject to limitations under sections 382 and 383 of the Internal Revenue Code in the event of a significant change of ownership.


13.  CONTINGENCIES


     Guarantee -- The Properties are guarantors under various credit agreements, including the Parent's Notes totaling approximately $99.7 million in outstanding principal amount. In addition, substantially all of the Properties' assets serve as collateral under such agreements. Subject to certain exceptions, the guarantee of the Notes is secured by a lien on substantially all assets of the Properties other than certain excluded assets, as defined. Such excluded assets include, among other things, (i) cash, deposit accounts and other cash equivalents; (ii) furniture, fixtures and equipment securing certain non-recourse indebtedness; and (iii) any agreements, permits, licenses or the like that cannot be subjected to a lien without the consent of third parties, which consent is not obtainable by the Parent (including all gaming licenses of the Parent and its restricted subsidiaries as defined), provided that excluded assets does not include the proceeds of the assets under clauses (ii) or (iii) or any other collateral to the extent such proceeds do not constitute excluded assets under clause (i) above. Assets not transferred upon the close of the sale with Majestic will continue to serve as collateral after the sale.



  LEGAL MATTERS



     Central City Litigation -- On or about May 25, 2001, City of Central, Colorado ("Central City"), and certain businesses claiming to do business in Central City commenced an action, Civil Action No. 01-D-0964, in the United States District Court for the District of Colorado against the City of Black Hawk, Colorado ("Black Hawk"), certain companies alleged to do business in or about Black Hawk and various individuals.



     101 Main Street Limited Liability Company ("101 Main"), a wholly owned subsidiary of Fitzgeralds Black Hawk, Inc.-II, was named defendant in the action. The claims against all defendants, including 101 Main, are predicated on 15 U.S.C. section 1 (Restraint of Trade), 15 U.S.C. section 2 (Monopolization), 15 U.S.C. section 2 (Attempted Monopolization), Colorado Revised Statute section 6-4-104 (Restraint of Trade), violation of Colorado Revised Statute section 6-4-105 (Monopolization), Colorado Revised Statute section 6-4-105 (Attempted Monopolization), 18 U.S.C. section 1962 (Racketeering), Colorado Revised Statute section 18-17-104 (Colorado Organized Crime Control Act), intentional interference with prospective economic advantage, civil conspiracy, tortuous interference with contractual relations and inducing breach of contract. The plaintiffs in the action are seeking judgment by jury against all defendants for an amount in excess of $100.0 million. The principal cause of the action relating to 101 Main is that the defendants, including 101 Main Street Limited Liability Company, engaged in certain conduct to prevent the construction of a highway defined as the "Southern Access Road" that would provide access to travelers directly to Central City from Interstate 70 instead of requiring passage through Black Hawk.



     The complaint was filed after the commencement of the Bankruptcy Cases, and 101 Main has asserted that the action was commenced in violation of the automatic stay, Section 362(a) of the Bankruptcy Code. On June 21, 2001, the Parent filed a Notice of Pending Bankruptcy Cases and Existence of the Automatic Stay.

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


     101 Main then obtained an order to show cause why Plaintiffs and their attorneys should not be held in contempt. Before the hearing, Plaintiffs amended the complaint to omit 101 Main as a defendant, and Plaintiffs filed two motions with the Bankruptcy Court, which sought (i) leave to file a late claim in the 101 Main bankruptcy case and (ii) relief from the automatic stay to add 101 Main as a party defendant to the amended complaint. The amended complaint sought damages, in an amount alleged to exceed $300,000,000, against the defendants for, among other matters, RICO and conspiracy.



     At a December 10, 2001 hearing, the Bankruptcy Court found that Plaintiffs had violated the automatic stay and denied Plaintiffs' motion for leave to file a late claim with the Bankruptcy Court. Furthermore, at this hearing the Bankruptcy Court denied Plaintiffs' motion for relief from the automatic stay to add 101 Main as a party defendant to the amended complaint, although it did allow Plaintiffs to obtain discovery from 101 Main, its agents and representatives in conjunction with the prosecution of the amended complaint against other named defendants. On March 28, 2002, the Bankruptcy Court entered its orders in this regard, which orders are now final and non-appealable.



     Other Legal Matters -- The Properties are a party to various lawsuits relating to routine matters incidental to its business. Except as noted below, the Properties do not believe that the outcome of such litigation, individually or in the aggregate, will have any material adverse effect on its financial condition.



     Reliance -- From April 1, 1998 through September 30, 1999, the Properties' general liability insurance and worker's compensation insurance carrier was Reliance Insurance Company ("Reliance"). On May 29, 2001, a Pennsylvania court placed Reliance under the control of the Pennsylvania Insurance Department for rehabilitation. Thereafter, on October 3, 2001, the Reliance Insurance Company was declared insolvent and placed under an order of liquidation by the Pennsylvania Commonwealth Court at the request of the Pennsylvania Insurance Department. The Properties have not incurred any material amounts for liability claims or workers compensation claims that would be subject to reimbursement by Reliance.



     However, the statute of limitation has not expired for filing claims and it is unclear at this time what the insurance coverage would be from Reliance, if any, in the event that a future claim is filed that would be large enough to result in an insurance reimbursement from Reliance, or if there is insurance coverage for an existing claim that is currently under the threshold level for reimbursement, but increases in the future to an amount eligible for reimbursement. The reimbursement threshold per claim is $25,000 and $100,000 for liability claims and worker compensation claims, respectively. At the present time, the Properties are unable to determine what effect this action may have on liability and worker's compensation claims which arose during the coverage period for which Reliance was the Properties' insurance carrier or whether any limitations on coverage would have a material adverse effect on the Properties' financial condition.



     Holiday Inn -- Upon notification by Majestic of its intent to not enter into a new franchise agreement with Holiday Inn Franchising, Inc. ("Inns"), the Parent filed a motion with the Bankruptcy Court on October 26, 2001 to remove its pre-petition franchise and other agreements with Inns from the list of agreements to be assumed and assigned to Majestic. On October 26, 2001, the Bankruptcy Court granted the motion. Since the transactions contemplated by the Purchase Agreement were consummated on December 6, 2001, the Parent believes Inns will assert an unsecured claim in the Bankruptcy Cases based upon the liquidated damages provision of the franchise agreement (approximately $1.6 million). While the Parent would contest the allowance of such a claim by the Bankruptcy Court, the Parent cannot predict the Bankruptcy Court's ultimate resolution of such a claim.



14.  SEGMENT INFORMATION



     Until December 6, 2001, the Properties owned and operated three Fitzgeralds casino-hotels: downtown Las Vegas, Nevada; Tunica, Mississippi; and Black Hawk, Colorado. The Properties identify their business in

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

three segments based on geographic location. The Properties market in each of their segments primarily to middle-market customers, emphasizing their Fitzgeralds brand and their "Fitzgeralds Irish Luck" theme. The major products offered in each segment are as follows: casino, hotel (except for Fitzgeralds Black Hawk) and food and beverage.

     The accounting policies of each business segment are the same as those described in the summary of significant accounting policies. There are minimal inter-segment sales. The Properties evaluate business segment performance based on EBITDA (defined below). Corporate costs are allocated to the business segment through management fees.

     Assets are principally cash and cash equivalents, property and equipment and goodwill related to the acquisition of the remaining 78% membership interest in 101 Main Street Limited Liability Company. No single customer accounts for more than 10% of revenue.


     A summary of the Properties' operations by business segment for 1999, 2000 and 2001 is presented below:



                                                                                  FOR THE
                                                                             PERIOD JANUARY 1,
                                                   YEAR ENDED DECEMBER 31,     2001 THROUGH
                                                   -----------------------      DECEMBER 6,
                                                      1999         2000            2001
                                                   ----------   ----------   -----------------
                                                                 (IN THOUSANDS)
Net operating revenues:
  Fitzgeralds Las Vegas..........................   $ 50,910     $ 52,139        $ 49,435
  Fitzgeralds Tunica.............................     69,582       75,062          76,713
  Fitzgeralds Black Hawk.........................     32,284       32,537          31,511
                                                    --------     --------        --------
     Total.......................................   $152,776     $159,738        $157,659
                                                    ========     ========        ========
Income (loss) from operations:
  Fitzgeralds Las Vegas..........................   $ (1,115)    $     (7)       $(23,618)
  Fitzgeralds Tunica.............................      5,321        9,018          42,033
  Fitzgeralds Black Hawk(1)......................      7,517        6,385           7,027
                                                    --------     --------        --------
     Total.......................................   $ 11,723     $ 15,396        $ 25,442
                                                    ========     ========        ========
Reconciliation of total business segment
  operating income to combined net income (loss)
  before income tax and extraordinary item:
  Total segment operating income.................   $ 11,723     $ 15,396        $ 25,442
  Interest income................................        130          167              38
  Interest expense...............................       (210)         (71)            (40)
  Interest expense -- related party..............    (27,990)     (26,031)             --
  Other, net.....................................         99            4             (81)
                                                    --------     --------        --------
     Net income (loss) before income tax.........   $(16,248)    $(10,535)       $ 25,359
                                                    ========     ========        ========
EBITDA(2):
  Fitzgeralds Las Vegas(3).......................   $  2,594     $  3,692        $(23,618)
  Fitzgeralds Tunica.............................     11,553       15,253          42,198
  Fitzgeralds Black Hawk.........................      9,303        8,138           7,027
                                                    --------     --------        --------
     Total.......................................   $ 23,450     $ 27,083        $ 25,607
                                                    ========     ========        ========

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                                                                                  FOR THE
                                                                             PERIOD JANUARY 1,
                                                   YEAR ENDED DECEMBER 31,     2001 THROUGH
                                                   -----------------------      DECEMBER 6,
                                                      1999         2000            2001
                                                   ----------   ----------   -----------------
                                                                 (IN THOUSANDS)
Segment depreciation and amortization:
  Fitzgeralds Las Vegas..........................   $  3,709     $  3,698        $     --
  Fitzgeralds Tunica.............................      6,231        6,235              --
  Fitzgeralds Black Hawk.........................      1,786        1,755              --
                                                    --------     --------        --------
     Total.......................................   $ 11,726     $ 11,688        $     --
                                                    ========     ========        ========
Expenditures for additions to long-lived assets:
  Fitzgeralds Las Vegas..........................   $  1,635     $  1,619        $    249
  Fitzgeralds Tunica.............................      2,393        6,199             627
  Fitzgeralds Black Hawk.........................        687        1,518             178
                                                    --------     --------        --------
     Total.......................................   $  4,715     $  9,336        $  1,054
                                                    ========     ========        ========



                                                                 AS OF          AS OF
                                                              DECEMBER 31,   DECEMBER 6,
                                                                  2000          2001
                                                              ------------   -----------
                                                                    (IN THOUSANDS)
Segment assets:
  Fitzgeralds Las Vegas.....................................    $ 42,657       $ 1,789
  Fitzgeralds Tunica........................................      65,943        15,547
  Fitzgeralds Black Hawk....................................      38,728         5,024
                                                                --------       -------
     Total..................................................     147,328        22,360
  Less: inter-company.......................................          (8)           13
                                                                --------       -------
     Total..................................................    $147,320       $22,373
                                                                ========       =======


---------------


(1) Includes write-down of assets of $13.0 million in 2001 at Fitzgeralds Black Hawk.



(2) EBITDA is a supplemental financial measurement used by the Company in the evaluation of its gaming business and by many gaming industry analysts. EBITDA is calculated by adding depreciation and amortization expense to income from operations. At any property, EBITDA is calculated after the allocation of corporate costs. However, EBITDA should only be read in conjunction with all of the Properties' financial data summarized above and its financial statements prepared in accordance with generally accepted accounting principles ("GAAP") appearing elsewhere herein, and should not be construed as an alternative either to income from operations (as determined in accordance with GAAP) as an indication of the Properties' operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. This presentation of EBITDA may not be comparable to similarly titled measures reported by other companies.



(3) Fitzgeralds Las Vegas invested $0.8 million, $0.9 million and $0.9 million in 2001, 2000 and 1999, respectively, in FSE. Such investment was charged against earnings as a selling, general and administrative expense.

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)
           SUPPLEMENTAL COMBINING SCHEDULE -- STATEMENT OF OPERATIONS
                INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                      101 MAIN STREET
                                  FITZGERALDS        FITZGERALDS          LIMITED       ELIMINATING
                                LAS VEGAS, INC.   MISSISSIPPI, INC.    LIABILITY CO.      ENTRIES     COMBINED TOTAL
                                ---------------   -----------------   ---------------   -----------   --------------
OPERATING REVENUES:
  Casino......................    $38,129,610       $ 65,676,465        $35,122,740        $  --       $138,928,815
  Food and beverage...........      8,502,928          7,936,527          2,289,609           --         18,729,064
  Rooms.......................      8,465,897          7,827,721                 --           --         16,293,618
  Other.......................      1,808,135          1,195,908            281,164           --          3,285,207
                                  -----------       ------------        -----------        -----       ------------
         Total................     56,906,570         82,636,621         37,693,513           --        177,236,704
  Less promotional
    allowances................      5,996,339         13,054,629          5,409,080           --         24,460,048
                                  -----------       ------------        -----------        -----       ------------
         Net..................     50,910,231         69,581,992         32,284,433           --        152,776,656
                                  -----------       ------------        -----------        -----       ------------
OPERATING COSTS AND EXPENSES:
  Casino......................     19,583,057         31,027,932         13,535,985           --         64,146,974
  Food and beverage...........      7,695,608          2,929,046          1,168,417           --         11,793,071
  Rooms.......................      6,101,345          4,599,896                 --           --         10,701,241
  Other.......................        906,070            386,663            584,297           --          1,877,030
  Selling, general and
    administrative............     14,029,853         19,085,794          7,693,145                      40,808,792
  Depreciation and
    amortization..............      3,709,225          6,231,109          1,785,751           --         11,726,085
                                  -----------       ------------        -----------        -----       ------------
         Total................     52,025,158         64,260,440         24,767,595           --        141,053,193
                                  -----------       ------------        -----------        -----       ------------
INCOME (LOSS) FROM
  OPERATIONS..................     (1,114,927)         5,321,552          7,516,838                      11,723,463
OTHER INCOME (EXPENSE):
  Interest income.............         43,422             67,221             19,011           --            129,654
  Interest expense............       (120,596)           (65,291)           (24,427)          --           (210,314)
  Interest expense -- related
    party.....................     (7,951,662)       (12,722,660)        (7,315,529)          --        (27,989,851)
  Other, net..................        100,606                 --             (1,594)          --             99,012
                                  -----------       ------------        -----------        -----       ------------
INCOME (LOSS) BEFORE INCOME
  TAXES.......................     (9,043,157)        (7,399,178)           194,299           --        (16,248,036)
INCOME TAX (PROVISION)
  BENEFIT.....................             --                 --                 --           --                 --
                                  -----------       ------------        -----------        -----       ------------
NET INCOME (LOSS).............    $(9,043,157)      $ (7,399,178)       $   194,299        $  --       $(16,248,036)
                                  ===========       ============        ===========        =====       ============

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)
            SUPPLEMENTAL COMBINING SCHEDULE--STATEMENT OF CASH FLOWS
                INFORMATION FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                              101 MAIN STREET
                                          FITZGERALDS        FITZGERALDS          LIMITED       ELIMINATING
                                        LAS VEGAS, INC.   MISSISSIPPI, INC.    LIABILITY CO.      ENTRIES     COMBINED TOTAL
                                        ---------------   -----------------   ---------------   -----------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................    $(9,043,157)       $(7,399,178)       $  194,299         $           $(16,248,036)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization.....      3,709,225          6,231,109         1,785,751            --         11,726,085
    Other.............................        (59,626)                --             1,594            --            (58,032)
    (Increase) decrease in accounts
      receivable, net.................        100,735            113,972           (78,617)           --            136,090
    Increase in inventories...........        (80,012)           (23,278)          (32,376)           --           (135,666)
    (Increase) decrease in prepaid
      expenses........................       (380,727)           (54,012)           33,631            --           (401,108)
    (Increase) decrease in other
      assets..........................         41,423           (190,879)           19,365            --           (130,091)
    Increase (decrease) in accounts
      payable.........................     (1,096,585)        (1,453,520)           38,267            --         (2,511,838)
    Increase (decrease) in accrued and
      other liabilities...............       (355,418)         1,031,932          (226,009)           --            450,505
    Increase (decrease) in amounts due
      to related parties, net.........     10,196,712          5,808,510           (59,877)           --         15,945,345
                                          -----------        -----------        ----------         -----       ------------
         Net cash provided by
           operating activities.......      3,032,570          4,064,656         1,676,028            --          8,773,254
                                          -----------        -----------        ----------         -----       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets........         59,626                 --            18,100            --             77,726
  Acquisition of property and
    equipment.........................     (1,568,093)        (2,090,648)         (686,847)           --         (4,345,588)
                                          -----------        -----------        ----------         -----       ------------
         Net cash used in investing
           activities.................     (1,508,467)        (2,090,648)         (668,747)           --         (4,267,862)
                                          -----------        -----------        ----------         -----       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt.........     (1,511,339)          (891,606)         (572,677)           --         (2,975,622)
                                          -----------        -----------        ----------         -----       ------------
         Net cash used in financing
           activities.................     (1,511,339)          (891,606)         (572,677)           --         (2,975,622)
                                          -----------        -----------        ----------         -----       ------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS.........................         12,764          1,082,402           434,604            --          1,529,770
CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR.............................      3,113,838          4,104,073         1,530,344            --          8,748,255
                                          -----------        -----------        ----------         -----       ------------
CASH AND CASH EQUIVALENTS, END OF
  YEAR................................    $ 3,126,602        $ 5,186,475        $1,964,948         $  --       $ 10,278,025
                                          ===========        ===========        ==========         =====       ============

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.
                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)
          SUPPLEMENTAL COMBINING SCHEDULE -- BALANCE SHEET INFORMATION
                              AT DECEMBER 31, 2000


                                                                       101 MAIN STREET
                                   FITZGERALDS        FITZGERALDS          LIMITED       ELIMINATING     COMBINED
                                 LAS VEGAS, INC.   MISSISSIPPI, INC.    LIABILITY CO.      ENTRIES        TOTAL
                                 ---------------   -----------------   ---------------   -----------   ------------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....   $  1,068,324       $    684,394        $ 1,087,293      $            $  2,840,011
  Prepaid expenses:............                                                                 --
    Gaming taxes...............        237,196             28,185                 --            --          265,381
    Other......................        133,269            176,266             56,777            --          366,312
                                  ------------       ------------        -----------      --------     ------------
         Total current
           assets..............      1,438,789            888,845          1,144,070            --        3,471,704
                                  ------------       ------------        -----------      --------     ------------
OTHER ASSETS:
  Net assets held for sale.....     40,704,997         65,054,132         37,583,761            --      143,342,890
  Restricted cash..............        500,000                 --                 --            --          500,000
  Long-term accounts
    receivable -- related
    parties....................         13,033                 --                 --        (7,724)(a)        5,309
                                  ------------       ------------        -----------      --------     ------------
         Total other assets....     41,218,030         65,054,132         37,583,761        (7,724)     143,848,199
                                  ------------       ------------        -----------      --------     ------------
TOTAL..........................   $ 42,656,819       $ 65,942,977        $38,727,831      $ (7,724)    $147,319,903
                                  ============       ============        ===========      ========     ============

                                     LIABILITIES AND STOCKHOLDER'S DEFICIENCY
LIABILITIES NOT SUBJECT TO
  COMPROMISE
CURRENT LIABILITIES:
  Payroll and related..........   $    118,409       $    305,652        $    67,194      $     --     $    491,255
                                  ------------       ------------        -----------      --------     ------------
         Total liabilities not
           subject to
           compromise..........        118,409            305,652             67,194            --          491,255
LIABILITIES SUBJECT TO
  COMPROMISE...................     88,396,939         96,492,176         40,992,105        (7,724)(b)  225,873,496
                                  ------------       ------------        -----------      --------     ------------
         Total liabilities.....     88,515,348         96,797,828         41,059,299        (7,724)     226,364,751
                                  ------------       ------------        -----------      --------     ------------
STOCKHOLDER'S DEFICIENCY.......    (45,858,529)       (30,854,851)        (2,331,468)           --      (79,044,848)
                                  ------------       ------------        -----------      --------     ------------
TOTAL..........................   $ 42,656,819       $ 65,942,977        $38,727,831      $ (7,724)    $147,319,903
                                  ============       ============        ===========      ========     ============


---------------


(a) To eliminate intercompany accounts and notes receivable.


(b) To eliminate intercompany accounts and notes payable.

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

         FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC. AND
                   101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)

           SUPPLEMENTAL COMBINING SCHEDULE -- STATEMENT OF OPERATIONS
                INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                 101 MAIN STREET
                             FITZGERALDS        FITZGERALDS          LIMITED       ELIMINATING     COMBINED
                           LAS VEGAS, INC.   MISSISSIPPI, INC.    LIABILITY CO.      ENTRIES        TOTAL
                           ---------------   -----------------   ---------------   -----------   ------------
OPERATING REVENUES:
  Casino.................    $38,476,427        $73,506,899        $36,793,529        $  --      $148,776,855
  Food and beverage......      8,541,003          8,658,645          2,386,565           --        19,586,213
  Rooms..................      8,452,168          8,147,904                 --           --        16,600,072
  Other..................      2,246,343            977,444            306,245           --         3,530,032
                             -----------        -----------        -----------        -----      ------------
          Total..........     57,715,941         91,290,892         39,486,339           --       188,493,172
     Less promotional
       allowances........      5,576,597         16,229,247          6,949,780           --        28,755,624
                             -----------        -----------        -----------        -----      ------------
          Net............     52,139,344         75,061,645         32,536,559           --       159,737,548
                             -----------        -----------        -----------        -----      ------------
OPERATING COSTS AND
  EXPENSES:
  Casino.................     19,945,222         34,163,968         15,004,089           --        69,113,279
  Food and beverage......      7,487,388          3,241,141            780,436           --        11,508,965
  Rooms..................      6,672,465          4,231,886                 --           --        10,904,351
  Other..................        756,129            377,204            583,849           --         1,717,182
  Selling, general and
     administrative......     13,586,618         17,757,582          8,026,758                     39,370,958
  Depreciation and
     amortization........      3,698,468          6,234,911          1,754,585           --        11,687,964
  Reorganization items...             --             37,015              1,952           --            38,967
                             -----------        -----------        -----------        -----      ------------
          Total..........     52,146,290         66,043,707         26,151,669           --       144,341,666
                             -----------        -----------        -----------        -----      ------------
INCOME (LOSS) FROM
  OPERATIONS.............         (6,946)         9,017,938          6,384,890                     15,395,882
OTHER INCOME (EXPENSE):
  Interest income........         49,433             88,699             29,314           --           167,446
  Interest expense.......        (52,923)           (16,561)            (1,898)          --           (71,382)
  Interest expense --
     related party.......     (7,386,790)       (11,848,387)        (6,795,846)                   (26,031,023)
  Other, net.............         48,943            (44,450)                --                          4,493
                             -----------        -----------        -----------        -----      ------------
NET LOSS.................    $(7,348,283)       $(2,802,761)       $  (383,540)       $  --      $(10,534,584)
                             ===========        ===========        ===========        =====      ============

                    HISTORICAL COMBINED FINANCIAL STATEMENTS

         FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC. AND
                   101 MAIN STREET LIMITED LIABILITY COMPANY
                            (DEBTORS-IN-POSSESSION)
         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)

           SUPPLEMENTAL COMBINING SCHEDULE -- STATEMENT OF CASH FLOWS
                INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                           101 MAIN STREET
                                       FITZGERALDS        FITZGERALDS          LIMITED       ELIMINATING     COMBINED
                                     LAS VEGAS, INC.   MISSISSIPPI, INC.    LIABILITY CO.      ENTRIES        TOTAL
                                     ---------------   -----------------   ---------------   -----------   ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss.........................    $(7,348,283)       $(2,802,761)       $  (383,540)       $          $(10,534,584)
  Adjustments to reconcile net loss
    to net cash provided by
    operating activities:
    Depreciation and
      amortization.................      3,698,468          6,234,911          1,754,585           --        11,687,964
    Reorganization items incurred
      in connection with Chapter 11
      and related legal
      proceedings..................             --             37,015              1,952           --            38,967
    Other..........................         (7,963)            44,450                 --           --            36,487
    (Increase) decrease in accounts
      receivable, net..............       (295,349)           (13,680)            75,670           --          (233,359)
    (Increase) decrease in
      inventories..................        146,770            (57,423)             9,182           --            98,529
    (Increase) decrease in prepaid
      expenses.....................       (365,739)             6,734           (133,961)          --          (492,966)
    (Increase) decrease in other
      assets.......................         17,285            (14,950)          (141,363)          --          (139,028)
    Decrease in accounts payable...       (746,909)          (429,695)          (231,515)          --        (1,408,119)
    Decrease in accrued and other
      liabilities..................       (232,349)        (1,864,197)           (28,432)          --        (2,124,978)
    Increase in amounts due to
      related parties, net.........      7,599,558          6,067,908          1,466,808                     15,134,274
    Increase in liabilities subject
      to compromise................         33,677             65,267              7,733                        106,677
                                       -----------        -----------        -----------        -----      ------------
    Net cash provided by operating
      activities before
      reorganization items.........      2,499,166          7,273,579          2,397,119           --        12,169,864
    Reorganization items incurred
      in connection with Chapter 11
      and related legal
      proceedings..................             --            (37,015)            (1,952)          --           (38,967)
                                       -----------        -----------        -----------        -----      ------------
         Net cash provided by
           operating activities....      2,499,166          7,236,564          2,395,167           --        12,130,897
                                       -----------        -----------        -----------        -----      ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Proceeds from sale of assets.....          7,963                 --                500           --             8,463
  Acquisition of property and
    equipment......................     (1,250,139)        (6,243,359)        (1,518,444)          --        (9,011,942)
                                       -----------        -----------        -----------        -----      ------------
         Net cash used in investing
           activities..............     (1,242,176)        (6,243,359)        (1,517,944)          --        (9,003,479)
                                       -----------        -----------        -----------        -----      ------------

                                                                           101 MAIN STREET
                                       FITZGERALDS        FITZGERALDS          LIMITED       ELIMINATING     COMBINED
                                     LAS VEGAS, INC.   MISSISSIPPI, INC.    LIABILITY CO.      ENTRIES        TOTAL
                                     ---------------   -----------------   ---------------   -----------   ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Repayment of long-term debt......       (232,872)          (220,688)                --           --          (453,560)
                                       -----------        -----------        -----------        -----      ------------
         Net cash used in financing
           activities..............       (232,872)          (220,688)                --           --          (453,560)
                                       -----------        -----------        -----------        -----      ------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS......................      1,024,118            772,517            877,223           --         2,673,858
CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR................      3,126,602          5,186,475          1,964,948           --        10,278,025
INCREASE IN CASH AND CASH
  EQUIVALENTS INCLUDED IN NET
  ASSETS HELD FOR SALE.............     (3,082,396)        (5,274,598)        (1,754,878)          --       (10,111,872)
                                       -----------        -----------        -----------        -----      ------------
CASH AND CASH EQUIVALENTS, END OF
  YEAR.............................    $ 1,068,324        $   684,394        $ 1,087,293        $  --      $  2,840,011
                                       ===========        ===========        ===========        =====      ============

                    HISTORICAL COMBINED FINANCIAL STATEMENTS



           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.


                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY


                            (DEBTORS-IN-POSSESSION)


         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)



          SUPPLEMENTAL COMBINING SCHEDULE -- BALANCE SHEET INFORMATION


                              AT DECEMBER 6, 2001



                                                                         101 MAIN STREET
                                     FITZGERALDS        FITZGERALDS          LIMITED       ELIMINATING      COMBINED
                                   LAS VEGAS, INC.   MISSISSIPPI, INC.    LIABILITY CO.      ENTRIES         TOTAL
                                   ---------------   -----------------   ---------------   -----------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......   $    726,021        $ 2,388,390        $  648,155        $            $  3,762,566
  Accounts receivable, net.......          3,963            192,532            29,000                          225,495
  Prepaid expenses:
    Gaming taxes.................        783,392             32,360             1,838                          817,590
    Other........................        275,749            309,651           194,838                          780,238
                                    ------------        -----------        ----------        -------      ------------
      Total current assets.......      1,789,125          2,922,933           873,831             --         5,585,889
                                    ------------        -----------        ----------        -------      ------------
OTHER ASSETS:
  Accounts receivable -- related
    parties......................             --         12,599,516         4,149,702         13,076(a)     16,762,294
  Other assets...................             --             25,000                --                           25,000
                                    ------------        -----------        ----------        -------      ------------
      Total other assets.........             --         12,624,516         4,149,702         13,076        16,787,294
                                    ------------        -----------        ----------        -------      ------------
TOTAL............................   $  1,789,125        $15,547,449        $5,023,533        $13,076      $ 22,373,183
                                    ============        ===========        ==========        =======      ============

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES NOT SUBJECT TO
  COMPROMISE
CURRENT LIABILITIES:
  Accounts payable...............   $    166,073        $        --        $       --        $            $    166,073
  Due to Majestic................      2,405,289          1,716,150          (321,439)                       3,800,000
  Accrued and other:
    Payroll and related..........        204,835            486,628           227,680                          919,143
    Other........................         76,034             98,912            89,786                          264,732
                                    ------------        -----------        ----------        -------      ------------
      Total current
         liabilities.............      2,852,231          2,301,690            (3,973)            --         5,149,948
                                    ------------        -----------        ----------        -------      ------------
NOTE PAYABLE -- RELATED PARTY....        215,749                 --                --         13,076(a)        228,825
                                    ------------        -----------        ----------        -------      ------------
      Total liabilities not
         subject to compromise...      3,067,980          2,301,690            (3,973)        13,076         5,378,773
LIABILITIES SUBJECT TO
  COMPROMISE.....................     68,245,167          2,071,002           364,293                       70,680,462
                                    ------------        -----------        ----------        -------      ------------
      Total liabilities..........     71,313,147          4,372,692           360,320         13,076        76,059,235
                                    ------------        -----------        ----------        -------      ------------
STOCKHOLDER'S DEFICIENCY.........    (69,524,022)        11,174,757         4,663,213             --       (53,686,052)
                                    ------------        -----------        ----------        -------      ------------
TOTAL............................   $  1,789,125        $15,547,449        $5,023,533        $13,076      $ 22,373,183
                                    ============        ===========        ==========        =======      ============


---------------


(a) To eliminate intercompany accounts and notes receivable/payable.

                    HISTORICAL COMBINED FINANCIAL STATEMENTS



           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.


                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY


                            (DEBTORS-IN-POSSESSION)


         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)



           SUPPLEMENTAL COMBINING SCHEDULE -- STATEMENT OF OPERATIONS


    INFORMATION FOR THE PERIOD FROM JANUARY 1, 2001 THROUGH DECEMBER 6, 2001



                                                                            101 MAIN STREET
                                        FITZGERALDS        FITZGERALDS          LIMITED       ELIMINATING     COMBINED
                                      LAS VEGAS, INC.   MISSISSIPPI, INC.    LIABILITY CO.      ENTRIES        TOTAL
                                      ---------------   -----------------   ---------------   -----------   ------------
OPERATING REVENUES:
  Casino............................   $ 37,401,549       $ 77,462,357       $ 35,806,661                   $150,670,567
  Food and beverage.................      7,619,373          8,480,323          2,265,547                     18,365,243
  Rooms.............................      7,421,444          7,620,756                 --                     15,042,200
  Other.............................      2,150,660          1,114,620            280,058                      3,545,338
                                       ------------       ------------       ------------         ---       ------------
      Total.........................     54,593,026         94,678,056         38,352,266          --        187,623,348
Less promotional allowances.........      5,157,564         17,965,548          6,840,890                     29,964,002
                                       ------------       ------------       ------------         ---       ------------
      Net...........................     49,435,462         76,712,508         31,511,376          --        157,659,346
                                       ------------       ------------       ------------         ---       ------------
OPERATING COSTS AND EXPENSES:
  Casino............................     19,802,333         35,536,411         14,419,043                     69,757,787
  Food and beverage.................      6,692,684          3,041,117            891,216                     10,625,017
  Rooms.............................      6,357,318          3,461,234                 --                      9,818,552
  Other.............................        582,166            440,179            634,920                      1,657,265
  Selling, general and
    administrative..................     13,792,262         16,194,550          7,865,398          --         37,852,210
  Depreciation and amortization.....             --                 --                 --                             --
  Reorganization items..............     25,826,705        (23,994,013)       (12,331,767)                   (10,499,075)
  Write-down of assets..............                                           13,005,582                     13,005,582
                                       ------------       ------------       ------------         ---       ------------
      Total.........................     73,053,468         34,679,478         24,484,392          --        132,217,338
                                       ------------       ------------       ------------         ---       ------------
INCOME (LOSS) FROM OPERATIONS.......    (23,618,006)        42,033,030          7,026,984          --         25,442,008
OTHER INCOME (EXPENSE)
  Interest income...................         38,407                 --                 --                         38,407
  Interest expense..................        (34,637)            (5,322)                --                        (39,959)
  Other, net........................        (51,258)             1,900            (32,302)         --            (81,660)
                                       ------------       ------------       ------------         ---       ------------
NET INCOME (LOSS)...................   $(23,665,494)      $ 42,029,608       $  6,994,682         $--       $ 25,358,796
                                       ============       ============       ============         ===       ============

                    HISTORICAL COMBINED FINANCIAL STATEMENTS



           FITZGERALDS LAS VEGAS, INC., FITZGERALDS MISSISSIPPI, INC.


                 AND 101 MAIN STREET LIMITED LIABILITY COMPANY


                            (DEBTORS-IN-POSSESSION)


         (WHOLLY OWNED SUBSIDIARIES OF FITZGERALDS GAMING CORPORATION)



           SUPPLEMENTAL COMBINING SCHEDULE -- STATEMENT OF CASH FLOWS


    INFORMATION FOR THE PERIOD FROM JANUARY 1, 2001 THROUGH DECEMBER 6, 2001



                                                                                     101 MAIN STREET
                                                 FITZGERALDS        FITZGERALDS          LIMITED       ELIMINATING     COMBINED
                                               LAS VEGAS, INC.   MISSISSIPPI, INC.    LIABILITY CO.      ENTRIES        TOTAL
                                               ---------------   -----------------   ---------------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................   $(23,665,494)      $ 42,029,608       $  6,994,682         $--       $ 25,358,796
Adjustments to reconcile net income (loss) to
  net cash used in operating activities
Write-down of assets.........................             --                 --         13,005,582                     13,005,582
(Gain) loss on sale of assets to Majestic....     25,290,831        (24,079,205)       (12,333,437)                   (11,121,811)
Reorganization items incurred in connection
  with Chapter 11 and related legal
  proceedings................................        535,874             85,192              1,670                        622,736
Other........................................         89,632             (1,900)            28,707          --            116,439
(Increase) decrease in accounts receivable,
  net........................................         36,093            (24,085)           (54,079)                       (42,071)
Decrease in amounts due to related parties,
  net........................................     (8,418,141)       (22,898,876)        (9,087,324)         --        (40,404,341)
(Increase) decrease in inventories...........         66,699             28,960            (29,611)                        66,048
(Increase) decrease in prepaid expenses......        424,323            (65,417)          (102,921)                       255,985
(Increase) decrease in other assets..........         34,204             (7,089)                --                         27,115
Increase (decrease) in accounts payable......        799,009           (451,016)          (107,187)                       240,806
Increase (decrease) in due to Majestic.......      2,405,290          1,716,150           (321,440)                     3,800,000
Increase (decrease) in liabilities subject to
  compromise.................................         16,298            125,805              7,732                        149,835
Increase (decrease) in accrued and other
  liabilities................................        (87,589)           756,736            (44,678)                       624,469
                                                ------------       ------------       ------------         ---       ------------
Net cash used in operating activities before
  reorganizational items.....................     (2,472,971)        (2,785,137)        (2,042,304)                    (7,300,412)
Reorganization items:
Interest received on cash accumulated because
  of the bankruptcy proceedings..............             --            119,848             51,594                        171,442
Professional fees paid for services rendered
  in connection with the bankruptcy
  proceedings................................        (25,128)                --            (13,264)                       (38,392)
Other reorganization items incurred in
  connection with Chapter 11 and related
  legal proceedings..........................       (510,746)          (205,040)           (40,000)                      (755,786)
                                                ------------       ------------       ------------         ---       ------------
Net cash used in operating activities........     (3,008,845)        (2,870,329)        (2,043,974)         --         (7,923,148)
                                                ------------       ------------       ------------         ---       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of assets................             --                 --             28,250                         28,250
Acquisition of property and equipment........       (248,581)          (627,258)          (178,292)                    (1,054,131)
                                                ------------       ------------       ------------         ---       ------------
Net cash used in investing activities........       (248,581)          (627,258)          (150,042)         --         (1,025,881)
                                                ------------       ------------       ------------         ---       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt..................       (167,273)           (73,015)                --                       (240,288)
                                                ------------       ------------       ------------         ---       ------------
Net cash used in financing activities........       (167,273)           (73,015)                --          --           (240,288)
                                                ------------       ------------       ------------         ---       ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS....     (3,424,699)        (3,570,602)        (2,194,016)                    (9,189,317)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.....................................      1,068,324            684,394          1,087,293                      2,840,011
INCREASE IN CASH AND CASH EQUIVALENTS
  INCLUDED IN NET ASSETS HELD FOR SALE.......      3,082,396          5,274,598          1,754,878                     10,111,872
                                                ------------       ------------       ------------         ---       ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....   $    726,021       $  2,388,390       $    648,155         $--       $  3,762,566
                                                ============       ============       ============         ===       ============

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        MAJESTIC INVESTOR HOLDINGS, LLC

                        MAJESTIC INVESTOR CAPITAL CORP.

                               OFFER TO EXCHANGE
                     11.653% SENIOR SECURED NOTES DUE 2007,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                          FOR ANY AND ALL OUTSTANDING
                       11.653% SENIOR SECURED NOTES 2007

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                          , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

MAJESTIC INVESTOR HOLDINGS, LLC

     Majestic Investor Holdings, LLC is a limited liability company organized under the laws of the State of Delaware. We are empowered by Section 18-108 of the Delaware Limited Liability Company Act (the "Act"), subject to the procedures and limitations set forth in our limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any an all claims and demands whatsoever.

     Section 10 of our limited liability company agreement provides that we shall indemnify any manager, and may indemnify any of our employees or agents and any employees or agents of any manager, who was or is a party, or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (other than an action by us or in our right), by reason that he is or was a manager, employee or agent of us or any manager, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, but only if he acted in good faith, without gross negligence, and in a manner that such person reasonably believed to be in our best interests, and, with respect to a criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. To the extent that a manager, employee or agent of us (or of the manager) is successful in defending an action, suit or proceeding discussed above, or in defending any claim, issue or other matter in the action, suit or proceeding, he shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification described above. We will make such mandatory indemnification only upon a determination that the person to be indemnified has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement, which shall be made in good faith by our member. Notwithstanding the foregoing, we will not provide indemnification to any person for, or in connection with,
(a) the receipt of a financial benefit to which such person is not entitled, (b) voting for or asserting to a distribution to members in violation of our limited liability company agreement or the Act, (c) certain proscribed actions set forth in our limited liability company agreement, or (d) a knowing violation of law.

MAJESTIC INVESTOR CAPITAL CORP.

     Majestic Investor Capital Corp. is a corporation organized under the laws of the State of Delaware. We are empowered by Section 145 of the Delaware General Corporation Law (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually incurred by him in connection with such action, suit or proceeding, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We are required by Section 145 to indemnify any person against reasonable expenses (including attorneys' fees) actually incurred by him in connection with an action, suit or proceeding in which he is a party because he is or was a director, officer, employee or agent of the company or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, if he has been successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Section 145 also allows a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of
Section 145.

In addition, Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

     Article Eight of our charter provides that we shall indemnify and hold harmless all of our officers and directors and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the DGCL. We maintain directors and officers insurance covering them for certain liabilities, including liabilities under the securities laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
--------                     ----------------------
 1.1      Purchase Agreement, dated as of November 30, 2001, by and
          among Majestic Investor, LLC, Majestic Investor Holdings,
          LLC, Majestic Investor Capital Corp., Barden Nevada Gaming,
          LLC, Barden Mississippi Gaming, LLC, Barden Colorado Gaming,
          LLC and Jefferies & Company, Inc.*
 2.1      Purchase and Sale Agreement dated as of November 22, 2000, by and among Majestic Investor, LLC, Fitzgeralds Las Vegas,
          Inc., 101 Main Street Limited Liability Company, Fitzgeralds
          Mississippi, Inc., Fitzgeralds Gaming Corporation and
          certain affiliates of the foregoing parties.*
 2.2      First Amendment to Purchase and Sale Agreement dated as of
          December 4, 2000 by and among Majestic Investor, LLC,
          Fitzgeralds Las Vegas, Inc., 101 Main Street Limited
          Liability Company, Fitzgeralds Mississippi, Inc.,
          Fitzgeralds Gaming Corporation and certain affiliates of the foregoing parties.*
 2.3      Second Amendment to Purchase and Sale Agreement dated as of
          November 1, 2001, by and among Majestic Investor Holdings,
          LLC, Majestic Investor, LLC, Barden Nevada Gaming, LLC,
          Barden Mississippi Gaming, LLC, Barden Colorado Gaming, LLC,
          Fitzgeralds Las Vegas, Inc., 101 Main Street Limited
          Liability Company, Fitzgeralds Mississippi, Inc. and
          Fitzgeralds Gaming Corporation.*
 3.1      Certificate of Formation of Majestic Investor Holdings,
          LLC.*
 3.2      Limited Liability Company Agreement of Majestic Investor
          Holdings, LLC dated September 25, 2001.*
 3.3      Certificate of Incorporation of Majestic Investor Capital
          Corp.*
 3.4      By-laws of Majestic Investor Capital Corp.*
 3.5      Amended and Restated Articles of Organization of Barden
          Colorado Gaming, LLC.*
 3.6      Operating Agreement of Barden Colorado Gaming, LLC.*
 3.7      Certificate of Formation of Barden Mississippi Gaming, LLC.*
 3.8      Certificate of Amendment to Certificate of Formation of
          Barden Mississippi Gaming, LLC, filed October 17, 2001.*
 3.9      Certificate of Amendment to Certificate of Formation of
          Barden Mississippi Gaming, LLC, filed September 25, 2001.*
 3.10     Amended and Restated Operating Agreement of Barden
          Mississippi Gaming, LLC.*
 3.11     Articles of Organization of Barden Nevada Gaming, LLC.*
 3.12     Certificate of Amendment of the Articles of Organization of
          Barden Nevada Gaming, LLC.*
 3.13     Operating Agreement of Barden Nevada Gaming, LLC.*
 4.1      Indenture, dated as of December 6, 2001, between Majestic
          Investor Holdings, LLC and Majestic Investor Capital Corp.,
          as issuers, Barden Colorado Gaming, LLC, Barden Mississippi
          Gaming, LLC and Barden Nevada Gaming, LLC, as subsidiary
          guarantors, and The Bank of New York, as Trustee.*

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
--------                     ----------------------
 4.1.1    Indenture, dated as of December 6, 2001, between Majestic
          Investor Holdings, LLC, Majestic Investor Capital Corp., as
          issuers, Barden Colorado Gaming, LLC, Barden Mississippi
          Gaming, LLC and Barden Nevada Gaming, LLC, as guarantors,
          and Jefferies & Company, Inc.*
 4.2      Registration Rights Agreement dated as of December 6, 2001, among Majestic Investor Holdings, LLC, Majestic Investor
          Capital Corp., Barden Colorado Gaming, LLC, Barden
          Mississippi Gaming, LLC and Barden Nevada Gaming, LLC, as
          guarantors, and Jefferies & Company, Inc.*
 4.3      Guarantee, dated as of December 6, 2001 of Barden
          Mississippi Gaming, LLC, Barden Colorado Gaming, LLC and
          Barden Nevada Gaming, LLC.*
 4.4      Pledge and Security Agreement dated as of December 6, 2001, by and among Majestic Investor Holdings, LLC, Majestic
          Investor Capital Corp., Barden Colorado Gaming, LLC, Barden
          Mississippi Gaming, LLC, Barden Nevada Gaming, LLC, and The
          Bank of New York.*
 4.5      Pledge Agreement dated as of December 6, 2001, by and
          between Majestic Investor, LLC and The Bank of New York.*
 4.6      Trademark Security Agreement dated as of December 6, 2001, by and among Majestic Investor Holdings, LLC, Majestic
          Investor Capital Corp., Barden Colorado Gaming, LLC, Barden
          Mississippi Gaming, LLC, Barden Nevada Gaming, LLC and The
          Bank of New York.*
 4.6.1    Trademark Security Agreement dated as of December 6, 2001, by and among Majestic Investor Holdings, LLC, Majestic
          Investor Capital Corp., Barden Colorado Gaming, LLC, Barden
          Mississippi Gaming, LLC, Barden Nevado Gaming, LLC and the
          Bank of New York.**
 4.7      First Preferred Vessel Mortgage, dated as of December 6,
          2001, by and between Barden Mississippi, LLC and The Bank of
          New York.*
 4.8      Deed of Trust, Security Agreement and Fixture Filing with
          Financing Statement and Assignment of Rents by and among
          Barden Mississippi Gaming, LLC as Trustor, Jim B. Tohill as
          Trustee and The Bank of New York as Beneficiary, dated as of
          December 6, 2001.*
 4.9      Deed of Trust, Security Agreement and Fixture Filing with
          Assignment of Rents by and among Barden Nevada Gaming, LLC as Trustor, Fidelity National Title Agency of Nevada, Inc.
          as Trustee, and The Bank of New York as Beneficiary, dated as of December 6, 2001.*
 4.10     Deed of Trust, Security Agreement and Fixture Filing with
          Assignment of Rents by and among Barden Colorado Gaming, LLC as Trustor, The Public Trustee of the County of Gilpin,
          State of Colorado as Trustee, and The Bank of New York as
          Beneficiary, dated as of December 6, 2001.*
 4.11     Intercreditor Agreement, dated as of December 6, 2001,
          between The Bank of New York and Foothill Capital
          Corporation.*
 4.12     Loan and Security Agreement dated as of December 6, 2001, by and among Majestic Investor Holdings, LLC, Barden Colorado
          Gaming, LLC, Barden Mississippi Gaming, LLC, Barden Nevada
          Gaming, LLC and Foothill Capital Corporation.*
 4.12.1   Loan and Security Agreement dated as of December 6, 2001, by
          Majestic Investor, LLC, Fitzgeralds Las Vegas, Inc., 101
          Main Street Limited Liability Company, Fitzgeralds
          Mississippi, Inc., Fitzgeralds Gaming Corporation and
          certain affiliates of the foregoing parties dated as
          November 22, 2000.*
 4.13     General Continuing Guaranty dated as of December 6, 2001, by
          Majestic Investor Holdings, LLC, Majestic Investor Capital
          Corp., Barden Colorado Gaming, LLC, Barden Mississippi
          Gaming, LLC and Barden Nevada Gaming, LLC, in favor of
          Foothill Capital Corporation.*
 4.14     Guarantor Security Agreement dated as of December 6, 2001 by
          Majestic Investor Holdings, LLC and Majestic Investor
          Capital Corp. in favor of Foothill Capital Corporation.*
 4.15     First Preferred Vessel Mortgage, dated as of December 6,
          2001, by Barden Mississippi Gaming, LLC in favor of Foothill
          Capital Corporation.*
 4.16     Deed of Trust, Security Agreement and Fixture Filing with
          Financing Statement and Assignment of Rents by and among
          Barden Mississippi Gaming, LLC as Trustor, Jim B. Tohill as
          Trustee and Foothill Capital Corporation as Beneficiary,
          dated as of December 6, 2001.*

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
--------                     ----------------------
 4.17     Deed of Trust, Security Agreement and Fixture Filing with
          Financing Statement and Assignment of Rents by and among
          Barden Nevada Gaming, LLC as Trustor, Fidelity National
          Title Agency of Nevada, Inc. as Trustee, and Foothill
          Capital Corporation as Beneficiary, dated as of December 6,
          2001.*
 4.18     Deed of Trust, Security Agreement and Fixture Filing with
          Financing Statement and Assignment of Rents by and among
          Barden Colorado Gaming, LLC as Trustor, The Public Trustee
          of the County of Gilpin, State of Colorado as Trustee, and
          Foothill Capital Corporation as Beneficiary, dated as of
          December 6, 2001.*
 4.19     Stock Pledge Agreement dated as of December 6, 2001 between
          Majestic Investor Holdings, LLC and Foothill Capital
          Corporation.*
 4.20     Guarantor Trademark Security Agreement dated as of December
          6, 2001 between Majestic Investor Holdings, LLC and Foothill
          Capital Corporation.*
 4.21     Subordination of First Referred Vessel Mortgage Upon
          Fitzgeralds Tunica (Official No. 262757).*
 4.22     Subordination Agreement dated as of December 6, 2001 by
          Barden Mississippi Gaming, LLC and The Bank of New York, in
          favor of Foothill Capital Corporation.*
 4.22.1   Subordination Agreement dated as of December 6, 2001 by
          Barden Mississippi Gaming, LLC and The Bank of New York, in
          favor of Foothill Capital Corporation.*
 4.23     Subordination Agreement dated as of December 6, 2001 by
          Barden Colorado Gaming, LLC and The Bank of New York, in
          favor of Foothill Capital Corporation.*
 4.23.1   Subordination Agreement dated as of December 6, 2001 by
          Barden Colorado Gaming, LLC and The Bank of New York, in
          favor of Foothill Capital Corporation.*
 4.24     Subordination Agreement dated as of December 6, 2001 by
          Barden Nevada Gaming, LLC and The Bank of New York, in favor of Foothill Capital Corporation.*
 4.24.1   Subordination Agreement dated as of December 6, 2001 by
          Barden Nevada Gaming, LLC and The Bank of New York, in favor of Foothill Capital Corporation.*
 5.1      Opinion of Latham & Watkins.*
 5.2      Opinion of Schreck Brignone Godfrey.*
 5.3      Opinion of Watkins Ludlam Winter & Stennis, P.A.*
 5.3.1    Opinion of Watkins Ludlam Winter & Stennis, P.A.*
 5.4      Opinion of Robinson Waters & O'Dorisio.*
 5.4.1    Opinion of Robinson Waters & O'Dorisio.*
10.1      Employment Agreement dated October 22, 2001 between Don H.
          Barden and The Majestic Star Casino, LLC.*
10.2      Employment Agreement dated October 22, 2001 between Michael
          E. Kelly and The Majestic Star Casino, LLC.*
10.3      Amended and Restated Management Agreement dated as of
          December 6, 2001, between Majestic Investor Holdings, LLC
          and Barden Development, Inc.*
10.4      Expense Reimbursement Agreement dated as of October 22, 2001 between Majestic Investor Holdings, LLC and The Majestic
          Star Casino, LLC.*
10.4.1    Expense Reimbursement Agreement dated as of October 22, 2001 between Majestic Investor Holdings, LLC and The Majestic
          Star Casino, LLC.**
10.5      Member Agreement dated as of December 6, 2001 by and among
          Majestic Investor, LLC, Majestic Investor Holdings, LLC, The
          Majestic Star Casino, LLC and Barden Development, Inc.*
10.6      Assignment of Membership Interest by and between Don H.
          Barden and Majestic Investor, LLC dated as of August 18,
          2001.*
10.7      Contribution and Assignment Agreement by and between
          Majestic Investor, LLC and Majestic Investor Holdings, LLC
          dated as of September 27, 2001.*

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
--------                     ----------------------
10.8      Lease Agreement dated September 5, 1995 by and between John
          A. Kramer, Sr., Trustee, Helen M. Kramer, Elizabeth Thatcher
          Brooks and Betty Bennett, Executrix of the estate of John
          David Kramer, as Lessor, and Fitzgeralds Las Vegas, Inc., as
          Lessee.*
10.8.1    Assignment of Ground Lease, dated December 6, 2001, by and between Fitzgeralds Las Vegas, Inc., as Assignor, and Barden
          Nevada Gaming, LLC, as Assignee.*
10.9      Lease Agreement, dated September 1, 1978, between Jewel F.
          Nolen and Julie L. Nolen, David Kramer and Betty Bennett and
          Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee.*
10.9.1    Amendment to Kramer Ground Lease, dated December 20, 1982, between Julie L. Nolen, David Kramer, Betty Bennett and
          Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee.*
10.9.2    Lease Amendment, Estoppel Certificate and Consent to
          Assignment, dated October 18, 1987, to the named recipients and between Julie L. Nolen, David Kramer, Betty Bennett and
          Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee.*
10.9.2.1  Lease Amendment, Estoppel Certificate and Consent to
          Assignment, dated October 18, 1987, to the named recipients and between Julie L. Nolen, David Kramer, Betty Bennett and
          Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee.*
10.9.3    Second Amendment to the Kramer Ground Lease, dated as of
          November 1998, by and between Fitzgeralds Las Vegas, Inc, as
          Lessee, and John A. Kramer, as Trustee, and Julie LaMoyne
          Nolen, Betty Bennett and Richard James Tinkler, as Lessors.*
10.9.4    Assignment of Ground Lease, dated December 6, 2001, by
          Fitzgeralds Las Vegas, Inc., as Assignor, and Barden Nevada
          Gaming, LLC, as Assignee.*
10.10     Lease Agreement, dated July 21, 1954, between Las Vegas
          Lodge No. 32, Free & Accepted Masons, as Lessor, and H. John
          Gluskin, as Lessee.*
10.10.1   Amendment to Lease Agreement, dated July 26, 1954, between
          Las Vegas Lodge No. 32, Free & Accepted Masons, as Lessor,
          and H. John Gluskin, as Lessee.*
10.10.2   Assignment, dated July 27, 1954.*
10.10.3   Supplemental Agreement of October 14, 1954, between Las
          Vegas Lodge No. 32, Free & Accepted Masons and H. John
          Gluskin.*
10.10.4   Assignment, dated February 2, 1955.*
10.10.5   Assignment, dated August 7, 1972.*
10.10.6   Articles of Amendment, dated June 7, 1973, between Las Vegas
          Lodge No. 32, Free & Accepted Masons, as Lessor, and
          Frederic N. Richman and The Pullman Company, d/b/a Nevada
          Building Company.*
10.10.7   Assignment dated September 1, 1973.*
10.10.8   Amendment to Masonic Lodge Ground Lease, dated December 20,
          1982.*
10.10.9   Lease Amendment, Estoppel Certificate and Consent to
          Assignment, dated October 23, 1987, to the named recipients and between Las Vegas Lodge No. 32, Free & Accepted Masons, as Lessor, and H. John Gluskin, as Lessee.*
10.10.9.1 Lease Amendment, Estoppel Certificate and Consent to
          Assignment, dated October 23, 1987 to the named recipients and between Las Vegas Lodge No. 32, Free & Accepted Masons, as Lessor, and H. John Gluskin, as Lessee.*
10.10.10  Second Amendment to Masonic Ground Lease, dated November 23,
          1998, by and between Fitzgeralds Las Vegas, Inc, as Lessee, and Las Vegas Lodge No. 32, Free and Accepted Masons of Las
          Vegas, as Lessor.*
10.10.11  Lease Amendment and Estoppel Certificates, dated December 6,
          2001 by and among Las Vegas Lodge No. 32, Free and Accepted
          Masons, as Lessor, Fitzgeralds Las Vegas, Inc., as Lessee,
          and Barden Nevada Gaming, LLC, as Successor Lessee.*
10.10.12  Assignment of Ground Lease, dated December 6, 2001, by
          Fitzgeralds Las Vegas, Inc., as Assignor, and Barden Nevada
          Gaming, LLC, as Assignee.*

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
--------                     ----------------------
10.11     Lease, dated March 4, 1976, between A.W. Ham, Jr., Trustee, under the wills of A.W. Ham and Alta M. Ham, as Lessor, and
          Nevada Building Company, as Lessee.*
10.11.1   Amendments to Ham Ground Lease, dated December 20, 1982 and
          December 30, 1982, between A.W. Ham, Jr., Trustee, as
          Lessor, and M.B. Dalitz, as Lessee.*
10.11.2   Lease Amendment, Estoppel Certificate and Consent to
          Assignment, dated October 18, 1987, to the named recipients and between A.W. Ham, Jr., Trustee, and M.B. Dalitz.*
10.11.3   Second Amendment to Ham Ground Lease, dated November 22,
          1998, by and between Fitzgeralds Las Vegas, Inc., as Lessee and Gary R. Dokter, Jacquelin Trahan-Weber, Georgia Makeever
          and Carolyn Pressman, as Lessors.*
10.11.4   Assignment of Ground Lease, dated December 6, 2001, by and between Fitzgeralds Las Vegas, Inc., as Assignor, and Barden
          Nevada Gaming, LLC, as Assignee.*
10.12     Agreement Regarding Ground Leases by and between Barden
          Nevada Gaming, LLC and The Bank of New York dated as of
          December 6, 2001.*
10.13     Agreement Regarding Ground Leases by and between Barden
          Nevada Gaming, LLC and Foothill Capital Corporation, dated as of December 6, 2001.*
12.1      Computation of Ratio of Earnings to Fixed Charges for
          Majestic Investor Holdings, LLC.*
21.1      List of Subsidiaries of Majestic Investor Holdings, LLC.*
23.1      Consent of Latham & Watkins (included as part of its opinion filed as Exhibit 5.1).*
23.2      Consent of Schreck Brignone Godfrey (included as part of its opinion filed as Exhibit 5.2).*
23.3      Consent of Watkins Ludlam Winter & Stennis, P.A. (included as part of its opinion filed as Exhibit 5.3).*
23.3.1    Consent of Watkins Ludlam Winter & Stennis, P.A. (included as part of its opinion filed as Exhibit 5.3.1).*
23.4      Consent of Robinson Waters & O'Dorisio (included as part of its opinion filed as Exhibit 5.4).*
23.4.1    Consent of Robinson Waters & O'Dorisio (included as part of its opinion filed as Exhibit 5.4.1).*
23.5      Consent of PricewaterhouseCoopers LLP.*
23.5.1    Consent of PricewaterhouseCoopers LLP.*
23.5.2    Consent of PricewaterhouseCoopers LLP.**
23.6      Consent of Deloitte & Touche LLP.*
23.6.1    Consent of Deloitte & Touche LLP.*
23.6.2    Consent of Deloitte & Touche LLP.**
24.1      Powers of Attorney (included on the signature page of this
          Registration Statement).*
25.1      Statement of Eligibility of Trustee on Form T-1.*
25.1.1    Statement of Eligibility of Trustee on Form T-1.*
25.1.2    Statement of Eligibility of Trustee on Form T-1.**
99.1      Form of Letter of Transmittal for 11.653% Senior Secured
          Notes due 2007.*
99.2      Form of Notice of Guaranteed Delivery of 11.653% Senior
          Secured Notes due 2007.*
99.3      Form of Letter to DTC Participants.*
99.4      Form of Letter to Beneficial Owners.*
99.5      Guidelines for Certification of Taxpayer Identification
          Number on Form W-9.*
99.6      Form of Exchange Agent Agreement.*


---------------


 * Previously filed.



** Filed herewith.



   Certain exhibits are being refiled to include information that was inadvertently omitted from the original filing.

     (b) Financial Statement Schedules


     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, 13, or 19(c) of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 7, 2002.


                                          MAJESTIC INVESTOR HOLDINGS, LLC

                                          By:                  *
                                            ------------------------------------
                                                       Don H. Barden
                                               President and Chief Executive
                                                           Officer

                                          MAJESTIC INVESTOR CAPITAL CORP.

                                          By:                  *
                                            ------------------------------------
                                                       Don H. Barden
                                               President and Chief Executive
                                                           Officer

                                          BARDEN COLORADO GAMING, LLC

                                          By:                  *
                                            ------------------------------------
                                                       Don H. Barden
                                               President and Chief Executive
                                                           Officer

                                          BARDEN MISSISSIPPI GAMING, LLC

                                          By:                  *
                                            ------------------------------------
                                                       Don H. Barden
                                               President and Chief Executive
                                                           Officer

                                          BARDEN NEVADA GAMING, LLC

                                          By:                  *
                                            ------------------------------------
                                                       Don H. Barden
                                               President and Chief Executive
                                                           Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS AND BY MICHAEL E. KELLY AS ATTORNEY-IN-FACT FOR THE SPECIFIED PERSONS IN THE CAPACITIES INDICATED ON THE 7TH DAY OF JUNE, 2002.



                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                            President and Chief Executive Officer of Majestic
 ------------------------------------------------     Investor Holdings, LLC, Barden Colorado Gaming,
                  Don H. Barden                        LLC, Barden Mississippi Gaming, LLC and Barden
                                                      Nevada Gaming, LLC (Principal Executive Officer)
                                                       and President and Chief Executive Officer and
                                                        Director of Majestic Investor Capital Corp.
                                                               (Principal Executive Officer)


               /s/ MICHAEL E. KELLY                    Executive Vice President, Chief Operating and
 ------------------------------------------------       Financial Officer and Secretary of Majestic
                 Michael E. Kelly                     Investor Holdings, LLC, Barden Colorado Gaming,
                                                       LLC, Barden Mississippi Gaming, LLC and Barden
                                                        Nevada Gaming, LLC (Principal Financial and
                                                     Accounting Officer) and Executive Vice President,
                                                      Chief Operating and Financial Officer, Secretary
                                                      and Director of Majestic Investor Capital Corp.
                                                        (Principal Financial and Accounting Officer)


 *By:              /s/ MICHAEL E. KELLY
        ------------------------------------------

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
--------                      ----------------------
 1.1       Purchase Agreement, dated as of November 30, 2001, by and
           among Majestic Investor, LLC, Majestic Investor Holdings,
           LLC, Majestic Investor Capital Corp., Barden Nevada Gaming,
           LLC, Barden Mississippi Gaming, LLC, Barden Colorado Gaming,
           LLC and Jefferies & Company, Inc.*
 2.1       Purchase and Sale Agreement dated as of November 22, 2000, by and among Majestic Investor, LLC, Fitzgeralds Las Vegas,
           Inc., 101 Main Street Limited Liability Company, Fitzgeralds
           Mississippi, Inc., Fitzgeralds Gaming Corporation and
           certain affiliates of the foregoing parties.*
 2.2       First Amendment to Purchase and Sale Agreement dated as of
           December 4, 2000 by and among Majestic Investor, LLC,
           Fitzgeralds Las Vegas, Inc., 101 Main Street Limited
           Liability Company, Fitzgeralds Mississippi, Inc.,
           Fitzgeralds Gaming Corporation and certain affiliates of the foregoing parties.*
 2.3       Second Amendment to Purchase and Sale Agreement dated as of
           November 1, 2001, by and among Majestic Investor Holdings,
           LLC, Majestic Investor, LLC, Barden Nevada Gaming, LLC,
           Barden Mississippi Gaming, LLC, Barden Colorado Gaming, LLC,
           Fitzgeralds Las Vegas, Inc., 101 Main Street Limited
           Liability Company, Fitzgeralds Mississippi, Inc. and
           Fitzgeralds Gaming Corporation.*
 3.1       Certificate of Formation of Majestic Investor Holdings,
           LLC.*
 3.2       Limited Liability Company Agreement of Majestic Investor
           Holdings, LLC dated September 25, 2001.*
 3.3       Certificate of Incorporation of Majestic Investor Capital
           Corp.*
 3.4       By-laws of Majestic Investor Capital Corp.*
 3.5       Amended and Restated Articles of Organization of Barden
           Colorado Gaming, LLC.*
 3.6       Operating Agreement of Barden Colorado Gaming, LLC.*
 3.7       Certificate of Formation of Barden Mississippi Gaming, LLC.*
 3.8       Certificate of Amendment to Certificate of Formation of
           Barden Mississippi Gaming, LLC, filed October 17, 2001.*
 3.9       Certificate of Amendment to Certificate of Formation of
           Barden Mississippi Gaming, LLC, filed September 25, 2001.*
 3.10      Amended and Restated Operating Agreement of Barden
           Mississippi Gaming, LLC.*
 3.11      Articles of Organization of Barden Nevada Gaming, LLC.*
 3.12      Certificate of Amendment of the Articles of Organization of
           Barden Nevada Gaming, LLC.*
 3.13      Operating Agreement of Barden Nevada Gaming, LLC.*
 4.1       Indenture, dated as of December 6, 2001, between Majestic
           Investor Holdings, LLC and Majestic Investor Capital Corp.,
           as issuers, Barden Colorado Gaming, LLC, Barden Mississippi
           Gaming, LLC and Barden Nevada Gaming, LLC, as subsidiary
           guarantors, and The Bank of New York, as Trustee.*
 4.1.1     Indenture, dated as of December 6, 2001, between Majestic
           Investor Holdings, LLC, Majestic Investor Capital Corp., as
           issuers, Barden Colorado Gaming, LLC, Barden Mississippi
           Gaming, LLC and Barden Nevada Gaming, LLC, as guarantors,
           and Jefferies & Company, Inc.*
 4.2       Registration Rights Agreement dated as of December 6, 2001, among Majestic Investor Holdings, LLC, Majestic Investor
           Capital Corp., Barden Colorado Gaming, LLC, Barden
           Mississippi Gaming, LLC and Barden Nevada Gaming, LLC, as
           guarantors, and Jefferies & Company, Inc.*
 4.3       Guarantee, dated as of December 6, 2001 of Barden
           Mississippi Gaming, LLC, Barden Colorado Gaming, LLC and
           Barden Nevada Gaming, LLC.*
 4.4       Pledge and Security Agreement dated as of December 6, 2001, by and among Majestic Investor Holdings, LLC, Majestic
           Investor Capital Corp., Barden Colorado Gaming, LLC, Barden
           Mississippi Gaming, LLC, Barden Nevada Gaming, LLC, and The
           Bank of New York.*
 4.5       Pledge Agreement dated as of December 6, 2001, by and
           between Majestic Investor, LLC and The Bank of New York.*

EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
--------                      ----------------------
 4.6       Trademark Security Agreement dated as of December 6, 2001, by and among Majestic Investor Holdings, LLC, Majestic
           Investor Capital Corp., Barden Colorado Gaming, LLC, Barden
           Mississippi Gaming, LLC, Barden Nevada Gaming, LLC and The
           Bank of New York.*
 4.6.1     Trademark Security Agreement dated as of December 6, 2001, by and among Majestic Investor Holdings, LLC, Majestic
           Investor Capital Corp., Barden Colorado Gaming, LLC, Barden
           Mississippi Gaming, LLC, Barden Nevado Gaming, LLC and the
           Bank of New York.*
 4.7       First Preferred Vessel Mortgage, dated as of December 6,
           2001, by and between Barden Mississippi, LLC and The Bank of
           New York.*
 4.8       Deed of Trust, Security Agreement and Fixture Filing with
           Financing Statement and Assignment of Rents by and among
           Barden Mississippi Gaming, LLC as Trustor, Jim B. Tohill as
           Trustee and The Bank of New York as Beneficiary, dated as of
           December 6, 2001.*
 4.9       Deed of Trust, Security Agreement and Fixture Filing with
           Assignment of Rents by and among Barden Nevada Gaming, LLC as Trustor, Fidelity National Title Agency of Nevada, Inc.
           as Trustee, and The Bank of New York as Beneficiary, dated as of December 6, 2001.*
 4.10      Deed of Trust, Security Agreement and Fixture Filing with
           Assignment of Rents by and among Barden Colorado Gaming, LLC as Trustor, The Public Trustee of the County of Gilpin,
           State of Colorado as Trustee, and The Bank of New York as
           Beneficiary, dated as of December 6, 2001.*
 4.11      Intercreditor Agreement, dated as of December 6, 2001,
           between The Bank of New York and Foothill Capital
           Corporation.*
 4.12      Loan and Security Agreement dated as of December 6, 2001, by and among Majestic Investor Holdings, LLC, Barden Colorado
           Gaming, LLC, Barden Mississippi Gaming, LLC, Barden Nevada
           Gaming, LLC and Foothill Capital Corporation.*
 4.12.1    Loan and Security Agreement dated as of December 6, 2001, by
           Majestic Investor, LLC, Fitzgeralds Las Vegas, Inc., 101
           Main Street Limited Liability Company, Fitzgeralds
           Mississippi, Inc., Fitzgeralds Gaming Corporation and
           certain affiliates of the foregoing parties dated as
           November 22, 2000.*
 4.13      General Continuing Guaranty dated as of December 6, 2001, by
           Majestic Investor Holdings, LLC, Majestic Investor Capital
           Corp., Barden Colorado Gaming, LLC, Barden Mississippi
           Gaming, LLC and Barden Nevada Gaming, LLC, in favor of
           Foothill Capital Corporation.*
 4.14      Guarantor Security Agreement dated as of December 6, 2001 by
           Majestic Investor Holdings, LLC and Majestic Investor
           Capital Corp. in favor of Foothill Capital Corporation.*
 4.15      First Preferred Vessel Mortgage, dated as of December 6,
           2001, by Barden Mississippi Gaming, LLC in favor of Foothill
           Capital Corporation.*
 4.16      Deed of Trust, Security Agreement and Fixture Filing with
           Financing Statement and Assignment of Rents by and among
           Barden Mississippi Gaming, LLC as Trustor, Jim B. Tohill as
           Trustee and Foothill Capital Corporation as Beneficiary,
           dated as of December 6, 2001.*
 4.17      Deed of Trust, Security Agreement and Fixture Filing with
           Financing Statement and Assignment of Rents by and among
           Barden Nevada Gaming, LLC as Trustor, Fidelity National
           Title Agency of Nevada, Inc. as Trustee, and Foothill
           Capital Corporation as Beneficiary, dated as of December 6,
           2001.*
 4.18      Deed of Trust, Security Agreement and Fixture Filing with
           Financing Statement and Assignment of Rents by and among
           Barden Colorado Gaming, LLC as Trustor, The Public Trustee
           of the County of Gilpin, State of Colorado as Trustee, and
           Foothill Capital Corporation as Beneficiary, dated as of
           December 6, 2001.*
 4.19      Stock Pledge Agreement dated as of December 6, 2001 between
           Majestic Investor Holdings, LLC and Foothill Capital
           Corporation.*
 4.20      Guarantor Trademark Security Agreement dated as of December
           6, 2001 between Majestic Investor Holdings, LLC and Foothill
           Capital Corporation.*
 4.21      Subordination of First Referred Vessel Mortgage Upon
           Fitzgeralds Tunica (Official No. 262757).*
 4.22      Subordination Agreement dated as of December 6, 2001 by
           Barden Mississippi Gaming, LLC and The Bank of New York, in
           favor of Foothill Capital Corporation.*

EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
--------                      ----------------------
 4.22.1    Subordination Agreement dated as of December 6, 2001 by
           Barden Mississippi Gaming, LLC and The Bank of New York, in
           favor of Foothill Capital Corporation.*
 4.23      Subordination Agreement dated as of December 6, 2001 by
           Barden Colorado Gaming, LLC and The Bank of New York, in
           favor of Foothill Capital Corporation.*
 4.23.1    Subordination Agreement dated as of December 6, 2001 by
           Barden Colorado Gaming, LLC and The Bank of New York, in
           favor of Foothill Capital Corporation.*
 4.24      Subordination Agreement dated as of December 6, 2001 by
           Barden Nevada Gaming, LLC and The Bank of New York, in favor of Foothill Capital Corporation.*
 4.24.1    Subordination Agreement dated as of December 6, 2001 by
           Barden Nevada Gaming, LLC and The Bank of New York, in favor of Foothill Capital Corporation.*
 5.1       Opinion of Latham & Watkins.*
 5.2       Opinion of Schreck Brignone Godfrey.*
 5.3       Opinion of Watkins Ludlam Winter & Stennis, P.A.*
 5.3.1     Opinion of Watkins Ludlam Winter & Stennis, P.A.*
 5.4       Opinion of Robinson Waters & O'Dorisio.*
 5.4.1     Opinion of Robinson Waters & O'Dorisio.*
10.1       Employment Agreement dated October 22, 2001 between Don H.
           Barden and The Majestic Star Casino, LLC.*
10.2       Employment Agreement dated October 22, 2001 between Michael
           E. Kelly and The Majestic Star Casino, LLC.*
10.3       Amended and Restated Management Agreement dated as of
           December 6, 2001, between Majestic Investor Holdings, LLC
           and Barden Development, Inc.*
10.4       Expense Reimbursement Agreement dated as of October 22, 2001 between Majestic Investor Holdings, LLC and The Majestic
           Star Casino, LLC.*
10.4.1     Expense Reimbursement Agreement dated as of October 22, 2001 between Majestic Investor Holdings, LLC and The Majestic
           Star Casino, LLC.*
10.5       Member Agreement dated as of December 6, 2001 by and among
           Majestic Investor, LLC, Majestic Investor Holdings, LLC, The
           Majestic Star Casino, LLC and Barden Development, Inc.*
10.6       Assignment of Membership Interest by and between Don H.
           Barden and Majestic Investor, LLC dated as of August 18,
           2001.*
10.7       Contribution and Assignment Agreement by and between
           Majestic Investor, LLC and Majestic Investor Holdings, LLC
           dated as of September 27, 2001.*
10.8       Lease Agreement dated September 5, 1995 by and between John
           A. Kramer, Sr., Trustee, Helen M. Kramer, Elizabeth Thatcher
           Brooks and Betty Bennett, Executrix of the estate of John
           David Kramer, as Lessor, and Fitzgeralds Las Vegas, Inc., as
           Lessee.*
10.8.1     Assignment of Ground Lease, dated December 6, 2001, by and between Fitzgeralds Las Vegas, Inc., as Assignor, and Barden
           Nevada Gaming, LLC, as Assignee.*
10.9       Lease Agreement, dated September 1, 1978, between Jewel F.
           Nolen and Julie L. Nolen, David Kramer and Betty Bennett and
           Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee.*
10.9.1     Amendment to Kramer Ground Lease, dated December 20, 1982, between Julie L. Nolen, David Kramer, Betty Bennett and
           Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee.*
10.9.2     Lease Amendment, Estoppel Certificate and Consent to
           Assignment, dated October 18, 1987, to the named recipients and between Julie L. Nolen, David Kramer, Betty Bennett and
           Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee.*
10.9.2.1   Lease Amendment, Estoppel Certificate and Consent to
           Assignment, dated October 18, 1987, to the named recipients and between Julie L. Nolen, David Kramer, Betty Bennett and
           Richard J. Tinkler, as Lessor, and M.B. Dalitz, as Lessee.*
10.9.3     Second Amendment to the Kramer Ground Lease, dated as of
           November 1998, by and between Fitzgeralds Las Vegas, Inc, as
           Lessee, and John A. Kramer, as Trustee, and Julie LaMoyne
           Nolen, Betty Bennett and Richard James Tinkler, as Lessors.*

EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
--------                      ----------------------
10.9.4     Assignment of Ground Lease, dated December 6, 2001, by
           Fitzgeralds Las Vegas, Inc., as Assignor, and Barden Nevada
           Gaming, LLC, as Assignee.*
10.10      Lease Agreement, dated July 21, 1954, between Las Vegas
           Lodge No. 32, Free & Accepted Masons, as Lessor, and H. John
           Gluskin, as Lessee.*
10.10.1    Amendment to Lease Agreement, dated July 26, 1954, between
           Las Vegas Lodge No. 32, Free & Accepted Masons, as Lessor,
           and H. John Gluskin, as Lessee.*
10.10.2    Assignment, dated July 27, 1954.*
10.10.3    Supplemental Agreement of October 14, 1954, between Las
           Vegas Lodge No. 32, Free & Accepted Masons and H. John
           Gluskin.*
10.10.4    Assignment, dated February 2, 1955.*
10.10.5    Assignment, dated August 7, 1972.*
10.10.6    Articles of Amendment, dated June 7, 1973, between Las Vegas
           Lodge No. 32, Free & Accepted Masons, as Lessor, and
           Frederic N. Richman and The Pullman Company, d/b/a Nevada
           Building Company.*
10.10.7    Assignment dated September 1, 1973.*
10.10.8    Amendment to Masonic Lodge Ground Lease, dated December 20,
           1982.*
10.10.9    Lease Amendment, Estoppel Certificate and Consent to
           Assignment, dated October 23, 1987, to the named recipients and between Las Vegas Lodge No. 32, Free & Accepted Masons, as Lessor, and H. John Gluskin, as Lessee.*
10.10.9.1  Lease Amendment, Estoppel Certificate and Consent to
           Assignment, dated October 23, 1987, to the named recipients and between Las Vegas Lodge No. 32, Free & Accepted Masons of Las Vegas, as Lessor.*
10.10.10   Second Amendment to Masonic Ground Lease, dated November 23,
           1998, by and between Fitzgeralds Las Vegas, Inc, as Lessee, and Las Vegas Lodge No. 32, Free and Accepted Masons of Las
           Vegas, as Lessor.*
10.10.11   Lease Amendment and Estoppel Certificates, dated December 6,
           2001 by and among Las Vegas Lodge No. 32, Free and Accepted
           Masons, as Lessor, Fitzgeralds Las Vegas, Inc., as Lessee,
           and Barden Nevada Gaming, LLC, as Successor Lessee.*
10.10.12   Assignment of Ground Lease, dated December 6, 2001, by
           Fitzgeralds Las Vegas, Inc., as Assignor, and Barden Nevada
           Gaming, LLC, as Assignee.*
10.11      Lease, dated March 4, 1976, between A.W. Ham, Jr., Trustee, under the wills of A.W. Ham and Alta M. Ham, as Lessor, and
           Nevada Building Company, as Lessee.*
10.11.1    Amendments to Ham Ground Lease, dated December 20, 1982 and
           December 30, 1982, between A.W. Ham, Jr., Trustee, as
           Lessor, and M.B. Dalitz, as Lessee.*
10.11.2    Lease Amendment, Estoppel Certificate and Consent to
           Assignment, dated October 18, 1987, to the named recipients and between A.W. Ham, Jr., Trustee, and M.B. Dalitz.*
10.11.3    Second Amendment to Ham Ground Lease, dated November 22,
           1998, by and between Fitzgeralds Las Vegas, Inc., as Lessee and Gary R. Dokter, Jacquelin Trahan-Weber, Georgia Makeever
           and Carolyn Pressman, as Lessors.*
10.11.4    Assignment of Ground Lease, dated December 6, 2001, by and between Fitzgeralds Las Vegas, Inc., as Assignor, and Barden
           Nevada Gaming, LLC, as Assignee.*
10.12      Agreement Regarding Ground Leases by and between Barden
           Nevada Gaming, LLC and The Bank of New York dated as of
           December 6, 2001.*
10.13      Agreement Regarding Ground Leases by and between Barden
           Nevada Gaming, LLC and Foothill Capital Corporation, dated as of December 6, 2001.*
12.1       Computation of Ratio of Earnings to Fixed Charges for
           Majestic Investor Holdings, LLC.*
21.1       List of Subsidiaries of Majestic Investor Holdings, LLC.*
23.1       Consent of Latham & Watkins (included as part of its opinion filed as Exhibit 5.1).*
23.2       Consent of Schreck Brignone Godfrey (included as part of its opinion filed as Exhibit 5.2).*

EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
--------                      ----------------------
23.3       Consent of Watkins Ludlam Winter & Stennis, P.A. (included as part of its opinion filed as Exhibit 5.3).*
23.3.1     Consent of Watkins Ludlam Winter & Stennis, P.A. (included as part of its opinion filed as Exhibit 5.3.1).*
23.4       Consent of Robinson Waters & O'Dorisio (included as part of its opinion filed as Exhibit 5.4).*
23.4.1     Consent of Robinson Waters & O'Dorisio (included as part of its opinion filed as Exhibit 5.4.1).*
23.5       Consent of PricewaterhouseCoopers LLP.*
23.5.1     Consent of PricewaterhouseCoopers LLP.*
23.5.2     Consent of PricewaterhouseCoopers LLP.**
23.6       Consent of Deloitte & Touche LLP.*
23.6.1     Consent of Deloitte & Touche LLP.*
23.6.2     Consent of Deloitte & Touche LLP.**
24.1       Powers of Attorney (included on the signature page of this
           Registration Statement).*
25.1       Statement of Eligibility of Trustee on Form T-1.*
25.1.1     Statement of Eligibility of Trustee on Form T-1.*
25.1.2     Statement of Eligibility of Trustee on Form T-1.**
99.1       Form of Letter of Transmittal for 11.653% Senior Secured
           Notes due 2007.*
99.2       Form of Notice of Guaranteed Delivery of 11.653% Senior
           Secured Notes due 2007.*
99.3       Form of Letter to DTC Participants.*
99.4       Form of Letter to Beneficial Owners.*
99.5       Guidelines for Certification of Taxpayer Identification
           Number on Form W-9.*
99.6       Form of Exchange Agent Agreement.*


---------------


 * Previously filed.



** Filed herewith.



   Certain exhibits are being refiled to include information that was inadvertently omitted from the original filing.